UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the Shareholders of Atlantic Union Bankshares Corporation
and the Stockholders of Sandy Spring Bancorp, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of Atlantic Union Bankshares Corporation (“Atlantic Union”) and Sandy Spring Bancorp, Inc. (“Sandy Spring”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed acquisition of Sandy Spring by Atlantic Union. We are requesting that you take certain actions as a holder of Atlantic Union common stock or a holder of Sandy Spring common stock.
The boards of directors of Atlantic Union and Sandy Spring have each unanimously approved an agreement for Atlantic Union to acquire Sandy Spring. Pursuant to the Agreement and Plan of Merger, dated as of October 21, 2024, by and between Atlantic Union and Sandy Spring (as amended from time to time, the “merger agreement”), Sandy Spring will merge with and into Atlantic Union (the “merger”), with Atlantic Union surviving the merger (the “surviving corporation” or “Atlantic Union,” as the case may be).
The proposed merger will leverage the strengths of both organizations, creating the largest regional bank headquartered in the lower Mid-Atlantic, and significantly enhancing the combined company’s presence in Northern Virginia and Maryland. We believe the merger will position the surviving corporation as a premier banking institution, with increased scale, an expanded geographic footprint and an enhanced platform for future growth. In addition, we believe that the surviving corporation will benefit from the talented management teams, similar core values and strong commitments to serving their customers and communities of both Atlantic Union and Sandy Spring.
In the merger, holders of Sandy Spring common stock will receive 0.900 shares (the “exchange ratio” and such shares, the “merger consideration”) of Atlantic Union common stock for each share of Sandy Spring common stock they own. Holders of Atlantic Union common stock will continue to own their existing shares of Atlantic Union common stock. Based on the closing price of Atlantic Union common stock on the New York Stock Exchange (the “NYSE”) on October 18, 2024, the last trading day before public announcement of the merger, the exchange ratio represented approximately $34.929 in value for each share of Sandy Spring common stock. Based on the closing price of Atlantic Union common stock on the NYSE on December 12, 2024, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $41.31, the exchange ratio represented approximately $37.179 in value for each share of Sandy Spring common stock. The value of Sandy Spring common stock at the closing date of the merger (the “closing date”) could be greater than, less than or the same as the value of Atlantic Union common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Atlantic Union common stock (trading symbol “AUB”) and Sandy Spring common stock (trading symbol “SASR”).
We expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, holders of Sandy Spring common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Sandy Spring common stock for Atlantic Union common stock in the merger, except with respect to any cash received instead of fractional shares of Atlantic Union common stock.
Based on the number of shares of Sandy Spring common stock outstanding and reserved for issuance as of December 12, 2024, Atlantic Union expects to issue approximately 42.75 million shares of Atlantic Union common stock in the merger. Following the completion of the merger, former holders of Sandy Spring common stock will own approximately 29% and existing holders of Atlantic Union common stock will own approximately 71% of the common stock of the surviving corporation.
The special meeting of holders of Atlantic Union common stock will be held on February 5, 2025 virtually via the Internet at https://meetnow.global/MXAGYDW, at 10:00 a.m. Eastern Time. The special meeting of holders of Sandy Spring common stock will be held on February 5, 2025 at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853, at 10:00 a.m. Eastern Time. At our respective special meetings, in addition to other business, Atlantic Union will ask its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Atlantic Union common stock to holders of Sandy Spring common stock pursuant to the merger agreement (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Atlantic Union common stock in an amount that exceeds 20% of the currently outstanding shares of Atlantic Union common stock) (the “Atlantic Union merger proposal”), and Sandy Spring will ask its stockholders to approve the merger agreement and the transactions contemplated thereby (the “Sandy Spring merger proposal”). Information about these meetings and the merger is contained in the accompanying joint proxy statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 26. We urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety.
Holders of Atlantic Union preferred stock and holders of depositary shares representing a 1/400th interest in a share of Atlantic Union preferred stock are not entitled to, and are not requested to, vote at the Atlantic Union special meeting.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the Atlantic Union merger proposal and the Sandy Spring merger proposal, as applicable.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards of directors in their recommendations.
John C. Asbury President and Chief Executive Officer Atlantic Union Bankshares Corporation	Daniel J. Schrider Chair, President and Chief Executive Officer Sandy Spring Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Atlantic Union or Sandy Spring, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated December 17, 2024, and is first being mailed to holders of Atlantic Union common stock and holders of Sandy Spring common stock on or about December 18, 2024.

Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
Notice of Special Meeting of Shareholders
To the Shareholders of Atlantic Union Bankshares Corporation:
On October 21, 2024, Atlantic Union Bankshares Corporation (“Atlantic Union”) and Sandy Spring Bancorp, Inc. (“Sandy Spring”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock, par value $1.33 per share, of Atlantic Union (“Atlantic Union common stock” and such meeting, the “Atlantic Union special meeting”) will be held on February 5, 2025 virtually via the Internet at https://meetnow.global/MXAGYDW (the “Atlantic Union special meeting website”), at 10:00 a.m. Eastern Time. We are pleased to notify you of and invite you to the Atlantic Union special meeting.
At the Atlantic Union special meeting, you will be asked to consider and vote on the following matters:
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Proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Atlantic Union common stock to holders of Sandy Spring common stock pursuant to the merger agreement (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Atlantic Union common stock in an amount that exceeds 20% of the currently outstanding shares of Atlantic Union common stock) (the “Atlantic Union merger proposal”); and

•
Proposal to adjourn or postpone the Atlantic Union special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Atlantic Union merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Atlantic Union common stock (the “Atlantic Union adjournment proposal”).

The Atlantic Union board of directors has fixed the close of business on December 12, 2024 as the record date for the Atlantic Union special meeting. Only holders of record of Atlantic Union common stock as of the close of business on the record date for the Atlantic Union special meeting are entitled to notice of, and to vote at, the Atlantic Union special meeting or any adjournment or postponement thereof.
The Atlantic Union board of directors unanimously recommends that holders of Atlantic Union common stock vote “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal.
Atlantic Union has determined that holders of Atlantic Union common stock are not entitled to appraisal or dissenters’ rights with respect to the merger contemplated under the merger agreement under Section 13.1-730 of the of the Virginia Stock Corporation Act (“Virginia law”).
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of Atlantic Union common stock approve the Atlantic Union merger proposal. The affirmative vote of a majority of all the votes entitled to be cast at the Atlantic Union special meeting is required to approve the Atlantic Union merger proposal.
Each copy of the joint proxy statement/prospectus mailed to holders of Atlantic Union common stock is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the Atlantic Union special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
The joint proxy statement/prospectus of which this notice is part provides a detailed description of the merger agreement, the merger contemplated thereby and the other matters to be considered at the Atlantic Union special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Transaction Agreements — Description of the Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Sodali & Co, Atlantic Union’s proxy solicitor, by calling toll-free at (800) 662-5200, or for banks and brokers, collect at (203) 658-9400.
By Order of the Board of Directors
Rachael R. Lape
Executive Vice President,
General Counsel and Corporate Secretary
Atlantic Union Bankshares Corporation
December 17, 2024

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Notice of Special Meeting of Stockholders
To the Stockholders of Sandy Spring Bancorp, Inc.:
On October 21, 2024, Sandy Spring Bancorp, Inc. (“Sandy Spring”) and Atlantic Union Bankshares Corporation (“Atlantic Union”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock, par value $1.00 per share, of Sandy Spring (“Sandy Spring common stock” and such meeting, the “Sandy Spring special meeting”) will be held on February 5, 2025, at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853, at 10:00 a.m. Eastern Time. We are pleased to notify you of and invite you to the Sandy Spring special meeting.
At the Sandy Spring special meeting, you will be asked to consider and vote on the following matters:
•
Proposal to approve the merger agreement and the transactions contemplated thereby (the “Sandy Spring merger proposal”);

•
Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Sandy Spring’s named executive officers that is based on or otherwise relates to the merger (the “Sandy Spring compensation proposal”); and

•
Proposal to adjourn or postpone the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Sandy Spring merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Sandy Spring common stock (the “Sandy Spring adjournment proposal”).

The Sandy Spring board of directors has fixed the close of business on December 12, 2024 as the record date for the Sandy Spring special meeting. Only holders of record of Sandy Spring common stock as of the close of business on the record date for the Sandy Spring special meeting are entitled to notice of, and to vote at, the Sandy Spring special meeting or any adjournment or postponement thereof.
The Sandy Spring board of directors unanimously recommends that holders of Sandy Spring common stock vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal, and “FOR” the Sandy Spring adjournment proposal.
Sandy Spring has determined that holders of Sandy Spring common stock are not entitled to appraisal or dissenters’ rights with respect to the merger contemplated under the merger agreement under Section 3-202 of the Maryland General Corporation Law (“Maryland law”).
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless the holders of Sandy Spring common stock approve the Sandy Spring merger proposal. The affirmative vote of 66 2/3% of all the votes entitled to be cast by holders of Sandy Spring common stock is required to approve the Sandy Spring merger proposal.
Each copy of the joint proxy statement/prospectus mailed to holders of Sandy Spring common stock is accompanied by a form of proxy card with instructions for voting.

Whether or not you plan to attend the Sandy Spring special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
The joint proxy statement/prospectus of which this notice is part provides a detailed description of the merger agreement, the merger contemplated thereby and the other matters to be considered at the Sandy Spring special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Transaction Agreements — Description of the Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Georgeson LLC, Sandy Spring’s proxy solicitor, by calling toll-free at (888) 755-4026.
By Order of the Board of Directors
Aaron M. Kaslow
General Counsel, Chief Administrative Officer & Secretary
December 17, 2024

ADDITIONAL INFORMATION
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this joint proxy statement/prospectus incorporates important business and financial information about Atlantic Union and Sandy Spring from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov.
Copies of documents filed by Atlantic Union with the SEC are available at the investor relations page of Atlantic Union’s website, https://investors.atlanticunionbank.com, and are also available to you free of charge upon your request in writing or by telephone to Atlantic Union at the address and telephone number below. Copies of documents filed by Sandy Spring with the SEC are available at the investor relations page of Sandy Spring’s website, https://sandyspringbancorp.q4ir.com/overview/default.aspx, and are also available to you free of charge upon your request in writing or by telephone to Sandy Spring at the address and telephone number below.
• if you are an Atlantic Union shareholder:	• if you are a Sandy Spring stockholder:
Atlantic Union Bankshares Corporation 4300 Cox Road Glen Allen, Virginia 23060 (804) 633-5031	Sandy Spring Bancorp, Inc. 17801 Georgia Avenue Olney, Maryland 20832 (301) 774-6400
Attention: Rachael R. Lape Executive Vice President, General Counsel and Corporate Secretary	Attention: Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five business days before the date of your applicable special meeting. This means that holders of Atlantic Union common stock requesting documents must do so by January 29, 2025, in order to receive them before the Atlantic Union special meeting, and holders of Sandy Spring common stock requesting documents must do so by January 29, 2025 in order to receive them before the Sandy Spring special meeting.
See the section of the accompanying joint proxy statement/prospectus entitled “Where You Can Find More Information” for further information. The contents of the websites of the SEC, Atlantic Union and Sandy Spring are not being incorporated into this proxy statement/prospectus. This information about how you can obtain certain documents that are being incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Atlantic Union, constitutes a prospectus of Atlantic Union under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Atlantic Union common stock to be issued to holders of Sandy Spring common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement of each of Atlantic Union and Sandy Spring under Section 14(a) the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the Atlantic Union special meeting and a notice of meeting with respect to the Sandy Spring special meeting.
Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Sandy Spring has been provided by Sandy Spring and information contained in, or incorporated by reference into, this document regarding Atlantic Union has been provided by Atlantic Union.
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus.   No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 17, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of Atlantic Union common stock or holders of Sandy Spring common stock nor the issuance by Atlantic Union of shares of Atlantic Union common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars. In this joint proxy statement/prospectus, except as otherwise indicated or the context otherwise requires, references to:
•
“Atlantic Union” refers to Atlantic Union Bankshares Corporation, a Virginia corporation;

•
“Atlantic Union articles of incorporation” refers to the Amended and Restated Articles of Incorporation of Atlantic Union, effective May 7, 2020;

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“Atlantic Union Bank” refers to Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly owned subsidiary of Atlantic Union;

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“Atlantic Union bylaws” refers to the Amended and Restated Bylaws of Atlantic Union, effective as of December 6, 2023;

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“Atlantic Union board of directors” refers to the board of directors of Atlantic Union;

•
“Atlantic Union common stock” refers to the common stock, par value $1.33 per share, of Atlantic Union;

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“Atlantic Union support agreement” refers to the Support Agreement, by and between Sandy Spring Bancorp, Inc. and each of the shareholders of Atlantic Union Bankshares Corporation listed on the signature pages therein, dated as of October 21, 2024;

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“closing” refers to the closing of the merger;

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“closing date” refers to the date on which the closing occurs;

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“forward sale agreements” refers to the forward sale agreements between Atlantic Union and Morgan Stanley & Co. LLC, as forward purchaser, each dated as of October 21, 2024, in which the forward purchaser or its affiliate borrowed from third parties an aggregate of 11,338,028 shares of Atlantic Union common stock;

•
“KBW” refers to Keefe, Bruyette & Woods, Inc., financial advisor to Sandy Spring;

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“Maryland law” or the “MGCL” refers to the Maryland General Corporation Law, as amended;

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“merger” refers to the merger of Sandy Spring with and into Atlantic Union, with Atlantic Union surviving as the surviving corporation.

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“Morgan Stanley” refers to Morgan Stanley & Co. LLC, financial advisor to Atlantic Union;

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“Sandy Spring” refers to Sandy Spring Bancorp, Inc., a Maryland corporation;

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“Sandy Spring Bank” refers to Sandy Spring Bank, a Federal Reserve member bank chartered under the laws of the State of Maryland and a wholly owned subsidiary of Sandy Spring;

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“Sandy Spring board of directors” refers to the board of directors of Sandy Spring;

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“Sandy Spring articles of incorporation” refers to the Amended and Restated Articles of Incorporation of Sandy Spring, dated as of January 22, 1992, as amended;

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“Sandy Spring bylaws” refers to the Amended and Restated Bylaws of Sandy Spring, dated as of December 14, 2022;

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“Sandy Spring common stock” refers to the common stock, par value $1.00 per share, of Sandy Spring;

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“Sandy Spring support agreement” refers to the Support Agreement, by and between Atlantic Union Bankshares Corporation and each of the stockholders of Sandy Spring Bancorp, Inc. listed on the signature pages therein, dated as of October 21, 2024;

•
“SEC” refers to the U.S. Securities and Exchange Commission;

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“surviving corporation” refers to Atlantic Union after Sandy Spring merges into Atlantic Union as part of the merger, with Atlantic Union surviving the merger;

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“transactions” refers to the merger and the other transactions contemplated by the merger agreement; and

•
“Virginia law” or the “VSCA” refers to the Virginia Stock Corporation Act, as amended.

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Page
DESCRIPTION OF THE SUPPORT AGREEMENTS	137
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	138
Tax Consequences of the Merger Generally	138
Cash Instead of Fractional Shares	139
Information Reporting and Backup Withholding	139
DESCRIPTION OF ATLANTIC UNION CAPITAL STOCK	140
Atlantic Union Common Stock	140
Limitation of Liability and Indemnification of Officers and Directors	142
Transfer Agent and Registrar	144
Listing	144
COMPARISON OF SHAREHOLDERS’ RIGHTS	145
LEGAL MATTERS	160
EXPERTS	161
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS	162
Atlantic Union	162
Sandy Spring	162
WHERE YOU CAN FIND MORE INFORMATION	164
Annex A Agreement and Plan of Merger, dated as of October 21, 2024, by and between Sandy Spring Bancorp, Inc. and Atlantic Union Bankshares Corporation.	A-1
Annex B
Support Agreement, dated as of October 21, 2024, by and between Sandy Spring Bancorp, Inc. and each of the shareholders of Atlantic Union Bankshares Corporation listed on the signature pages therein

B-1
Annex C
Support Agreement, dated as of October 21, 2024, by and between Atlantic Union Bankshares Corporation and each of the stockholders of Sandy Spring Bancorp, Inc. listed on the signature pages therein

C-1
Annex D Opinion of Morgan Stanley & Co. LLC.	D-1
Annex E Opinion of Keefe, Bruyette & Woods, Inc.	E-1

QUESTIONS AND ANSWERS
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Sandy Spring and Atlantic Union have entered into an Agreement and Plan of Merger, dated as of October 21, 2024 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Under the merger agreement, subject to the satisfaction (or to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement, Sandy Spring will merge with and into Atlantic Union, so that Atlantic Union is the surviving corporation (sometimes referred to in such capacity as the “surviving corporation”). Following the completion of the merger, Sandy Spring Bank will merge with and into Atlantic Union Bank (the “bank merger” and together with the merger, the “transactions”), with Atlantic Union Bank as the surviving bank (the “surviving bank”).

To complete the merger, among other things:
•
holders of Sandy Spring common stock must approve the merger agreement and the transactions contemplated thereby (the “Sandy Spring merger proposal”); and

•
holders of Atlantic Union common stock must approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Atlantic Union common stock to holders of Sandy Spring common stock pursuant to the merger agreement (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Atlantic Union common stock in an amount that exceeds 20% of the currently outstanding shares of Atlantic Union common stock) (the “Atlantic Union share issuance” and such proposal the “Atlantic Union merger proposal”).

Atlantic Union is holding a special meeting of holders of Atlantic Union common stock (the “Atlantic Union special meeting”) to obtain approval of the Atlantic Union merger proposal. Holders of Atlantic Union common stock will also be asked to approve the proposal to adjourn or postpone the Atlantic Union special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Atlantic Union special meeting to approve the Atlantic Union merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of Atlantic Union common stock (the “Atlantic Union adjournment proposal”).
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Atlantic Union entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Atlantic Union agreed, subject to the terms of the support agreement, to (i) vote the shares of Atlantic Union common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger agreement and the Atlantic Union share issuance, and against any competing transaction and (ii) not transfer any such shares of Atlantic Union common stock prior to the Atlantic Union special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Atlantic Union special meeting, the members of the board of directors of Atlantic Union owned and held the sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex B.
Sandy Spring is holding a special meeting of holders of Sandy Spring common stock (the “Sandy Spring special meeting”) to obtain approval of the Sandy Spring merger proposal. Holders of Sandy Spring common stock will also be asked to (i) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Sandy Spring’s named executive officers that is based on or otherwise relates to the merger (the “Sandy Spring compensation proposal”) and (ii) approve the proposal to adjourn or postpone the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Sandy Spring special meeting to approve the Sandy Spring merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Sandy Spring common stock (the “Sandy Spring adjournment proposal”).
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Sandy Spring entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Sandy Spring agreed, subject to the terms of the support agreement, to (i) vote the shares of Sandy Spring common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger proposal, and against any competing transaction and (ii) not transfer any such shares of Sandy Spring common stock prior to the Sandy Spring special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Sandy Spring special meeting, the members of the board of directors of Sandy Spring owned and held the sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex C.
Neither the holders of Sandy Spring common stock nor the holders of Atlantic Union common stock are entitled to appraisal or dissenters’ rights in connection with the merger.
This document is also a prospectus that is being delivered to holders of Sandy Spring common stock because, in connection with the merger, Atlantic Union is offering shares of Atlantic Union common stock to holders of Sandy Spring common stock.
This joint proxy statement/prospectus contains important information about the merger and the proposals being voted on at the Atlantic Union special meeting and the Sandy Spring special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Atlantic Union common stock or Sandy Spring common stock, as applicable, voted by proxy without attending your respective meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Sandy Spring will merge with and into Atlantic Union, so that Atlantic Union is the surviving corporation. Each share of Sandy Spring common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), other than certain shares held by Atlantic Union or Sandy Spring, will be converted into the right to receive 0.900 shares (the “exchange ratio”) of Atlantic Union common stock (and cash in lieu of fractional shares) (the “merger consideration”).

After completion of the merger, Sandy Spring will cease to exist and will no longer be a public company and Sandy Spring common stock will be delisted from the Nasdaq Global Select Market (“Nasdaq”), deregistered under the Exchange Act and cease to be publicly traded. Holders of Atlantic Union common stock will continue to own their existing shares of Atlantic Union common stock. See the information provided in the section entitled “The Transaction Agreements — Description of the Merger Agreement — Structure of the Merger” and the merger agreement attached as Annex A to this joint proxy statement/prospectus for more information about the merger.
Q:
When and where will each of the special meetings take place?

A:
The Atlantic Union special meeting will be held virtually via the Atlantic Union special meeting website, which can be accessed at https://meetnow.global/MXAGYDW on February 5, 2025, at 10:00 a.m. Eastern Time.

The Sandy Spring special meeting will be held on February 5, 2025, at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853, at 10:00 a.m. Eastern Time.

Even if you plan to attend the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable, Atlantic Union and Sandy Spring each recommend that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the applicable special meeting.
Q:
What matters will be considered at each of the special meetings?

A:
At the Atlantic Union special meeting, holders of Atlantic Union common stock will be asked to consider and vote on the following proposals:

Proposal 1:   Atlantic Union merger proposal: approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of the shares of Atlantic Union common stock constituting the merger consideration pursuant to the merger agreement;
Proposal 2:   Atlantic Union adjournment proposal: approval of the adjournment or postponement of the Atlantic Union special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Atlantic Union special meeting to approve the Atlantic Union merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of Atlantic Union common stock.
At the Sandy Spring special meeting, holders of Sandy Spring common stock will be asked to consider and vote on the following proposals:
Proposal 1:   Sandy Spring merger proposal: approval and adoption of the merger agreement and the transactions contemplated thereby;
Proposal 2:   Sandy Spring compensation proposal: approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Sandy Spring’s named executive officers that is based on or otherwise relates to the merger; and
Proposal 3:   Sandy Spring adjournment proposal: approval of the adjournment or postponement of the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Sandy Spring special meeting to approve the Sandy Spring merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Sandy Spring common stock.
In order to complete the merger, among other things, holders of Atlantic Union common stock must approve the Atlantic Union merger proposal and holders of Sandy Spring common stock must approve the Sandy Spring merger proposal. None of the approvals of the Atlantic Union adjournment proposal, the Sandy Spring compensation proposal or the Sandy Spring adjournment proposal are conditions to the obligations of Atlantic Union or Sandy Spring to complete the merger.
Q:
What will holders of Sandy Spring common stock receive at the effective time?

A:
At the effective time, holders of Sandy Spring common stock will receive 0.900 shares of Atlantic Union common stock for each share of Sandy Spring common stock held immediately prior to the effective time (other than certain shares held by Atlantic Union or Sandy Spring). Atlantic Union will not issue any fractional shares of Atlantic Union common stock at the effective time. Holders of Sandy Spring common stock who would otherwise be entitled to a fractional share of Atlantic Union common stock will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of Atlantic Union common stock on the NYSE for the consecutive period of five full trading days immediately preceding (but not including) the day on which the merger is completed (the “Atlantic Union closing share value”) by the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Atlantic Union common stock that such stockholder would otherwise be entitled to receive.

Q:
What will holders of Atlantic Union common stock receive at the effective time?

A:
Holders of Atlantic Union common stock will not receive any consideration at the effective time, and their shares of Atlantic Union common stock will remain outstanding and will constitute shares of the surviving corporation. Following the effective time, shares of Atlantic Union common stock will continue to be listed on the NYSE under the trading symbol “AUB.”

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the effective time?

A:
Yes. Although the number of shares of Atlantic Union common stock that holders of Sandy Spring common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time based on the market value of Atlantic Union common stock. Any fluctuation in the market price of Atlantic Union common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Atlantic Union common stock that holders of Sandy Spring common stock will receive. Neither Atlantic Union nor Sandy Spring is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Atlantic Union common stock or Sandy Spring common stock.

Q:
How will the merger affect the Sandy Spring equity awards?

A:
At the effective time:

Restricted Stock Units:   Each time-vesting restricted stock unit award of Sandy Spring (each, a “Sandy Spring RSU Award”) that is vested as of immediately prior to the effective time of the merger or held by a former employee, officer, director or other service provider or a non-employee director, whether or not vested immediately prior to the effective time, will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other Sandy Spring RSU Award that is outstanding immediately prior to the effective time will be assumed by Atlantic Union and will be converted into a restricted stock unit award that settles in a number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring RSU Award immediately prior to the effective time by the exchange ratio (each, an “Assumed RSU Award”), rounded down to the nearest whole share. Each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring RSU Award immediately prior to the effective time;
Performance-Based Restricted Stock Units:   Each performance-vesting restricted stock unit award of Sandy Spring (each, a “Sandy Spring PSU Award”) that is held by a former employee, officer, director or other service provider will fully vest (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the greater of target performance and actual performance as of the effective time, as determined by the compensation committee of the Sandy Spring board of directors in good faith consultation with Atlantic Union (such applicable performance level the “Applicable Performance Level”)) and be cancelled and converted automatically into the right to receive the merger consideration, or in the case of each applicable accrued dividend equivalent unit with respect to such terminating Sandy Spring PSU Award, in an equivalent cash amount to the fair market value of the Sandy Spring common stock at the effective time. Each other Sandy Spring PSU Award will be assumed by Atlantic Union and converted into a time-vesting restricted stock unit award with respect to the number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring PSU Award immediately prior to the effective time (based on target performance or, if expressly required by the terms governing the Sandy Spring PSU Award, the Applicable Performance Level) by the exchange ratio (each, an “Assumed PSU Award”). In addition, each accrued dividend equivalent unit with respect to an Assumed PSU Award (each, a “Sandy Spring Dividend Equivalent Unit”) will be assumed by Atlantic Union and will be converted into a dividend equivalent unit award (each, an “Assumed Dividend Equivalent Unit”) that settles in an amount of cash equal to the fair market value (determined by reference to the closing price of a share of Atlantic Union common stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of Atlantic Union common stock equal to the number of shares of Sandy Spring common stock underlying the Sandy Spring Dividend Equivalent Unit immediately prior to the effective time (based on target performance), multiplied by the exchange ratio, rounded down to the nearest whole share. Each Assumed PSU Award and Assumed Dividend Equivalent Unit will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring PSU Award and Sandy Spring Dividend Equivalent Unit (other than performance-based vesting conditions) immediately prior to the effective time;
Restricted Stock:   At the effective time, each share of Sandy Spring restricted stock that is outstanding immediately prior to the effective time will fully vest and be converted automatically into the right to receive the merger consideration in respect of such share of Sandy Spring restricted stock; and
Stock Options:   Each option to purchase Sandy Spring common stock (each, a “Sandy Spring Option”) that is outstanding immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a number of shares of Atlantic Union common stock (if any) equal to the exchange ratio multiplied by the number of shares of Sandy Spring common stock underlying the Sandy Spring Option, less a number of shares of Sandy Spring common stock having a fair market value (determined by reference to the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger) equal to the aggregate exercise price applicable to such Sandy Spring Option. Each Sandy Spring Option for which the applicable per share exercise price exceeds the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger will be cancelled as of the effective time for no consideration.
Q:
How does the Atlantic Union board of directors recommend that I vote at the Atlantic Union special meeting?

A:
The Atlantic Union board of directors unanimously recommends that you vote “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal.

In considering the recommendations of the Atlantic Union board of directors, holders of Atlantic Union common stock should be aware that Atlantic Union directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Atlantic Union common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Atlantic Union’s Directors and Executive Officers in the Merger.”
Q:
How does the Sandy Spring board of directors recommend that I vote at the Sandy Spring special meeting?

A:
The Sandy Spring board of directors unanimously recommends that the holders of Sandy Spring common stock vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal.

In considering the recommendations of the Sandy Spring board of directors, holders of Sandy Spring common stock should be aware that Sandy Spring directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Sandy Spring common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger.”
Q:
Who is entitled to vote at the Atlantic Union special meeting?

A:
The record date for the Atlantic Union special meeting is December 12, 2024. All holders of Atlantic Union common stock who held shares at the close of business on the record date for the Atlantic Union special meeting are entitled to receive notice of, and to vote at, the Atlantic Union special meeting.

Each holder of Atlantic Union common stock is entitled to cast one vote on each matter properly brought before the Atlantic Union special meeting for each share of Atlantic Union common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Atlantic Union special meeting, there were 89,770,848 outstanding shares of Atlantic Union common stock. Attendance at the Atlantic Union special meeting is not required to vote. See the section entitled “The Atlantic Union Special Meeting — Proxies” for instructions on how to vote your shares without attending the Atlantic Union special meeting.
Q:
Who is entitled to vote at the Sandy Spring special meeting?

A:
The record date for the Sandy Spring special meeting is December 12, 2024. All holders of Sandy Spring common stock who held shares at the close of business on the record date for the Sandy Spring special meeting are entitled to receive notice of, and to vote at, the Sandy Spring special meeting.

Each holder of Sandy Spring common stock is entitled to cast one vote on each matter properly brought before the Sandy Spring special meeting for each share of Sandy Spring common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Sandy Spring special meeting, there were 45,151,453 outstanding shares of Sandy Spring common stock. Attendance at the Sandy Spring special meeting is not required to vote. See the section entitled “The Sandy Spring Special Meeting — Proxies” for instructions on how to vote your shares without attending the Sandy Spring special meeting.
Q:
What constitutes a quorum for the Atlantic Union special meeting?

A:
Shares representing a majority of all the votes entitled to be cast by holders of Atlantic Union common stock must be present or represented by proxy at the Atlantic Union special meeting to constitute a quorum for action on that matter at the Atlantic Union special meeting. In the event that a quorum is not present at the time the Atlantic Union special meeting is to be called, a majority of the shareholders present or so represented may adjourn the Atlantic Union special meeting to a later date and time (subject to applicable law and compliance with the terms of the Atlantic Union articles of incorporation and bylaws). If you fail to submit a proxy or to vote at the Atlantic Union special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Atlantic Union common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:
What constitutes a quorum for the Sandy Spring special meeting?

A:
Shares representing a majority of all the votes entitled to be cast by holders of Sandy Spring common stock must be present or represented by proxy at the Sandy Spring special meeting to constitute a quorum for action on that matter at the Sandy Spring special meeting. In the event that a quorum is not present at the Sandy Spring special meeting, the affirmative vote of a majority of the votes so represented at the Sandy Spring special meeting may adjourn the Sandy Spring special meeting to a later date and time (subject to applicable law and compliance with the terms of the Sandy Spring articles of incorporation and bylaws). If you fail to submit a proxy or to vote at the Sandy Spring special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Sandy Spring common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:
If my shares of common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”) and fail to give voting instructions, your bank, broker, trustee or other nominee will not vote those shares. This applies to shares of both Atlantic Union common stock and Sandy Spring common stock.

Please follow the voting instructions provided by your broker, bank, trustee or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Atlantic Union or Sandy Spring or by voting at either special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Further, brokers who hold shares of Atlantic Union common stock or Sandy Spring common stock may not give a proxy to Atlantic Union or Sandy Spring to vote those shares on any of the Atlantic Union proposals or any of the Sandy Spring proposals, respectively, without specific instructions from their customers.
Q:
What vote is required for the approval of each proposal at the Atlantic Union special meeting?

A:
Proposal 1: Atlantic Union merger proposal:   approval of the Atlantic Union merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast at the Atlantic Union special meeting. Shares of Atlantic Union common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the Atlantic Union merger proposal;

Proposal 2: Atlantic Union adjournment proposal:   approval of the Atlantic Union adjournment proposal requires the affirmative vote of the majority of the votes cast on the proposal. Shares of Atlantic Union common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the Atlantic Union adjournment proposal.
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Atlantic Union entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Atlantic Union agreed, subject to the terms of the support agreement, to (i) vote the shares of Atlantic Union common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger agreement and the Atlantic Union share issuance, and against any competing transaction and (ii) not transfer any such shares of Atlantic Union common stock prior to the Atlantic Union special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Atlantic Union special meeting, the members of the board of directors of Atlantic Union owned and held the sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex B.
Q:
What vote is required for the approval of each proposal at the Sandy Spring special meeting?

A:
Proposal 1: Sandy Spring merger proposal:   approval of the Sandy Spring merger proposal requires the affirmative vote of 66 2/3% of all the votes entitled to be cast by holders of Sandy Spring common stock on the proposal at the Sandy Spring special meeting. Shares of Sandy Spring common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the Sandy Spring merger proposal;

Proposal 2: Sandy Spring compensation proposal:   approval of the Sandy Spring compensation proposal requires the affirmative vote of the majority of the votes cast at the Sandy Spring special meeting, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the Sandy Spring compensation proposal; and
Proposal 3: Sandy Spring adjournment proposal:   Approval of the Sandy Spring adjournment proposal requires the affirmative vote of the majority of the votes cast at the Sandy Spring special meeting, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the Sandy Spring adjournment proposal.
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Sandy Spring entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Sandy Spring agreed, subject to the terms of the support agreement, to (i) vote the shares of Sandy Spring common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger proposal, and against any competing transaction and (ii) not transfer any such shares of Sandy Spring common stock prior to the Sandy Spring special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Sandy Spring special meeting, the members of the board of directors of Sandy Spring owned and held the sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex C.
Q:
Why am I being asked to consider and vote on the Sandy Spring compensation proposal?

A:
Under SEC rules, Sandy Spring is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Sandy Spring’s named executive officers that is based on or otherwise relates to the merger.

Q:
What happens if the holders of Sandy Spring common stock do not approve, by non-binding, advisory vote, the compensation proposal?

A:
The vote on the Sandy Spring compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Sandy Spring special meeting. Because the vote on the Sandy Spring compensation proposal is advisory only, it will not be binding upon Sandy Spring, Atlantic Union, or the surviving corporation or affect their obligation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, the merger-related compensation will be paid to Sandy Spring’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of Sandy Spring common stock do not approve the Sandy Spring compensation proposal.

Q:
What if I hold shares in both Atlantic Union and Sandy Spring?

A:
If you hold shares of both Atlantic Union common stock and Sandy Spring common stock, you will receive two separate packages of proxy materials. A vote cast as a holder of Atlantic Union common stock will not count as a vote cast as a holder of Sandy Spring common stock, and a vote cast as a holder of Sandy Spring common stock will not count as a vote cast as a holder of Atlantic Union common stock. Therefore, please submit separate proxies for your shares of Atlantic Union common stock and your shares of Sandy Spring common stock.

Q:
How can I vote my shares while in attendance at my respective special meeting?

A:
Record holders:   Shares held directly in your name as the holder of record of Atlantic Union common stock or Sandy Spring common stock may be voted at the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable. If you choose to vote your shares of Atlantic Union common stock at the Atlantic Union special meeting via the Atlantic Union special meeting website, please follow the instructions on your proxy card. If you choose to vote your shares of Sandy Spring common stock at the Sandy Spring special meeting, please follow the instructions on your proxy card.

Shares in “street name”:   If your shares of Atlantic Union common stock or Sandy Spring common stock are held in street name and you wish to vote your shares at the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Atlantic Union plan holders:   If you participate in Atlantic Union’s Employee Stock Ownership Plan within Atlantic Union’s 401(k) Profit Sharing Plan (the ‘‘ESOP’’), and your account has investments in shares of Atlantic Union common stock, you must provide voting instructions to the Plan trustee (the Trustee) by internet, telephone, or proxy card for the shares to be voted according to your instructions. The deadline to provide voting instructions for shares held in the ESOP is 10:00 a.m. Eastern Time on February 3, 2025. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares held in the ESOP. If you do not vote your shares held in the ESOP, the Trustee will vote the shares allocated to your ESOP account in the same proportion as it votes the shares of ESOP participants who have voted, subject to the Trustee’s fiduciary duties. You cannot vote your ESOP shares during the special meeting. Your voting instructions to the Trustee will be held in strict confidence and will not be revealed to any employee or director of Atlantic Union.
Sandy Spring employee stockholders:   If you participate in the Sandy Spring Bank 401(k) Plan (the “401(k) plan”), and your plan account holds shares of Sandy Spring common stock, you must provide voting instructions to Principal Trust Company, the trustee for the 401(k) plan by internet, telephone, or proxy card for the shares to be voted according to your instructions. Your voting instructions to the trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the 401(k) plan is 11:59 p.m. Eastern Time on January 31, 2025. After the voting instruction deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. If you do not direct the trustee how to vote the shares in your 401(k) plan account, the trustee will vote the shares in the 401(k) plan in the same proportion as the voting instructions it receives from other participants as of the voting instruction deadline.
Even if you plan to attend the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable, Atlantic Union and Sandy Spring each recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend your respective special meeting.
Additional information on attending the special meetings can be found under the section entitled “The Atlantic Union Special Meeting” and under the section entitled “The Sandy Spring Special Meeting.”
Q:
How can I vote my shares without attending my respective special meeting?

A:
Whether you hold your shares directly as the holder of record of Atlantic Union common stock or Sandy Spring common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable.

If you are a record holder of Atlantic Union common stock or Sandy Spring common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you hold shares of Atlantic Union common stock through the ESOP, you must provide voting instructions to the Plan trustee (the “Trustee”) by internet, telephone, or proxy card for the shares to be voted according to your instructions. The deadline to provide voting instructions for shares held in the ESOP is 10:00 a.m. Eastern Time on February 3, 2025. In the absence of instructions from you on how to vote such shares, the Trustee will vote your shares in the same proportion that the other shares in the ESOP are voted, subject to the Trustee’s fiduciary duties.
If you participate in the Sandy Spring Bank 401(k) Plan, and your plan account holds shares of Sandy Spring common stock, you must provide voting instructions to Principal Trust Company, the trustee for the 401(k) plan by internet, telephone, or proxy card for the shares to be voted according to your instructions. Your voting instructions to the trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the 401(k) plan is at 11:59 p.m. Eastern Time on January 31, 2025. After the voting instruction deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. If you do not direct the trustee how to vote the shares in your 401(k) plan account, the trustee will vote the shares in the 401(k) plan in the same proportion as the voting instructions it receives from other participants as of the voting instruction deadline.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time, on the day before the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable.
Additional information on attending the special meetings can be found under the section entitled “The Atlantic Union Special Meeting” and under the section entitled “The Sandy Spring Special Meeting.”

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of Atlantic Union common stock or Sandy Spring common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee and if you hold shares of Sandy Spring common stock in a retirement plan account that allows you to choose how to vote the shares in your account, you should follow the voting instructions provided to you by the plan trustee or administrator.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Atlantic Union or Sandy Spring to obtain the necessary quorum to hold its respective special meeting. In addition, your failure to submit a proxy or vote at the respective special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the Atlantic Union merger proposal and the Sandy Spring merger proposal, as applicable.

The Atlantic Union merger proposal requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by holders of Atlantic Union common stock on the proposal at the Atlantic Union special meeting. The Atlantic Union adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Atlantic Union special meeting. The Atlantic Union board of directors unanimously recommends that you vote “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal.
The Sandy Spring merger proposal requires the affirmative vote of 66 2/3% of all the votes entitled to be cast by holders of Sandy Spring common stock on the proposal at the Sandy Spring special meeting. The Sandy Spring compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Sandy Spring common stock on the proposal at the Sandy Spring special meeting. The Sandy Spring adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Sandy Spring common stock on the proposal at the Sandy Spring special meeting. The Sandy Spring board of directors unanimously recommends that you vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal.
Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your respective special meeting. You can do this by:

•
timely delivery of a written notice of revocation of your proxy to Sandy Spring’s or Atlantic Union’s corporate secretary, as applicable, before the date of the respective special meeting;

•
signing and returning a subsequently dated proxy by 11:59 p.m. Eastern Time, on the day before the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable, except that your proxy must be submitted by 11:59 p.m. Eastern Time on the day that is five days before the Sandy Spring special meeting if you hold shares of Sandy Spring common stock in a retirement plan account;

•
voting by telephone or the Internet at a later time; or

•
attending and voting at the respective special meeting.

If you hold your shares of Atlantic Union common stock or Sandy Spring common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Q:
Will Atlantic Union be required to submit the Atlantic Union merger proposal to its shareholders even if the Atlantic Union board of directors has withdrawn or modified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Atlantic Union special meeting, Atlantic Union is required to submit the Atlantic Union merger proposal to its shareholders even if the Atlantic Union board of directors has withdrawn or modified its recommendation.

Q:
Will Sandy Spring be required to submit the Sandy Spring merger proposal to its stockholders even if the Sandy Spring board of directors has withdrawn or modified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Sandy Spring special meeting, Sandy Spring is required to submit the Sandy Spring merger proposal to its stockholders even if the Sandy Spring board of directors has withdrawn or modified its recommendation.

Q:
What happens if I sell my shares of Atlantic Union common stock or Sandy Spring common stock after the record date but before the date of the Atlantic Union special meeting or the Sandy Spring special meeting?

A:
The respective record dates for the Atlantic Union special meeting and the Sandy Spring special meeting are earlier than the date of the Atlantic Union special meeting and the Sandy Spring special meeting and the date that the merger is expected to be completed. If you transfer your shares of Atlantic Union common stock or Sandy Spring common stock after the applicable record date but before the date of the Atlantic Union special meeting or the Sandy Spring special meeting, you will retain your right to vote at the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable, but holders of Sandy Spring common stock will not have the right to receive the merger consideration to be received by the holders of Sandy Spring common stock in the merger. In order to receive the merger consideration, you must hold your shares of Sandy Spring common stock through the effective time.

Q:
Are holders of Atlantic Union common stock or holders of Sandy Spring common stock entitled to appraisal or dissenters’ rights?

A:
No. No appraisal or dissenters’ rights will be available to the holders of Atlantic Union common stock or the holders of Sandy Spring common stock in connection with the merger. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger.”

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Atlantic Union merger proposal or the Sandy Spring merger proposal, or the other proposals to be considered at the Atlantic Union special meeting or the Sandy Spring special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth herein in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of Atlantic Union and Sandy Spring contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger to holders of Sandy Spring common stock?

A:
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Atlantic Union and Sandy Spring each receive a legal opinion to the effect that the merger will so qualify. Assuming the receipt and accuracy of these opinions, holders of Sandy Spring common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Sandy Spring common stock for Atlantic Union common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Atlantic Union common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Q:
When is the merger expected to be completed?

A:
Atlantic Union and Sandy Spring expect the merger to close by the end of the third quarter of 2025. However, neither Atlantic Union nor Sandy Spring can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both Atlantic Union and Sandy Spring. Atlantic Union and Sandy Spring must obtain the approval of the holders of Atlantic Union common stock for the Atlantic Union merger proposal and of the holders of Sandy Spring common stock for the Sandy Spring merger proposal, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What are the conditions to completion of the merger?

A:
The obligations of Atlantic Union and Sandy Spring to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including approval by the holders of Atlantic Union common stock of the Atlantic Union merger proposal and by holders of Sandy Spring common stock of the Sandy Spring merger proposal, the authorization for listing on the NYSE of the Atlantic Union common stock to be issued pursuant to the merger agreement, the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition and the receipt of tax opinions. For more information, see the section entitled “The Transaction Agreements — Description of the Merger Agreement — Conditions to Completion of the Merger.”

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Sandy Spring common stock will not receive any merger consideration for their shares of Sandy Spring common stock in connection with the merger and Sandy Spring common stock will not be exchanged for Atlantic Union common stock in connection with the merger. Instead, Sandy Spring will remain an independent public company, Sandy Spring common stock will continue to be listed on the Nasdaq, and Atlantic Union will not complete the issuance of shares of Atlantic Union common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $56 million may be payable either by Atlantic Union to Sandy Spring or by Sandy Spring to Atlantic Union, as applicable. See the section entitled “The Transaction Agreements — Description of the Merger Agreement — Termination Fees” for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by Atlantic Union and Sandy Spring will send you instructions for exchanging Sandy Spring stock certificates for the merger consideration. See the section entitled “The Transaction Agreements — Description of the Merger Agreement — Conversion of Shares; Exchange of Sandy Spring Stock Certificates” for more information.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you hold shares of Atlantic Union common stock or Sandy Spring common stock in “street name” and also directly in your name as a holder of record or otherwise, or if you hold shares of Atlantic Union common stock or Sandy Spring common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record holders: For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Atlantic Union common stock or Sandy Spring common stock are voted.
Shares in “street name”: For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:
Who can help answer my questions?

A:
Atlantic Union shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus, please contact Atlantic Union’s corporate secretary at the address or phone number indicated on the cover page of this joint proxy statement/prospectus, or Atlantic Union’s proxy solicitor, Sodali & Co., by calling toll-free at (800) 662-5200, or for banks and brokers, collect at (203) 658-9400, or by email at AUB@investor.sodali.com.

Sandy Spring stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus, please contact Sandy Spring’s corporate secretary at (800) 399-5919 or Sandy Spring’s proxy solicitor, Georgeson LLC, by calling toll-free at (888) 755-4026.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Atlantic Union and Sandy Spring into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”
The Parties to the Merger (pages 64 and 65)
Atlantic Union Bankshares Corporation, the financial holding company for Atlantic Union Bank, is incorporated under the laws of the Commonwealth of Virginia and maintains its principal executive office in Glen Allen, Virginia. Atlantic Union Bank has branches and ATMs located throughout Virginia and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products. Shares of Atlantic Union’s common stock are listed on the NYSE under the symbol “AUB.” Atlantic Union’s principal executive office is located at 4300 Cox Road, Glen Allen, Virginia 23060 and its telephone number is (804) 633-5031.
Sandy Spring Bancorp, Inc., the holding company for Sandy Spring Bank, is incorporated in the state of Maryland and maintains its principal executive office in Olney, Maryland. Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its trust department and its subsidiaries, West Financial Services, Inc. (“West Financial”) and SSB Wealth Management, Inc. (d/b/a Rembert Pendleton Jackson, “RPJ”), Sandy Spring Bank offers a comprehensive menu of investment management services. Sandy Spring’s common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SASR.” Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and its telephone number is (301) 774-6400.
The Merger and the Merger Agreement (pages 66 and 115)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Structure of the Transactions
Subject to the terms and conditions of the merger agreement, Sandy Spring will merge with and into Atlantic Union, with Atlantic Union as the surviving entity. Immediately following the merger, Atlantic Union will cause Sandy Spring Bank to merge with and into Atlantic Union Bank (the “bank merger”), with Atlantic Union Bank continuing as the surviving bank in the bank merger.
At any time prior to the effective time, Atlantic Union and Sandy Spring may, by mutual agreement, change the method or structure of effecting the combination of Atlantic Union and Sandy Spring if and to the extent that they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change will (i) alter or change the exchange ratio or the number of shares of Atlantic Union common stock received by holders of Sandy Spring common stock in exchange for each share of Sandy Spring common stock, (ii) adversely affect the tax treatment of Sandy Spring’s stockholders or Atlantic Union’s shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of Sandy Spring or Atlantic Union pursuant to the merger agreement or (iv) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
Each share of Sandy Spring common stock issued and outstanding immediately prior to the effective time, except for shares of restricted Sandy Spring common stock and shares of Sandy Spring common stock owned by Sandy Spring or Atlantic Union, will be converted into the right to receive 0.900 shares of Atlantic Union common stock. All shares of Sandy Spring common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time. Atlantic Union will not issue any fractional shares of Atlantic Union common stock in connection with the merger. Instead, a former holder of Sandy Spring common stock who otherwise would be entitled to receive such fractional share of Atlantic Union common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) based on the Atlantic Union closing share value.
Atlantic Union common stock is listed on the NYSE under the symbol “AUB,” and Sandy Spring common stock is listed on the Nasdaq under the symbol “SASR.” The following table shows the closing sale prices of Atlantic Union common stock and Sandy Spring common stock as reported on the NYSE and Nasdaq, respectively, on October 18, 2024, the last full trading day before the public announcement of the merger agreement, and on December 12, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Sandy Spring common stock, which was calculated by multiplying the closing price of Atlantic Union common stock on those dates by the exchange ratio of 0.900.
	Atlantic Union Common Stock	Sandy Spring Common Stock	Implied Value of One Share of Sandy Spring Common Stock
October 18, 2024	$38.81	$32.61	$34.929
December 12, 2024	$41.31	$36.85	$37.179
For more information on the exchange ratio, see the sections entitled “The Merger — Terms of the Merger” and “The Transaction Agreements — Description of the Merger Agreement — Merger Consideration.”
Treatment of Sandy Spring Equity Awards (page 106 and 117)
At the effective time, outstanding equity awards will be treated as follows:
Restricted Stock Units:   Each Sandy Spring RSU Award that is vested as of immediately prior to the effective time of the merger or held by a former employee, officer, director or other service provider or a non-employee director, whether or not vested immediately prior to the effective time, will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other Sandy Spring RSU Award that is outstanding immediately prior to the effective time will be assumed by Atlantic Union and will be converted into an Assumed RSU Award that settles in a number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring RSU Award immediately prior to the effective time by the exchange ratio, rounded down to the nearest whole share. Each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring RSU Award immediately prior to the effective time;
Performance-Based Restricted Stock Units:   Each Sandy Spring PSU Award that is held by a former employee, officer, director or other service provider will fully vest (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, the Applicable Performance Level) and be cancelled and converted automatically into the right to receive the merger consideration, or in the case of each applicable accrued dividend equivalent unit with respect to such terminating Sandy Spring PSU Award, in an equivalent cash amount to the fair market value of the Sandy Spring common stock at the effective time. Each other Sandy Spring PSU Award will be assumed by Atlantic Union and converted into an Assumed PSU Award with respect to the number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring PSU Award immediately prior to the effective time (based on target performance or, if expressly required by the terms governing the Sandy Spring PSU Award, the Applicable Performance Level) by the exchange ratio. In addition, each accrued Sandy Spring Dividend Equivalent Unit will be assumed by Atlantic Union and will be converted into an Assumed Dividend Equivalent Unit that settles in an amount of cash equal to the fair market value (determined by reference to the closing price of a share of Atlantic Union common stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of Atlantic Union common stock equal to the number of shares of Sandy Spring common stock underlying the Sandy Spring Dividend Equivalent Unit immediately prior to the effective time (based on target performance), multiplied by the exchange ratio, rounded down to the nearest whole share. Each Assumed PSU Award and Assumed Dividend Equivalent Unit will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring PSU Award and Sandy Spring Dividend Equivalent Unit (other than performance-based vesting conditions) immediately prior to the effective time;
Restricted Stock:   At the effective time, each share of Sandy Spring restricted stock that is outstanding immediately prior to the effective time will fully vest and be converted automatically into the right to receive the merger consideration in respect of such share of Sandy Spring restricted stock; and
Stock Options:   Each Sandy Spring Option that is outstanding immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a number of shares of Atlantic Union common stock (if any) equal to the exchange ratio multiplied by the number of shares of Sandy Spring common stock underlying the Sandy Spring Option, less a number of shares of Sandy Spring common stock having a fair market value (determined by reference to the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger) equal to the aggregate exercise price applicable to such Sandy Spring Option. Each Sandy Spring Option for which the applicable per share exercise price exceeds the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger will be cancelled as of the effective time for no consideration.
Material U.S. Federal Income Tax Consequences of the Merger (page 138)
The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the merger that Atlantic Union and Sandy Spring each receive a legal opinion to the effect that the merger will so qualify. Assuming the receipt and accuracy of these opinions, holders of Sandy Spring common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Sandy Spring common stock for Atlantic Union common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Atlantic Union common stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors (page 74)
The Atlantic Union board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Atlantic Union and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Atlantic Union board of directors unanimously recommends that holders of Atlantic Union common stock vote “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal. For a more detailed discussion of the Atlantic Union board of directors’ recommendation, see the section entitled “The Merger — Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors.”

Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors (page 87)
The Sandy Spring board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Sandy Spring and its stockholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Sandy Spring board of directors unanimously recommends that holders of Sandy Spring common stock vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal. For a more detailed discussion of the Sandy Spring board of directors’ recommendation, see the section entitled “The Merger — Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors.”
Opinion of Atlantic Union’s Financial Advisor (page 76)
Atlantic Union retained Morgan Stanley to provide it with financial advisory services in connection with a potential acquisition of Sandy Spring. Atlantic Union selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Atlantic Union. On October 20, 2024, at a meeting of the Atlantic Union board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 20, 2024, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Atlantic Union.
The full text of the written opinion of Morgan Stanley, dated October 20, 2024, is attached as Annex D and incorporated by reference into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Atlantic Union Board, in its capacity as such, and addresses only the fairness from a financial point of view to Atlantic Union of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how the shareholders of Atlantic Union or Sandy Spring should vote at any shareholders’ meetings held in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.
For a description of the opinion of Morgan Stanley, see the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor.”
Opinion of Sandy Spring’s Financial Advisor (page 91)
In connection with the merger, Sandy Spring’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 20, 2024, to the Sandy Spring board of directors as to the fairness, from a financial point of view and as of the date of KBW’s opinion, to the holders of Sandy Spring common stock of the exchange ratio. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex E to this document. The opinion was for the information of, and was directed to, the Sandy Spring board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Sandy Spring to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sandy Spring board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Sandy Spring common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Appraisal or Dissenters’ Rights in the Merger (page 114)
Holders of Atlantic Union common stock are not entitled to appraisal or dissenters’ rights under Virginia law and holders of Sandy Spring common stock are not entitled to appraisal or dissenters’ rights under Maryland law in connection with the merger. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger.”
Interests of Atlantic Union’s Directors and Executive Officers in the Merger (page 106)
In considering the recommendation of the Atlantic Union board of directors to vote the Atlantic Union merger proposal and the Atlantic Union adjournment proposal, holders of Atlantic Union common stock should be aware that the directors and executive officers of Atlantic Union may have interests in the merger that are different from, or in addition to, the interests of holders of Atlantic Union common stock generally. The Atlantic Union board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Atlantic Union shareholders vote to approve the Atlantic Union merger proposal and the Atlantic Union adjournment proposal.
These interests include 14 legacy Atlantic Union directors will continue to serve on the Atlantic Union board of directors, as further described in the section entitled “The Merger — Governance of Atlantic Union After the Merger.”
The Atlantic Union board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and the other transaction agreements. For more information, see the section entitled “The Merger — Interests of Atlantic Union’s Directors and Executive Officers in the Merger.”
Interests of Sandy Spring’s Directors and Executive Officers in the Merger (page 106)
In considering the recommendation of Sandy Spring’s board of directors to vote for the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal, holders of Sandy Spring common stock should be aware that the directors and executive officers of Sandy Spring may have interests in the merger that are different from, or in addition to, the interests of holders of Sandy Spring common stock generally. The Sandy Spring board of directors was aware of these interests and considered them, among other matters, in making its recommendation that holders of Sandy Spring common stock vote to approve the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal.
These interests include:
•
Each Sandy Spring RSU Award that is vested as of immediately prior to the effective time of the merger or held by a non-employee director of Sandy Spring, whether or not vested immediately prior to the effective time, will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each Sandy Spring RSU Award held by an executive officer that is outstanding immediately prior to the effective time will be assumed by Atlantic Union and will be converted into a restricted stock unit award that settles in a number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring RSU Award immediately prior to the effective time by the exchange ratio, rounded down to the nearest whole share.

•
Each Sandy Spring PSU Award that is held by current executive officers of Sandy Spring will be assumed by Atlantic Union and converted into a time-vesting restricted stock unit award with respect to the number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring PSU Award immediately prior to the effective time (based on target performance or, if expressly required by the terms governing the Sandy Spring PSU Award, the Applicable Performance Level) by the exchange ratio. In addition, each Sandy Spring Dividend Equivalent Unit will be assumed by Atlantic Union and will be converted into an Assumed Dividend Equivalent Unit that settles in an amount of cash equal to the fair market value (determined by reference to the closing price of a share of Atlantic Union common stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of Atlantic Union common stock equal to the number of shares of Sandy Spring common stock underlying the Sandy Spring Dividend Equivalent Unit immediately prior to the effective time (based on target performance), multiplied by the exchange ratio, rounded down to the nearest whole share.

•
At the effective time, each share of Sandy Spring restricted stock held by a director or executive officer that is outstanding immediately prior to the effective time will fully vest and be converted automatically into the right to receive the merger consideration in respect of such share of Sandy Spring restricted stock.

•
Each Sandy Spring Option held by a director or executive officer that is outstanding immediately prior to the effective time will be cancelled and converted automatically into the right to receive a number of shares of Atlantic Union common stock (if any) equal to the exchange ratio multiplied by the number of shares of Sandy Spring common stock underlying the Sandy Spring Option, less a number of shares of Sandy Spring common stock having a fair market value (determined by reference to the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger) equal to the aggregate exercise price applicable to such Sandy Spring Option.

•
Sandy Spring’s executive officers are participants in Sandy Spring’s Executive Severance Plan, which provides for severance payments and benefits in the event of a qualifying termination of employment in connection with a change in control such as the merger.

•
Each of Sandy Spring’s executive officers maintains a split-dollar agreement with Sandy Spring that provides for a death benefit prior to separation from services, or after separation from service (other than for cause), following a change in control.

•
Daniel J. Schrider has entered into a Consulting Agreement with Atlantic Union and will serve as a special advisor to Atlantic Union for a two-year period beginning at the effective time.

•
Three Sandy Spring directors, including Daniel J. Schrider, will be appointed to serve on the board of directors of Atlantic Union and Atlantic Union Bank as of the effective time of the merger, as further described in the section entitled “The Merger — Governance of Atlantic Union After the Merger.”

•
Sandy Spring’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The Sandy Spring board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and in recommending to holders of Sandy Spring common stock that they vote to approve the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal. For more information, see the section entitled “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger.”
Governance of Atlantic Union After the Merger (page 111)
Governing Documents
The Atlantic Union articles of incorporation as in effect immediately prior to the effective time and the Atlantic Union bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of the surviving corporation, until thereafter amended in accordance with applicable law.
Board of Directors and Committees of the Board of Directors
Pursuant to the merger agreement, the Atlantic Union board of directors as of the effective time will have seventeen (17) members, consisting of:
•
fourteen (14) members of the Atlantic Union board of directors as of immediately prior to the effective time (the “legacy Atlantic Union directors”); and

•
Daniel J. Schrider and two other members of the Sandy Spring board of directors as of immediately prior to the effective time (the “legacy Sandy Spring directors”); provided that the legacy Sandy Spring directors must meet (i) the written director qualification and eligibility criteria of the nominating and corporate governance committee of the Atlantic Union board of directors and (ii) any applicable requirements or standards that may be imposed by a regulatory agency for service on the Atlantic Union board of directors (the “eligibility criteria”).
Prior to the effective time, Atlantic Union and Sandy Spring will cooperate in good faith (coordinating through the respective chairmen of the boards of directors of Atlantic Union and Sandy Spring) to mutually agree on the selection of the other legacy Sandy Spring directors (in addition to Mr. Schrider) who will join the Atlantic Union board of directors, Atlantic Union Bank board of directors and their respective committee appointments. In addition, as of the effective time, the legacy Sandy Spring directors will be appointed to the Atlantic Union Bank board of directors; provided that any such legacy Sandy Spring director must meet the eligibility criteria with respect to service on the Atlantic Union Bank board of directors.
Regulatory Approvals (page 111)
Subject to the terms of the merger agreement, Atlantic Union and Sandy Spring have agreed to cooperate with each other and use reasonable best efforts to promptly (and, in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals within 45 days of the date of the merger agreement) prepare and file all documentation to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. These approvals include the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).
Although neither Atlantic Union nor Sandy Spring knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Atlantic Union and Sandy Spring cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Atlantic Union and Sandy Spring expect the merger to close by the end of the third quarter of 2025. However, neither Atlantic Union nor Sandy Spring can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Atlantic Union must first obtain the approval of holders of Atlantic Union common stock for the merger agreement and Atlantic Union share issuance, Sandy Spring must obtain the approval of holders of Sandy Spring common stock for the merger agreement, and both parties must obtain necessary regulatory approvals and satisfy certain other closing conditions.
The Transaction Agreements (page 115)
Merger Agreement
Conditions to Completion of the Merger
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
(i) approval of the merger agreement and the Atlantic Union share issuance by the holders of Atlantic Union common stock by the requisite Atlantic Union vote and (ii) approval of the merger agreement by the holders of Sandy Spring common stock by the requisite Sandy Spring vote;

•
the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Atlantic Union common stock that will be issuable pursuant to the merger agreement;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•
(i) the specified governmental consents and approvals, including from the Federal Reserve Board, certain state banking, securities and/or insurance regulatory authorities and under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the “HSR Act”), having been received and remaining in full force and effect, and, the termination or expiration of all statutory waiting periods in respect thereof, and (ii) in each case that have not resulted in a materially burdensome regulatory condition;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger or the bank merger;

•
the accuracy of the representations and warranties of Sandy Spring, on the one hand, and Atlantic Union, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•
the performance by Sandy Spring, on the one hand, and Atlantic Union, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•
receipt by Atlantic Union and Sandy Spring of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite Atlantic Union vote or the requisite Sandy Spring vote (except as indicated below), in the following circumstances:
•
by mutual written consent of Atlantic Union and Sandy Spring;

•
by either Atlantic Union or Sandy Spring if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•
by either Atlantic Union or Sandy Spring if the merger has not been consummated on or before the termination date, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•
by either Atlantic Union or Sandy Spring (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Sandy Spring, in the case of a termination by Atlantic Union, or Atlantic Union, in the case of a termination by Sandy Spring, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);
•
by Sandy Spring, prior to the receipt of the requisite Atlantic Union vote, if (i) Atlantic Union or the Atlantic Union board of directors has made a recommendation change (as defined below) or (ii) Atlantic Union or the Atlantic Union board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the Atlantic Union shareholders and the Atlantic Union board recommendation;

•
by Atlantic Union, prior to the receipt of the requisite Sandy Spring vote, if (i) Sandy Spring or the Sandy Spring board of directors has made a recommendation change (as defined below) or (ii) Sandy Spring or the Sandy Spring board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the Sandy Spring stockholders and the Sandy Spring board recommendation; or

•
by either Atlantic Union or Sandy Spring, if (i) the requisite Atlantic Union vote has not been obtained upon a vote thereon taken at the Atlantic Union special meeting (including any adjournment or postponement thereof) or (ii) the requisite Sandy Spring vote has not been obtained upon a vote thereon taken at the Sandy Spring special meeting (including any adjournment or postponement thereof)

Neither Atlantic Union nor Sandy Spring is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Atlantic Union common stock or Sandy Spring common stock.
Termination Fees
If the merger agreement is terminated by either Atlantic Union or Sandy Spring under certain circumstances, including circumstances involving alternative acquisition proposals and recommendation changes by Atlantic Union or Sandy Spring or their respective boards, Atlantic Union or Sandy Spring may be required to pay a termination fee of $56 million to the other party.
Support Agreements
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Atlantic Union entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Atlantic Union agreed, subject to the terms of the support agreement, to (i) vote the shares of Atlantic Union common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger agreement and the Atlantic Union share issuance, and against any competing transaction and (ii) not transfer any such shares of Atlantic Union common stock prior to the Atlantic Union special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Atlantic Union special meeting, the members of the board of directors of Atlantic Union owned and held the sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex B.
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Sandy Spring entered into a support agreement pursuant to which, among other things, each of the members of the board of directors of Sandy Spring agreed, subject to the terms of the support agreement, to (i) vote the shares of Sandy Spring common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger agreement, and against any competing transaction and (ii) not transfer any such shares of Sandy Spring common stock prior to the Sandy Spring special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Sandy Spring special meeting, the members of the board of directors of Sandy Spring owned and held the sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock. A copy of the support agreement is attached to this joint proxy statement/prospectus as Annex C.
Accounting Treatment (page 111)
Atlantic Union and Sandy Spring each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for as an acquisition of Sandy Spring by Atlantic Union under the acquisition method of accounting in accordance with GAAP.
The Rights of Sandy Spring’s Stockholders Will Change as a Result of the Merger (page 145)
The rights of Sandy Spring stockholders are governed by Maryland law and by the Sandy Spring articles of incorporation and Sandy Spring bylaws. At the effective time, Sandy Spring stockholders will become Atlantic Union shareholders, and their rights will be governed by Virginia law and the Atlantic Union articles of incorporation and the Atlantic Union bylaws. Sandy Spring stockholders will have different rights once they become Atlantic Union shareholders due to differences between the Sandy Spring governing documents and Maryland law, on the one hand, and the Atlantic Union governing documents and Virginia law, on the other hand. These differences are described in more detail in the section entitled “Comparison of Shareholders’ Rights.”
Listing of Atlantic Union Common Stock; Delisting and Deregistration of Sandy Spring Common Stock (pages 113)
Following the merger, shares of Atlantic Union common stock will continue to be listed on the NYSE. Following the merger, Sandy Spring common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.
The Atlantic Union Special Meeting (page 50)
The Atlantic Union special meeting will be held virtually via the Atlantic Union special meeting website, on February 5, 2025, at 10:00 a.m. Eastern Time. At the Atlantic Union special meeting, holders of Atlantic Union common stock will be asked to consider and vote on the following proposals:
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the Atlantic Union merger proposal; and

•
the Atlantic Union adjournment proposal.

You may vote at the Atlantic Union special meeting if you owned shares of Atlantic Union common stock at the close of business on December 12, 2024. On that date, there were 89,770,848 shares of Atlantic Union common stock outstanding, of which approximately 0.97% of the Atlantic Union common stock were owned and entitled to be voted by Atlantic Union directors and executive officers and their affiliates. We currently expect that Atlantic Union’s directors and executive officers will vote their shares in favor of the Atlantic Union merger proposal and the other proposals to be considered at the Atlantic Union special meeting, although only Atlantic Union directors have entered into the Atlantic Union support agreement obligating them to do so. As of December 12, 2024, the record date for the Atlantic Union special meeting, Atlantic Union’s directors owned and held sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock.
The Atlantic Union merger proposal will be approved if a majority of all the votes entitled to be cast by holders of Atlantic Union common stock present in person or represented by proxy at the Atlantic Union special meeting are voted in favor of such proposal. The Atlantic Union adjournment proposal will be approved if a majority of all the votes cast by holders of Atlantic Union common stock present in person or represented by proxy at the Atlantic Union special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Atlantic Union special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Atlantic Union merger proposal, it will have the same effect as a vote against approval of the proposal. If you mark

“ABSTAIN” on your proxy, fail to submit a proxy or vote at the Atlantic Union special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Atlantic Union adjournment proposal, it will have no effect on such proposal.
The Sandy Spring Special Meeting (page 57)
The Sandy Spring special meeting will be held on February 5, 2025, at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853, at 10:00 a.m. Eastern Time. At the Sandy Spring special meeting, holders of Sandy Spring common stock will be asked to consider and vote on the following proposals:
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the Sandy Spring merger proposal;

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the Sandy Spring compensation proposal; and

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the Sandy Spring adjournment proposal.

You may vote at the Sandy Spring special meeting if you owned shares of Sandy Spring common stock at the close of business on December 12, 2024. On that date, there were 45,151,453 shares of Sandy Spring common stock outstanding, of which approximately 3.4% of the Sandy Spring common stock were owned and entitled to be voted by Sandy Spring directors and executive officers and their affiliates. We currently expect that Sandy Spring’s directors and executive officers will vote their shares in favor of the Sandy Spring merger proposal and the other proposals to be considered at the Sandy Spring special meeting, although only Sandy Spring directors have entered into the Sandy Spring support agreement obligating them to do so. As of December 12, 2024, the record date for the Sandy Spring special meeting, Sandy Spring’s directors owned and held sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock.
The Sandy Spring merger proposal will be approved if 66 2/3% of all the votes entitled to be cast by holders of Sandy Spring common stock at the Sandy Spring special meeting are voted in favor of such proposal. The Sandy Spring compensation proposal will be approved if a majority of all the votes cast by holders of Sandy Spring common stock present in person or represented by proxy are voted in favor of such proposal. The Sandy Spring adjournment proposal will be approved if a majority of all the votes cast by holders of Sandy Spring common stock present in person or represented by proxy at the Sandy Spring special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Sandy Spring special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Sandy Spring merger proposal, it will have the same effect as a vote against approval of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Sandy Spring special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Sandy Spring compensation proposal or the Sandy Spring adjournment proposal, it will have no effect on such proposal.
Litigation Related to the Merger (page 114)
Beginning on December 4, 2024, certain purported stockholders of Sandy Spring sent demand letters alleging deficiencies and/or omissions in the registration statement on Form S-4 filed by Atlantic Union on November 21, 2024, of which this joint proxy statement/prospectus forms a part. The demand letters seek additional disclosures to remedy these purported deficiencies.
Additional demand letters may be sent and lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby, including the merger, may be filed in the future. If additional similar demand letters are sent, or if complaints are filed, absent new or different allegations that are material, neither Sandy Spring nor Atlantic Union will necessarily announce such additional demand letters or such filings. See the section entitled “Risk Factors” for additional information regarding any such potential litigation.
Forward Sale Agreement (page 140)
Atlantic Union entered into forward sale agreements on October 21, 2024, in each case with Morgan Stanley & Co. LLC, as forward purchaser (the “forward purchaser”), relating to an aggregate of 11,338,028 shares of Atlantic Union common stock (such forward sale agreements together, the “forward sale agreement”). In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 11,338,028 shares of Atlantic Union common stock.
Atlantic Union expects to physically settle the forward sale agreement (by the delivery of shares of Atlantic Union common stock) and receive proceeds from the sale of those shares of Atlantic Union common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement at the then applicable forward sale price.
For more information, see the section entitled “Description of Atlantic Union Capital Stock — Atlantic Union Common Stock — Forward Sale Agreement.”
Risk Factors (page 26)
In evaluating the merger agreement, the merger or the issuance of shares of Atlantic Union common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” and in Atlantic Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Sandy Spring’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS
An investment by Sandy Spring’s stockholders in Atlantic Union common stock as a result of the exchange of shares of Atlantic Union common stock for shares of Sandy Spring common stock in the merger involves certain risks. Similarly, a decision on the part of Atlantic Union shareholders to approve the Atlantic Union merger proposal also involves risks for Atlantic Union shareholders. Certain material risks and uncertainties connected with the merger agreement and the transactions contemplated thereby, including the merger, the bank merger and ownership of Atlantic Union common stock are discussed below. In addition, Atlantic Union and Sandy Spring discuss certain other material risks connected with the ownership of Atlantic Union common stock and with Atlantic Union’s business, and with the ownership of Sandy Spring common stock and Sandy Spring’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this joint proxy statement/prospectus, each of which report is or will be incorporated by reference in this joint proxy statement/prospectus.
Holders of Sandy Spring common stock and holders of Atlantic Union common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Sandy Spring special meeting or the Atlantic Union special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Atlantic Union common stock that you, as an existing Atlantic Union shareholder, currently hold or that you, as an existing Sandy Spring stockholder, will hold upon the completion of the merger, and could result in a significant decline in the value of Atlantic Union common stock and cause the current holders of Atlantic Union common stock and/or the holders of Sandy Spring common stock to lose all or part of their respective investments in Atlantic Union common stock.
The dilution caused by the issuance of shares of Atlantic Union’s common stock in connection with the merger may adversely affect the market price of Atlantic Union’s common stock.
The dilution caused by the issuance of the new shares of Atlantic Union common stock to Sandy Spring stockholders in connection with the payment of the merger consideration may result in fluctuations in the market price of Atlantic Union common stock, including a stock price decrease.
Combining Atlantic Union and Sandy Spring may be more difficult, costly or time consuming than expected, and Atlantic Union may not realize the anticipated benefits of the acquisition.
A successful integration of Sandy Spring’s business with Atlantic Union’s business will depend substantially on the ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. Atlantic Union may not be able to combine each company’s business without encountering difficulties that could adversely affect the ability to maintain relationships with existing clients, customers, depositors and employees, such as:
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the loss of key employees;

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the disruption of operations and business;

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inability to maintain and increase competitive presence;

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loan and deposit attrition, customer loss and revenue loss;

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possible inconsistencies in standards, control procedures and policies;

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additional costs or unexpected problems with operations, personnel, technology and credit; and/or

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problems with the assimilation of new operations, systems, sites or personnel, which could divert resources from regular banking operations.

Any disruption to the businesses could cause customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Atlantic Union and Sandy Spring.
Further, Atlantic Union and Sandy Spring entered into the merger agreement with the expectation that the acquisition of Sandy Spring by Atlantic Union will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the surviving corporation, cross selling opportunities, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties, including whether the integration is completed in an efficient, effective and timely manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of Atlantic Union common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect Atlantic Union’s business, financial condition and operating results. Additionally, upon consummation of the transactions contemplated by the merger agreement, Atlantic Union will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from such estimates, which could result in Atlantic Union not achieving the anticipated benefits of the acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.
Atlantic Union and Sandy Spring have, and Atlantic Union following the closing will, incur significant transaction and transaction-related costs in connection with the transactions contemplated by the merger agreement.
Atlantic Union and Sandy Spring have incurred and expect to incur significant non-recurring costs associated with combining the operations of Atlantic Union and Sandy Spring. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employment-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Atlantic Union and Sandy Spring have begun collecting information in order to formulate detailed integration plans to deliver anticipated cost savings; however, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. Additional unanticipated costs may be incurred in the integration of the businesses of Atlantic Union and Sandy Spring, and there are many factors beyond Atlantic Union’s or Sandy Spring’s control that could affect the total amount or timing of integration costs. Although Atlantic Union and Sandy Spring expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.
Whether or not the merger is consummated, Atlantic Union and Sandy Spring will incur substantial expenses in pursuing the merger and may adversely impact Atlantic Union’s and Sandy Spring’s earnings. The completion of the merger is conditioned upon customary closing conditions, including the receipt of required governmental authorizations, consents, orders and approvals, including approval by certain federal banking regulators and required approvals from Atlantic Union shareholders and Sandy Spring stockholders. Atlantic Union and Sandy Spring intend to pursue all required approvals in accordance with the merger agreement. However, these approvals could be delayed or not obtained at all, and there can be no assurance that such approvals will be obtained without additional cost, on the anticipated timeframe, or at all.
Regulatory approvals for the merger and the bank merger may not be received, may take longer than expected or may impose conditions that are not currently anticipated or that could have an adverse effect on Atlantic Union following the closing.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals, regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals, governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.
Even if the approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Atlantic Union following the closing or will otherwise reduce the anticipated benefits of the merger and the bank merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger and the bank merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of the merger and the bank merger.
Despite the parties’ expected commitment to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither party is required under the terms of the merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be expected to have a material adverse effect on the Atlantic Union and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative only to the size of Sandy Spring and its subsidiaries, taken as a whole, without Atlantic Union and its subsidiaries).
Certain of Atlantic Union’s and Sandy Spring’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of Atlantic Union common stock and holders of Sandy Spring common stock generally.
Holders of Atlantic Union common stock and holders of Sandy Spring common stock should be aware that some of Atlantic Union’s and Sandy Spring’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Atlantic Union common stock and holders of Sandy Spring common stock generally. These interests and arrangements may create potential conflicts of interest. The Atlantic Union board of directors and the Sandy Spring board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that Atlantic Union shareholders vote to approve the merger agreement and approve the Atlantic Union share issuance, and that Sandy Spring stockholders vote to approve the merger agreement, as applicable. For a more complete description of these interests, please see the sections entitled “The Merger — Interests of Atlantic Union’s Directors and Executive Officers in the Merger” and “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger.”
The merger agreement may be terminated in accordance with its terms and the merger may not be completed. Such failure to complete the merger could cause the results of Atlantic Union and Sandy Spring to be adversely affected, the stock prices of Atlantic Union and Sandy Spring to decline or have a material and adverse effect on the stock prices of Atlantic Union and Sandy Spring and each party’s results of operations.
If the merger is not completed for any reason, including as a result of Atlantic Union shareholders failing to approve the merger agreement or the Atlantic Union share issuance or Sandy Spring stockholders failing to approve the merger agreement, there may be various adverse consequences and Atlantic Union and/or Sandy Spring may experience negative reactions from the financial markets and from each party’s respective customers and employees. Certain costs related to the transactions contemplated by the merger agreement, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed. Moreover, Atlantic Union or Sandy Spring may be required to pay a termination fee of $56 million to the other party upon a termination of the merger agreement in certain circumstances. In addition, if the merger is not completed, whether because of the failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits termination of the merger agreement, or for any other reason, Atlantic Union and Sandy Spring’s stock prices may decline to the extent that the current market price reflects a market assumption that the merger will be completed.
The market price for Atlantic Union common stock following the closing may be affected by factors different from those that historically have affected or currently affect Atlantic Union common stock and Sandy Spring common stock.
Subject to the terms and conditions of the merger agreement, at the effective time, holders of Sandy Spring common stock will receive shares of Atlantic Union common stock as merger consideration. Atlantic Union’s business and financial position will differ from the business and financial position of Atlantic Union and Sandy Spring before the completion of the merger and, accordingly, the results of operations of Atlantic Union will be affected by some factors that are different from those currently affecting Atlantic Union’s results of operations and those currently affecting the results of operations of Sandy Spring. Accordingly, the market price and performance of the surviving corporation’s common stock is likely to be different from the performance of Atlantic Union common stock or Sandy Spring common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Atlantic Union common stock or Sandy Spring common stock, regardless of actual operating performance.
The future results of Atlantic Union following the closing may suffer if Atlantic Union does not effectively manage its expanded operations.
Following the closing, the size of the business of Atlantic Union will increase significantly beyond the current size of either Atlantic Union’s or Sandy Spring’s business. Atlantic Union’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Atlantic Union may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business.
Additionally, the internal policies of Atlantic Union Bank and Sandy Spring Bank with regards to their investment portfolios may differ on factors such as hold limits per bond issuer, life of the bond or credit risk appetite.
The benefits of the contemplated sale of certain commercial real estate loans following the closing may not be realized.
Atlantic Union Bank is contemplating a sale of a portfolio of commercial real estate loans (including loans held by Sandy Spring) (the “CRE loan portfolio”) concurrent with or after the closing of the merger. As a result, there are assets on the balance sheet of Sandy Spring Bank that the bank subsidiary of the surviving corporation is not expected to hold, based on differences internal policies and because of predetermined strategies to lower commercial real estate exposure, and Atlantic Union may dispose of such assets contemporaneous or subsequent to the closing. The disposition of certain assets in a high-interest rate environment, such as Atlantic Union has in the past experienced, is currently experiencing and may experience again in the future, could result in a sale of assets at a market price that is different than the estimated book value of such assets and impact regulatory capital ratios at the effective time. Further, Atlantic Union may replace such disposed assets with lower-yielding investments or to reduce wholesale borrowings at a lower cost than the yield on disposed assets, any of which could impact the surviving corporation’s future earnings and return on equity.
Atlantic Union and Sandy Spring will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Atlantic Union and Sandy Spring. These uncertainties may impair Atlantic Union’s and Sandy Spring’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Atlantic Union and Sandy Spring to seek to change existing business relationships with Atlantic Union and Sandy Spring. In addition, subject to certain exceptions, Atlantic Union and Sandy Spring have agreed to operate their respective businesses in the ordinary course consistent with past practice in all material respects prior to the effective time, and Atlantic Union and Sandy Spring have agreed not to take certain actions, which could cause Atlantic Union and Sandy Spring to be unable to pursue other beneficial opportunities that may arise prior to the closing. See the section entitled “The Transaction Agreements — Description of the Merger Agreement — Covenants and Agreements.”
The shares of Atlantic Union common stock to be received by holders of Sandy Spring common stock as the merger consideration will have different rights from the shares of Sandy Spring common stock.
In the merger, holders of Sandy Spring common stock will become holders of Atlantic Union common stock and their rights as shareholders will be governed by Virginia law and the governing documents of Atlantic Union. See the sections entitled “Description of Atlantic Union Capital Stock” and “Comparison of Shareholders’ Rights.”
In connection with the merger, Atlantic Union will assume Sandy Spring’s outstanding debt obligations, and Atlantic Union’s level of indebtedness following the completion of the merger could adversely affect Atlantic Union’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, Atlantic Union will assume Sandy Spring’s outstanding indebtedness. Atlantic Union’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for Atlantic Union’s creditors and Atlantic Union’s shareholders. For example, it could limit Atlantic Union’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; restrict Atlantic Union from making strategic acquisitions or cause Atlantic Union to make non-strategic divestitures; restrict Atlantic Union from paying dividends to its shareholders; increase Atlantic Union’s vulnerability to general economic and industry conditions; and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on Atlantic Union’s indebtedness, thereby reducing Atlantic Union’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities following the merger.
Holders of Atlantic Union common stock and Sandy Spring common stock will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management.
Holders of Atlantic Union common stock and Sandy Spring common stock currently have the right to vote in the election of the board of directors and on other matters affecting Atlantic Union and Sandy Spring, respectively. When the merger is completed, each holder of Sandy Spring common stock who receives shares of Atlantic Union common stock will become a holder of common stock of the surviving corporation, with a percentage ownership that is smaller than such holder’s percentage ownership of Sandy Spring. Based on the number of shares of Atlantic Union and Sandy Spring common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Atlantic Union common stock expected to be issued in the merger, the former holders of Sandy Spring common stock, as a group, are estimated to own approximately 29% of the fully diluted shares of Atlantic Union and the holders of Atlantic Union common stock as a group are estimated to own approximately 71% of the fully diluted shares of Atlantic Union, each as of immediately after the effective time. Additionally, Daniel J. Schrider and two other legacy Sandy Spring directors will join the Atlantic Union board of directors as of the effective time, and the Atlantic Union board of directors will be expanded to seventeen (17) directors. Because of this, holders of Sandy Spring common stock and Atlantic Union common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of Sandy Spring and Atlantic Union, respectively.

Demand letters relating to the registration statement on Form S-4 filed by Atlantic Union have been sent by certain purported stockholders of Sandy Spring, and litigation relating to the merger may be filed against Sandy Spring and members of the Sandy Spring board of directors and/or Atlantic Union and members of the Atlantic Union board of directors in the future, which could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively affect the business and operations of Sandy Spring, Atlantic Union and the surviving corporation.
Demand letters relating to the registration statement on Form S-4 filed by Atlantic Union have been sent by certain purported stockholders of Sandy Spring, and it is possible that additional demand letters may be sent and that litigation by shareholders of Atlantic Union and/or stockholders of Sandy Spring may be filed against Atlantic Union and members of the Atlantic Union board of directors and/or Sandy Spring and members of the Sandy Spring board of directors in the future. Among other remedies, these shareholders or stockholders could seek damages and/or to enjoin the merger or the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain and any such lawsuits could prevent or delay the completion of the merger, result in substantial costs to Atlantic Union, Sandy Spring and the surviving corporation or otherwise negatively affect the business and operations of Atlantic Union, Sandy Spring and the surviving corporation. Any such actions may create uncertainty relating to the merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the surviving corporation’s business, financial condition and results of operations. For more information, see the section entitled “The Merger — Litigation Related to the Merger.”
The merger agreement limits Atlantic Union’s and Sandy Spring’s respective ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Atlantic Union or Sandy Spring.
The merger agreement contains “no shop” covenants that restrict each of Atlantic Union’s and Sandy Spring’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill, or similar agreement (or any confidentiality, standstill or similar provision of any other contract) or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement in connection with or relating to any acquisition proposal.
The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Atlantic Union or Sandy Spring may be required to pay a termination fee of $56 million to the other party. See the section entitled “The Transaction Agreements — Description of the Merger Agreement — Termination Fees.”
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Atlantic Union or Sandy Spring from considering or proposing that acquisition.
The merger will not be completed unless important conditions are satisfied or waived, including approval of the merger agreement by holders of Sandy Spring common stock and approval of the merger agreement and approval of the share issuance by holders of Atlantic Union shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or, subject to applicable law, waived, the merger will not occur or will be delayed and each of Sandy Spring and Atlantic Union may lose some or all of the intended benefits of the merger. The following conditions must be satisfied or waived, if permissible, before Sandy Spring and Atlantic Union are obligated to complete the merger:

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(i) approval of the merger agreement by the shareholders of Atlantic Union, including the issuance of shares of Atlantic Union common stock in the merger, by the requisite Atlantic Union vote and (ii) approval of the merger agreement by the stockholders of Sandy Spring by the requisite Sandy Spring vote;

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the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Atlantic Union common stock that will be issued pursuant to the merger agreement;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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the specified governmental consents and approvals, including from the Federal Reserve Board, having been obtained and the termination or expiration of all statutory waiting periods in respect thereof, in each case without a materially burdensome regulatory condition;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of either of the merger or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the merger or the bank merger;

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the accuracy of the representations and warranties of Sandy Spring on the one hand, and Atlantic Union, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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the performance by Sandy Spring, on the one hand, and Atlantic Union, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

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receipt by each of Sandy Spring and Atlantic Union of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/ prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/ prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Sandy Spring identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of Sandy Spring as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Holders of Atlantic Union common stock and holders of Sandy Spring common stock will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.
Under Section 13.1-730 of the Virginia law, the holders of Atlantic Union common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares of Atlantic Union common stock that remain outstanding after the consummation of the merger. If the merger is completed, holders of Atlantic Union common stock will not receive any consideration for their shares of Atlantic Union common stock, and their shares of Atlantic Union common stock will remain outstanding and will constitute shares of the surviving corporation.
The holders of Sandy Spring common stock will not be entitled to dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the MGCL or otherwise) with respect to the merger. Except as provided in the MGCL, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if, among other things, (i) the corporation consolidates or merges with another corporation, (ii) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation, or (iii) the corporation is converted in accordance with the MGCL. However, under the MGCL, a stockholder of a Maryland corporation may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, except in limited circumstances not applicable to the merger, any shares of the applicable class or series of the corporation’s stock are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction objected to. On December 12, 2024, the record date for the Sandy Spring special meeting, shares of Sandy Spring common stock were listed on the Nasdaq.
Neither of the opinions regarding the fairness, from a financial point of view, of the exchange ratio delivered to the Sandy Spring board of directors or the Atlantic Union board of directors prior to the signing of the merger agreement reflect any changes in circumstances since the date on which such opinions were delivered.
The opinion, dated October 20, 2024, rendered by KBW, financial advisor to Sandy Spring, to the Sandy Spring board of directors, and the opinion, dated October 20, 2024, rendered by Morgan Stanley, financial advisor to Atlantic Union, to the Atlantic Union board of directors, were based upon the prospective financial information and other information made available to such financial advisors as of the date of each respective opinion. Neither opinion reflects any changes that may occur or may have occurred after the date on which each opinion was delivered, including changes to the operations and prospects of Sandy Spring or Atlantic Union, changes in general market and economic conditions, or other changes which may be beyond the control of Sandy Spring and Atlantic Union. Any such changes may alter the relative value of Sandy Spring or Atlantic Union or the prices of shares of Sandy Spring common stock or Atlantic Union common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion. For a description of the opinion that the Sandy Spring board of directors received from Sandy Spring’s financial advisor, please see the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor.” For a description of the opinion that the Atlantic Union board of directors received from Atlantic Union’s financial advisor, please see the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor.”
Risks Relating to Atlantic Union’s Business
In addition to the below, you should read and consider risk factors specific to Atlantic Union’s business that will also affect Atlantic Union after the merger. These risks are described in the sections entitled “Risk Factors” in Atlantic Union’s Annual Report on Form 10-K for the year ended December 31, 2023, Atlantic Union’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Settlement provisions contained in the forward sale agreement could result in substantial dilution to Atlantic Union’s earnings per share and return on equity or result in substantial cash payment obligations.
Morgan Stanley & Co. LLC, as forward purchaser under the forward sale agreement, has the right to accelerate the forward sale agreement and require Atlantic Union to physically settle on a date specified by the forward purchaser if:
•
it (or its affiliate) (i) is unable to borrow a number of shares of Atlantic Union common stock equal to the number of shares of Atlantic Union common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

•
certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

•
Atlantic Union declares any dividend or distribution on Atlantic Union common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by Atlantic Union as a result of a spin-off or similar transaction or (iii) any other type of securities (other than Atlantic Union common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

•
there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and which includes certain mergers (other than the merger or the bank merger) and tender offers and the delisting of Atlantic Union common stock); or

•
certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by Atlantic Union in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of Atlantic Union’s need for capital. In such cases, Atlantic Union could be required to issue and deliver shares of Atlantic Union common stock under the physical settlement provisions of the forward sale agreement irrespective of Atlantic Union’s capital needs, which would result in dilution to Atlantic Union’s earnings per share and return on equity.
Atlantic Union expects to physically settle the forward sale agreement (by the delivery of shares of Atlantic Union common stock) and receive proceeds from the sale of those shares of Atlantic Union common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement. Atlantic Union may also elect cash settlement or net share settlement for all or a portion of its obligations under the forward sale agreement. Upon physical settlement or, if Atlantic Union so elects, net share settlement of the forward sale agreement, delivery of shares of Atlantic Union common stock in connection with such physical settlement or (to the extent that Atlantic Union is obligated to deliver shares of Atlantic Union common stock) net share settlement will result in dilution to Atlantic Union’s earnings per share and return on equity. If Atlantic Union elects cash settlement or net share settlement with respect to all or a portion of the shares of Atlantic Union common stock underlying the forward sale agreement, then Atlantic Union expects that the forward purchaser (or an affiliate thereof) will purchase a number of shares of Atlantic Union common stock necessary to satisfy its or its affiliate’s obligation to return the shares of Atlantic Union common stock borrowed from third parties in connection with sales of shares of Atlantic Union common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of Atlantic Union common stock to Atlantic Union. If the market value of Atlantic Union common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then Atlantic Union would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of Atlantic

Union common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant.
In addition, the purchase of shares of Atlantic Union common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of Atlantic Union common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash Atlantic Union would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe Atlantic Union) upon a cash settlement of the forward sale agreement or increasing the number of shares of Atlantic Union common stock Atlantic Union would deliver to the forward purchaser (or decreasing the number of shares of Atlantic Union common stock that the forward purchaser would deliver to Atlantic Union) upon net share settlement of the forward sale agreement. Atlantic Union will not be able to control the manner in which the forward purchaser (or its affiliate) unwinds its hedge positions.
Moreover, the forward sale price that Atlantic Union expects to receive upon physical settlement of the forward sale agreement will be subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on Atlantic Union common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of Atlantic Union common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the applicable forward sale price. Reductions in the applicable forward sale price could also increase the amount of cash Atlantic Union would owe to the forward purchaser (or decrease the amount of cash that the forward purchaser would owe Atlantic Union) upon a cash settlement of the forward sale agreement or increase the number of shares of Atlantic Union common stock Atlantic Union would deliver to the forward purchaser (or decrease the number of shares of Atlantic Union common stock that the forward purchaser would deliver to Atlantic Union) upon net share settlement of the forward sale agreement.
In case of Atlantic Union’s bankruptcy or insolvency, the forward sale agreement will automatically terminate, and Atlantic Union would not receive the proceeds from the forward sales of Atlantic Union common stock.
If Atlantic Union files for or consents to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or Atlantic Union or a regulatory authority with jurisdiction over Atlantic Union presents a petition for the winding-up or liquidation of Atlantic Union, and Atlantic Union consents to such a petition, then the forward sale agreement will automatically terminate. If the forward sale agreement so terminates under these circumstances, Atlantic Union would not be obligated to deliver to the forward purchaser any Atlantic Union common stock not previously delivered, and the forward purchaser would be discharged from its obligation to pay the applicable forward sale price per share in respect of any Atlantic Union common stock not previously settled under the forward sale agreement. Therefore, to the extent that there are any shares of Atlantic Union common stock with respect to which the forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, Atlantic Union would not receive the forward sale price per share in respect of those shares of Atlantic Union common stock.
Risks Relating to Sandy Spring’s Business
You should read and consider risk factors specific to Sandy Spring’s business that will also affect Atlantic Union after the merger. These risks are described in the sections entitled “Risk Factors” in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2023, Sandy Spring’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/ prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Any statements about Atlantic Union’s, Sandy Spring’s or the surviving corporation’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are generally identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the transactions contemplated by the merger agreement, including future financial and operating results, the surviving corporation’s plans, objectives, expectations and intentions, and other statements that are not historical facts.
These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in Atlantic Union’s and Sandy Spring’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Atlantic Union or Sandy Spring; the possibility that the merger does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the transactions); the risk that the benefits from the transactions may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Atlantic Union and Sandy Spring operate; the ability to promptly and effectively integrate the businesses of Atlantic Union and Sandy Spring; the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Atlantic Union’s or Sandy Spring’s customers, employees or other business partners, including those resulting from the announcement or completion of the transactions; the dilution caused by Atlantic Union’s issuance of additional shares of its capital stock in connection with the transaction; and the diversion of management’s attention and time from ongoing business operations and opportunities on matters related to the merger.
These factors are not necessarily all of the factors that could cause Atlantic Union’s, Sandy Spring’s or the surviving corporation’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Atlantic Union’s, Sandy Spring’s or the surviving corporation’s results. Further information regarding Atlantic Union, Sandy Spring and factors which could affect the forward-looking statements contained herein can be found in the section entitled “Risk Factors” and those set forth in Atlantic Union’s and Sandy Spring’s annual reports and other filings with the SEC that are incorporated by referenced into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Atlantic Union and Sandy Spring claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, Atlantic Union and Sandy Spring caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Atlantic Union nor Sandy Spring undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
Atlantic Union and Sandy Spring expressly qualify in their entirety all forward-looking statements attributable to either Atlantic Union or Sandy Spring or any person acting on either Atlantic Union’s or Sandy Spring’s behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial data is based on the separate historical financial statements of Atlantic Union, Sandy Spring and American National Bankshares Inc. (“American National”) after giving effect to the merger and our completed acquisition of American National (the “American National acquisition”). The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited consolidated balance sheet of Atlantic Union as of September 30, 2024 with the unaudited consolidated balance sheet of Sandy Spring as of September 30, 2024, giving effect to the merger and the forward sale agreement as if the merger had been consummated and the forward sale agreement had been fully physically settled on September 30, 2024. See the section entitled “Description of Atlantic Union Capital Stock — Atlantic Union Common Stock — Forward Sale Agreement” for more information on the forward sale agreement.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, combines the audited consolidated statement of income of Atlantic Union for the year ended December 31, 2023, with the audited consolidated statement of income of American National for the year ended December 31, 2023, as well as the audited consolidated statement of income of Sandy Spring for the year ended December 31, 2023, giving effect to the American National acquisition, the merger and the forward sale agreement as if the American National acquisition and the merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.
The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2024, combines the unaudited consolidated statement of income of Atlantic Union for the nine months ended September 30, 2024, with the unaudited consolidated statement of income of American National for the three months ended March 31, 2024, as well as the unaudited consolidated statement of income of Sandy Spring for nine months ended September 30, 2024, giving effect to the American National acquisition, the merger and the forward sale agreement as if the American National acquisition and the merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.
The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:
•
The historical audited consolidated financial statements of Atlantic Union as of and for the year ended December 31, 2023 (included in Atlantic Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•
The historical unaudited consolidated financial statements of Atlantic Union as of and for the nine months ended September 30, 2024 (included in Atlantic Union’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024);

•
The historical audited consolidated financial statements of Sandy Spring as of and for the year ended December 31, 2023 (included in Sandy Spring’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•
The historical unaudited consolidated financial statements of Sandy Spring as of and for the nine months ended September 30, 2024 (included in Sandy Spring’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024);

•
The historical audited consolidated financial statements of American National as of and for the year ended December 31, 2023 (included as Exhibit 99.1 in Atlantic Union’s Amended Current Report on Form 8-K/A dated April 18, 2024); and

•
The historical unaudited consolidated financial statements of American National as of and for the three months ended March 31, 2024 (included as Exhibit 99.5 in Atlantic Union’s Current Report on Form 8-K dated October 21, 2024).

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this joint proxy statement/prospectus, including the unaudited pro forma condensed combined financial statements of Atlantic Union and American National as of and for the year ended December 31, 2023, attached as Exhibit 99.2 to Atlantic Union’s Amended Current Report on Form 8-K/A dated April 18, 2024.
The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the American National acquisition, the merger and the forward sale agreement, all of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisitions of American National and Sandy Spring by Atlantic Union. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not purport to represent the surviving corporation’s consolidated results of operations or consolidated financial position that would actually have occurred had the American National acquisition and the merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the surviving corporation’s consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma condensed combined financial data appearing below is based on available preliminary information and certain assumptions that are believed to be reasonable as of the date of this joint proxy statement/prospectus and also does not consider any potential effects of changes in market conditions, certain asset dispositions (including the proposed sale of approximately $2 billion of commercial real estate loans at, or shortly after, the completion of the merger), cost savings, or revenue synergies, among other factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and the consolidated audited and unaudited financial statements of Atlantic Union and Sandy Spring included elsewhere, or incorporated by reference, in this joint proxy statement/prospectus, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
The American National Acquisition
On April 1, 2024, Atlantic Union completed its previously announced merger with American National, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union and American National. At the effective time of the merger, American National merged with and into Atlantic Union, with Atlantic Union continuing as the surviving corporation. Immediately following the merger, American National Bank and Trust Company, American National’s wholly owned subsidiary bank, merged with and into Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank. American National’s results of operations have been included in Atlantic Union’s consolidated results since the date of the American National acquisition.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, with Atlantic Union as the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of American National to conform to the presentation in Atlantic Union’s financial statements. The unaudited pro forma condensed combined balance sheet as of September 30, 2024, does not reflect transaction accounting adjustments related to the American National acquisition as the American National acquisition is already reflected in the historical balance sheet of Atlantic Union as of September 30, 2024. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024, and for the year ended December 31, 2023, are presented as if the American National acquisition occurred on January 1, 2023, each of which does not necessarily indicate the results of operations if the businesses had been combined for the historical period, or the results of operations in future periods.
Accounting for the Merger
The unaudited pro forma condensed combined financial data is provided to aid stockholders in their analysis of the financial aspect of the merger and the American National acquisition and to provide information about the forward sale agreement. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
Forward Sale Agreement
In connection with the forward sale agreement, the forward purchaser borrowed from third parties an aggregate of 11,338,028 shares of Atlantic Union common stock. Such borrowed shares of Atlantic Union common stock were delivered by the forward seller for sale to the underwriters in this offering. Atlantic Union did not initially receive any proceeds from the sale of the shares of Atlantic Union common stock sold by the forward seller to the underwriters. Atlantic Union expects to physically settle the forward sale agreement at the offering size of $402.5 million (by the delivery of shares of Atlantic Union common stock) and receive proceeds from the sale of those shares of Atlantic Union common stock upon one or more forward settlement dates within approximately 18 months from the date of the forward sale agreement. Atlantic Union expects to receive net proceeds from the full physical settlement of the forward sale agreement, before expenses, of approximately $386.4 million, based upon the initial forward sale price of $34.08 per share, which is equal to the public offering price per share, less the underwriting discount per share. Atlantic Union may also elect cash settlement or net share settlement for all or a portion of its obligations under the forward sale agreement. If Atlantic Union elects to cash settle or net share settle the forward sale agreement, then it may not receive any proceeds from the issuance of shares of Atlantic Union common stock in respect of the forward sale agreement, and Atlantic Union will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of Atlantic Union common stock (in the case of net share settlement).
Basis of Pro Forma Presentation
The historical financial data of Atlantic Union, American National and Sandy Spring has been adjusted to give pro forma effect to the transaction accounting required for the American National acquisition, the merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the surviving corporation upon closing of the merger and full physical settlement of the forward sale agreement at the offering size of $402.5 million.
The unaudited pro forma condensed combined financial data is not necessarily indicative of what the surviving corporation’s balance sheet or statement of income would have been had the American National acquisition been completed, the merger been completed and the forward sale agreement been fully physically settled at the offering size of $402.5 million as of the dates indicated, nor do they purport to project the future financial position or operating results of the surviving corporation. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the merger. American National and Atlantic Union did not have any historical material relationship before the American National acquisition. Sandy Spring and Atlantic Union have not had any historical material relationship before the merger. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(Dollars in thousands, except share and per share data)
	As of September 30, 2024
(Dollars in thousands)	Atlantic Union (Historical)	Sandy Spring (As Reclassified)(1)	Transaction Accounting Adjustments	Note	Combined Pro Forma
Assets
Cash and cash equivalents	$528,070	$750,346	$240,979	(2), (3)	$1,519,395
Securities available for sale, at fair value	2,608,182	1,149,056	—		3,757,238
Securities held to maturity, at carrying value	807,080	220,296	(41,583)	(4)	985,793
Other investments, at cost	117,881	71,136	—		189,017
Loans held for sale	11,078	21,914	—		32,992
Loans held for investment, net of deferred fees and costs	18,337,299	11,491,921	(742,458)	(5)	29,086,762
Less: allowance for loan losses	160,685	131,428	40,951	(6)	333,064
Total loans held for investment, net	18,176,614	11,360,493	(783,409)		28,753,698
Premises and equipment, net	115,093	57,249	9,000	(7)	181,342
Goodwill	1,212,710	363,436	488,639	(8)	2,064,785
Amortizable intangibles, net	90,176	30,514	247,652	(9)	368,342
Bank owned life insurance	489,759	170,584	—		660,343
Other assets	647,080	188,049	122,550	(10)	957,679
Total assets	$24,803,723	$14,383,073	$283,828		$39,470,624
Liabilities
Noninterest-bearing demand deposits	$4,422,909	$2,903,063	—		$7,325,972
Interest-bearing deposits	15,882,378	8,834,631	5,000	(11)	24,722,009
Total deposits	20,305,287	11,737,694	5,000		32,047,981
Other short-term borrowings	434,227	520,767	—		954,994
Long-term borrowings	417,937	371,251	(10,000)	(12)	779,188
Other liabilities	463,856	124,524	—		588,380
Total liabilities	21,621,307	12,754,236	(5,000)		34,370,543
Stockholders’ Equity
Preferred stock	173	—	—		173
Common stock	118,494	45,125	24,723	(2), (13), (14)	188,342
Additional paid-in capital	2,277,024	748,202	1,324,675	(2), (13), (14)	4,349,901
Retained earnings	1,079,032	911,411	(1,136,471)	(3), (6), (13)	853,972
Accumulated other comprehensive loss	(292,307)	(75,901)	75,901	(13)	(292,307)
Total stockholders’ equity	3,182,416	1,628,837	288,828		5,100,081
Total liabilities and stockholders’ equity	$24,803,723	$14,383,073	$283,828		$39,470,624
Please refer to the notes to the unaudited pro forma condensed combined financial data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(Dollars in thousands, except share and per share data)
	For the Nine Months Ended September 30, 2024
(Dollars in thousands, except per share amounts)	Atlantic Union (Historical)	American National (Historical) (for the three months ended March, 31, 2024)	American National Transaction Accounting Adjustments	Note	Combined Pro Forma Subtotal	Sandy Spring (As reclassified)(15)	Sandy Spring Transaction Accounting Adjustments	Note	Combined Pro Forma
Interest and dividend income
Interest and fees on loans	$810,886	$28,339	$15,007	(16)	$854,232	$456,309	$149,154	(23)	$1,459,695
Interest and dividends on securities:
Taxable	68,012	2,615	4,844	(17)	75,471	21,319	34,691	(24)	131,481
Nontaxable	24,455	24	17	(17)	24,496	5,385	9,284	(24)	39,165
Other interest income	4,977	625	—		5,602	18,212	—		23,814
Total interest and dividend income	908,330	31,603	19,868		959,801	501,225	193,129		1,654,155
Interest expense
Interest on deposits	354,584	10,871	—		365,455	227,062	—		592,517
Interest on borrowings	38,456	1,641	116	(18)	40,213	33,123	1,364	(26)	74,700
Total interest expense	393,040	12,512	116		405,668	260,185	1,364		667,217
Net interest income	515,290	19,091	19,752		554,133	241,040	191,765		986,938
Provision for credit losses	32,592	400	—		32,992	9,724	—		42,716
Net interest income after provision for credit losses	482,698	18,691	19,752		521,141	231,316	191,765		944,222
Noninterest income
Service charges on deposit accounts	27,447	518	—		27,965	8,765	—		36,730
Loss on sale of securities	(6,510)	—	—		(6,510)	—	—		(6,510)
Other operating income	62,714	3,755	(1,068)	(19),(22)	65,401	48,904	—		114,305
Total noninterest income	83,651	4,273	(1,068)		86,856	57,669	—		144,525
Noninterest expenses
Salaries and benefits	199,867	8,527	—		208,394	115,549	—		323,943
Occupancy expenses	22,267	1,555	—		23,822	14,278	—		38,100
Technology and data processing	28,138	1,461	—		29,599	9,414	—		39,013
Amortization of intangible assets	13,693	215	4,031	(20)	17,939	6,527	29,954	(28)	54,420
Merger-related costs	33,005	165	—		33,170	—	—		33,170
Other expenses	80,889	3,488	(411)	(22)	83,966	63,279	—		147,245
Total noninterest expenses	377,859	15,411	3,620		396,890	209,047	29,954		635,891
Income before income taxes	188,490	7,553	15,064		211,107	79,938	161,811		452,856
Income tax expense	37,144	1,509	3,465	(30)	42,118	20,550	37,217	(30)	99,885
Net income	151,346	6,044	11,599		168,989	59,388	124,594		352,971
Dividends on preferred stock	8,901	—	—		8,901	—	—		8,901
Net income available to common shareholders	$142,445	$6,044	$11,599		$160,088	$59,388	$124,594		$344,070
Basic earnings per common share	$1.68	$0.57				$1.32			$2.32
Diluted earnings per common share	$1.68	$0.57				$1.31			$2.32
Basic weighted average number of common shares outstanding	84,933,126	10,630,663	3,720,732	(21)	99,284,521	45,046,255	3,997,691	(31)	148,328,467
Diluted weighted average number of common shares outstanding	84,933,213	10,630,663	3,720,732	(21)	99,284,608	45,156,521	3,987,869	(31)	148,428,998
Please refer to the notes to the unaudited pro forma condensed combined financial data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2023
(Dollars in thousands, except share and per share data)
	For the Year Ended December 31, 2023
(Dollars in thousands, except per share amounts)	Atlantic Union (Historical)	American National (Historical)	American National Transaction Accounting Adjustments	Note	Combined Pro Forma Subtotal	Sandy Spring (As reclassified)(15)	Sandy Spring Transaction Accounting Adjustments	Note	Combined Proforma
Interest and dividend income
Interest and fees on loans	$846,923	$106,471	$43,467	(16)	$996,861	$579,960	$198,873	(23)	$1,775,694
Interest and dividends on securities:
Taxable	67,075	11,034	16,146	(17)	94,255	26,992	46,254	(24)	167,501
Nontaxable	34,381	139	57	(17)	34,577	7,224	12,379	(24)	54,180
Other interest income	6,071	2,585	—		8,656	23,348	—		32,004
Total interest and dividend income	954,450	120,229	59,670		1,134,349	637,524	257,506		2,029,379
Interest expense
Interest on deposits	296,689	28,843	—		325,532	225,028	(5,000)	(25)	545,560
Interest on borrowings	46,748	6,804	463	(18)	54,015	57,946	1,818	(26)	113,779
Total interest expense	343,437	35,647	463		379,547	282,974	(3,182)		659,339
Net interest income	611,013	84,582	59,207		754,802	354,550	260,688		1,370,040
Provision for credit losses	31,618	495	—		32,113	(17,561)	103,427	(27)	117,979
Net interest income after provision for credit losses	579,395	84,087	59,207		722,689	372,111	157,261		1,252,061
Noninterest income
Service charges on deposit accounts	33,240	2,216	—		35,456	10,447	—		45,903
Loss on sale of securities	(40,989)	(68)	—		(41,057)	—	—		(41,057)
Other operating income	98,626	16,188	(4,215)	(19),(22)	110,599	56,631	—		167,230
Total noninterest income	90,877	18,336	(4,215)		104,998	67,078	—		172,076
Noninterest expenses
Salaries and benefits	236,682	36,356	—		273,038	160,192	—		433,230
Occupancy expenses	25,146	6,219	—		31,365	18,778	—		50,143
Technology and data processing	32,484	5,394	—		37,878	11,186	—		49,064
Amortization of intangible assets	8,781	1,069	14,640	(20)	24,490	5,223	39,938	(28)	69,651
Merger-related costs	—	2,577	—		2,577	—	145,421	(29)	147,998
Other expenses	127,278	16,435	(1,309)	(22)	142,404	79,675	—		222,079
Total noninterest expenses	430,371	68,050	13,331		511,752	275,054	185,359		972,165
Income before income taxes	239,901	34,373	41,661		315,935	164,135	(28,098)		451,972
Income tax expense	38,083	8,214	9,582	(30)	55,879	41,291	(6,463)	(30)	90,707
Net income	201,818	26,159	32,079		260,056	122,844	(21,635)		361,265
Dividends on preferred stock	11,868	—	—		11,868	—	—		11,868
Net income available to common shareholders	$189,950	$26,159	$32,079		$248,188	$122,844	$(21,635)		$349,397
Basic earnings per common share	$2.53	$2.46				$2.74			$2.48
Diluted earnings per common share	$2.53	$2.46				$2.73			$2.48
Basic weighted average number of common shares outstanding	74,961,390	10,627,709	3,719,698	(21)	89,308,797	44,825,445	6,855,528	(31)	140,989,770
Diluted weighted average number of common shares outstanding	74,962,363	10,628,559	3,719,996	(21)	89,310,918	44,947,263	6,843,328	(31)	141,101,509
Please refer to the notes to the unaudited pro forma condensed combined financial data.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The pro forma adjustments have been prepared, in the case of the unaudited pro forma condensed combined balance sheet as of September 30, 2024, as if the Merger had been consummated and the forward sale agreement had been fully physically settled on September 30, 2024, in the case of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, as if the American National acquisition had been consummated, the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023, and in the case of the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2024, as if the American National acquisition had been consummated, the Merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023.
The unaudited pro forma condensed combined financial data has been prepared assuming the purchase method of accounting in accordance with GAAP. Under this method, Sandy Spring’s assets and liabilities as of the date of the Merger and American National’s assets and liabilities as of April 1, 2024 will be recorded at their respective fair values and added to those of Atlantic Union. Any difference between the purchase price for Sandy Spring and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. Similarly, the excess of the merger consideration over the fair value of American National’s net assets will be allocated to goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.
The pro forma adjustments represent management’s estimates based on information available and are subject to change as additional information becomes available and additional analyses are performed. Atlantic Union management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Merger will be expensed as incurred under ASC 805 and are assumed to be cash settled.
Atlantic Union has performed a preliminary review of Sandy Spring’s and Atlantic Union’s accounting policies, and no material impacts are expected to be required as a result of the review performed.
Note 2 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change. Subsequent to the completion of the Merger, Atlantic Union will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.
(1)
Reclassifications to align the Sandy Spring financial presentation to Atlantic Union’s line item descriptions.

(2)
Represents the receipt of $386.4 million from the forward purchaser and the issuance of 11,338,028 shares, in accordance with the terms of the forward sale agreement and assuming such shares are issued at the forward sale price of $34.08 per share and that the forward sale agreement has been fully physically settled at the assumed size of $386.4 million.

(3)
Reflects pre-tax nonrecurring transaction costs of $145.4 million (net of tax $114.1 million) expected to be incurred as a result of the Merger and cash settled.

(4)
Adjustment to Sandy Spring’s held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates of $41.6 million.

(5)
Adjustments to Sandy Spring’s outstanding loans held for investment, net of deferred fees and costs, reflect estimated fair value adjustments consisting of (i) adjustments for credit deterioration in the acquired loan portfolio, including adjustments on acquired loans that have not experienced more-than-insignificant deterioration in credit quality since origination, or non-purchased credit deteriorated loans, or non-PCD loans, and adjustments on acquired loans that have experienced more-than-insignificant deterioration in credit quality since origination, or PCD loans, (ii) an interest rate mark based on current market interest rates and spreads including the consideration of liquidity concerns, and (iii) a gross up of PCD loans, each as reflected in the following table:

(Dollars in thousands)	September 30, 2024
Credit mark – acquired non-PCD loans	$(103,427)
Credit mark – acquired PCD loans	(68,952)
Interest rate mark – acquired loans	(639,031)
Net fair value adjustments	(811,410)
Gross up of PCD loans	68,952
Cumulative pro forma adjustments to loans held for investment, net of deferred fees and costs	$(742,458)

(6)
Adjustments to Sandy Spring’s ACL that consist of (i) an adjustment to reverse its existing ACL, as loans acquired in a business combination are recorded at fair value and the recorded ACL of the acquired company is not carried over, (ii) the credit mark on acquired PCD loans, which under the CECL framework, is reflected as a gross up to both loans and ACL and is subject to change at closing of the Merger, and (iii) an additional allowance for non-PCD loans under CECL of $103.4 million with a deferred tax adjustment of $23.8 million, resulting in a net impact to retained earnings of $79.6 million, which will be recognized through the income statement of the combined company following the closing of the Merger, each as reflected in the following table:

(Dollars in thousands)	September 30, 2024
Reversal of Crescent’s existing ACL	$(131,428)
Estimate of lifetime credit losses for PCD loans	68,952
CECL ACL for non-PCD loans	103,427
Cumulative pro forma adjustment to allowance for credit losses	$40,951

(7)
Adjustment to Sandy Spring’s Premises and equipment to reflect the estimated fair value.

(8)
An adjustment to eliminate Sandy Spring’s legacy goodwill of $363.4 million, and to record estimated goodwill of $852.1 million related to the Merger, based on the preliminary pro forma allocation of purchase price as shown in Note 4 below.

(9)
Adjustment to record an estimated core deposit intangible asset of $212.7 million and a customer relationship intangible asset of $65.5 million and to eliminate Sandy Spring’s previously reported other amortizable intangible assets of $30.5 million. The core deposit intangible asset and customer relationship intangible asset is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method and straight-line method, respectively. The estimate of the core deposit intangible asset represents a 2.75% premium on Sandy Spring’s core deposits based on current market data for similar transactions.

(10)
Adjustment to record deferred federal income taxes to reflect the effects of the acquisition accounting adjustments based on Atlantic Union’s federal income statutory tax rate of 23%.

(11)
Adjustment to reflect the estimated fair value of Sandy Spring’s time deposits based on current market interest rates for similar instruments.

(12)
Adjustment to reflect the estimated fair value of Sandy Spring’s subordinated debt at current market rates and spreads for similar instruments.

(13)
Adjustment to eliminate Sandy Spring’s stockholders’ equity and record the issuance of shares of Atlantic Union common stock on the conversion of all of the outstanding shares of Sandy Spring’s common stock into shares of Atlantic Union common stock based on the Exchange Ratio.

(14)
Adjustment to record the equity to be issued as Merger Consideration. The adjustment to additional paid-in capital represents the amount of equity consideration above the $1.33 par value of Atlantic Union common stock issuable in the Merger.

Note 3 — Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of income. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change.
(15)
Reclassifications to align Sandy Spring financial presentation to Atlantic Union’s line item descriptions.

(16)
Adjustment represents the estimated net discount accretion on acquired American National loans. Discount expected to be accreted over four years using the sum-of-years digits method.

(17)
Adjustment represents the estimated net discount accretion on American National’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over six years using the sum-of-years digits method.

(18)
Adjustment represents the estimated net discount amortization on American National’s trust preferred capital notes assumed in the American National acquisition. Discount on such trust preferred capital notes is expected to be accreted over 12 years using the straight-line method.

(19)
Adjustment represents the estimated loss of pre-tax income resulting from application of the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following the American National acquisition.

(20)
Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method. Also includes elimination of amortization previously recorded by American National in connection with previous acquisitions.

(21)
Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of American National common stock outstanding and to record shares of Atlantic Union common stock issued in the American National acquisition.

(22)
Adjustment for the reclassification of American National’s interchange network fees recorded in other expenses to noninterest income, to align with the presentation of Atlantic Union’s income statements.

(23)
Adjustment represents the estimated net discount accretion on acquired Sandy Spring loans. Discount expected to be accreted over seven years using the sum-of-years digits method. See Note 5 below.

(24)
Adjustment represents the estimated net discount accretion on Sandy Spring’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over five years using the sum-of-years digits method. Adjustment also represents net interest income associated with the receipt of $386.4 million from the forward purchaser and the cash impact of non-recurring transaction costs. See Note 5 below.

(25)
Adjustment represents the estimated net discount amortization on Sandy Spring’s time deposits. Discount on such time deposits is expected to be amortized over one year using the straight-line method. See Note 5 below.

(26)
Adjustment represents the estimated net discount amortization on Sandy Spring’s subordinated debt to be assumed in the Merger. Discount on such subordinated debt is expected to be accreted over five and a half years using the straight-line method. See Note 5 below.

(27)
Reflects the recognition of nonrecurring expenses related to the provision for credit losses for non-PCD loans to establish reserve.

(28)
Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits and straight-line method, respectively. Also includes elimination of amortization previously recorded by Sandy Spring in connection with previous acquisitions. See Note 5 below.

(29)
Reflects the recognition of nonrecurring expenses related to estimated transaction costs related to the Merger in the amount of $145.4 million.

(30)
Adjustment to federal income tax expense to record the federal income tax effects of pro forma adjustments related to the Merger and the American National acquisition using a federal corporate income tax rate of 23%.

(31)
Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of Sandy Spring common stock outstanding and to record shares of Atlantic Union common stock to be issued in the Merger, calculated using the Exchange Ratio, and shares to be issued in accordance with the terms of the forward sale agreement.

Note 4 — Preliminary Pro Forma Allocation of Purchase Price
The preliminary pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (a) Sandy Spring’s balance sheet and operating results through the effective time of the Merger; (b) the aggregate value of merger consideration paid if the price of shares of Atlantic Union common stock varies from the assumed $42.65 per share; (c) total merger-related costs if consummation and/or implementation costs vary from currently estimated amounts; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
The pro forma adjustments include the estimated purchase accounting entries to record the Merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable as of the date of this prospectus supplement, and may be revised as additional information becomes available.
The following table shows the preliminary pro forma allocation of the estimated consideration to be paid in the Merger for Sandy Spring common stock, based on the closing share price of Atlantic Union common stock of $42.65 on the NYSE on November 14, 2024 to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the Merger:
(Dollars in thousands)
Purchase Price:
Fair value of shares of common stock issued		$1,756,325
Total pro forma purchase price		$1,756,325
Fair value of assets acquired:
Cash and cash equivalents	$750,346
Securities	$1,398,905
Loans held for sale	$21,914
Net loans held for investment	$10,680,511
Premises and equipment	$66,249

(Dollars in thousands)
Amortizable intangibles	$278,166
Other assets	$457,395
Total assets	$13,653,486
Fair value of liabilities assumed:
Deposits	$11,742,694
Short-term borrowings	$520,767
Long-term borrowings	$361,251
Other liabilites	$124,524
Total liabilities	$12,749,236
Net assets acquired		$904,250
Preliminary pro forma goodwill		$852,075

The purchase price is contingent on the price per share of Atlantic Union common stock at the effective time of the Merger, which has not yet occurred. The following table summarizes the sensitivity of the purchase price with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price per share of Atlantic Union common stock from $42.65, the closing share price of Atlantic Union common stock on the NYSE on November 14, 2024, and its impact on the preliminary goodwill estimate.
Share Price Sensitivity (dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 10%	$1,931,958	$1,027,708
As presented in pro forma	$1,756,325	$852,075
Down 10%	$1,580,693	$676,443
Note 5 — Estimated Amortization/Accretion of Acquisition Accounting Adjustments
The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined condensed financial statements on the future pre-tax net income of Sandy Spring after the Merger.
	Accretion / (Amortization) For the Years Ended December 31,
(in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Loans	49,718	178,985	152,469	125,953	99,436	135,897	742,458
Core Deposit Intangibles	(10,150)	(37,700)	(33,833)	(29,967)	(26,100)	(74,916)	(212,666)
Wealth Intangibles	(1,260)	(5,038)	(5,038)	(5,038)	(5,038)	(44,088)	(65,500)
AFS Investment Securities	8,437	29,145	23,009	16,873	10,738	3,835	92,037
HTM Investment Securities	3,812	13,168	10,396	7,624	4,851	1,732	41,583
Time Deposits	1,250	3,750	—	—	—	—	5,000
Subordinated Debt	(455)	(1,818)	(1,818)	(1,818)	(1,818)	(2,273)	(10,000)
The actual effect of purchase accounting adjustments on the future pre-tax income of Sandy Spring will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to Notes 2 and 3 above for additional information on assumed amortization methods.
Note 6 — Earnings per Share Information
The pro forma weighted average shares calculations have been performed for the year ended December 31, 2023 and nine months ended September 30, 2024 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled. As the Merger and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Merger and the forward sale agreement have been outstanding for the entire periods presented.
(Dollars in thousands)	For the Year Ended December 31, 2023
Numerator
Pro forma net income – basic and diluted	$361,265
Less: Preferred dividends	$(11,868)
Net earnings allocated to common stock	$349,397
Denominator
Pro forma weighted average share of common stock outstanding – basic	140,989,770
Pro forma basic earnings per share	$2.48
Add: Dilutive effect of stock options and restricted stock	111,739
Pro forma weighted average share of common stock outstanding – diluted	141,101,509
Pro forma diluted earnings per share	$2.48
(Dollars in thousands)	For the Nine Months Ended September 30, 2024
Numerator
Pro forma net income – basic and diluted	$352,971
Less: Preferred dividends	$(8,901)
Net earnings allocated to common stock	$344,070
Denominator
Pro forma weighted average share of common stock outstanding – basic	148,328,467
Pro forma basic earnings per share	$2.32
Add: Dilutive effect of stock options and restricted stock	100,531
Pro forma weighted average share of common stock outstanding – diluted	148,428,998
Pro forma diluted earnings per share	$2.32

THE ATLANTIC UNION SPECIAL MEETING
This section contains information for holders of Atlantic Union common stock about the special meeting that Atlantic Union has called to allow holders of Atlantic Union common stock to consider and vote on the Atlantic Union merger proposal, Atlantic Union share issuance and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Atlantic Union common stock and a form of proxy card that the Atlantic Union board of directors is soliciting for use by the holders of Atlantic Union common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Atlantic Union special meeting will be held virtually via the Atlantic Union special meeting website on February 5, 2025, at 10:00 a.m. Eastern Time.
Matters to Be Considered
At the Atlantic Union special meeting, holders of Atlantic Union common stock will be asked to consider and vote on the following proposals:
•
the Atlantic Union merger proposal; and

•
the Atlantic Union adjournment proposal.

Recommendation of the Atlantic Union Board of Directors
The Atlantic Union board of directors unanimously recommends that you vote “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal. See the section entitled “The Merger — Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors” for a more detailed discussion of the Atlantic Union board of directors’ recommendation.
Record Date and Quorum
The Atlantic Union board of directors has fixed the close of business on December 12, 2024 as the record date for determination of holders of Atlantic Union common stock entitled to notice of and to vote at the Atlantic Union special meeting. On the record date for the Atlantic Union special meeting, there were 89,770,848 shares of Atlantic Union common stock outstanding.
Shares representing a majority of all the votes entitled to be cast by holders of Atlantic Union common stock must be present or represented by proxy at the Atlantic Union special meeting to constitute a quorum for action on that matter at the Atlantic Union special meeting. If you fail to submit a proxy or to vote at the Atlantic Union special meeting on a proposal, or fail to instruct your bank, broker, trustee or other nominee how to vote on any proposals, your shares of Atlantic Union common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
After a share of Atlantic Union common stock is represented at the Atlantic Union special meeting, it will be counted for the purpose of determining a quorum not only at the Atlantic Union special meeting but also at any adjournment or postponement of the Atlantic Union special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the Atlantic Union special meeting, it is expected that the Atlantic Union special meeting will be adjourned or postponed.
At the Atlantic Union special meeting, each share of Atlantic Union common stock is entitled to one vote on all matters properly submitted to holders of Atlantic Union common stock.
As of the record date, Atlantic Union directors and executive officers and their affiliates owned and were entitled to vote approximately 867,559 shares of Atlantic Union common stock, representing approximately 0.97% of the outstanding shares of Atlantic Union common stock. We currently expect that Atlantic Union’s directors and executive officers will vote their shares in favor of the Atlantic Union merger proposal and the other proposals to be considered at the Atlantic Union special meeting, although only Atlantic Union directors have entered into the Atlantic Union support agreement obligating them to do

so. As of December 12, 2024, the record date for the Atlantic Union special meeting, Atlantic Union’s directors owned and held sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Atlantic Union special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Atlantic Union special meeting. If your bank, broker, trustee or other nominee holds your shares of Atlantic Union common stock in “street name,” such entity will vote your shares of Atlantic Union common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Proposal 1: Atlantic Union merger proposal:
•
Vote required: Approval of the Atlantic Union merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by holders of Atlantic Union common stock at the Atlantic Union special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Atlantic Union special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Atlantic Union merger proposal, it will have the same effect as a vote “AGAINST” the Atlantic Union merger proposal.

Proposal 2: Atlantic Union adjournment proposal:
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Vote required: Approval of the Atlantic Union adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Atlantic Union common stock at the Atlantic Union special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Atlantic Union special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

Attending the Special Meeting
The Atlantic Union special meeting may be accessed via the Atlantic Union special meeting website. Shareholders of record and beneficial owners may participate in the meeting, including by asking questions or voting; however, the process for each is different, as described below. For clarity, guests may attend but will not be able to ask questions or otherwise participate in the Atlantic Union special meeting.
As a shareholder of record, you will be able to attend the Atlantic Union special meeting online, ask questions and vote by visiting the Atlantic Union special meeting website and following the instructions on your proxy card or on the instructions that accompanied your proxy materials.
If you are a beneficial owner and hold your shares through an intermediary, such as a bank or broker, and wish to vote your shares during the Atlantic Union special meeting, you must register in advance to attend the Atlantic Union special meeting virtually on the Internet. To register,you must first obtain a legal proxy from your bank, broker or other nominee, and submit proof of your legal proxy to our transfer agent, Computershare, along with your name and email address and the number of shares of our common stock you held as of December 12, 2024, the record date. Requests for registration should be directed to Computershare by forwarding an email with proof of your legal proxy to legalproxy@computershare.com, or by mail to Computershare, Atlantic Union Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on January 31, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Regardless of your choice, all beneficial owners are encouraged to visit the Atlantic Union special meeting website in advance of the Atlantic Union special meeting for more information on the available options and registration instructions. The online meeting will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time, leaving ample time for the check in.
If you experience technical difficulties, you can use the technical resources available on the virtual meeting website at https://meetnow.global/MXAGYDW or contact investor.relations@atlanticunionbank.com. If we experience technical issues in convening or hosting the meeting, we will promptly post information on the Investor Relations > Company Info > Annual Reports & Proxy section of our website at www.atlanticunionbank.com, including when the meeting will be reconvened.
Proxies
A holder of Atlantic Union common stock may vote by proxy or at the Atlantic Union special meeting via the Atlantic Union special meeting website. If you hold your shares of Atlantic Union common stock in your name as a holder of record, to submit a proxy, you, as a holder of Atlantic Union common stock, may use one of the following methods:
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By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on February 4, 2025. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Atlantic Union special meeting.
Atlantic Union requests that holders of Atlantic Union common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Atlantic Union as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Atlantic Union common stock represented by it will be voted at the Atlantic Union special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Atlantic Union merger proposal and “FOR” the Atlantic Union adjournment proposal.
If a holder’s shares of Atlantic Union common stock are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
If you participate in our Employee Stock Ownership Plan within Atlantic Union’s 401(k) Profit Sharing Plan, or ESOP, and your account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) by internet, telephone, or proxy card for the shares to be voted according to your instructions. The deadline to provide voting instructions for shares held in the ESOP is 10:00 a.m. Eastern Time on February 3, 2025. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares held in the ESOP. If you do not vote your shares held in the ESOP, the Trustee will vote the shares allocated to your ESOP account in the same proportion as it votes the shares of ESOP participants who have voted, subject to the Trustee’s fiduciary duties. You cannot vote your ESOP shares during the special meeting. Your voting instructions to the Trustee will be held in strict confidence and will not be revealed to any employee or director of Atlantic Union.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Atlantic Union special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares of Atlantic Union common stock are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares of Atlantic Union common stock held in a brokerage or other account in “street name” by returning a proxy card directly to Atlantic Union.
Further, banks, brokers, trustees or other nominees who hold shares of Atlantic Union common stock on behalf of their customers may not give a proxy to Atlantic Union to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Atlantic Union special meeting, including the Atlantic Union merger proposal and the Atlantic Union adjournment proposal.
Revocability of Proxies
If you are a holder of Atlantic Union common stock of record, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to Atlantic Union’s corporate secretary;

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granting a subsequently dated proxy;

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voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the Atlantic Union special meeting; or

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attending in person and voting at the Atlantic Union special meeting.

If you hold your shares of Atlantic Union common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the Atlantic Union special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Atlantic Union after the vote will not affect the vote. Atlantic Union’s corporate secretary’s mailing address is: 4300 Cox Road, Glen Allen, Virginia 23060. If the Atlantic Union special meeting is postponed or adjourned, it will not affect the ability of holders of Atlantic Union common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of Atlantic Union common stock residing at the same address, unless such holders of Atlantic Union common stock have notified Atlantic Union of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Atlantic Union common stock and Sandy Spring common stock, you will receive two separate packages of proxy materials.
Atlantic Union will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Atlantic Union common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Atlantic Union’s corporate secretary at 4300 Cox Road, Glen Allen, Virginia 23060, or Atlantic Union’s proxy solicitor, Sodali & Co, by calling toll-free at (800) 662-5200, or for banks and brokers, collect at (203) 658-9400, or by email at AUB@investor.sodali.com.
Solicitation of Proxies
Atlantic Union and Sandy Spring will each bear their own expenses incurred in connection with the merger, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by Atlantic Union and Sandy Spring. To assist in the solicitation of proxies, Atlantic Union has retained Sodali & Co, for a fee of $25,000 plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable and customary documented out-of-pocket expenses for their services. Atlantic Union and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Atlantic Union common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Atlantic Union. No additional compensation will be paid to Atlantic Union’s directors, officers or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding Atlantic Union’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Atlantic Union at 4300 Cox Road, Glen Allen, Virginia 23060, or by telephone at (804) 633-5031, or Atlantic Union’s proxy solicitor, Sodali & Co, by calling toll-free at (800) 662-5200, or for banks and brokers, collect at (203) 658-9400, or by email at AUB@investor.sodali.com.

ATLANTIC UNION PROPOSALS
Proposal 1: Atlantic Union Merger Proposal
Atlantic Union is asking holders of Atlantic Union common stock to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Atlantic Union common stock to holders of shares of Sandy Spring common stock pursuant to the merger agreement (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Atlantic Union common stock in an amount that exceeds 20% of the currently outstanding shares of Atlantic Union common stock). Holders of Atlantic Union common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Atlantic Union board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of Atlantic Union and its stockholders, (ii) approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Atlantic Union common stock for approval and (v) recommended approval of the merger agreement by the holders of Atlantic Union common stock. See the section entitled “The Merger — Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors” for a more detailed discussion of the recommendation of the Atlantic Union board of directors.
Approval of the Atlantic Union merger proposal is a condition to the completion of the merger. If the Atlantic Union merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see the section entitled “The Merger Agreement — Terms of the Merger.”
Vote Required for Approval
Approval of the Atlantic Union merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by holders of Atlantic Union common stock at the Atlantic Union special meeting. Shares of Atlantic Union common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the Atlantic Union merger proposal.
Recommendation of the Atlantic Union Board of Directors
THE ATLANTIC UNION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ATLANTIC UNION MERGER PROPOSAL.
Proposal 2: Atlantic Union Adjournment Proposal
The Atlantic Union special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Atlantic Union special meeting to approve the Atlantic Union merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Atlantic Union common stock.
If, at the Atlantic Union special meeting, the number of shares of Atlantic Union common stock present or represented and voting in favor of the Atlantic Union merger proposal is insufficient to approve the Atlantic Union merger proposal, Atlantic Union may move to adjourn or postpone the Atlantic Union special meeting in order to enable the Atlantic Union board of directors to solicit additional proxies for approval of the Atlantic Union merger proposal. In that event, Atlantic Union will ask holders of Atlantic Union common stock to vote on the Atlantic Union adjournment proposal, but not the Atlantic Union merger proposal.

In this proposal, Atlantic Union is asking holders of Atlantic Union common stock to authorize the holder of any proxy solicited by the Atlantic Union board of directors on a discretionary basis to vote in favor of adjourning the Atlantic Union special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Atlantic Union common stock who have previously voted. Pursuant to the Atlantic Union bylaws, the Atlantic Union special meeting may be adjourned without new notice being given, unless the adjournment is for a period of more than 90 days.
Vote Required for Approval
The approval of the Atlantic Union adjournment proposal by holders of Atlantic Union common stock is not a condition to the completion of the merger. Approval of the Atlantic Union adjournment proposal requires the affirmative vote of majority of the votes cast by holders of Atlantic Union common stock at the Atlantic Union special meeting. Shares of Atlantic Union common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the Atlantic Union adjournment proposal.
Recommendation of the Atlantic Union Board of Directors
THE ATLANTIC UNION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ATLANTIC UNION ADJOURNMENT PROPOSAL.

THE SANDY SPRING SPECIAL MEETING
This section contains information for holders of Sandy Spring common stock about the special meeting that Sandy Spring has called to allow holders of Sandy Spring common stock to consider and vote on the Sandy Spring merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Sandy Spring common stock and a form of proxy card that the Sandy Spring board of directors is soliciting for use by the holders of Sandy Spring common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Sandy Spring special meeting will be held will be held on February 5, 2025, at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853, at 10:00 a.m. Eastern Time.
Matters to Be Considered
At the Sandy Spring special meeting, holders of Sandy Spring common stock will be asked to consider and vote on the following proposals:
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the Sandy Spring merger proposal;

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the Sandy Spring compensation proposal; and

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the Sandy Spring adjournment proposal.

Recommendation of the Sandy Spring Board of Directors
The Sandy Spring board of directors unanimously recommends that you vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal. See the section entitled “The Merger — Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors” for a more detailed discussion of the Sandy Spring board of directors’ recommendation.
Record Date and Quorum
The Sandy Spring board of directors has fixed the close of business on December 12, 2024 as the record date for determination of holders of Sandy Spring common stock entitled to notice of and to vote at the Sandy Spring special meeting. On the record date for the Sandy Spring special meeting, there were 45,151,453 shares of Sandy Spring common stock outstanding.
Shares representing a majority of all the votes entitled to be cast by holders of Sandy Spring common stock must be present or represented by proxy at the Sandy Spring special meeting to constitute a quorum for action on that matter at the Sandy Spring special meeting. If you fail to submit a proxy or to vote at the Sandy Spring special meeting on a proposal, or fail to instruct your bank, broker, trustee or other nominee how to vote on any proposals, your shares of Sandy Spring common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
After a share of Sandy Spring common stock is represented at the Sandy Spring special meeting, it will be counted for the purpose of determining a quorum not only at the Sandy Spring special meeting but also at any adjournment or postponement of the Sandy Spring special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the Sandy Spring special meeting, it is expected that the Sandy Spring special meeting will be adjourned or postponed.
At the Sandy Spring special meeting, each share of Sandy Spring common stock is entitled to one vote on all matters properly submitted to holders of Sandy Spring common stock.
As of the record date, Sandy Spring directors and executive officers and their affiliates owned and were entitled to vote approximately 1,517,425 shares of Sandy Spring common stock, representing approximately 3.4% of the outstanding shares of Sandy Spring common stock. We currently expect that Sandy Spring’s directors and executive officers will vote their shares in favor of the Sandy Spring merger proposal and the other proposals to be considered at the Sandy Spring special meeting, although only Sandy Spring directors have entered into the Sandy Spring support agreement obligating them to do so. As of December 12, 2024, the record date for the Sandy Spring special meeting, Sandy Spring’s directors owned and held sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Sandy Spring special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Sandy Spring special meeting. If your bank, broker, trustee or other nominee holds your shares of Sandy Spring common stock in “street name,” such entity will vote your shares of Sandy Spring common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Proposal 1: Sandy Spring merger proposal:
Vote required:   Approval of the Sandy Spring merger proposal requires the affirmative vote of 66 2∕3% of all the votes entitled to be cast by holders of Sandy Spring common stock at the Sandy Spring special meeting.
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Sandy Spring special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Sandy Spring merger proposal, it will have the same effect as a vote “AGAINST” the Sandy Spring merger proposal.
Proposal 2: Sandy Spring compensation proposal:
Vote required:   Approval of the Sandy Spring compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Sandy Spring common stock at the Sandy Spring special meeting.
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Sandy Spring special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Sandy Spring compensation proposal, it will have no effect on such proposal.
Proposal 3: Sandy Spring adjournment proposal:
Vote required:   Approval of the Sandy Spring adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Sandy Spring common stock at the Sandy Spring special meeting.
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Sandy Spring special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on such proposal.
Attending the Special Meeting
Shareholders of record and beneficial owners may participate in the meeting, including by asking questions or voting; however, the process for each is different, as described below. For clarity, guests may attend but will not be able to ask questions or otherwise participate in the Sandy Spring special meeting.

As a shareholder of record, you will be able to attend the Sandy Spring special meeting, ask questions and vote by following the instructions on your proxy card or on the instructions that accompanied your proxy materials.
The meeting will begin promptly at 10:00 a.m. Eastern Time.
Proxies
A holder of Sandy Spring common stock may vote by proxy or at the Sandy Spring special meeting. If you hold your shares of Sandy Spring common stock in your name as a holder of record, to submit a proxy, you, as a holder of Sandy Spring common stock, may use one of the following methods:
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By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 12:00 a.m. Eastern Time on February 5, 2025. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Sandy Spring special meeting.
Sandy Spring requests that holders of Sandy Spring common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Sandy Spring as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sandy Spring common stock represented by it will be voted at the Sandy Spring special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal.
If a holder’s shares of Sandy Spring common stock are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
If you participate in the Sandy Spring Bank 401(k) Plan, and your plan account holds shares of Sandy Spring common stock, you must provide voting instructions to Principal Trust Company, the trustee for the 401(k) plan by internet, telephone, or proxy card for the shares to be voted according to your instructions. Your voting instructions to the trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the 401(k) plan is at 11:59 p.m. Eastern Time on January 31, 2025. After the voting instruction deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. If you do not direct the trustee how to vote the shares in your 401(k) plan account, the trustee will vote the shares in the 401(k) plan in the same proportion as the voting instructions it receives from other participants as of the voting instruction deadline.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Sandy Spring special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares of Sandy Spring common stock are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

You may not vote shares of Sandy Spring common stock held in a brokerage or other account in “street name” by returning a proxy card directly to Sandy Spring.
Further, banks, brokers, trustees or other nominees who hold shares of Sandy Spring common stock on behalf of their customers may not give a proxy to Sandy Spring to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Sandy Spring special meeting, including the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal.
Revocability of Proxies
If you are a holder of Sandy Spring common stock of record, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to Sandy Spring’s corporate secretary;

•
granting a subsequently dated proxy;

•
voting by telephone or the Internet at a later time, before 12:00 a.m. Eastern Time on the day of the Sandy Spring special meeting; or

•
attending in person and voting at the Sandy Spring special meeting.

If you hold your shares of Sandy Spring common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the Sandy Spring special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Sandy Spring after the vote will not affect the vote. Sandy Spring’s corporate secretary’s mailing address is: 17801 Georgia Avenue, Olney, Maryland 20832. If the Sandy Spring special meeting is postponed or adjourned, it will not affect the ability of holders of Sandy Spring common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of Sandy Spring common stock residing at the same address, unless such holders of Sandy Spring common stock have notified Sandy Spring of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Sandy Spring common stock and Sandy Spring common stock, you will receive two separate packages of proxy materials.
Sandy Spring will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Sandy Spring common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Sandy Spring’s corporate secretary at 17801 Georgia Avenue, Olney, Maryland 20832, or Sandy Spring’s proxy solicitor, Georgeson LLC, by calling toll-free at (888) 755-4026.
Solicitation of Proxies
Atlantic Union and Sandy Spring will each bear their own expenses incurred in connection with the merger, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by Atlantic Union and Sandy Spring. To assist in the solicitation of proxies, Sandy Spring has retained Georgeson LLC, for a fee of $12,000, plus additional fees for each holder of Sandy Spring common stock contacted and other matters and reimbursement of reasonable and customary documented out-of-pocket expenses for their services. Sandy Spring and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Sandy Spring common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Sandy Spring. No additional compensation will be paid to Sandy Spring’s directors, officers or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding Sandy Spring’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Sandy Spring at 17801 Georgia Avenue, Olney, Maryland 20832, or by telephone at (800) 399-5919, or Sandy Spring’s proxy solicitor, Georgeson LLC, by calling toll-free at (888) 755-4026.

SANDY SPRING PROPOSALS
Proposal 1: Sandy Spring Merger Proposal
Sandy Spring is asking holders of Sandy Spring common stock to approve the merger agreement and the transactions contemplated thereby, including the merger.
Holders of Sandy Spring common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Sandy Spring board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of Sandy Spring and its stockholders, (ii) approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Sandy Spring common stock for approval and (v) recommended approval of the merger agreement by the holders of Sandy Spring common stock. See the section entitled “The Merger — Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors” for a more detailed discussion of the recommendation of the Sandy Spring board of directors.
Approval of the Sandy Spring merger proposal is a condition to the completion of the merger. If the Sandy Spring merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see the section entitled “The Merger Agreement — Terms of the Merger.”
Vote Required for Approval
Approval of the Sandy Spring merger proposal requires the affirmative vote of 66 2∕3% of all the votes entitled to be cast by holders of Sandy Spring common stock at the Sandy Spring special meeting. Shares of Sandy Spring common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the Sandy Spring merger proposal.
Recommendation of the Sandy Spring Board of Directors
THE SANDY SPRING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SANDY SPRING MERGER PROPOSAL.
Proposal 2: Sandy Spring Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Sandy Spring is seeking a non-binding, advisory shareholder approval of the compensation of Sandy Spring’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Sandy Spring’s Named Executive Officers.” The Sandy Spring compensation proposal gives holders of Sandy Spring common stock the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to Sandy Spring’s named executive officers.
The Sandy Spring board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking holders of Sandy Spring common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Sandy Spring named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Sandy Spring’s Named Executive Officers” are hereby APPROVED.”

Vote Required for Approval
The vote on the Sandy Spring compensation proposal is a vote separate and apart from the votes on the Sandy Spring merger proposal and the Sandy Spring adjournment proposal. Accordingly, if you are a holder of Sandy Spring common stock, you may vote to approve the Sandy Spring merger proposal and/or the Sandy Spring adjournment proposal and vote not to approve the Sandy Spring compensation proposal, and vice versa. The approval of the Sandy Spring compensation proposal by holders of Sandy Spring common stock is not a condition to the completion of the merger. Because the vote on the Sandy Spring compensation proposal is advisory only, it will not affect the obligation of Sandy Spring, Atlantic Union or the surviving corporation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, if the merger is completed, the merger-related compensation will be paid to Sandy Spring’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Sandy Spring common stock fail to approve the advisory vote regarding merger-related compensation.
Approval of the Sandy Spring compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Sandy Spring common stock at the special meeting. Shares of Sandy Spring common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the Sandy Spring compensation proposal.
Recommendation of the Sandy Spring Board of Directors
THE SANDY SPRING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SANDY SPRING COMPENSATION PROPOSAL.
Proposal 3: Sandy Spring Adjournment Proposal
The Sandy Spring special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Sandy Spring special meeting to approve the Sandy Spring merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Sandy Spring common stock.
If, at the Sandy Spring special meeting, the number of shares of Sandy Spring common stock present or represented and voting in favor of the Sandy Spring merger proposal is insufficient to approve the Sandy Spring merger proposal, Sandy Spring may move to adjourn or postpone the Sandy Spring special meeting in order to enable the Sandy Spring board of directors to solicit additional proxies for approval of the Sandy Spring merger proposal. In that event, Sandy Spring will ask holders of Sandy Spring common stock to vote on the Sandy Spring adjournment proposal, but not the Sandy Spring merger proposal or the Sandy Spring compensation proposal.
In this proposal, Sandy Spring is asking holders of Sandy Spring common stock to authorize the holder of any proxy solicited by the Sandy Spring board of directors on a discretionary basis to vote in favor of adjourning the Sandy Spring special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Sandy Spring common stock who have previously voted. Pursuant to the Sandy Spring bylaws, the Sandy Spring special meeting may be adjourned without new notice being given, unless the adjournment is for a period of more than 120 days.
Vote Required for Approval
The approval of the Sandy Spring adjournment proposal by holders of Sandy Spring common stock is not a condition to the completion of the merger. Approval of the Sandy Spring adjournment proposal requires the affirmative vote of majority of the votes cast by holders of Sandy Spring common stock at the Sandy Spring special meeting. Shares of Sandy Spring common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the Sandy Spring adjournment proposal.
Recommendation of the Sandy Spring Board of Directors
THE SANDY SPRING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SANDY SPRING ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ATLANTIC UNION
Atlantic Union Bankshares Corporation is a financial holding company incorporated in the Commonwealth of Virginia and maintains its principal executive office in Glen Allen, Virginia. Atlantic Union Bank has branches and ATMs located throughout Virginia and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.
As of September 30, 2024, Atlantic Union had consolidated assets of $24.8 billion, total consolidated loans held for investment, net of deferred fees and costs, of approximately $18.3 billion, total consolidated deposits through Atlantic Union Bank of approximately $20.0 billion, and consolidated shareholders’ equity of approximately $3.2 billion.
Atlantic Union common stock is traded on the NYSE under the symbol “AUB.”
Atlantic Union’s principal executive office is located at 4300 Cox Road, Glen Allen, Virginia 23060 and its telephone number is (804) 633-5031 and its website is www.atlanticunionbank.com. The information on Atlantic Union’s website is not part of this joint proxy statement/prospectus, and the reference to Atlantic Union’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about Atlantic Union and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT SANDY SPRING
Sandy Spring Bancorp, Inc. is a bank holding company incorporated in the State of Maryland and maintains its principal executive office in Olney, Maryland. Sandy Spring Bank has branches and ATMs located in central Maryland, northern Virginia and Washington, D.C. Through its trust department and its subsidiaries, West Financial Services, Inc. (“West Financial”) and SSB Wealth Management, Inc. (d/b/a Rembert Pendleton Jackson, “RPJ”), Sandy Spring Bank offers a comprehensive menu of investment management services.
As of September 30, 2024, Sandy Spring had consolidated assets of approximately $14.3 billion, total consolidated loans held for investment, net of deferred fees and costs, of approximately $11.3 billion, total consolidated deposits through Sandy Spring Bank of approximately $11.7 billion, and consolidated shareholders’ equity of approximately $1.6 billion.
Sandy Spring common stock is traded on the Nasdaq under the symbol “SASR.”
Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832, its telephone number is (301) 774-6400 and its website is www.sandyspringbank.com. The information on Sandy Spring’s website is not part of this joint proxy statement/prospectus, and the reference to Sandy Spring’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about Sandy Spring and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger and the bank merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger and the bank merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Terms of the Merger
Each of Atlantic Union’s and Sandy Spring’s respective board of directors has approved the merger agreement. The merger agreement provides that Sandy Spring will merge with and into Atlantic Union, with Atlantic Union as the surviving corporation. Immediately following the merger, Atlantic Union will cause Sandy Spring Bank to merge with and into Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank in the bank merger.
Each share of Sandy Spring common stock issued and outstanding immediately prior to the effective time (other than shares of restricted Sandy Spring common stock and certain shares held by Atlantic Union or Sandy Spring) will be converted into the right to receive 0.900 shares of Atlantic Union common stock. No fractional shares of Atlantic Union common stock will be issued in connection with the merger, and holders of Sandy Spring common stock will be entitled to receive cash in lieu thereof.
Holders of Sandy Spring common stock are being asked to approve the merger agreement. Holders of Atlantic Union common stock are being asked to approve the merger agreement and the Atlantic Union share issuance. See the section entitled “The Transaction Agreements — Description of the Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The management of each of Atlantic Union and Sandy Spring and each of the board of directors of Atlantic Union and the board of directors of Sandy Spring (which we refer to in this section as the “Atlantic Union board” and the “Sandy Spring board”, respectively) regularly review and assess the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business, interest rate, economic and regulatory environments, as well as developments in the financial sector and the opportunities and challenges facing participants in the sector, in each case with the goal of enhancing value for their respective stockholders or shareholders, as applicable, and delivering the best possible products and services to their respective customers and communities. These reviews have included periodic consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations, acquisitions and dispositions to further the companies’ strategic objectives, as well as remaining independent companies. As part of these reviews, each of Mr. Daniel Schrider, the Chair, President and Chief Executive Officer of Sandy Spring, and Mr. John Asbury, the President and Chief Executive Officer of Atlantic Union, have had, from time to time, informal discussions with each other, as well as the chief executive officers of other financial institutions, regarding trends and developments, and, on occasion, strategic alternatives available to their respective companies, including potential business combinations and other strategic transactions.
In May 2021, Mr. Schrider was introduced to the chief executive officer of a regional bank holding company (Company A). They met again at an industry conference in January 2022. Over the following months, Mr. Schrider and the chief executive officer of Company A spoke periodically, including regarding a possible business combination between Sandy Spring and Company A in which Company A would be the surviving company. Mr. Schrider advised the Sandy Spring board of his conversations with the chief executive officer of Company A.
In early 2023, the chief executive officer of Company A orally expressed interest to Mr. Schrider in pursuing a business combination between Company A and Sandy Spring.

On March 22, 2023, the Sandy Spring board held a special meeting, which was also attended by representatives of Sandy Spring’s management and Keefe, Bruyette & Woods, Inc. (“KBW”), Sandy Spring’s financial advisor. Mr. Schrider discussed with the Sandy Spring board the rationale for a business combination with a larger peer such as Company A. The Sandy Spring board discussed challenges resulting from the competitive environment, Sandy Spring’s commercial real estate loan concentrations, Sandy Spring’s high loan-to-deposit ratio, Sandy Spring’s geographic concentration, Sandy Spring’s business mix and Sandy Spring’s funding mix. A representative of KBW reviewed with the Sandy Spring board the current economic environment, Sandy Spring’s market valuation, other illustrative valuation information, the potential transaction with Company A and the potential of there being other partners for a business combination. During this meeting, the Sandy Spring board engaged in discussions regarding the potential benefits and risks of a business combination with Company A relative to Sandy Spring’s available alternatives, including pursuing its standalone plan. Following the discussion, the Sandy Spring board approved the execution of a nondisclosure agreement with Company A in order to facilitate further discussions.
On April 13, 2023, Sandy Spring and Company A executed a nondisclosure agreement, which nondisclosure agreement did not contain any standstill or exclusivity provisions, and agreed to a limited set of due diligence materials to be provided to Company A.
Over the following months, Mr. Schrider continued to have exploratory discussions with representatives of Company A regarding a possible business combination, and representatives of Sandy Spring, with the assistance of KBW, continued to evaluate the financial aspects of a possible business combination with Company A. In mid-2023, Company A stepped back from active discussion of a business combination with Sandy Spring to attend to matters internal to Company A.
In the fourth quarter of 2023, Company A expressed its interest in reengaging in discussions regarding a potential business combination with Sandy Spring. In January 2024, Sandy Spring established a virtual data room, and over the next several weeks shared updated financial information and held discussions with representatives of Company A to enable Company A to formulate a proposal for a transaction.
Discussions regarding a business combination with Company A terminated in early February 2024 when Company A determined not to move forward due to the decline in regional bank stock prices at that time and uncertainties regarding the economic and interest rate environment.
On February 28, 2024, the Sandy Spring board held a special meeting, which was also attended by members of Sandy Spring’s management and representatives of KBW. Representatives of KBW discussed with the Sandy Spring board the reasons for Company A’s decision not to pursue a business combination with Sandy Spring, the market performance of bank stocks, certain publicly available research analyst views regarding the outlook for bank earnings in 2024 and 2025, Sandy Spring’s market valuation, other illustrative valuation information and potential strategic alternatives for Sandy Spring. The discussion included a review of potential acquisition targets as well as potential acquirors of Sandy Spring, including their potential level of interest and potential obstacles to a transaction. The Sandy Spring board discussed the continuing validity of the rationale behind a business combination with Company A and directed Mr. Schrider to determine whether any of the four companies viewed as most likely to be interested in and able to complete a transaction with Sandy Spring, including Atlantic Union, had any interest in a business combination with Sandy Spring.
On April 8, 2024, Mr. Schrider met with Mr. Asbury and Ms. Maria Tedesco, President and Chief Operating Officer of Atlantic Union Bank, to learn more about Atlantic Union’s growth strategy and interest in a potential transaction or partnership with Sandy Spring.
On April 9 and 10, 2024, Mr. Schrider met with the chief executive officers of two of the other regional bank holding companies (Company B and Company C) that the Sandy Spring board had previously identified as being among the most likely to have the interest and ability to conduct a potential transaction with Sandy Spring.
At the direction of Sandy Spring, a representative of KBW met with the chief executive officer of the fourth identified regional bank holding company and was informed that no interest in a business combination with Sandy Spring existed at that time.

On April 24, 2024, the Sandy Spring board held a regular meeting, at which Mr. Schrider updated the Sandy Spring board on his meetings with Atlantic Union and the other regional bank chief executive officers.
Over the following weeks, Mr. Schrider and Mr. Asbury spoke regularly regarding a potential business combination between Atlantic Union and Sandy Spring. Mr. Asbury communicated that Atlantic Union was currently focused on the integration of the recently acquired American National Bank, but might be ready to engage in discussions regarding a business combination with Sandy Spring later in the summer.
On May 23, 2024, the Sandy Spring board held a regular meeting, at which Mr. Schrider updated the Sandy Spring board on the ongoing interest expressed by Atlantic Union and his intent to meet with Mr. Asbury sometime in June.
On June 14, 2024, Mr. Schrider met with the chief executive officer of Company B, who informed him that Company B was focused on integrating a recently completed acquisition and was not entertaining other acquisition opportunities at that time.
On June 28, 2024, Mr. Schrider met with Mr. Asbury, Ms. Tedesco and Mr. Gorman, in Richmond, Virginia, where they discussed at a high level a potential merger transaction between Atlantic Union and Sandy Spring and Atlantic Union’s desire that Mr. Schrider have a role in the combined company.
On July 30, 2024, the chief executive officer of Company C contacted Mr. Schrider to arrange another meeting, but did not respond to Mr. Schrider’s reply. There was no further communication from Company C.
On July 31, 2024, the Sandy Spring board held a regular meeting. Mr. Schrider discussed with the Sandy Spring board his communications with Mr. Asbury and the chief executive officers of Company B and Company C. The Sandy Spring board discussed strategic alternatives, including pursuing potential acquisition targets and a potential merger with Atlantic Union, and whether there were other potential partners for a business combination. Following the discussions, the Sandy Spring board instructed Mr. Schrider to continue discussions with Atlantic Union about the terms of a potential merger transaction.
On August 1, 2024, Mr. Asbury, Mr. Gorman and other members of Atlantic Union’s management met with representatives of Morgan Stanley to discuss the strategic considerations relating to a potential transaction with Sandy Spring. On the same day, Mr. Asbury called Mr. Schrider to discuss entering into a mutual nondisclosure agreement to facilitate further discussions.
On August 6, 2024, Atlantic Union sent Sandy Spring a mutual nondisclosure agreement and preliminary due diligence request list, as discussed between Mr. Asbury and Mr. Schrider.
On August 8, 2024, Sandy Spring signed and returned the mutual nondisclosure agreement, which nondisclosure agreement did not contain any standstill or exclusivity provisions.
On August 13, 2024, the Executive Committee of the Atlantic Union board held a special meeting. At the meeting, the Executive Committee received an update on the status of exploratory discussions between Atlantic Union and Sandy Spring regarding a potential business combination transaction from Mr. Asbury and other members of Atlantic Union’s management. Among other topics, Mr. Asbury provided an overview of Sandy Spring’s business and geographic footprint, both Atlantic Union and Sandy Spring’s rationale for pursuing a potential transaction, and the preliminary due diligence conducted by Atlantic Union Bank to analyze interest rate marks and discounts related to a potential commercial real estate loan sale.
On August 14, 2024, Sandy Spring granted Atlantic Union access to its electronic data room to facilitate Atlantic Union’s completion of its preliminary due diligence review.
On August 15, 2024, Mr. Asbury provided the Atlantic Union board with an update on the status of exploratory discussions between Atlantic Union and Sandy Spring regarding a potential business combination transaction.
On August 22, 2024, Mr. Schrider and other representatives of Sandy Spring’s management met with Mr. Asbury and other representatives of Atlantic Union’s management. They discussed their respective organizations, operations, asset mix and quality, credit appetite, product offerings and culture.

On August 23, 2024, Mr. Schrider updated the Sandy Spring board on his meetings with Atlantic Union’s management and the status of Atlantic Union’s analysis of a potential business combination with Sandy Spring. Over the following weeks through execution of the merger agreement, Mr. Schrider provided the Sandy Spring board with frequent updates regarding the status of the proposed transaction.
On August 28, 2024, the Sandy Spring board held a regular meeting. Representatives of KBW joined the executive session of the meeting and discussed with the Sandy Spring board an overview of Atlantic Union, including its executive team, acquisition history and financial performance relative to its peers, along with an overview of the combined company on a pro forma basis.
On September 4, 2024, a media platform published an article that reported on speculation that Sandy Spring was in preliminary talks with Atlantic Union regarding a possible business combination (the “Published Article”).
On September 6, 2024, Mr. Asbury, Mr. Gorman, Ms. Tedesco and other members of Atlantic Union’s management met with representatives of Morgan Stanley to discuss how to determine the exchange ratio for purposes of submitting a written non-binding letter of intent (the “LOI”). Following this meeting, Mr. Asbury called Mr. Schrider to verbally communicate the expected terms of the LOI and followed up with an email containing a bullet point summary of the proposed terms. Atlantic Union initially offered an exchange ratio of 0.85 shares of Atlantic Union common stock for each share of Sandy Spring common stock and that the transaction was expected to be accompanied by an offering of approximately $400 million of Atlantic Union common stock and the sale of approximately $2 billion of commercial real estate loans after completion of the proposed transaction. Over that evening and the next two days, representatives of Sandy Spring discussed with representatives of KBW the financial terms of the transactions and the underlying financial assumptions, and representatives of KBW discussed the same with representatives of Morgan Stanley. At the direction of Sandy Spring, KBW communicated to a representative of Morgan Stanley Sandy Spring’s position that an exchange ratio of 0.85 was insufficient.
On September 7, 2024, representatives of KBW and Morgan Stanley spoke by telephone to discuss financial assumptions. Following these discussions, representatives of Morgan Stanley, Mr. Asbury and other members of Atlantic Union’s management engaged in multiple calls to determine the appropriate exchange ratio for the written LOI.
On September 8, 2024, Mr. Asbury called Mr. Schrider to communicate the final exchange ratio of 0.900 to be reflected in the LOI, and Mr. Schrider indicated that the proposed terms were acceptable, subject to approval by the Sandy Spring board. Following this discussion, Mr. Asbury followed up with an email containing a bullet point summary of the agreed upon terms.
On September 9, 2024, Atlantic Union sent to Sandy Spring a draft LOI, subject to approval of the Executive Committee of the Atlantic Union board, which contemplated an all-stock merger in which Sandy Spring would merge with Atlantic Union and Sandy Spring stockholders would receive shares of Atlantic Union common stock at a fixed exchange ratio of 0.900 shares of Atlantic Union common stock per share of Sandy Spring common stock, which represented an implied premium of 14.2% to the price of Sandy Spring common stock, based on the closing stock prices of Atlantic Union common stock and Sandy Spring common stock on September 3, 2024, which was the day prior to the Published Article regarding a potential transaction, and an implied premium of 10.2% to the price of Sandy Spring common stock, based on the closing prices of Atlantic Union common stock and Sandy Spring common stock on September 9, 2024. The proposed LOI contemplated that, upon the closing of the transaction, Mr. Schrider would be added to the Atlantic Union board and that Atlantic Union would be open to adding other members of the Sandy Spring board to the Atlantic Union board. The proposed LOI indicated that Atlantic Union intended to raise approximately $400 million of capital concurrent with the announcement of the transaction and that Atlantic Union anticipated selling approximately $2 billion of commercial real estate loans following completion of the transaction to reduce the combined company’s commercial real estate loan concentration and improve the combined company’s loan-to-deposit ratio and liquidity profile. The proposed LOI was conditioned on Atlantic Union’s satisfactory completion of due diligence and required that Sandy Spring agree to negotiate exclusively with Atlantic Union for a 45-day period.
Also on September 9, 2024, the Sandy Spring board met to discuss the proposed transaction as reflected in the proposed LOI. In attendance were representatives of KBW and Kilpatrick Townsend &

Stockton LLP (“Kilpatrick Townsend”), Sandy Spring’s legal advisor. Representatives of KBW discussed with the Sandy Spring board the financial terms of the proposed transaction, along with a comparison to recent similarly sized transactions and implied valuation multiples of those transactions and the financial assumptions underlying the transaction and the resulting transaction metrics. Representatives of KBW also discussed that, in connection with a transaction, Atlantic Union intended to undertake a concurrent capital raise and, upon completion of the transaction, to sell approximately $2 billion of commercial real estate loans. The Sandy Spring board discussed with representatives of Sandy Spring’s management and KBW whether there were any other companies likely to be interested in and able to pursue a transaction with Sandy Spring on terms that would be as advantageous to Sandy Spring and its stockholders as those contained in the LOI, which the Sandy Spring board concluded was unlikely. It was observed that no other potential merger partners had communicated their interest in acquiring Sandy Spring since the Published Article. Representatives of Sandy Spring’s management and KBW discussed with the Sandy Spring board the potential benefits of the proposed transaction, including the market coverage, earnings power and competitive strength of the combined company, as well as execution risks, including successful completion of Atlantic Union’s contemplated common stock offering, the planned commercial real estate loan sale and integration of the two companies. Sandy Spring’s management discussed the financial outlook for Sandy Spring and representatives of Kilpatrick Townsend reviewed with the Sandy Spring board their fiduciary duties in the context of the proposed transaction. Sandy Spring’s management reviewed with the Sandy Spring board the key terms of the draft LOI and noted that Atlantic Union had requested an exclusivity period of 45 days. At the conclusion of the presentations and discussion, the Sandy Spring board authorized Mr. Schrider to negotiate the terms of the LOI for approval by the Sandy Spring board. Over the next two days, representatives of Sandy Spring and Atlantic Union discussed the terms of the LOI and requested that two members of the Sandy Spring board, in addition to Mr. Schrider, be added to the board of directors of the combined company upon the closing of the transaction.
On September 10, 2024, the Executive Committee of the Atlantic Union board met with Atlantic Union’s management and representatives of Morgan Stanley to discuss the LOI. At the conclusion of the meeting, the Executive Committee approved the submission of the LOI.
On September 11, 2024, Atlantic Union delivered the final LOI to Sandy Spring. The Sandy Spring board met to review the LOI, which had been revised to specify that Mr. Schrider and up to two other directors of Sandy Spring would join the Atlantic Union board upon the closing of the transaction. In attendance were representatives of KBW and Kilpatrick Townsend. Representatives of KBW and Kilpatrick Townsend reviewed with the Sandy Spring board the terms of the revised LOI, which continued to contemplate an all-stock merger in which Sandy Spring would merge with Atlantic Union and Sandy Spring stockholders would receive shares of Atlantic Union common stock at a fixed exchange ratio of 0.900 shares of Atlantic Union common stock per share of Sandy Spring common stock, and which continued to indicate that Atlantic Union intended to raise approximately $400 million of capital concurrent with the announcement of the transaction and sell approximately $2 billion of commercial real estate loans following completion of the transaction. Following such review, the Sandy Spring board approved the LOI, including the 45-day exclusivity period, in order to move forward with the completion of mutual due diligence and negotiation of definitive transaction documentation, with any final decision to proceed with a potential merger transaction subject to the completion of such due diligence and the negotiation and execution of definitive transaction documents with Atlantic Union. Following the meeting of the Sandy Spring board, Sandy Spring and Atlantic Union entered into the LOI on September 11, 2024.
Thereafter and continuing until the merger agreement was executed, Atlantic Union and Sandy Spring performed mutual due diligence reviews, including through documents provided in electronic data rooms and through a series of due diligence meetings covering relevant topics. Representatives of Morgan Stanley and Davis Polk & Wardwell LLP (“Davis Polk”), Atlantic Union’s legal advisor, assisted Atlantic Union with its evaluation of Sandy Spring and the proposed merger transaction, and representatives of KBW and Kilpatrick Townsend assisted Sandy Spring with its evaluation of Atlantic Union and the proposed merger transaction. The Sandy Spring board and the Atlantic Union board continued to receive periodic updates from the companies’ respective management and advisors on matters related to the proposed merger transaction and the parties’ mutual due diligence process throughout this period.
On September 20, 2024, at a regular meeting of the Atlantic Union board, the Atlantic Union board reviewed with representatives of Morgan Stanley an overview of the proposed transaction, including an overview of Sandy Spring, process update, strategic rationale, certain preliminary financial information relating to the transaction, commercial real estate loan sale considerations, potential capital raise considerations and next steps. The Atlantic Union board also approved the reconstitution of the Corporate Development Advisory Committee (the “Transaction Committee”) of the Atlantic Union board, a committee composed solely of independent directors, to receive updates and advise management and the Atlantic Union board on the proposed merger transaction.
On September 25, 2024, the Sandy Spring board held a regularly scheduled meeting. Mr. Schrider updated the Sandy Spring board on events and discussions that had occurred since the September 11th board meeting and discussed the expected milestones and timing through the execution of a definitive merger agreement. The Sandy Spring board received an update from Sandy Spring’s management on various compensation and benefits matters, including tax matters, related to the proposed transaction.
Also on September 25, 2024, Atlantic Union began conducting regular check-in calls with representatives of Morgan Stanley, Davis Polk and Sidley Austin LLP (“Sidley”), counsel to Morgan Stanley as the underwriter, forward purchaser and forward seller for the potential capital raise. These calls continued until the announcement of the transaction.
On September 27, 2024, Davis Polk sent a draft of the merger agreement to Kilpatrick Townsend. Thereafter, and continuing until the merger agreement and the other transaction agreements were executed, the parties and their counsel negotiated the terms of the transaction agreements, reflecting discussions between the parties regarding transaction terms.
On September 30 and October 1, 2024, members of management of each of Atlantic Union and Sandy Spring met in Woodbridge, Virginia to discuss the proposed transaction and better acquaint themselves with each other and their respective organizations, operations, systems, product offerings and culture. Representatives of KBW and Morgan Stanley joined these meetings virtually.
On October 3, 2024, Mr. Asbury and Mr. Gorman met with regulatory partners at the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission to provide an overview of the proposed transaction with Sandy Spring and to solicit feedback and direction for the regulatory approval process.
On October 4, 2024, the Transaction Committee of the Atlantic Union board met with representatives of Morgan Stanley to discuss the progress of Atlantic Union’s due diligence review, engagement with regulators, investor relations and transaction documents, as well as potential transaction timeline and next steps. The Transaction Committee and representatives of Morgan Stanley also discussed management’s credit review, the due diligence process and market conditions generally.
On October 9, 2024, Davis Polk sent to Kilpatrick Townsend a form of support agreement to be entered into by each of the directors of Sandy Spring and Atlantic Union.
On October 10 and 11, 2024, members of management of each of Atlantic Union and Sandy Spring, together with representatives of Morgan Stanley and KBW, met in Richmond, Virginia to discuss the proposed transaction and further acquaint themselves with each other and their respective organizations. Also on October 11, 2024, representatives of Morgan Stanley provided updates to the Transaction Committee of the Atlantic Union board on management’s diligence findings and other matters relating to the proposed transaction.
On October 15, 2024, the Sandy Spring board held a special meeting, which was also attended by members of Sandy Spring’s management and representatives of KBW and Kilpatrick Townsend. Representatives of Kilpatrick Townsend then discussed with the Sandy Spring board the terms of the draft merger agreement, as well as the terms of the other transaction documents that were anticipated to be entered into in connection with the transaction, including the support agreements to be entered into by each of the directors of Sandy Spring and Atlantic Union, pursuant to which, among other things, each would agree to vote the shares of Sandy Spring common stock (in the case of Sandy Spring’s directors) or Atlantic Union common stock (in the case of Atlantic Union’s directors) which they had sole power to vote or direct the voting of in favor of the approval of the merger agreement and the Atlantic Union share issuance (solely in the case of the Atlantic Union directors) and against any competing transaction. Representatives of Kilpatrick Townsend also described the resolutions the Sandy Spring directors would be asked to adopt if they were to approve the proposed merger transaction and reviewed with the Sandy Spring board the directors’ fiduciary duties in connection with the proposed transaction. The Sandy Spring board also received an update from representatives of KBW on Atlantic Union’s potential capital raise in connection with the proposed merger transaction and received updates from members of Sandy Spring’s management about due diligence and communications materials.
Also on October 15, 2024, Mr. Asbury, Ms. Tedesco and other members of Atlantic Union’s management met with Mr. Schrider and members of Sandy Spring’s management in Olney, Maryland to discuss the proposed transaction and better acquaint themselves with each other and their respective organizations.
On October 16, 2024, the Atlantic Union board held a special meeting to receive updates on the proposed transaction, which was also attended by members of Atlantic Union’s management and representatives of Morgan Stanley and Davis Polk. At the meeting, representatives of Morgan Stanley provided an update on discussions with Sandy Spring and the proposed capital raise transaction, and discussed with the Atlantic Union board certain strategic considerations related to the proposed transaction. Representatives of Morgan Stanley also discussed certain preliminary financial information with the Atlantic Union board and reviewed with the Atlantic Union board certain potential capital-raise structures, including the entrance into a forward sale agreement to raise equity capital through a registered offering of equity concurrently with the potential entry into a merger agreement with Sandy Spring. Representatives of Morgan Stanley concluded with an update on market conditions and trends generally as well as a discussion of recent precedent transactions. The Atlantic Union board discussed the financial impacts of such a transaction, as well as the risks and benefits associated with it, and, following such discussion, approved the entry into a proposed registered offering of equity and entrance into one or more forward sale agreements (together, the “forward sale transaction”), subject to the approval of a committee of the Atlantic Union board (the “Pricing Committee”). Also at the meeting, the Atlantic Union board received from management a comprehensive update on results of due diligence reviews, including in the areas of credit, technology, operations, and compliance. Representatives of Davis Polk provided the Atlantic Union board with an overview of the directors’ fiduciary duties in connection with their consideration of the proposed transaction. Thereafter, representatives of Davis Polk reviewed the terms of the proposed merger agreement and the other transaction documents.
Over the following days, the parties, with the assistance of their respective advisors, negotiated the final terms of the merger agreement and the other transaction documents to be entered into in connection with the proposed merger transaction. Also during this period, Atlantic Union and its representatives had discussions with various investors on a confidential basis regarding the proposed forward sale transaction.
On October 20, 2024, the Sandy Spring board held a special meeting to consider the negotiated terms of the proposed merger between Sandy Spring and Atlantic Union and entry into the merger agreement and other transaction documents to be entered into in connection with the proposed merger transaction by Sandy Spring. Members of Sandy Spring’s management and representatives of KBW and Kilpatrick Townsend were also in attendance at the meeting. At this meeting, representatives of KBW reviewed the financial aspects of the proposed merger transaction, including the financial analyses performed by KBW, and KBW rendered to the Sandy Spring board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion dated October 20, 2024, to the Sandy Spring board to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the proposed merger transaction was fair, from a financial point of view, to the holders of Sandy Spring common stock. For more information, see the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor” and Annex E. Representatives of Kilpatrick Townsend then reviewed with the Sandy Spring directors the proposed final terms of the merger agreement and the other transaction documents to be entered into in connection with the proposed merger transaction. At the conclusion of the meeting, after careful review and discussion by the Sandy Spring board, including consideration of the factors described below under the section entitled “The Merger — Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors,” the Sandy Spring board unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of Sandy Spring and its stockholders,

(ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Sandy Spring common stock for approval and (v) recommended approval of the merger agreement by the holders of Sandy Spring common stock.
Also on October 20, 2024, the Atlantic Union board held a special meeting to consider and vote on the final negotiated terms of the proposed transaction and entry into the merger agreement and ancillary agreements by Atlantic Union. Members of Atlantic Union’s management and representatives of Davis Polk and Morgan Stanley also attended the meeting. At this meeting, representatives of Morgan Stanley reviewed the financial aspects of the proposed merger transaction, including the financial analyses performed by Morgan Stanley, and rendered to the Atlantic Union board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion dated October 20, 2024, to the Atlantic Union board to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Atlantic Union. For more information, see the section entitled “The Merger  —  Opinion of Atlantic Union’s Financial Advisor” and Annex D. Representatives of Davis Polk then summarized the directors’ fiduciary duties in connection with the Atlantic Union board’s evaluation of the proposed transaction and reviewed the proposed final terms of the merger agreement. After careful review and discussion, including consideration of the factors described below under “The Merger  —  Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors,” the Atlantic Union board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Atlantic Union and its shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Atlantic Union common stock for approval and (v) recommended approval of the merger agreement by the holders of Atlantic Union common stock.
Additionally on October 20, 2024, the Pricing Committee consisting of Mr. Ronald L. Tillett, as chair of the Pricing Committee, Ms. Nancy Howell Agee, Mr. Patrick E. Corbin, Ms. Linda V. Schreiner, Mr. F. Blair Wimbush, Mr. Donald R. Kimble and Mr. Patrick J. McCann met with members of Atlantic Union’s management and representatives of Davis Polk and Morgan Stanley to discuss pricing terms for the previously approved forward sale transaction. Representatives of Morgan Stanley discussed with the Pricing Committee the forward purchaser’s proposed pricing terms and the results of marketing and comparable deal terms and recommended accepting the pricing terms presented thereby. The Pricing Committee further discussed and, following such discussion, approved the pricing terms of the forward sale transaction and an option to purchase up to an additional 1,478,873 shares of Atlantic Union common stock at an initial price of $35.50 per share.
Following the respective meetings of the Sandy Spring board and the Atlantic Union board, Sandy Spring and Atlantic Union executed the merger agreement on October 21, 2024. The transaction was announced the morning of October 21, 2024, before the opening of the financial markets in New York, in a press release jointly issued by Atlantic Union and Sandy Spring.
On October 21, 2024, Atlantic Union entered into the forward sale agreement with Morgan Stanley, as forward purchaser, relating to an aggregate of 9,859,155 shares of Atlantic Union common stock. In connection with the initial forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 9,859,155 shares of Atlantic Union common stock and delivered them for sale to the underwriters in the forward sale transaction.
Also on October 21, 2024, the forward purchaser exercised its option to purchase additional shares in connection with the forward sale transaction, and Atlantic Union and the forward purchaser entered into an additional forward sale agreement relating to an additional 1,478,873 shares of Atlantic Union common stock, resulting in an aggregate of 11,338,028 shares at an initial price of $35.50 per share and aggregate gross proceeds to Atlantic Union of $402.5 million.

Atlantic Union’s Reasons for the Merger; Recommendation of the Atlantic Union Board of Directors
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the holders of Atlantic Union common shares approve the merger agreement and the Atlantic Union share issuance, the Atlantic Union board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Atlantic Union’s management, as well as Atlantic Union’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):
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each of Atlantic Union’s and Sandy Spring’s business, operations, balance sheet and financial condition, asset quality, earnings, and prospects;

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the strategic rationale for the merger, including that the merger will enhance and expand Atlantic Union’s scale, diversity and capabilities for clients in key Mid-Atlantic markets;

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the complementary history and culture of the two companies, including with respect to their corporate purpose, strategic focus, client service and community commitment;

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the opportunities Sandy Spring will bring to the surviving corporation, which will enhance its ability to serve customers by providing the products, technology and convenience of bigger banks, while maintaining a community bank customer experience;

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the ability to leverage the existing scale and financial capabilities of Atlantic Union and Sandy Spring into larger markets, including the commercial and industrial banking capabilities of Atlantic Union and the wealth management capabilities of Sandy Spring;

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the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on financial metrics, including earnings per share and profitability;

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the expected synergies resulting from the merger and the opportunities for meaningful revenue synergies;

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the terms of the merger agreement and the fact that the exchange ratio is fixed, which the Atlantic Union board of directors believed was consistent with market practice for transactions of this type and with the strategic nature of the merger and other transactions contemplated by the merger agreement;

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that, under the terms of the merger agreement, Atlantic Union is entitled to pay regular quarterly cash dividends during the pendency of the merger;

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the fact that Mr. Asbury would continue to serve a President & Chief Executive Officer of Atlantic Union, Mr. Tillett would continue to serve as Chair of the Atlantic Union board of directors, and the provisions of the merger agreement setting forth the corporate governance of the surviving corporation, including that upon the closing, the surviving corporation’s board of directors would be comprised of fourteen (14) legacy Atlantic Union directors, Daniel J. Schrider and two other legacy Sandy Spring directors as of the effective time, which the Atlantic Union board of directors believed would enhance the likelihood that the strategic benefits Atlantic Union expects to achieve as a result of the merger would be realized;

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the support of the merger and the other transactions contemplated by the merger agreement by all of the directors of Atlantic Union and Sandy Spring, each of which entered into a support agreement pursuant to which, among other things, each agreed to (i) vote the shares of Atlantic Union and Sandy Spring common stock, respectively, which he or she has the sole power to vote or direct the voting thereof, in favor of the Atlantic Union merger proposal or the Sandy Spring merger proposal, as applicable, and (ii) not transfer such shares of Atlantic Union common stock or Sandy Spring common stock prior to the applicable special meeting, with certain limited exceptions, as more fully described below under the section entitled “The Transaction Agreements — Description of the Support Agreements”;

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the flexibility provided to the Atlantic Union board of directors to change its recommendation if, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the Atlantic Union board of directors makes a good faith determination that not changing its recommendation would more likely than not result in a violation of its fiduciary duties under applicable law, subject to the terms of the merger agreement;
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its understanding of the current and prospective environment in the financial services industry, including national, regional and local economic conditions, the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, the competitive environment for financial institutions generally, and the likely effects of these factors on Atlantic Union’s potential growth, development, productivity and strategic options both with and without the merger;

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its review and discussions with Atlantic Union’s management and advisors concerning Atlantic Union’s due diligence examination of Sandy Spring;

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its expectation that Atlantic Union will retain its strong capital position and asset quality upon completion of the merger;

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the financial analyses presented to the Atlantic Union board of directors by representatives of Morgan Stanley and the oral opinion of Morgan Stanley, subsequently confirmed by delivery of a written opinion dated October 20, 2024, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio in the proposed merger was fair from a financial point of view to Atlantic Union as more fully described below under the section entitled “— Opinion of Atlantic Union’s Financial Advisor”;

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its expectation that the required regulatory and other approvals for the merger and the bank merger could be obtained in a timely fashion;

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its review with Atlantic Union’s outside legal advisor, Davis Polk, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

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Atlantic Union’s past record of integrating mergers and acquisitions and of realizing projected financial goals and benefits of those mergers and acquisitions, and the strength of Atlantic Union’s management and infrastructure to successfully complete the integration process following the completion of the merger.

The Atlantic Union board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:
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the risk that the regulatory and other approvals required in connection with the merger and the bank merger may not be received in a timely manner or at all or may impose unacceptable conditions;

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the possibility of encountering difficulties in achieving anticipated synergies in the amounts estimated or in the time frame contemplated;

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the possibility of encountering difficulties in successfully integrating Atlantic Union’s and Sandy Spring’s business, operations and workforce;

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the benefits of the CRE loan portfolio sale may not be realized;

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the risk of losing key Atlantic Union or Sandy Spring employees during the pendency of the merger and thereafter;

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certain anticipated merger-related costs;

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the diversion of management attention and resources from the operation of Atlantic Union’s business towards the completion of the merger;

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the merger’s effect on the surviving corporation’s regulatory capital levels;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Atlantic Union common stock or Sandy Spring common stock, the value of the shares of Atlantic Union common stock to be issued to Sandy Spring stockholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;
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the potential for legal claims challenging the merger and other transactions contemplated by the merger agreement;

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the dilution caused by Atlantic Union’s issuance of additional shares of capital stock in connection with the merger and equity issuance, as more fully described under the section entitled “Description of Atlantic Union Capital Stock — Atlantic Union Common Stock — Forward Sale Agreement”; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Atlantic Union board of directors is not intended to be exhaustive, but includes the material factors considered by the Atlantic Union board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Atlantic Union board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Atlantic Union board of directors considered all these factors as a whole, including through its discussions with Atlantic Union’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the Atlantic Union board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Atlantic Union and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger and the Atlantic Union share issuance.
In considering the recommendation of the Atlantic Union board of directors, you should be aware that certain directors and executive officers of Atlantic Union may have interests in the merger that are different from, or in addition to, interests of shareholders of Atlantic Union generally and may create potential conflicts of interest. See the section entitled “The Transactions — Interests of Atlantic Union’s Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the Atlantic Union board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Atlantic Union board of directors unanimously recommends that the holders of Atlantic Union common stock vote “FOR” the Atlantic Union merger proposal and “FOR” the other proposals to be considered at the Atlantic Union special meeting.
Opinion of Atlantic Union’s Financial Advisor
Atlantic Union retained Morgan Stanley to provide it with financial advisory services in connection with a potential acquisition of Sandy Spring. Atlantic Union selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Atlantic Union. On October 20, 2024, at a meeting of the Atlantic Union board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 20, 2024, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Atlantic Union.
The full text of the written opinion of Morgan Stanley, dated October 20, 2024, is attached as Annex D and incorporated by reference into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Atlantic Union board of directors, in its capacity as such, and addresses only the fairness from a financial point of view to Atlantic Union of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how the shareholders of Atlantic Union or Sandy Spring should vote at any shareholders’ meetings held in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.
For purposes of rendering its opinion, Morgan Stanley:
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reviewed certain publicly available financial statements and other business and financial information of Sandy Spring and Atlantic Union, respectively;

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reviewed certain internal financial statements and other financial and operating data concerning Sandy Spring and Atlantic Union, respectively;

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reviewed information relating to certain strategic, financial and operational benefits, including associated costs, anticipated from the merger (the “Synergy Estimates”) prepared by the management of Atlantic Union;

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discussed the past and current operations and financial condition and the prospects of Sandy Spring, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Sandy Spring;

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discussed the past and current operations and financial condition and the prospects of Atlantic Union, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Atlantic Union;

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reviewed the pro forma impact of the merger on Atlantic Union’s earnings per share, tangible book value per share and certain financial ratios, taking into account assumptions and estimates prepared by management of Atlantic Union of the terms and financial implications of an equity forward sale agreement to be entered into by Atlantic Union in connection with the transactions;

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reviewed the reported prices and trading activity for Sandy Spring common stock and Atlantic Union common stock;

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compared the financial performance of Sandy Spring and Atlantic Union and the prices and trading activity of Sandy Spring common stock and Atlantic Union common stock with that of certain other publicly-traded companies comparable with Sandy Spring and Atlantic Union, respectively, and their securities;

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reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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participated in certain discussions and negotiations among representatives of Sandy Spring and Atlantic Union and their financial and legal advisors;

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reviewed a draft, dated October 19, 2024, of the merger agreement;

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reviewed a draft, dated October 20, 2024, of the initial forward sale agreement; and

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performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Sandy Spring and Atlantic Union, and formed a substantial basis for its opinion.
At the direction of the Atlantic Union board of directors, Morgan Stanley’s analysis relating to the business and financial prospects for Sandy Spring and Atlantic Union for purposes of Morgan Stanley’s opinion were made on the basis of certain financial projections furnished to Morgan Stanley by the managements of Sandy Spring and Atlantic Union, respectively, which were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the managements of Sandy Spring and Atlantic Union, respectively, which forecasts were extrapolated for certain fiscal years based on guidance from management of Atlantic Union (such forecasts and extrapolations thereof, the “Street Forecasts”). Morgan Stanley was advised by management of Atlantic Union, and assumed, with the consent of the Atlantic Union board of directors, that the Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Sandy Spring and Atlantic Union, respectively. Morgan Stanley expressed no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Street Forecasts were derived. With respect to the Synergy Estimates anticipated to result from the merger, Morgan Stanley assumed, with the consent of the Atlantic Union board of directors, that the Synergy Estimates had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlantic Union as to the matters addressed thereby. Morgan Stanley noted that the Synergy Estimates took into account assumptions made by management of Atlantic Union regarding the potential CRE loan portfolio sale following the merger, but that the consummation of the merger is not contingent upon completion of the potential CRE loan portfolio sale.
In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment, or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Code, and that the definitive merger agreement and initial forward sale agreement would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley also assumed that the transactions contemplated by the initial forward sale agreement will be consummated concurrently with the merger on the terms consistent in all material respects with the assumptions provided to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.
Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is not an expert in the evaluation of allowance for credit losses, and it neither made an independent evaluation of the adequacy of the allowance for credit losses at Sandy Spring or Atlantic Union, nor did it examine any individual loan credit files of Sandy Spring or Atlantic Union nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed, that the aggregate allowance for credit losses of Sandy Spring and Atlantic Union are adequate. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of Sandy Spring and Atlantic Union and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Atlantic Union or Sandy Spring or any class of such persons, whether relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Sandy Spring or Atlantic Union, nor was Morgan Stanley furnished with any such valuations or appraisals.
Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of October 20, 2024. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Morgan Stanley’s opinion did not address the relative merits of the merger or any other the transaction contemplated by the merger agreement as compared to other business or financial strategies that might be available to Atlantic Union, nor did it address the underlying business decision of Atlantic Union to enter into the merger agreement or proceed with the merger or any other transaction contemplated by the merger agreement. Morgan Stanley did not express a view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Atlantic Union common stock or Sandy Spring common stock will trade at any time, including following announcement or of the merger, and Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Atlantic Union or Sandy Spring should vote at the shareholders’ meetings to be held in connection with the merger.

Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 20, 2024. Unless stated otherwise, the various financial analyses summarized below were based on the closing prices of Sandy Spring common stock, Atlantic Union common stock and other information and market data available as of October 18, 2024, the last full trading day preceding the day of the meeting of Atlantic Union board of directors to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Street Forecasts and Synergy Estimates provided by Atlantic Union’s management (see the section entitled “The Merger — Certain Unaudited Prospective Financial Information”).
Comparable Companies Analysis
Morgan Stanley performed a public trading comparables analysis for each of Sandy Spring and Atlantic Union, which is designed to provide an implied trading value of a company by comparing each of Sandy Spring and Atlantic Union to a group of selected companies with similar characteristics to Sandy Spring and Atlantic Union, respectively. Morgan Stanley compared certain financial information of Sandy Spring and Atlantic Union with publicly available information for the applicable group of selected companies described below. The selected companies for Sandy Spring and Atlantic Union were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to the business of Sandy Spring or Atlantic Union, respectively.
No company used as a comparison in the Sandy Spring comparable companies analysis or the Atlantic Union comparable companies analysis is identical to Sandy Spring or Atlantic Union, respectively. In evaluating the groups of selected companies described below, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sandy Spring and Atlantic Union, such as the impact of competition on the business of Sandy Spring or Atlantic Union, as applicable, or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Sandy Spring or Atlantic Union, as applicable, or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Sandy Spring Comparable Companies Analysis
The group of selected companies for Sandy Spring (“Sandy Spring Selected Companies”) consisted of U.S. publicly-traded banks that were listed on a major exchange, headquartered in the states of New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia, West Virginia, and North Carolina and had assets between $10 billion and $20 billion. The Sandy Spring Selected Companies consisted of:
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Community Financial System, Inc.

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Dime Community Bancshares, Inc.

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Eagle Bancorp, Inc.

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First Bancorp (North Carolina)

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First Commonwealth Financial Corporation

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Live Oak Bancshares, Inc.

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NBT Bancorp Inc.

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OceanFirst Financial Corp.

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TowneBank

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WesBanco, Inc.

In all instances, multiples were based on closing stock prices on October 18, 2024. For each of the following analyses performed by Morgan Stanley, financial and market data for the Sandy Spring Selected Companies were based on the most recent publicly available information and mean equity research consensus estimates.
With respect to the Sandy Spring Selected Companies, Morgan Stanley reviewed:
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multiple of price to estimated diluted earnings per share for 2025, or Price/2025E EPS; and

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multiple of price to tangible book value per share, or Price/TBV.

Morgan Stanley also reviewed the same information for Sandy Spring based on the Street Forecasts.
The following table presents the results of this analysis:
Sandy Spring Selected Companies
	Bottom Quartile	Median	Top Quartile	Sandy Spring
Price/2025E EPS	11.5x	12.4x	14.1x	12.6x
Price/TBV	1.3x	1.7x	2.0x	1.2x
Based on the results of this analysis and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for Sandy Spring to derive ranges of implied value per share of Sandy Spring common stock as of October 18, 2024, as set forth below:
	Sandy Spring Metric	Multiple Range	Implied Value Per Share of Sandy Spring Common Stock
Price/2025E EPS	$2.59	11.5x – 14.1x	$29.79 – $36.52
Price/TBV	$27.34	1.3x – 2.0x	$35.54 – $54.68
Morgan Stanley also performed a regression-based analysis based on Price/TBV versus estimated 2025 return on tangible common equity for each of the Sandy Spring Selected Companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2025 return on tangible common equity estimate for Sandy Spring of 9.7%, as set forth in the Street Forecasts, the regression implied value would be 1.2x Price/TBV and the low-end of the range of $29.53 represents the implied value if Sandy Spring were valued at 90% of the value implied by the regression line and the high-end range of $36.09 represents the implied value if Sandy Spring were valued at 110% of the value implied by the regression line.
Morgan Stanley then compared these ranges to (i) the closing price of $32.61 per share of Sandy Spring common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion, (ii) the closing price of $30.75 per share of Sandy Spring common stock on September 3, 2024, the last trading day prior to the publication of the Published Article (the “Sandy Spring Unaffected Share Price”) and (iii) the $34.93 implied value per share of Sandy Spring common stock as of October 18, 2024 based on the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024 and the exchange ratio.
Atlantic Union Comparable Companies Analysis
The group of selected companies for Atlantic Union (“Atlantic Union Selected Companies”) consisted of U.S. publicly-traded banks that were listed on a major exchange, headquartered in the states of New Jersey, Pennsylvania, Delaware, Maryland, Virginia, West Virginia, North Carolina, South Carolina, Tennessee,

Georgia, Alabama and Florida with more than 30 branches and assets between $15 billion and $50 billion. The Atlantic Union Selected Companies consisted of:
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Ameris Bancorp

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BankUnited, Inc.

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F.N.B. Corporation

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Fulton Financial Corporation

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Pinnacle Financial Partners, Inc.

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Provident Financial Services, Inc.

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ServisFirst Bancshares, Inc.

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SouthState Corporation

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TowneBank

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United Bankshares, Inc.

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United Community Banks, Inc.

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WesBanco, Inc.

In all instances, multiples were based on closing stock prices on October 18, 2024. For each of the following analyses performed by Morgan Stanley, financial and market data for the Atlantic Union Selected Companies were based on the most recent publicly available information and mean equity research consensus estimates.
With respect to the group of Atlantic Union Selected Companies, Morgan Stanley reviewed:
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Price/2025E EPS; and

•
Price/TBV.

Morgan Stanley also reviewed the same information for Atlantic Union based on the Street Forecasts.
The following table presents the results of this analysis:
Atlantic Union Selected Companies
	Bottom Quartile	Median	Top Quartile	Atlantic Union
Price/2025E EPS	10.2x	12.8x	13.4x	11.9x
Price/TBV	1.5x	1.6x	1.8x	2.0x
Based on the results of this analysis and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for Atlantic Union to derive ranges of implied value per share of Atlantic Union common stock as of October 18, 2024, as set forth below:
	Atlantic Union Metric	Multiple Range	Implied Value Per Share of Atlantic Union Common Stock
Price/2025E EPS	$3.26	10.2x – 13.4x	$33.25 – $43.68
Price/TBV	$19.08	1.5x – 1.8x	$28.62 – $34.34
Morgan Stanley also performed a regression-based analysis based on Price/TBV versus estimated 2025 return on tangible common equity for each of the Atlantic Union Selected Companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2025 return on tangible common equity estimate for Atlantic Union of 17.3%, as set forth in the Street Forecasts, the regression implied value would be 2.1x Price/TBV and the low-end of the range of $36.06 represents the implied value if Atlantic Union were valued at 90% of the value implied by the regression line and the high-end of the range of $44.07 represents the implied value if Atlantic Union were valued at 110% of the value implied by the regression line.
Morgan Stanley compared this range to the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion.
Comparable Companies Analysis Based Exchange Ratio
Based on the standalone ranges of implied value per share of Sandy Spring common stock and Atlantic Union common stock described above, Morgan Stanley calculated the exchange ratio ranges implied by the comparable companies analyses. For each of the foregoing analyses, Morgan Stanley calculated (i) the ratio of the highest implied value per share of Sandy Spring common stock to the lowest implied value per share of Atlantic Union common stock and (ii) the ratio of the lowest implied value per share of Sandy Spring common stock to the highest implied value per share of Atlantic Union common stock, in each case as derived from the comparable companies analyses described above.
The following table sets forth the results of this analysis:
Metric	Implied Exchange Ratio
Price/2025E EPS	0.682x – 1.098x
Price/TBV	1.035x – 1.911x
Regression Analysis: ROTCE (2025E) vs. Price/TBV	0.670x – 1.001x
Morgan Stanley compared these implied exchange ratios to the exchange ratio of 0.900x as provided for in the merger agreement.
Dividend Discount Analysis
Sandy Spring Dividend Discount Analysis
Using the Street Forecasts for 2024 to 2026 and assuming, at the direction of Atlantic Union management, (a) a 5.0% annual growth rate thereafter and (b) that Sandy Spring would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio, Morgan Stanley performed a dividend discount analysis for Sandy Spring (i) on a standalone basis excluding the Synergy Estimates and the impact of the CRE loan portfolio sale (the “Sandy Spring Standalone DDA”) and (ii) including the Synergy Estimates and the impact of the CRE loan portfolio sale (the “Sandy Spring Synergized DDA”).
For both analyses, Morgan Stanley calculated a range of implied values per share of Sandy Spring common stock based on the sum of the discounted present values of (a) projected dividends on shares of Sandy Spring common stock for the period of September 30, 2024 through December 31, 2029 and (b) a projected terminal value of Sandy Spring common stock as of December 31, 2029.
Morgan Stanley based its analyses on a range of terminal forward multiples of 11.5x to 14.1x to the 2030 estimated earnings and a range of discount rates of 10.0% to 12.0% (determined using the capital asset pricing model). Based on information provided by Atlantic Union management, Morgan Stanley also assumed a 4.00% opportunity cost of cash, a 26% effective tax rate for the Sandy Spring Standalone DDA and a 23% effective tax rate for the incremental earnings derived from the Synergy Estimates after taking into account the impact of the CRE loan portfolio sale. Utilizing the foregoing range of discount rates and terminal value multiples, Morgan Stanley derived a range of implied present values per share of Sandy Spring common stock of $34.98 to $43.94 pursuant to the Sandy Spring Standalone DDA and a range of implied present values per share of Sandy Spring common stock of $41.98 to $53.12 pursuant to the Sandy Spring Synergized DDA, in each case, based on the Street Forecasts.
Morgan Stanley then compared these ranges to (i) the closing price of $32.61 per share of Sandy Spring common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion, (ii) the Sandy Spring Unaffected Share Price of $30.75 and (iii) the $34.93 implied value per share of Sandy Spring common stock as of October 18, 2024 based on the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024 and the exchange ratio.
Atlantic Union Standalone Dividend Discount Analysis
Using the Street Forecasts for 2024 to 2026 and assuming, at the direction of Atlantic Union management, (a) a 5.0% annual growth rate thereafter and (b) that Atlantic Union would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio, Morgan Stanley performed a dividend discount analysis for Atlantic Union on a standalone basis.
Morgan Stanley calculated a range of implied values per share of Atlantic Union common stock based on the sum of the discounted present values of (a) projected dividends on shares of Atlantic Union common stock for the period of September 30, 2024 through December 31, 2029 and (b) a projected terminal value of Atlantic Union common stock as of December 31, 2029.
Morgan Stanley based its analysis on a range of terminal forward multiples of 10.2x to 13.4x to the 2030 estimated earnings and a range of discount rates of 9.1% to 11.1% (determined using the capital asset pricing model). Based on information provided by Atlantic Union management, Morgan Stanley also assumed a 4.00% opportunity cost of cash and a 21% effective tax rate. Utilizing the foregoing range of discount rates and terminal value multiples, Morgan Stanley derived a range of implied present values per share of Atlantic Union common stock of $32.34 to $43.57 using the Street Forecasts.
Morgan Stanley compared this range to the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion.
Dividend Discount Analysis Based Exchange Ratio
Based on the standalone ranges of implied value per share of Sandy Spring common stock and Atlantic Union common stock described above, Morgan Stanley calculated the exchange ratio ranges implied by the dividend discount analyses. Morgan Stanley calculated (i) the ratio of the highest implied value per share of Sandy Spring common stock implied by each of the Sandy Spring Standalone DDA and the Sandy Spring Synergized DDA to the lowest implied value per share of Atlantic Union common stock and (ii) the ratio of the lowest implied value per share of Sandy Spring common stock implied by each of the Sandy Spring Standalone DDA and the Sandy Spring Synergized DDA to the highest implied value per share of Atlantic Union common stock, in each case as derived from the dividend discount analyses described above.
The following table sets forth the results of this analysis:
Metric	Implied Exchange Ratio
Standalone Dividend Discount Analysis	0.803x – 1.359x
Synergized Dividend Discount Analysis	0.964x – 1.643x
Morgan Stanley compared these implied exchange ratios to the exchange ratio of 0.900x as provided for in the merger agreement.

Precedent Transaction Analysis
Morgan Stanley performed a precedent transactions analysis, which attempts to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain bank transactions announced between January 1, 2020 and October 18, 2024 with a transaction value greater than $1.0 billion, and excluding mergers of equals. The transactions reviewed and the date that each transaction was announced were as follows:
Acquiror	Target	Date Announced
Renasant Corporation	The First Bancshares, Inc.	7/29/2024
SouthState Corporation	Independent Bank Group, Inc.	5/20/2024
UMB Financial Corporation	Heartland Financial, USA Inc.	4/29/2024
Provident Financial Services, Inc.	Lakeland Bancorp, Inc.	9/27/2022
BMO Financial Group	Bank of the West	12/20/2021
Columbia Financial, Inc.	Umpqua Holdings Corporation	10/12/2021
Valley National Bancorp	Bank Leumi le-Israel Corporation	9/23/2021
U.S. Bancorp	MUFG Union Bank, N.A	9/21/2021
First Interstate Bank BancSystem, Inc.	Great Western Bancorp, Inc	9/16/2021
Citizens Financial Group, Inc.	Investors Bancorp, Inc.	7/28/2021
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.	4/26/2021
Independent Bank Corp.	Meridian Bancorp, Inc.	4/22/2021
M&T Bank Corporation	People’s United Financial, Inc.	2/22/2021
Huntington Bancshares Inc.	TCF Financial Corp.	12/13/2020
PNC Financial Services Group, Inc.	BBVA USA Bancshares, Inc.	11/16/2020
Pacific Premier Bancorp, Inc.	Opus Bank	2/3/2020
For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the multiple of price to forward estimated diluted earnings per share, or Price/Forward EPS, the multiple of price to tangible book value per share, or Price/TBV and the core deposit premium, for each of the target companies in the selected transactions and the proposed merger assuming the $34.93 implied value per share of Sandy Spring common stock as of October 18, 2024 based on the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024 and the exchange ratio. The following table presents the results of this analysis:
Precedent Transactions
	Bottom Quartile	Median	Top Quartile	Merger
Price/Forward EPS	11.7x	12.4x	13.9x	13.5x
Price/TBV	1.3x	1.5x	1.7x	1.3x
Core Deposit Premium	4.3%	5.3%	7.5%	3.3%
The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment, and taking into consideration, among other things, the prevailing market trends for the valuation and performance of companies in Sandy Spring’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for Sandy Spring.

Based on the results of this analysis and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for Sandy Spring in the Street Forecasts to derive ranges of implied value per share of Sandy Spring common stock as of October 18, 2024, as set forth below:
	Sandy Spring Metric	Multiple Range	Implied Value Per Share of Sandy Spring Common Stock
Price/Forward EPS	$2.59	11.7x – 13.9x	$30.30 – $36.00
Price/TBV	$27.34	1.3x – 1.7x	$35.54 – $46.48
Core Deposit Premium	$11.0 billion	4.3% – 7.5%	$36.72 – $44.43
Morgan Stanley then compared these ranges to (i) the closing price of $32.61 per share of Sandy Spring common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion, (ii) the Sandy Spring Unaffected Share Price of $30.75 and (iii) the $34.93 implied value per share of Sandy Spring common stock as of October 18, 2024 based on the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024 and the exchange ratio.
No company or transaction used in the precedent transactions analysis is identical to Sandy Spring or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sandy Spring and Atlantic Union, such as the impact of competition on the business of Sandy Spring or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Sandy Spring, the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using the precedent transactions data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Illustrative Pro Forma Financial Impact Analysis
Morgan Stanley reviewed and analyzed the estimated impact of the merger on (a) projected earnings per share for holders of Atlantic Union common stock for 2026, (b) the tangible book value per share of Atlantic Union common stock as of the closing date, (c) Atlantic Union’s common equity Tier 1 ratio as of the closing date and (d) Atlantic Union’s tangible common equity ratio as of the closing date, in each case, based on the Street Forecasts and taking into account the Synergy Estimates, impact of the CRE loan portfolio sale and the initial forward sale agreement. This analysis indicated that the merger would be accretive to Atlantic Union’s earnings per share and common equity Tier 1 ratio and dilutive to Atlantic Union’s tangible book value per share and tangible common equity ratio. Any such estimates are not indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.
Other Information
Morgan Stanley also observed certain additional information that was not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Atlantic Union board of directors for informational purposes, including the following:
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Sandy Spring Analyst Price Targets Analysis:   Morgan Stanley reviewed certain publicly available equity research analyst price targets for Sandy Spring common stock available as of October 18, 2024, and noted that the range of such price targets was $29.00 per share to $33.00 per share and compared that range to (i) the closing price of $32.61 per share of Sandy Spring common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion and (ii) the Sandy Spring Unaffected Share Price of $30.75.

•
Atlantic Union Analyst Price Targets Analysis:   Morgan Stanley reviewed certain publicly available equity research analyst price targets for Atlantic Union common stock available as of October 18, 2024, and noted that the range of such price targets was $38.00 per share to $45.00 per share and compared that range to the closing price of $38.81 per share of Atlantic Union common stock on October 18, 2024, the last trading day prior to the date of Morgan Stanley’s opinion.

General
In connection with the review of the merger by the Atlantic Union board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Sandy Spring or Atlantic Union. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of Sandy Spring or Atlantic Union. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to Atlantic Union of the exchange ratio pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion dated October 20, 2024, to the Atlantic Union board of directors. These analyses do not purport to be an appraisal or to reflect the price at which Atlantic Union common stock or Sandy Spring common stock might actually trade at any time, including following announcement or consummation of the merger. The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Sandy Spring and Atlantic Union and was approved by the Atlantic Union board of directors. Morgan Stanley provided advice to Atlantic Union during these negotiations but did not, however, recommend any specific form, mix or amount of consideration to Atlantic Union, or that any specific form, mix, or amount of consideration constituted the only appropriate consideration for the merger.
Morgan Stanley’s opinion and its presentation to the Atlantic Union board of directors was one of many factors taken into consideration by the Atlantic Union board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Atlantic Union board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether the Atlantic Union board of directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.
The Atlantic Union board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Sandy Spring, Atlantic Union, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Under the terms of its engagement letter, as compensation for its services relating to the proposed merger, Atlantic Union has agreed to pay Morgan Stanley a fee of $13 million in the aggregate, $3 million of which was payable upon the rendering of its opinion and $10 million of which is contingent upon the closing of the merger. Atlantic Union has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Atlantic Union has agreed to indemnify Morgan Stanley and its affiliates, their respective current and former officers, directors, agents and employees and each other entity or person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services to Sandy Spring or Atlantic Union and have not received fees for any such services. Morgan Stanley may seek to provide financial advisory and financing services to Sandy Spring and Atlantic Union, and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley acted as the forward purchaser pursuant to the forward sale agreements and as lead bookrunner in connection with the offering of Atlantic Union common stock issued pursuant thereto, for which it has received approximately $12 million in compensation.
Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors
In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the merger) and to recommend that the holders of Sandy Spring common stock approve and adopt the merger agreement, the Sandy Spring board of directors evaluated the merger agreement and the transactions contemplated thereby (including the merger) in consultation with Sandy Spring’s management, as well as Sandy Spring’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):
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each of Sandy Spring’s, Atlantic Union’s and the surviving corporation’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Sandy Spring board of directors considered its assessment that Sandy Spring’s business, operations, risk profile, product offerings and geographic footprint complement those of Atlantic Union, and that the merger and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than Sandy Spring on a standalone basis, which would thereby enable Sandy Spring to serve an expanded customer base and position it for continued growth and investment;

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the strategic rationale for the merger, including the ability of the surviving corporation to serve the banking needs of consumers and businesses in highly attractive markets in the lower Mid-Atlantic area of the U.S. that present strong growth opportunities;

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the belief of the Sandy Spring board of directors that the merger will create, and enable the holders of Sandy Spring stock to become shareholders of, a diversified, community-focused banking franchise with expanded geographies and enhanced product capabilities that will create opportunities for future growth;

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the belief of the Sandy Spring board of directors that Atlantic Union’s earnings and prospects, and the synergies potentially available in the proposed merger, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to Sandy Spring’s earnings and prospects on a standalone basis;

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the belief of the Sandy Spring board of directors that Sandy Spring and Atlantic Union share similar cultures, including with respect to geographic focus, conservative credit culture and community development, and the belief of the Sandy Spring board of directors that the complementary cultures would facilitate the successful completion of the merger and integration following consummation of the merger;

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the complementary nature of the products, services, customers and markets of Sandy Spring and Atlantic Union, which the Sandy Spring board of directors believed should provide the opportunity to mitigate risks and increase potential returns;

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the ability to leverage the scale and capabilities of the surviving corporation to accelerate retail banking and commercial lending initiatives;

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the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint, including the fact that the surviving corporation is expected to be among the top 50 publicly traded banks in the U.S. based on assets;

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the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on certain financial metrics;

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the expectation of cost savings resulting from the merger;

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the fact that the implied value of the merger consideration of $35.11 based on the closing price of Atlantic Union common stock on September 3, 2024 (the last trading day prior to the Published Article), which represented an implied premium of 14% to the closing price of Sandy Spring common stock on September 3, 2024, and that the implied value of the merger consideration of $34.93 based on the closing price of Atlantic Union common stock on October 18, 2024 (the last trading day prior to the Sandy Spring board meeting to approve the merger agreement) represented a 6% premium based on the average closing price of Sandy Spring common stock and Atlantic Union common stock for the 20 trading days ended October 18, 2024;

•
the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by holders of Sandy Spring stock as a result of possible increases or decreases in the trading price of Sandy Spring common stock or Atlantic Union common stock following the announcement of the merger, which the Sandy Spring board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the merger and the other transactions contemplated by the merger agreement;

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the fact that 100% of the merger consideration would be in the form of Atlantic Union common stock, which would allow Sandy Spring stockholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the merger and otherwise benefit from the financial performance of Atlantic Union and potential appreciation in the value of Atlantic Union common stock;

•
the provisions of the merger agreement providing that Atlantic Union would add Mr. Schrider and two other members of the Sandy Spring board of directors to the Atlantic Union board of directors upon the closing of the merger, which the Sandy Spring board of directors believed would enhance the likelihood that the strategic benefits Sandy Spring expects to achieve as a result of the merger would be realized;

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the fact that Sandy Spring’s Chief Banking Officer, Joseph J. O’Brien, Jr., will be appointed as Atlantic Union’s President of the Greater Washington, D.C. Region and Maryland and as Integration Executive and will serve on Atlantic Union’s executive leadership team, which the Sandy Spring board of directors believed would enhance the likelihood that the strategic benefits Sandy Spring expects to achieve as a result of the merger would be realized;

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the support of the merger agreement by the Atlantic Union directors, each of whom entered into a support agreement pursuant to which, among other things, they agreed to (i) vote the shares of Atlantic Union common stock they own and have the sole power to vote or direct the voting of (constituting approximately 0.65% of the voting power represented by issued and outstanding shares of Atlantic Union common stock as of December 12, 2024, the record date for the Atlantic Union special meeting) in favor of the Atlantic Union share issuance proposal and (ii) not transfer such shares of Atlantic Union common stock prior to the Atlantic Union special meeting, with certain limited exceptions, on the terms and subject to the conditions set forth therein, as more fully described below under the section entitled “The Transaction Agreements — Description of the Support Agreements”;

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the familiarity and understanding of the Sandy Spring board of directors with Sandy Spring’s business, results of operations, asset quality, financial and market position and expectations concerning Sandy Spring’s future earnings and prospects;

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the understanding of the Sandy Spring board of directors of the current and prospective environment in which Sandy Spring and Atlantic Union operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Sandy Spring as an independent institution, including, among other things, the costs required to make necessary investments in technology, and the likely effect of these factors on Sandy Spring both with and without the merger;
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the assessment of the Sandy Spring board of directors, grounded in decades of bank management experience and a deep understanding of Sandy Spring’s business, of the operating environment and Sandy Spring’s standalone prospects and the opportunities, risks and challenges presented thereby;

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the evaluation of the Sandy Spring board of directors, with the assistance of management and Sandy Spring’s financial and legal advisors, of Sandy Spring’s standalone plan and other strategic alternatives available to Sandy Spring for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Sandy Spring’s standalone plan and such other alternatives, and the belief of the Sandy Spring board of directors that the proposed merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Sandy Spring’s standalone plan and other alternatives available to Sandy Spring;

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the belief of the Sandy Spring board of directors that the surviving corporation will be in a better position to address many of the key risks and challenges currently facing Sandy Spring, including by allowing Sandy Spring to realize or accelerate several initiatives from its strategic plan, as compared with Sandy Spring on a standalone basis, and the belief of the Sandy Spring board of directors that the surviving corporation will be able to address these matters on an accelerated basis;

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Sandy Spring’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Atlantic Union;

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the process through which the Sandy Spring board of directors, with the assistance of management and Sandy Spring’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for Sandy Spring over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of Sandy Spring’s standalone plan, and the Sandy Spring board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with Atlantic Union;

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the availability of alternative transactions, including that, in a consolidating industry, institutions with an interest in merging with or acquiring another institution typically make that interest known and that no such institution, other than Atlantic Union, submitted a proposal regarding a potential acquisition or strategic business combination to Sandy Spring during the course of the Sandy Spring board of directors’ consideration of a potential merger transaction with Atlantic Union, including after published reports of a potential transaction between Sandy Spring and Atlantic Union, as well as the attractiveness and strategic fit of Atlantic Union as a potential merger partner, the likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to Sandy Spring and its stockholders as those proposed by Atlantic Union, and the terms of the merger agreement that give Sandy Spring the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before Sandy Spring’s stockholders approve and adopt the merger agreement;

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the opinion, dated October 20, 2024, of KBW to the Sandy Spring board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Sandy Spring common stock of the exchange ratio, as more fully described in the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor”;

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the regulatory and other approvals required in connection with the merger and the bank merger and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;

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its review with Sandy Spring’s outside legal advisor, Kilpatrick Townsend, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

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the fact that Sandy Spring stockholders would own approximately 29% of the surviving corporation following completion of the transaction.

The Sandy Spring board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:
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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

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certain anticipated merger-related costs that Sandy Spring expects to incur, including a number of non-recurring costs in connection with the merger even if the merger is not ultimately consummated, including a potential $56,000,000 termination fee if the merger agreement is terminated under certain circumstances;

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the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;

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the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

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the possibility of encountering difficulties in successfully integrating Sandy Spring’s and Atlantic Union’s business, operations and workforce;

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the risk of losing key Sandy Spring or Atlantic Union employees during the pendency of the merger and thereafter;

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the possible diversion of management attention and resources from the operation of Sandy Spring’s business or other strategic opportunities towards the completion of the merger;

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the fact that the exchange ratio provides for a fixed number of shares of Atlantic Union common stock for each share of Sandy Spring common stock and, as such, holders of Sandy Spring common stock cannot be certain, at the time of the Sandy Spring special meeting, of the market value of the merger consideration they will receive, and the possibility that holders of Sandy Spring common stock could be adversely affected by a decrease in the market price of Atlantic Union common stock before closing;

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the fact that the merger agreement places certain restrictions on the conduct of Sandy Spring’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Sandy Spring from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Sandy Spring absent the pending completion of the merger;

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the potential for legal claims challenging the merger;

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the fact that Sandy Spring stockholders are not entitled to dissenters’ or appraisal rights under the merger agreement or Maryland law; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Sandy Spring board of directors is not intended to be exhaustive, but includes the material factors considered by the Sandy Spring board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), the Sandy Spring board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sandy Spring board of directors considered all these factors as a whole, including through its discussions with Sandy Spring’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).
For the reasons set forth above, the Sandy Spring board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of Sandy Spring and its stockholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of Sandy Spring common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of Sandy Spring common stock.
In considering the recommendation of the Sandy Spring board of directors, you should be aware that certain directors and executive officers of Sandy Spring may have interests in the merger that are different from, or in addition to, interests of stockholders of Sandy Spring generally and may create potential conflicts of interest. The Sandy Spring board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to the holders of Sandy Spring common stock that they vote in favor of the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal. See the section entitled “The Merger — Interests of Sandy Spring’s Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the Sandy Spring board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Sandy Spring board of directors unanimously recommends that the holders of Sandy Spring common stock vote “FOR” the Sandy Spring merger proposal, “FOR” the Sandy Spring compensation proposal and “FOR” the Sandy Spring adjournment proposal.
Opinion of Sandy Spring’s Financial Advisor
Sandy Spring engaged KBW to render financial advisory and investment banking services to Sandy Spring, including an opinion to the Sandy Spring board of directors as to the fairness, from a financial point of view, to the common stockholders of Sandy Spring of the exchange ratio in the proposed merger. Sandy Spring selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Sandy Spring board of directors held on October 20, 2024, at which the Sandy Spring board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger with the Sandy Spring board of directors and rendered to the Sandy Spring board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Sandy Spring common stock. The Sandy Spring board of directors unanimously approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Sandy Spring board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of Sandy Spring common stock. It did not address the underlying business decision of Sandy Spring to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sandy Spring board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Sandy Spring common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder or shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder or shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sandy Spring and Atlantic Union and bearing upon the merger, including, among other things:
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a proposed execution version of the merger agreement dated as of October 21, 2024 (the most recent version then made available to KBW);

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Sandy Spring;

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the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Sandy Spring;

•
certain draft and unaudited financial results for the fiscal quarter ended September 30, 2024 of Sandy Spring (provided by Sandy Spring);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Atlantic Union;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Atlantic Union;

•
certain draft and unaudited financial results for the fiscal quarter ended September 30, 2024 of Atlantic Union (provided by Atlantic Union);

•
certain regulatory filings of Sandy Spring and Atlantic Union and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 as well as the quarters ended March 31, 2024 and June 30, 2024;

•
certain other interim reports and other communications of Sandy Spring and Atlantic Union to their respective stockholders and shareholders; and

•
other financial information concerning the businesses and operations of Sandy Spring and Atlantic Union furnished to KBW by Sandy Spring and Atlantic Union or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Sandy Spring and Atlantic Union;

•
the assets and liabilities of Sandy Spring and Atlantic Union;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information for Sandy Spring and Atlantic Union with similar information for certain other companies, the securities of which were publicly traded;

•
publicly available consensus “street estimates” of Sandy Spring, as well as assumed Sandy Spring long-term growth rates provided to KBW by Sandy Spring management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of Sandy Spring management and with the consent of the Sandy Spring board of directors;

•
publicly available consensus “street estimates” of Atlantic Union, as well as assumed Atlantic Union long-term growth rates provided to KBW by Atlantic Union management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Sandy Spring management and with the consent of the Sandy Spring board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on Atlantic Union (including, without limitation, the cost savings expected to result or be derived from the merger) that were prepared by Atlantic Union management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Sandy Spring management and with the consent of the Sandy Spring board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Sandy Spring and Atlantic Union regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Sandy Spring, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Sandy Spring. With the consent of Sandy Spring, KBW assumed for purposes of certain of its analyses the occurrence of the Atlantic Union share issuance and the CRE loan portfolio sale.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Sandy Spring as to the reasonableness and achievability of the publicly available consensus “street estimates” of Sandy Spring and the assumed Sandy Spring long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Sandy Spring “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Sandy Spring management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Sandy Spring, upon Atlantic Union management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Atlantic Union, the assumed Atlantic Union long-term growth rates and the estimates regarding certain pro forma financial effects of the merger on Atlantic Union (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Atlantic Union “street estimates” referred to above that such estimates were generally consistent with, the best currently available estimates and judgments of Atlantic Union management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Sandy Spring and Atlantic Union that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Sandy Spring and Atlantic Union referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Sandy Spring and Atlantic Union and with the consent of the Sandy Spring board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Sandy Spring or Atlantic Union since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with Sandy Spring’s consent, that the aggregate allowances for credit losses for each of Sandy Spring and Atlantic Union are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sandy Spring or Atlantic Union, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Sandy Spring or Atlantic Union under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of Sandy Spring and Atlantic Union of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Sandy Spring and Atlantic Union, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Sandy Spring common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Sandy Spring, Atlantic Union or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Sandy Spring that Sandy Spring relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sandy Spring, Atlantic Union, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Sandy Spring common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger, the concurrent Atlantic Union share issuance and the CRE loan portfolio sale), including, without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Sandy Spring, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion, and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Sandy Spring to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sandy Spring or the Sandy Spring board of directors;

•
the fairness of the amount or nature of any compensation to any of Sandy Spring’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Sandy Spring common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Sandy Spring (other than the holders of Sandy Spring common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Atlantic Union or any other party to any transaction contemplated by the merger agreement;

•
the actual value of Atlantic Union common stock to be issued in the merger;

•
the prices, trading range or volume at which Sandy Spring common stock or Atlantic Union common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Atlantic Union common stock would trade following the consummation of the merger;

•
the portion (if any) of the CRE loan portfolio to be sold that will consist of loans held by Sandy Spring and the consideration to be received by Atlantic Union in the CRE loan portfolio sale that will be attributable to such loans;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Sandy Spring, Atlantic Union, their respective stockholders or shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not each of the merger and the bank merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Sandy Spring and Atlantic Union. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Sandy Spring board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sandy Spring board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Sandy Spring and Atlantic Union and the decision of Sandy Spring to enter into the merger agreement was solely that of the Sandy Spring board of directors.
The following is a summary of the material financial analyses presented by KBW to the Sandy Spring board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Sandy Spring board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $34.93 per outstanding share of Sandy Spring common stock, or approximately $1,598.1 million in the aggregate (inclusive of the implied value of restricted stock units of Sandy Spring and in-the-money options to purchase shares of Sandy Spring common stock), based on the 0.900x exchange ratio in the proposed merger and the closing price of Atlantic Union common stock on October 18, 2024. In addition to the financial analyses described below, KBW reviewed with the Sandy Spring board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $34.93 per outstanding share of Sandy Spring common stock) of 19.3x Sandy Spring’s estimated calendar year 2024 earnings per share (“EPS”), 13.5x Sandy Spring’s estimated calendar year 2025 EPS and 10.5x Sandy Spring’s estimated calendar year 2026 EPS, using draft and unaudited financial information of Sandy Spring for the nine months ended September 30, 2024 and publicly available consensus “street estimates” of Sandy Spring for subsequent periods.
Atlantic Union and Sandy Spring Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Atlantic Union and Sandy Spring to 15 selected major exchange-traded banks headquartered in the Mid-Atlantic region of the United States or Virginia, West Virginia, North Carolina, South Carolina or Georgia with total assets between $10 billion and $35 billion. Live Oak Bancshares, Inc., Customers Bancorp, Inc. and banks headquartered in Puerto Rico were excluded from the selected companies.
The selected companies were as follows (shown in descending order of total assets, pro forma for recently announced acquisitions, by column):
Fulton Financial Corporation	Community Financial System, Inc.
United Bankshares, Inc.	NBT Bancorp, Inc.
United Community Banks, Inc.	Dime Community Bancshares, Inc.
WesBanco, Inc.	OceanFirst Financial Corp.
Ameris Bancorp	First Bancorp
Provident Financial Services, Inc.	First Commonwealth Financial Corporation
WSFS Financial Corporation	Eagle Bancorp, Inc.
TowneBank

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) publicly available or as of the end of such LTM period (in the case of Atlantic Union and Sandy Spring, as of or for the LTM period ended September 30, 2024) and market price information as of October 18, 2024. KBW also used 2024, 2025 and 2026 EPS estimates for Atlantic Union and Sandy Spring based on draft and unaudited financial information of Atlantic Union and Sandy Spring for the nine months ended September 30, 2024 and publicly available consensus “street estimates” for subsequent periods and used 2024, 2025, and 2026 EPS estimates for the selected companies taken from publicly available consensus “street estimates.” Certain financial data presented in the tables below may not correspond to the data presented in Atlantic Union’s or Sandy Spring’s historical financial statements, or the data presented under the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Atlantic Union, Sandy Spring, and the selected companies:
			Selected Companies
	Atlantic Union	Sandy Spring	75th Percentile	Average	Median	25th Percentile
LTM Core Pre-Tax Pre-Provision Return on Average Assets(1)(2)	1.56%	0.91%	1.66%	1.48%	1.44%	1.21%
LTM Core Return on Average Assets(1)	1.11%	0.65%	1.22%	0.98%	1.00%	0.80%
LTM Core Return on Average Tangible Common Equity(1)	15.8%	7.7%	14.5%	13.1%	13.1%	10.1%
LTM Net Interest Margin	3.35%	2.44%	3.44%	3.12%	3.05%	2.88%
LTM Fee Income / Revenue Ratio(3)	15.0%	18.6%	26.5%	20.4%	20.5%	13.2%
LTM Efficiency Ratio	54.9%	67.7%	54.6%	58.9%	58.9%	62.8%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)
Core PTPP income defined as pre-tax, pre-provision earnings excluding amortization of intangibles.

(3)
Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Atlantic Union, Sandy Spring, and the selected companies:
			Selected Companies
	Atlantic Union	Sandy Spring	75th Percentile	Average	Median	25th Percentile
Tangible Common Equity / Tangible Assets(1)	7.3%	8.8%	8.7%	8.1%	7.8%	7.4%
CET1 Ratio(1)	9.8%	11.3%	13.0%	11.8%	11.7%	10.6%
Total Capital Ratio(1)	13.3%	15.5%	15.1%	14.4%	14.6%	14.1%
Non O.O. CRE / TRBC (Hold Co)(1)(2)	286%	319%	216%	286%	267%	332%
Loans HFI / Deposits(1)	90.3%	97.9%	80.7%	89.8%	92.4%	97.3%
Loan Loss Reserve / Loans	0.88%	1.14%	1.36%	1.17%	1.22%	1.04%
Nonperforming Assets / Loans + OREO(3)	0.20%	1.12%	0.29%	0.45%	0.42%	0.54%
LTM Net Charge-offs / Average Loans	0.05%	0.02%	0.08%	0.17%	0.13%	0.27%

(1)
Selected companies data used was pro forma for recently announced acquisitions.

(2)
Non O.O. CRE / TRBC regulatory definition includes NOO CRE, C&D, and Multifamily.

(3)
Nonperforming assets included nonaccrual loans, restructured loans and OREO.

In addition, KBW’s analysis showed the following concerning the market performance of Atlantic Union, Sandy Spring, and the selected companies:
			Selected Companies
	Atlantic Union	Sandy Spring	75th Percentile	Average	Median	25th Percentile
One-Year Stock Price Change	33.7%	58.1%	49.9%	42.1%	39.3%	36.0%
Year-To-Date Stock Price Change	6.2%	19.7%	15.3%	8.8%	10.0%	4.3%
Price / Tangible Book Value per Share(1)	2.03x	1.19x	1.91x	1.77x	1.79x	1.44x
Price / Core LTM EPS(2)	13.2x	16.1x	15.7x	13.9x	14.1x	12.2x
Price / 2024 EPS Estimate	15.4x(4)	18.1x(4)	16.2x	14.4x	14.0x	12.1x
Price / 2025 EPS Estimate	11.9x	12.6x	13.2x	12.2x	12.0x	11.3x
Price / 2026 EPS Estimate	11.1x	9.8x	11.6x	10.5x	10.9x	8.9x
2025E Dividend Yield(3)	3.5%	4.4%	4.2%	3.4%	3.3%	3.0%
2025E Dividend Payout Ratio(3)	41.1%	55.6%	47.6%	40.1%	41.8%	37.8%

(1)
Selected companies data used was pro forma for recently announced acquisitions.

(2)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(3)
2025 consensus “street” dividend estimate as a percentage of stock price in the case of dividend yield and 2025 consensus “street” EPS estimate in the case of dividend payout ratio.

(4)
Based on draft and unaudited financial information for the nine months ended September 30, 2024 and publicly available consensus “street estimates” for quarter ending December 31, 2024.

No company used as a comparison in the above selected companies analysis is identical to Atlantic Union or Sandy Spring. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to nine selected U.S. bank transactions announced since January 1, 2022 with announced deal values between $500 million and $3 billion. The PacWest Bancorp/Banc of California transaction was excluded from the selected transactions due to its reverse merger structure.
The selected transactions were as follows:
Acquiror	Acquired Company
First Busey Corporation	CrossFirst Bankshares, Inc.
Renasant Corporation	The First Bancshares, Inc.
WesBanco, Inc.	Premier Financial Corp.
SouthState Corporation	Independent Bank Group, Inc.
UMB Financial Corporation	Heartland Financial USA, Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation
Eastern Bankshares, Inc.	Cambridge Bancorp
Washington Federal, Inc.	Luther Burbank Corporation
Provident Financial Services, Inc.	Lakeland Bancorp, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and then publicly available EPS consensus “street estimates” of the acquired company for the next 12 months (“NTM”) after the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company;

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•
Price per common share to LTM core EPS (excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment) of the acquired company;

•
Price to core LTM EPS Pay to Trade ratio (calculated as the price to LTM core EPS multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to LTM core EPS multiple); and

•
Price per common share to estimated NTM EPS of the acquired company.

KBW also reviewed the price per common share paid for the acquired company in each selected transaction as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the merger based on the implied transaction value for the merger of $34.93 per outstanding share of Sandy Spring common stock and using historical financial information for Sandy Spring as of or for the 12-month period ended September 30, 2024, Sandy Spring’s estimated EPS for the 12-month period ended September 30, 2025 based on publicly available consensus “street estimates” for Sandy Spring, and the closing price of Sandy Spring common stock on October 18, 2024 and September 3, 2024 (the last trading day prior to the Published Article).
The results of the analysis are set forth in the following table:
	Atlantic Union / Sandy Spring	Selected Transactions
		75th Percentile	Average	Median	25th Percentile
Price / Tangible Book Value per Share	1.28x	1.54x	1.44x	1.48x	1.30x
Pay-to-Trade Ratio	0.63x	1.09x	0.96x	0.90x	0.85x
Core Deposit Premium	3.7%	5.6%	5.0%	4.9%	4.0%
Price / LTM Core EPS(1)	17.2x	12.8x	11.5x	11.9x	9.8x
Price/ LTM Core EPS Pay to Trade Ratio(1)	1.31x	1.20x	1.02x	1.06x	0.92x
Price / NTM EPS	14.3x	14.5x	12.9x	12.0x	10.4x
One-Day Market Premium	7.1% / 14.2%(2)	28.1%	19.1%	18.3%	4.6%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

(2)
First one-day market premium based on Sandy Spring closing stock price on October 18, 2024 and second one-day market premium based on Sandy Spring closing stock price on September 3, 2024.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Sandy Spring or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Atlantic Union and Sandy Spring to various pro forma balance sheet and income statement items and the combined pre-merger market capitalizations of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for Atlantic Union and Sandy Spring as of, or for the 12-month and nine-month periods ended, September 30, 2024, (ii) publicly available consensus “street estimates” for Atlantic Union and Sandy Spring, and (iii) market price information as of October 18, 2024. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Atlantic Union shareholders and Sandy Spring stockholders in the combined company based on the 0.900x exchange ratio provided for in the merger agreement both with and without the impact of the concurrent Atlantic Union share issuance using assumptions provided by Atlantic Union management:
	Atlantic Union % of Total	Sandy Spring % of Total	New Investors % of Total
Ownership at 0.900 exchange ratio:
Pro Forma Ownership	68.6%	31.4%
Pro Forma Ownership Incl. Atlantic Union Share Issuance	63.0%	28.9%	8.1%
Market Capitalization:
Pre-Deal Market Capitalization	70.3%	29.7%
Balance Sheet:
Total Assets	63.3%	36.7%
Gross Loans Held For Investment	61.5%	38.5%
Total Deposits	63.4%	36.6%
Tangible Common Equity	58.1%	41.9%
Income Statement:
LTM Core Net Income(1)	73.6%	26.4%
2024 Estimated Earnings(2)	72.7%	27.3%
2025 Estimated Earnings	71.4%	28.6%
2026 Estimated Earnings	67.6%	32.4%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment.

(2)
Based on draft and unaudited financial information for the nine months ended September 30, 2024 and publicly available consensus “street estimates” for quarter ending December 31, 2024.

Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Atlantic Union and Sandy Spring. Using (i) closing balance sheet estimates assumed as of June 30, 2025 for Atlantic Union and Sandy Spring taken from publicly available consensus “street estimates,” (ii) publicly available EPS consensus “street estimates” of Atlantic Union and Sandy Spring, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto and assumptions relating to the Atlantic Union share issuance and the CRE loan portfolio sale) provided by Atlantic Union management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Atlantic Union. This analysis indicated the merger (including the impact of the Atlantic Union share issuance and the CRE loan portfolio sale) could be accretive to Atlantic Union’s estimated 2025 EPS (assuming full year impact) and estimated 2026 EPS and could be dilutive to Atlantic Union’s estimated tangible book value per share at closing assumed as of June 30, 2025. Furthermore, the analysis indicated that, pro forma for the merger and the Atlantic Union share issuance and the CRE loan portfolio sale, each of Atlantic Union’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio and Tier 1 Capital Ratio at closing assumed as of June 30, 2025 could be lower and Atlantic Union’s Total Risk Based Ratio at closing assumed as of June 30, 2025 could be higher. For all of the above analysis, the actual results achieved by Atlantic Union following the merger may vary from the projected results, and the variations may be material.
Sandy Spring Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Sandy Spring to estimate a range for the implied equity value of Sandy Spring. In this analysis, KBW used publicly available consensus “street estimates” for Sandy Spring as well as assumed long-term growth rates for Sandy Spring provided by Sandy Spring management, and KBW assumed discount rates ranging from 12.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Sandy Spring could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Sandy Spring’s implied terminal value at the end of such period. KBW assumed that Sandy Spring would maintain a common equity tier 1 to risk-weighted assets ratio of 11.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Sandy Spring, KBW applied a range of 9.0x to 13.0x Sandy Spring’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Sandy Spring common stock of $28.01 to $39.77.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Sandy Spring.
Atlantic Union Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Atlantic Union to estimate a range for the implied equity value of Atlantic Union. In this analysis, KBW used publicly available consensus “street estimates” of Atlantic Union and assumed long-term growth rates for Atlantic Union provided by Atlantic Union management, and KBW assumed discount rates ranging from 12.00% to 14.00%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Atlantic Union could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Atlantic Union’s implied terminal value at the end of such period. KBW assumed that Atlantic Union would maintain a common equity tier 1 to risk-weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Atlantic Union, KBW applied a range of 10.0x to 14.0x Atlantic Union’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Atlantic Union common stock of $31.09 to $43.15.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Atlantic Union or the pro forma combined company.
Illustrative Pro Forma Combined Dividend Discount Model Analysis.   KBW performed an illustrative dividend discount model analysis of the pro forma combined company. In this analysis, KBW used publicly available consensus “street estimates” for Atlantic Union and Sandy Spring, assumed long-term growth rates for Atlantic Union provided by Atlantic Union management, assumed long-term growth rates for Sandy Spring provided by Sandy Spring management and pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto and assumptions relating to the Atlantic Union share issuance and the CRE loan portfolio sale) provided by Atlantic Union management, and KBW assumed discount rates ranging from 12.00% to 14.00%. An illustrative range for the implied equity value of the pro forma combined company was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the period from June 30, 2025 through December 31, 2029 and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined company would maintain a common equity tier 1 to risk-weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined company, KBW applied a range of 10.0x to 14.0x the pro forma combined company’s estimated 2030 earnings. This dividend discount model analysis resulted in an illustrative range of implied values for the 0.90 share of Atlantic Union common stock to be received in the proposed merger for each share of Sandy Spring common stock of $30.76 to $42.01.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Sandy Spring, Atlantic Union or the pro forma combined company.
Miscellaneous.   KBW acted as financial advisor to Sandy Spring in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Sandy Spring and Atlantic Union), may from time to time purchase securities from, and sell securities to, Sandy Spring and Atlantic Union. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sandy Spring or Atlantic Union for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Sandy Spring agreed to pay KBW a cash fee equal to 1.1% of the aggregate merger consideration, $2.5 million of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Sandy Spring also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Sandy Spring. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Atlantic Union. KBW may in the future provide investment banking and financial advisory services to Sandy Spring or Atlantic Union and receive compensation for such services.
Certain Unaudited Prospective Financial Information
Atlantic Union and Sandy Spring do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, Atlantic Union and Sandy Spring are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Atlantic Union and Sandy Spring that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Atlantic Union common stock and holders of Sandy Spring common stock access to certain information made available to Atlantic Union and Sandy Spring and their respective boards of directors and financial advisors.
None of Atlantic Union, Sandy Spring or any of their respective affiliates or advisors endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Atlantic Union and Sandy Spring operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that Atlantic Union and Sandy Spring file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Atlantic Union and Sandy Spring and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Atlantic Union or Sandy Spring could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Atlantic Union, Sandy Spring or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of Atlantic Union common stock or holders of Sandy Spring common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Atlantic Union or Sandy Spring of the merger, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger (except as expressly set forth in the section entitled “— Certain Estimated Synergies Attributable to the Merger”), the effect on Atlantic Union or Sandy Spring of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.
Consensus “Street Forecasts” used by Atlantic Union
The following tables present certain publicly available mean analyst consensus Street Forecasts for (i) Atlantic Union’s total assets, net income available to Atlantic Union shareholders and Atlantic Union’s earnings per share (based on core net income available to Atlantic Union shareholders excluding one-time and non-recurring items) for the fiscal years ending December 31, 2024, December 31, 2025 and December 31, 2026, and (ii) Sandy Spring’s total assets, net income available to Sandy Spring stockholders and Sandy Spring’s earnings per share (based on core net income available to Sandy Spring stockholders excluding one-time and non-recurring items) for the fiscal years ending December 31, 2024, December 31, 2025 and December 31, 2026 ((i) and (ii) collectively referred to as the “Street Forecasts used by Atlantic Union”). The Street Forecasts used by Atlantic Union were approved by Atlantic Union for Morgan Stanley’s use and reliance and were used by Morgan Stanley at the direction of Atlantic Union for purposes of performing financial analyses in connection with Morgan Stanley’s opinion as described in the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor.”
Street Forecasts used by Atlantic Union for Atlantic Union
Fiscal Year Ended December 31,	2024E	2025E	2026E
Total assets ($ in billions)	$25.2	$26.4	$27.8
Net income ($ in millions)	$264	$294	$313
Earnings Per Share	$2.97	$3.26	$3.49

Street Forecasts used by Atlantic Union for Sandy Spring
Fiscal Year Ended December 31,	2024E	2025E	2026E
Total assets ($ in billions)	$14.2	$14.9	$15.8
Net income ($ in millions)	$86	$118	$150
Earnings Per Share	$1.90	$2.59	$3.33
Consensus “Street Estimates” used by Sandy Spring
The following tables present certain publicly available mean analyst consensus Street Forecasts for (i) Atlantic Union’s total assets, net income available to Atlantic Union shareholders and Atlantic Union’s earnings per share as of, or for the quarter ending, December 31, 2024 and as of or for the fiscal years ending, December 31, 2025 and December 31, 2026, and (ii) Sandy Spring’s total assets, net income available to Sandy Spring stockholders and Sandy Spring’s earnings per share as of, or for the quarter ending, December 31, 2024 and as of. or for the fiscal years ending, December 31, 2025 and December 31, 2026 ((i) and (ii) collectively referred to as the “Street Forecasts used by Sandy Spring”). The Street Forecasts used by Sandy Spring were approved by Sandy Spring for KBW’s use and reliance and were used by KBW at the direction of Sandy Spring in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor.”
Street Forecasts used by Sandy Spring for Atlantic Union
Period Ended December 31,	Q4 2024E	2025E	2026E
Total assets as of period end ($ in billions)	$25.2	$26.4	$27.8
Net income ($ in millions)	$74	$294	$313
Earnings Per Share	$0.82	$3.26	$3.49
Street Forecasts used by Sandy Spring for Sandy Spring
Period Ended December 31,	Q4 2024E	2025E	2026E
Total assets as of period end ($ in billions)	$14.2	$14.9	$15.8
Net income ($ in millions)	$22	$118	$150
Earnings Per Share	$0.49	$2.59	$3.33
Long-term Annual Growth Rate Assumptions provided by Atlantic Union and Sandy Spring
For purposes of extrapolating Atlantic Union’s and Sandy Spring’s financial results, Atlantic Union management directed Morgan Stanley to use and rely on estimated long-term annual growth rates of 5.0% for Atlantic Union’s and Sandy Spring’s respective total assets, net income and earnings per share, beginning in 2027 for purposes of performing Morgan Stanley’s financial analyses in connection with its opinion as described in the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor.” For purposes of extrapolating Sandy Spring’s and Atlantic Union’s financial results, Sandy Spring’s management directed KBW to use and rely on estimated long-term annual growth rates, beginning in 2027, of 5% for Atlantic Union’s total assets and earnings per share and 5% for Sandy Spring’s total assets and 6% for Sandy Spring’s earnings per share in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor.”
Certain Estimated Synergies Attributable to the Merger
The management of Atlantic Union developed and provided to the Atlantic Union board of directors certain prospective financial information relating to certain strategic, financial and operational benefits, including associated costs, anticipated to result from the merger to be realized by the surviving corporation. Such prospective financial information, which we refer to in this “— Certain Estimated Synergies Attributable to the Merger” section as the “Synergy Estimates,” was also provided to Morgan Stanley and approved by Atlantic Union for Morgan Stanley’s use and reliance and in connection with Morgan Stanley’s financial analyses and opinions as described in the section entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor” and, in turn, was provided to Sandy Spring and KBW and approved by Sandy Spring for KBW’s use and reliance in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Merger — Opinion of Sandy Spring’s Financial Advisor.”
The cost synergies consisted of estimated 27.5% of Sandy Spring’s non-interest expenses, phased in approximately 50% in the second half of 2025 and 100% in 2026. The total one-time after-tax expenses in connection with the merger were estimated to be $115 million. The amount of the CRE loan portfolio sale was estimated to be $2 billion, as provided by Atlantic Union’s management, although the merger is not contingent upon the completion of such CRE loan portfolio sale and the prevailing market conditions will be evaluated in conducting a potential sale. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.
General
The stand-alone prospective financial information for Atlantic Union and Sandy Spring was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the merger is completed and is not intended to represent forecasted financial information for the surviving corporation if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Atlantic Union nor Sandy Spring nor any of their respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Atlantic Union or Sandy Spring compared to the information contained in the prospective financial information. None of Atlantic Union, Sandy Spring or their respective advisors, and after completion of the merger, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Atlantic Union, Sandy Spring or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Atlantic Union shareholder or Sandy Spring stockholder or other person regarding Atlantic Union’s or Sandy Spring’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by Atlantic Union and Sandy Spring and their respective boards of directors in connection with the merger and was used by Morgan Stanley and KBW for purposes of performing their financial analysis in connection with their respective opinions described in the sections entitled “The Merger — Opinion of Atlantic Union’s Financial Advisor.” and “The Merger — Opinion of Sandy Spring’s Financial Advisor,” respectively.
In light of the foregoing, and considering that the Atlantic Union and Sandy Spring special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Atlantic Union shareholders and Sandy Spring stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Atlantic Union’s and Sandy Spring’s most recent SEC filings for a description of their reported financial results and the financial statements of Atlantic Union and Sandy Spring incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information”. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Atlantic Union common stock to vote in favor of the Atlantic Union merger proposal or any of the other proposals to be voted on at the Atlantic Union special meeting or to induce any holder of Sandy Spring common stock to vote in favor of the Sandy Spring merger proposal or any of the other proposals to be voted on at the Sandy Spring special meeting.

Interests of Atlantic Union’s Directors and Executive Officers in the Merger
In considering the recommendation of the Atlantic Union board of directors to vote for the Atlantic Union merger proposal and the Atlantic Union adjournment proposal, holders of Atlantic Union common stock should be aware that the directors and executive officers of Atlantic Union may have interests in the merger that are different from, or in addition to, the interests of holders of Atlantic Union common stock generally. The Atlantic Union board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Atlantic Union shareholders vote to approve the Atlantic Union merger proposal and the Atlantic Union adjournment proposal.
These interests include that fourteen (14) legacy Atlantic Union directors will continue to serve on the Atlantic Union board of directors.
Interests of Sandy Spring’s Directors and Executive Officers in the Merger
Certain of Sandy Spring directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Sandy Spring common stock generally. The Sandy Spring board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement (including the merger), in adopting and approving the merger agreement and the transactions contemplated by the merger agreement (including the merger) and in recommending to holders of Sandy Spring common stock that they vote to approve the Sandy Spring merger proposal, the Sandy Spring compensation proposal and the Sandy Spring adjournment proposal. For more information, see the sections entitled “— Background of the Merger” and “— Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board of Directors.” Such interests are described in more detail below.
The Sandy Spring named executive officers included in the summary below are:
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Daniel J. Schrider — Chair, President and Chief Executive Officer

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Joseph J. O’Brien, Jr. — Executive Vice President and Chief Banking Officer

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Charles S. Cullum — Executive Vice President and Chief Financial Officer

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R. Louis Caceres — Executive Vice President and Chief Wealth Officer

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Aaron M. Kaslow — Executive Vice President, Chief Administration Officer and General Counsel

In addition, the five Sandy Spring executive officers who are covered by this summary who are not named executive officers are:
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Ronda M. McDowell — Executive Vice President and Chief Operating Officer

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John D. Sadowski — Executive Vice President and Chief Information Officer

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Gary Fernandes — Executive Vice President and Chief Human Resources Officer

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S. Lynne Pulford — Executive Vice President of the Consumer Banking Group

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Kevin Slane — Executive Vice President and Chief Risk Officer

Philip J. Mantua is also deemed to be a named executive officer, but because he is retiring as of December 31, 2024, he will not receive any compensation or benefits that are payable or that may become payable and that is based on, or otherwise relates to, the merger, other than the merger consideration in respect of any shares of Sandy Spring common stock that he owns, and he is not included in the disclosure below.
Treatment of Sandy Spring Equity Awards
At the effective time, each outstanding Sandy Spring Equity Award will be treated as follows:
•
Each Sandy Spring RSU Award that is vested as of immediately prior to the effective time of the merger or held by a former employee, officer, director or other service provider or a non-employee director, whether or not vested immediately prior to the effective time, will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other Sandy

Spring RSU Award that is outstanding immediately prior to the effective time will be assumed by Atlantic Union and will be converted into an Assumed RSU Award that settles in a number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring RSU Award immediately prior to the effective time by the exchange ratio, rounded down to the nearest whole share. Each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring RSU Award immediately prior to the effective time;
•
Each Sandy Spring PSU Award that is held by a former employee, officer, director or other service provider will fully vest (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the Applicable Performance Level) and be cancelled and converted automatically into the right to receive the merger consideration, or in the case of each applicable accrued dividend equivalent unit with respect to such terminating Sandy Spring PSU Award, in an equivalent cash amount to the fair market value of the Sandy Spring common stock at the effective time. Each other Sandy Spring PSU Award will be assumed by Atlantic Union and converted into an Assumed PSU Award with respect to the number of shares of Atlantic Union common stock determined by multiplying the number of shares of Sandy Spring common stock subject to the Sandy Spring PSU Award immediately prior to the effective time (based on target performance or, if expressly required by the terms governing the Sandy Spring PSU Award, the Applicable Performance Level) by the exchange ratio. In addition, each accrued Sandy Spring Dividend Equivalent Unit will be assumed by Atlantic Union and will be converted into an Assumed Dividend Equivalent Unit that settles in an amount of cash equal to the fair market value (determined by reference to the closing price of a share of Atlantic Union common stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of Atlantic Union common stock equal to the number of shares of Sandy Spring common stock underlying the Sandy Spring Dividend Equivalent Unit immediately prior to the effective time (based on target performance), multiplied by the exchange ratio, rounded down to the nearest whole share. Each Assumed PSU Award and Assumed Dividend Equivalent Unit will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring PSU Award and Sandy Spring Dividend Equivalent Unit (other than performance-based vesting conditions) immediately prior to the effective time;

•
Each share of Sandy Spring restricted stock that is outstanding immediately prior to the effective time will fully vest and be converted automatically into the right to receive the merger consideration in respect of such share of Sandy Spring restricted stock; and

•
Each Sandy Spring Option that is outstanding immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a number of shares of Atlantic Union common stock (if any) equal to the exchange ratio multiplied by the number of shares of Sandy Spring common stock underlying the Sandy Spring Option, less a number of shares of Sandy Spring common stock having a fair market value (determined by reference to the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger) equal to the aggregate exercise price applicable to such Sandy Spring Option. Each Sandy Spring Option for which the applicable per share exercise price exceeds the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger will be cancelled as of the effective time for no consideration.

Pursuant to the terms of the outstanding Sandy Spring Equity Awards, unvested equity awards will accelerate in full in the event the holder is terminated without “just cause” or resigns for “good reason”, in each case within 24 months following a change in control.
For the estimated value of the unvested Sandy Spring Equity Awards that would be realized by each of the named executive officers upon a qualifying termination of employment at the effective time, see the section entitled “The Merger — Interests of Sandy Spring Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to ‘s Named Executive Officers.” Based on the same assumptions set forth in such section (including the assumed price set forth therein and the applicable footnotes to the table included in such section), (i) the estimated aggregate value that would be realized by the Sandy Spring executive officers who are not named executive officers in respect of their unvested Sandy Spring Equity

Awards (including any accrued dividend equivalents thereon with respect to Sandy Spring RSU Awards and Sandy Spring PSU Awards) upon a qualifying termination of employment at the effective time is: Sandy Spring restricted stock — $58,620, Sandy Spring RSU Awards — $1,226,296, and Sandy Spring PSU Awards — $1,534,653; (ii) the estimated aggregate value that would be realized by the eleven (11) non-employee members of the Sandy Spring board of directors in respect of their unvested Sandy Spring Equity Awards (including any accrued dividend equivalents thereon with respect to Sandy Spring RSU Awards) is: Sandy Spring RSU Awards — $943,987.
Executive Severance Plan
The Sandy Spring named executive officers, and other executive officers participate in the Executive Severance Plan. The purpose of the plan is to provide severance benefits to certain senior executives and key employees in the event their employment is terminated in certain circumstances, including certain terminations related to a change in control. For purposes of the plan the merger is considered a change in control. Under the plan, a participant who undergoes an involuntary termination other than for cause (as defined by the Executive Severance Plan) or voluntary termination for good reason (as defined by the Executive Severance Plan) during the period commencing with Sandy Spring’s initial public announcement of the merger or other actions that are expected or intended to result in a change of control and ending 24 months following the occurrence of such change in control will receive, subject to the participant’s execution of a general release of claims:
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a lump sum cash payment equal to the participant’s pro-rata bonus (as defined by the Executive Severance Plan) for the year in which the participant is terminated;

•
a lump sum cash payment equal to the participant’s severance multiple, multiplied by the sum of (i) the greater of (x) the participant’s base salary as in effect immediately before the applicable change in control occurred or (y) the participant’s base salary as in effect on the participant’s termination date and (ii) the participant’s target bonus for the year in which the termination date occurs; and

•
if the participant elects continuation coverage under COBRA, a lump sum cash payment equal to the amount obtained by multiplying (1) the monthly cost for continuation coverage under COBRA (as in effect as of the participant’s termination date) for group medical, dental and vision coverage for the participant and his or her dependents (to the extent they are covered by Sandy Spring) immediately before the participant’s termination date by (2) the number of months represented by the participant’s severance multiple.

If the severance benefits under the plan, along with any other payments occurring in connection with a change in control of Sandy Spring, were to cause the participant to be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of the severance benefits will either be reduced, such that the excise tax would not be applicable, or the participant will be entitled to retain his or her full severance benefits, whichever results in the better after-tax position to the participant.
The severance multiplier for the Sandy Spring named executive officers is three in connection with a change in control. The other executive officers designated as participants in the Plan have a severance multiplier of three. All participants must comply with non-disclosure obligations, an obligation not to solicit employees or clients of Sandy Spring and an obligation not to compete with a competitive business (as defined by the Executive Severance Plan) for a period of 12 months after termination of employment.
For an estimate of the amounts that would be realized by each of Sandy Spring’s named executive officers upon a qualifying termination at the effective time under the Executive Severance Plan, see the section entitled “The Merger — Interests of Sandy Spring Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Sandy Spring’s Named Executive Officers.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the severance payments and benefits (including all components described above) that would be payable to the five executive officers who are not named executive officers and are participants in the Executive Severance Plan is $9,960,718.

Split-Dollar Agreements
Each of the executive officers maintains a split-dollar agreement with Sandy Spring that provides for a death benefit prior to separation from service, or after separation from service (other than for cause), following the executive’s normal retirement age (65), early retirement (age 60 with ten years of service), disability or a change in in control. As of the date of the merger agreement, Messrs. Kaslow, Cullum and Fernandes did not satisfy the age and service requirements under the split dollar agreements and will have an interest in the split dollar death benefits as of effective time. The calculation of each executive’s death benefit will be frozen as of the date of separation from service (other than for cause).
Indemnification; Directors’ and Officers’ Insurance
As further described in the section entitled “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance,” the merger agreement provides that from and after the effective time, the surviving corporation will generally indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Sandy Spring pursuant to the governing documents of Sandy Spring or any of its subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, to each present and former director or officer of Sandy Spring and its subsidiaries, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Sandy Spring or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement. The merger agreement generally requires the surviving corporation to maintain in effect for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Sandy Spring with respect to claims arising from facts or events which occurred at or before the effective time or certain substitute policies with a substantially comparable insurer of a least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, or to obtain a six year tail policy under Sandy Spring’s existing directors’ and officers’ insurance policy providing equivalent coverage.
New Compensation Arrangements
Any executive officers who become officers, employees or who otherwise are retained to provide services to Atlantic Union may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Atlantic Union or any of its affiliates. As of the date of this proxy statement, no executive officers of Sandy Spring have entered into an agreement with Atlantic Union regarding their individual employment arrangements following the consummation of the Merger.
Daniel J. Schrider has entered into a Consulting Agreement with Atlantic Union and will serve as a special advisor to Atlantic Union for a two-year period beginning at the effective time. During the term of the Consulting Agreement, Mr. Schrider will provide general advisory services to Atlantic Union and/or its affiliates as requested by the chief executive officer of Atlantic Union. In consideration for performing services and extending his obligation to comply with the restrictive covenants under the Executive Severance Plan to three years, Mr. Schrider will receive a cash payment of $100,000 annually during the term of the Consulting Agreement.
Quantification of Payments and Benefits to Sandy Spring’s Named Executive Officers
The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Sandy Spring’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the merger. The amounts listed below are estimates based on the following assumptions:
•
The effective time occurs on December 6, 2024;

•
Each named executive officer experiences a qualifying termination under the Executive Severance Plan and a qualifying termination for purposes of his unvested Sandy Spring Equity Awards, in each case as of the effective time;

•
The named executive officer’s base salary remains unchanged from that in place as of December 6, 2024;

•
Sandy Spring Equity Awards that are outstanding as of December 6, 2024;

•
The price per share of Sandy Spring common stock at the effective time is $32.24 (the average closing market price of Sandy Spring common stock over the first five (5) business days following the first public announcement of the merger on October 21, 2024, as required by Item 402(t) of Regulation S-K); and

•
For purposes of the unvested Sandy Spring PSU Awards set forth in the table, achievement based on target performance.

The calculations in the tables below do not include amounts that Sandy Spring named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in this table also do not include compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time (including any salary adjustments or additional equity award grants, issuances, vestings or forfeitures that may occur) or future dividends or dividend equivalents that may be accrued after the date of this joint proxy statement/prospectus but before the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Named Executive Officers	Cash(1)	Equity(2)	Benefits(3)	Total
Daniel J. Schrider	$5,353,767	$2,586,643	$95,868	$8,036,278
Charles S. Cullum	$2,405,645	$286,865	$71,352	$2,763,862
Joseph J. O’Brien, Jr.	$3,192,390	$1,228,275	$95,868	$4,516,533
R. Louis Caceres	$2,545,479	$913,649	$95,868	$3,554,996
Aaron M. Kaslow	$2,519,216	$759,477	$31,536	$3,310,229
Philip J. Mantua(4)	$—	$—	$—	$—

(1)
Cash.   The cash amounts payable to the named executive officers consist of the following benefits payable on a “double-trigger” basis under the Executive Severance Plan, (a) a lump sum cash severance payment equal to the product of three times the sum of the named executive officer’s base salary plus target bonus and (b) a lump sum cash payment equal to the named executive officer’s pro-rata bonus for the year in which the executive terminated.

(2)
Equity.   As described in the section entitled “The Merger Agreement — Treatment of Sandy Spring Equity Awards” and set forth in more detail in the table below, the amounts below represent the value of the unvested Sandy Spring Restricted Stock, Sandy Spring RSU Awards and Sandy Spring PSU Awards (including any accrued dividend equivalents or dividend equivalent units with respect to Sandy Spring RSU Awards and Sandy Spring PSU Awards) that will vest in connection with a qualifying termination following a change in control (i.e., “double-trigger”).

(3)
Benefits.   Represents “double-trigger” health and welfare benefits under the Executive Severance Plan, consisting of a cash payment equal to the monthly cost for the continuation of group medical, dental and vision coverage through COBRA multiplied by 36.

(4)
Former Executive Officer.   Philip J. Mantua, Sandy Spring’s former Chief Financial Officer, will retire from Sandy Spring on December 31, 2024 and will not be entitled to receive any compensation in connection with, or as a result of, the merger.

Named Executive Officers	Sandy Spring Restricted Stock	Sandy Spring RSU Awards	Sandy Spring PSU Awards
Daniel J. Schrider	$—	$1,089,587	$1,497,057
Charles S. Cullum	$24,441	$126,870	$135,554
Joseph J. O’Brien, Jr.	$—	$516,102	$712,173
R. Louis Caceres	$—	$384,170	$529,479
Aaron M. Kaslow	$—	$324,699	$434,778
Governance of Atlantic Union After the Merger
Governing Documents
The Atlantic Union articles of incorporation as in effect immediately prior to the effective time and the Atlantic Union bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of the surviving corporation, in each case, until thereafter amended in accordance with applicable law.
Board of Directors and Committees of the Board of Directors
Pursuant to the merger agreement, the Atlantic Union board of directors as of the effective time will have 17 members, consisting of:
•
14 members of the Atlantic Union board of directors as of immediately prior to the effective time (the “legacy Atlantic Union directors”); and

•
Mr. Schrider and two other members of the Sandy Spring board of directors as of immediately prior to the effective time (collectively, the “legacy Sandy Spring directors”); provided that any legacy Sandy Spring director must meet (i) the written director qualification and eligibility criteria of the nominating and corporate governance committee of the Atlantic Union board of directors and (ii) any applicable requirements or standards that may be imposed by a regulatory agency for service on the Atlantic Union board of directors (the “eligibility criteria”).

Prior to the effective time, Atlantic Union and Sandy Spring will cooperate in good faith (coordinating through the respective chairmen of the boards of directors of Atlantic Union and Sandy Spring) to mutually agree on the selection of the legacy Sandy Spring directors who will join the Atlantic Union board of directors, Atlantic Union Bank board of directors and their respective committee appointments. In addition, as of the effective time, the legacy Sandy Spring directors will be appointed to the Atlantic Union Bank board of directors; provided that any such legacy Sandy Spring director must meet the eligibility criteria with respect to service on the Atlantic Union Bank board of directors.
Accounting Treatment
Atlantic Union and Sandy Spring each prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Sandy Spring by Atlantic Union under the acquisition method of accounting in accordance with GAAP, and Atlantic Union will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and the bank merger, Atlantic Union and Sandy Spring need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Atlantic Union and Sandy Spring have agreed to cooperate with each other and use reasonable best efforts to promptly (and, in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, within 45 days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities. These approvals include the approval of the Federal Reserve Board. Under the terms of the merger agreement, neither Atlantic Union nor Sandy Spring is required to take any action or agree to any condition or restriction in connection with obtaining these governmental entity approvals that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Sandy Spring and its subsidiaries, taken as a whole, without Atlantic Union and its subsidiaries).
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Sandy Spring common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.
Atlantic Union and Sandy Spring believe that the merger and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the surviving corporation following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or the bank merger, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act (the “BHC Act”) and, with respect to the bank merger, Section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 18(c)(2)(B) of the Bank Merger Act. These factors include the competitive impact of the transaction, the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, the convenience and needs of the communities to be served, the depository institutions’ effectiveness in combating money laundering activities and the risk to the stability of the U.S. banking and financial system.
In considering an application under Section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Atlantic Union and Sandy Spring in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, Atlantic Union Bank and Sandy Spring Bank both received “Satisfactory” ratings.

In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The filing of the application to the Federal Reserve Board occurred on November 26, 2024.
Public Notice and Comments
The BHC Act, the Bank Merger Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.
The comment period on the application to the Federal Reserve Board is currently anticipated to end on January 6, 2025, unless the Federal Reserve Board extends the comment period.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger and the bank merger to analyze the competitive effects of the merger and the bank merger and determine whether the merger and the bank merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze the effect of the merger and the bank merger on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger and the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The bank merger will result in Atlantic Union Bank maintaining branches in the District of Columbia for the first time, which requires a notice to the District of Columbia Department of Insurance, Securities and Banking. In addition, because the bank merger involves the acquisition of a Maryland state-chartered bank and an acquisition by a Virginia bank holding company, notice to and approval by the Maryland Office of Financial Regulation and Virginia Bureau of Financial Institutions is required. Notices and applications were submitted to these regulatory agencies on November 26, 2024.
Stock Exchange Listings
Atlantic Union common stock is listed for trading on the NYSE under the symbol “AUB”. Sandy Spring common stock is listed on the Nasdaq under the symbol “SASR.” Following the merger, the Sandy Spring common stock currently listed on the Nasdaq will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, Atlantic Union will cause the shares of Atlantic Union common stock to be issued as merger consideration pursuant to the terms of the merger agreement to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither Atlantic Union nor Sandy Spring will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the merger, shares of Atlantic Union common stock will continue to be listed on the NYSE.
Appraisal or Dissenters’ Rights in the Merger
Under Section 13.1-730 of the Virginia law, a shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of the consummation of a merger to which the corporation is a party if shareholder approval is required for the merger, except that appraisal rights are not available with respect to shares of a class or series that remain outstanding after consummation of the merger. Accordingly, because Atlantic Union common stock will remain outstanding after consummation of the merger, Atlantic Union shareholders are not entitled to appraisal rights in connection with the merger.
The holders of Sandy Spring common stock will not be entitled to dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the MGCL or otherwise) with respect to the merger. Except as provided in the MGCL, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if, among other things, (i) the corporation consolidates or merges with another corporation, (ii) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation, or (iii) the corporation is converted in accordance with the MGCL. However, under the MGCL, a stockholder of a Maryland corporation may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, except in limited circumstances not applicable to the merger, any shares of the applicable class or series of the corporation’s stock are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction objected to. On December 12, 2024, the record date for the Sandy Spring special meeting, shares of Sandy Spring common stock were listed on the Nasdaq.
Litigation Related to the Merger
Beginning on December 4, 2024, certain purported stockholders of Sandy Spring sent demand letters alleging deficiencies and/or omissions in the registration statement on Form S-4 filed by Atlantic Union on November 21, 2024, of which this joint proxy statement/prospectus forms a part. The demand letters seek additional disclosures to remedy these purported deficiencies.
Additional demand letters may be sent and lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby, including the merger, may be filed in the future. If additional similar demand letters are sent, or if complaints are filed, absent new or different allegations that are material, neither Sandy Spring nor Atlantic Union will necessarily announce such additional demand letters or such filings. See the section entitled “Risk Factors” for additional information regarding any such potential litigation.

THE TRANSACTION AGREEMENTS
Description of the Merger Agreement
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Atlantic Union or Sandy Spring. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Atlantic Union and Sandy Spring make with the SEC, as described in the section entitled “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Atlantic Union and Sandy Spring contained in this joint proxy statement/prospectus or in the public filings Atlantic Union or Sandy Spring make with the SEC may supplement, update or modify the factual disclosures about Atlantic Union and Sandy Spring contained in the merger agreement. The merger agreement contains representations and warranties by Atlantic Union, on the one hand, and by Sandy Spring, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Atlantic Union and Sandy Spring were qualified and subject to important limitations agreed to by Atlantic Union and Sandy Spring in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Atlantic Union and Sandy Spring each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Atlantic Union and Sandy Spring at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for more information about Atlantic Union and Sandy Spring.
Structure of the Merger
Each of Atlantic Union’s and Sandy Spring’s respective boards of directors has unanimously approved the merger agreement and the completion of the transactions contemplated thereby, including the merger and the bank merger. The merger agreement provides that Sandy Spring will merge with and into Atlantic Union, with Atlantic Union as the surviving entity. Immediately following the merger, Atlantic Union will cause Sandy Spring Bank to merge with and into Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank in the bank merger.
At any time prior to the effective time, Atlantic Union and Sandy Spring may, by mutual agreement, change the method or structure of effecting the combination of Atlantic Union and Sandy Spring if and to the extent that they both deem such change to be necessary, appropriate or desirable; provided that

(unless the merger agreement is so amended in accordance with the terms thereof) no such change will (i) alter or change the exchange ratio or the number of shares of Atlantic Union common stock received by holders of Sandy Spring common stock in exchange for each share of Sandy Spring common stock, (ii) adversely affect the tax treatment of Sandy Spring’s stockholders or Atlantic Union’s shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of Sandy Spring or Atlantic Union pursuant to the merger agreement or (iv) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
Each share of Sandy Spring common stock issued and outstanding immediately prior to the effective time, except for shares of restricted Sandy Spring common stock and shares of Sandy Spring common stock owned by Sandy Spring or Atlantic Union (in each case, other than shares of Sandy Spring common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sandy Spring or Atlantic Union in respect of debts previously contracted), will be converted into the right to receive 0.900 shares of Atlantic Union common stock. All shares of Sandy Spring common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time.
Each certificate (an “old certificate,” which includes reference to book-entry account statements relating to the ownership of shares of Sandy Spring common stock ) previously representing any such shares of Sandy Spring common stock will thereafter represent only the right to receive (i) the number of whole shares of Atlantic Union common stock or which such shares of Sandy Spring common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Sandy Spring common stock represented by such old certificate have been converted into the right to receive, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.
If, prior to the effective time, the outstanding shares of Sandy Spring common stock or Atlantic Union common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar structural change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Atlantic Union and the holders of Sandy Spring common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Sandy Spring or Atlantic Union to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
At the effective time, all shares of Sandy Spring common stock that are owned by Sandy Spring or Atlantic Union (in each case other than shares of Sandy Spring common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sandy Spring or Atlantic Union in respect of debts previously contracted) will be cancelled and will cease to exist and no Atlantic Union common stock, or other consideration will be delivered in exchange therefor.
Fractional Shares
Atlantic Union will not issue any fractional shares of Atlantic Union common stock upon the surrender for exchange of old certificates, no dividend or distribution with respect to Atlantic Union common stock will be payable on or with respect to any fractional share of Sandy Spring stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Atlantic Union. Instead, a former holder of Sandy Spring common stock who otherwise would be entitled to receive such fractional share of Atlantic Union common stock will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Atlantic Union common stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the closing date (or, if not reported therein, in another authoritative source mutually agreed upon by Atlantic Union and Sandy Spring) by

(ii) the fraction of a share (after taking into account all shares of Sandy Spring common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of Atlantic Union common stock which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the articles of incorporation of Atlantic Union in effect immediately prior to the effective time will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with applicable law, and the bylaws of Atlantic Union, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the surviving corporation, see the section entitled “The Merger — Governance of Atlantic Union After the Merger.”
Treatment of Sandy Spring Equity Awards
At the effective time, outstanding equity awards will be treated as follows:
Restricted Stock Units:   Each Sandy Spring RSU Award that is vested as of immediately prior to the effective time of the merger or held by a former employee, officer, director or other service provider or a non-employee director, whether or not vested immediately prior to the effective time, will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other Sandy Spring RSU Award that is outstanding immediately prior to the effective time will be assumed by Atlantic Union and will be converted into an Assumed RSU Award, rounded down to the nearest whole share. Each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring RSU Award immediately prior to the effective time;
Performance-Based Restricted Stock Units:   Each Sandy Spring PSU Award that is held by a former employee, officer, director or other service provider will fully vest (based on target performance or, the Applicable Performance Level) and be cancelled and converted automatically into the right to receive the merger consideration, or in the case of each applicable accrued dividend equivalent unit with respect to such terminating Sandy Spring PSU Award, in an equivalent cash amount to the fair market value of the Sandy Spring common stock at the effective time. Each other Sandy Spring PSU Award will be assumed by Atlantic Union and converted into an Assumed PSU Award. In addition, each Sandy Spring Dividend Equivalent Unit will be assumed by Atlantic Union and will be converted into an Assumed Dividend Equivalent Unit that settles in an amount of cash equal to the fair market value (determined by reference to the closing price of a share of Atlantic Union common stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of Atlantic Union common stock equal to the number of shares of Sandy Spring common stock underlying the Sandy Spring Dividend Equivalent Unit immediately prior to the effective time (based on target performance), multiplied by the exchange ratio, rounded down to the nearest whole share. Each Assumed PSU Award and Assumed Dividend Equivalent Unit will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Sandy Spring PSU Award and Sandy Spring Dividend Equivalent Unit (other than performance-based vesting conditions) immediately prior to the effective time;
Restricted Stock:   At the effective time, each share of Sandy Spring restricted stock that is outstanding immediately prior to the effective time will fully vest and be converted automatically into the right to receive the merger consideration in respect of such share of Sandy Spring restricted stock; and
Stock Options:   Each Sandy Spring Option that is outstanding immediately prior to the effective time, will be cancelled and converted automatically into the right to receive a number of shares of Atlantic Union common stock (if any) equal to the exchange ratio multiplied by the number of shares of Sandy Spring common stock underlying the Sandy Spring Option, less a number of shares of Sandy Spring common stock having a fair market value (determined by reference to the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger) equal to the aggregate exercise price applicable to such Sandy Spring Option. Each Sandy Spring Option for which the applicable per share exercise price exceeds the closing price of a share of Sandy Spring common stock on the trading day immediately preceding the closing date of the merger will be cancelled as of the effective time for no consideration.

Closing and Effective Time
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the first day of the calendar month immediately following the calendar month in which all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) (provided, that, if such satisfaction or waiver occurs on or after the 20th day of a calendar month, the closing of the merger will take place on the first day of the calendar month that is the second calendar month from the month in which such satisfaction or waiver occurs) unless another date, time or place is agreed to in writing by Sandy Spring and Atlantic Union.
On or (if agreed by Sandy Spring and Atlantic Union) prior to the closing date, Atlantic Union and Sandy Spring will cause to be filed articles of merger meeting the requirements of the VSCA, including containing a plan of merger, with the Virginia Stock Corporation Commission and the MGCL with the Maryland State Department of Assessments and Taxation. The merger will become effective at such time as specified in the articles of merger in accordance with the relevant provisions of the VSCA and the MGCL, or at such other time as will be provided by applicable law.
Conversion of Shares; Exchange of Sandy Spring Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than five business days thereafter, the surviving corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Sandy Spring common stock immediately prior to the effective time that have been converted at the effective time into the right to receive Atlantic Union common stock a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for the number of whole shares of Atlantic Union common stock and any cash in lieu of fractional shares, as applicable, which the shares of Sandy Spring common stock represented by such old certificate will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. Upon proper surrender of an old certificate for exchange and cancellation to the exchange agent (it being understood that no certificates shall be required to be delivered for shares of Sandy Spring common stock held in book entry at the effective time), together with such properly completed letter of transmittal, duly executed, the holder of such old certificate will be entitled to receive in exchange therefor, (x)(i) that number of whole shares of Atlantic Union common stock to which such holder of Sandy Spring common stock shall have become entitled pursuant to the merger agreement and (ii) a check or other method of payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the old certificate surrendered pursuant to the provisions of the merger agreement and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, and (y) a check or other method of payment representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, and the old certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates.
In the event that any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by the surviving corporation or the exchange agent, the posting by such person of a bond in such amount as the surviving corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the shares of Atlantic Union common stock and any cash in lieu of fractional shares, as applicable, and dividends and distributions, deliverable in respect thereof pursuant to the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of Sandy Spring of the shares of Sandy Spring common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for shares of Atlantic Union common stock, cash in lieu of fractional shares and dividends and distributions as provided in the merger agreement, as applicable.
Any portion of the exchange fund containing the merger consideration deposited by Atlantic Union that remains unclaimed by the stockholders of Sandy Spring for 12-months after the effective time shall be paid to the surviving corporation. Any former holders of Sandy Spring common stock who have not theretofore made an exchange pursuant to the merger agreement shall thereafter look only to the surviving corporation for payment of the shares of Atlantic Union common stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Atlantic Union common stock deliverable in respect of each former share of Sandy Spring common stock such holder holds as determined pursuant to the merger agreement without any interest thereon.
None of Atlantic Union, Sandy Spring, the surviving corporation, the exchange agent or any other person will be liable to any former holder of shares of Sandy Spring common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of Sandy Spring common stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Withholding
The surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Atlantic Union common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amounts otherwise payable pursuant to the merger agreement to any holder of Sandy Spring common stock or Sandy Spring equity awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the surviving corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Sandy Spring common stock or Sandy Spring equity awards in respect of which the deduction and withholding was made by the surviving corporation or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to Atlantic Union common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof will surrender such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Atlantic Union common stock that the shares of Sandy Spring common stock represented by such old certificate have been converted into the right to receive.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Atlantic Union and Sandy Spring relating to a number of matters, including the following:
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corporate matters, including due organization, qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the bank merger, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement, including the merger and the bank merger;
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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the transactions contemplated by the merger agreement, including the merger and the bank merger;

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reports to regulatory agencies;

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financial statements, including internal controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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employees and employee benefit matters;

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SEC reports;

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compliance with applicable law;

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certain material contracts;

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absence of certain supervisory actions;

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risk management instruments;

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environmental matters;

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investment securities and commodities (in the case of Sandy Spring);

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real property;

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intellectual property;

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customer relationships (in the case of Sandy Spring);

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loan portfolio matters;

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insurance matters (in the case of Sandy Spring);

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investment advisory matters (in the case of Sandy Spring);

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sanctions, anti-money laundering and anti-corruption laws;

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deposits (in the case of Sandy Spring);

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related party transactions (in the case of Sandy Spring);

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inapplicability of state takeover laws;

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absence of any action (or failure to take any action), fact or circumstance that could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

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the receipt of an opinion of each party’s financial advisor; and

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of Atlantic Union and Sandy Spring are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Atlantic Union, Sandy Spring or the surviving corporation, as the case may be, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on

(a) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (b) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (a), a material adverse effect will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof);

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changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the banking and financial services industry, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global or national political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

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public disclosure of the execution of the merger agreement or consummation of the transactions contemplated by the merger agreement (including any effect on such party’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (it being understood and agreed that the exception set forth in this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement); or

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a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses by Sandy Spring Prior to the Effective Time
Sandy Spring will, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law or consented to in writing by Atlantic Union (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Atlantic Union or Sandy Spring to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
Additionally, during the period from the date of the merger agreement to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Sandy Spring will not, and Sandy

Spring will not permit any of its subsidiaries to, without the prior written consent of Atlantic Union (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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incur any indebtedness for borrowed money in excess of $25,000,000, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months and in the ordinary course of business consistent with past practice, (ii) deposits in the ordinary course of business consistent with past practice and (iii) indebtedness of Sandy Spring or any of its wholly owned subsidiaries to Sandy Spring or any of its wholly owned subsidiaries; provided that (i) such indebtedness is on customary and reasonable market terms, (ii) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (iii) none of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated thereby will result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of Sandy Spring or any of its subsidiaries under, or result in the creation of any lien upon any of the assets of Sandy Spring or any of its subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of Sandy Spring, the surviving corporation or their respective subsidiaries and (iv) such indebtedness is not composed of debt securities or calls, options, warrants or other rights to acquire any debt securities;

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assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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adjust, split, combine or reclassify any capital stock of Sandy Spring (or any shares thereof);

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Sandy Spring securities or Sandy Spring subsidiary securities, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of an agreed amount and with record and payment dates consistent with past practice (and corresponding dividends or dividend equivalents in respect of Sandy Spring equity awards), (B) dividends paid by any of the subsidiaries of Sandy Spring, or (c) the acceptance of shares of Sandy Spring common stock as payment for withholding taxes incurred in connection with the forfeiture, vesting or settlement of Sandy Spring equity awards, in each case, outstanding as of, and in accordance with the terms of such awards as of, the date of the merger agreement or granted after the date of the merger agreement to the extent expressly contemplated by the merger agreement or the disclosure schedules thereto;

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grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any Sandy Spring securities under a Sandy Spring stock plan or otherwise, except for Sandy Spring dividend equivalent units that accrue in accordance with Sandy Spring PSU Awards outstanding on the date of the merger agreement and determined consistent with past practice;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Sandy Spring securities or Sandy Spring subsidiary securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Sandy Spring securities or Sandy Spring subsidiary securities, except pursuant to the vesting, settlement or satisfaction of any Sandy Spring equity awards outstanding as of, and in accordance with the terms of such awards as of, the date of the merger agreement or granted after the date of the merger agreement to the extent expressly contemplated by the merger agreement or the disclosure schedules thereto;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such party or any claims held by any such party, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Sandy Spring;

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in each case except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Sandy Spring, or enter into certain material contracts except in each case of the foregoing for transactions in the ordinary course of business consistent with past practice; provided that Sandy Spring will consult with Atlantic Union prior to entering into any contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Sandy Spring regulatory agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of the merger agreement that are material to Sandy Spring and its Subsidiaries, taken as a whole if it were in effect on the date of the merger agreement and will consider in good faith any feedback provided by Atlantic Union regarding such contract;

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except as required by the terms of any Sandy Spring benefit plan in effect as of the date of the merger agreement or as set forth in the disclosure schedule thereto (or entered into, established or adopted after the date of the merger agreement in a manner not consistent with the terms of the agreement) Sandy Spring benefit plan existing as of the date of the merger agreement or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar plan, program, agreement or arrangement, other than offer letters (with standard terms and substantially in the form made available to Atlantic Union prior to the date of the merger agreement) with respect to employees other than employees with a title of senior vice president or above (each, a “key employee”), (ii) enter into, adopt, materially amend or terminate any employee benefit plan or any collective bargaining agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to a specified percentage, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, except as set forth in the disclosure schedule to the merger agreement, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any key employee, other than for cause, or (viii) take any action which would entitle a key employee; to resign with “good reason” or similar term of import, (viii) hire any employees, other than to fill vacancies arising due to the termination of employment of any employee who was not a key employee or (ix) engage in any reduction in force, group termination, furlough or similar action with respect to any employees;

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settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Sandy Spring, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying for the intended tax treatment;

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amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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other than in prior consultation with Atlantic Union, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods or systems and internal accounting controls or disclosure controls, other than as may be required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

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enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and practices and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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make or acquire any new loan or issue a commitment (including a letter of credit) for any new loan or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (i) loans for which a commitment to make or acquire was entered into prior to the date of the merger agreement; (ii) loans or commitments for loans with a principal balance less than $30,000,000 in full compliance with Sandy Spring Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement, including pursuant to an exception to such underwriting policy and related loan policies that is reasonable in light of the underwriting of the borrower for such loan or commitment (provided that this exception will not permit Sandy Spring or its subsidiaries to acquire any such loans), and (iii) amendments or modifications of any existing loan in full compliance with Sandy Spring Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies; provided, that if Atlantic Union does not respond to a written request that is directed to the attention of its chief credit officer (and otherwise in accordance with the notice procedures set forth in the merger agreement) for consent within five business days of having received such request together with the relevant loan package, such non-response will be deemed to constitute consent;

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make any new loans to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Sandy Spring or its subsidiaries;

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cancel, compromise, waive, or release any material loans, except for (i) sales of loans in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any Sandy Spring contract in force at the date of the merger agreement;

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enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

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make, or commit to make, any capital expenditures in excess of certain budgeted amounts, subject to certain exceptions;

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(i) purchase any securities (other than investment securities in the ordinary course of business consistent with past practice) or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), any person other than Sandy Spring Bank, or otherwise acquire direct or indirect control over any person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Sandy Spring), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
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(i) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or (ii) make any application to open, relocate or close any branch or other facility;

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except for non-exclusive licenses and the expiration of intellectual property in the ordinary course of business consistent with past practice, sell, assign, dispose of, abandon, allow to expire, license or transfer any material intellectual property of Sandy Spring or its subsidiaries;

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materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

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take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the merger not being satisfied by the termination date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by the merger agreement or by the bank merger agreement; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Conduct of Businesses by Atlantic Union Prior to the Effective Time
Atlantic Union will, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law or consented to in writing by Sandy Spring (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Atlantic Union or Sandy Spring to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement contemplated thereby on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions or as required by law, Atlantic Union will not, and Atlantic Union will not permit any of its subsidiaries to, without the prior written consent of Sandy Spring (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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adjust, split, combine or reclassify any capital stock of Atlantic Union (or any shares thereof) or make, declare or pay any extraordinary dividend or distribution on any Atlantic Union common stock;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend the Atlantic Union articles of incorporation, the Atlantic Union bylaws or comparable governing documents of Atlantic Union’s subsidiaries in a manner that would materially and adversely affect the holders of Sandy Spring common stock, or materially and adversely affect the holders of Atlantic Union common stock;

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take any action that is intended or would reasonably be expected to (i) result in certain the conditions to the merger not being satisfied by the termination date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by the merger agreement or by the bank merger agreement;

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take any action that is intended or would reasonably be expected to result in a material delay in the ability of Atlantic Union or Sandy Spring to perform any of their obligations under the merger agreement on a timely basis or a material delay in the ability of Atlantic Union to obtain any necessary approvals of any governmental entity required for the transactions contemplated hereby by the termination date; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
Atlantic Union and Sandy Spring will cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within 45 days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities. Each of Atlantic Union and Sandy Spring will use, and will cause their respective subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval as promptly as reasonably practicable.
Each of Atlantic Union and Sandy Spring will use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the foregoing, nothing in the merger agreement shall be deemed to require Atlantic Union or Sandy Spring or any of their respective subsidiaries, and neither Atlantic Union nor Sandy Spring nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect,” “material adverse effect” shall be measured on a scale relative only to the size of Sandy Spring and its subsidiaries, taken as a whole, without Atlantic Union and its subsidiaries) (a “materially burdensome regulatory condition”). Atlantic Union and Sandy Spring will furnish each other with information concerning themselves, their subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Atlantic Union, Sandy Spring or any of their respective subsidiaries to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement. Atlantic Union and Sandy Spring will promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement, that causes such party to believe that that there is a reasonable likelihood that any requisite regulatory approval will not be obtained, or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides that, from the effective time until the one-year anniversary thereof, Atlantic Union will provide, or cause to be provided, each individual who is employed by Sandy Spring or any of its subsidiaries as of immediately prior to the effective time and who continues to be actively employed by the surviving corporation or any affiliate thereof during such period (each, a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for each such Continuing Employee as of immediately prior to the effective time, (ii) target annual cash bonus opportunities that are no less favorable than those provided (x) to similarly situated employees of Atlantic Union or any of its subsidiaries or (y) to each such Continuing Employee immediately prior to the effective time, (iii) target long term incentive opportunities that are no less favorable than those provided to similarly situated employees of Atlantic Union or any of its subsidiaries, and (iv) other employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of Atlantic Union and its subsidiaries (in the case of clause (iv), excluding defined benefit pension, non-qualified deferred compensation, change in control, retention, equity and equity-based, severance and retiree medical benefits). Additionally, any Continuing Employee who is on short-term disability or other short-term leave as of the effective time shall continue to be eligible for short-term disability pay and for long-term disability insurance coverage, respectively, under the Atlantic Union benefit plans, notwithstanding that such Continuing Employee was not actively employed by Atlantic Union at the onset of the disability.
Continuing Employees, except for those eligible for severance benefits under the Sandy Spring executive severance plan or pursuant to any individual agreement with Sandy Spring or any of its subsidiaries, who experience an involuntary termination of employment without cause, or other qualifying termination, shall receive severance benefits equal to the benefits set forth in disclosure schedule to the merger agreement. In addition, with respect to any Atlantic Union employee benefit plan in which any Continuing Employees first become eligible to participate on or after the closing date, Atlantic Union or the surviving corporation will (i) use commercially reasonable efforts to waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such Atlantic Union employee benefit plans, except to the extent that such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sandy Spring employee benefit plan immediately prior to the closing date, (ii) use commercially reasonable efforts to provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the closing date (or, if later, prior to the time such employee commenced participation in such Atlantic Union employee benefit plan) under such Atlantic Union employee benefit plan to the same extent that such credit was given under the analogous Sandy Spring employee benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any such Atlantic Union employee benefit plans, and (iii) recognize all service of such employees with Sandy Spring and its respective subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous Sandy Spring employee benefit plan prior to the closing date. Atlantic Union’s obligation to provide service recognition shall not apply to the extent that it would result in duplication of benefits for the same period of services, for purposes of (i) benefit accrual under any Atlantic Union defined benefit pension plan, (ii) providing retiree welfare benefits, (iii) vesting of equity-based compensation (other than Assumed RSU Awards and Assumed PSU Awards) or (iv) frozen employee benefit plans, either with respect to the level of benefits or participation, or provides grandfathered benefits.
In addition, if directed by Atlantic Union in writing at least 10 business days prior to the effective time, Sandy Spring will terminate any Sandy Spring employee benefit plan intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), in each case effective as of, and contingent upon, the effective time. In connection with the termination of such plan, Atlantic Union will take any and all actions as may be required to permit each affected Sandy Spring employee to make rollover contributions of eligible rollover distributions in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan (including any outstanding participant loans) to an Atlantic Union Qualified Plan. In addition, in connection with the termination, affected employees will be eligible immediately upon the closing date to commence participation in an Atlantic Union Qualified Plan.
Upon request by Atlantic Union in writing at least 10 days prior to the closing date, Sandy Spring and its subsidiaries will cooperate in good faith with Atlantic Union prior to the closing date to amend, freeze, terminate or modify any Sandy Spring employee benefit plan to the extent and in the manner determined by Atlantic Union, effective upon the closing date (or at such different time mutually agreed to by the parties) and consistent with applicable law. Sandy Spring will provide Atlantic Union with a copy of any resolutions, plan amendments, notices and other documents prepared to effectuate such termination. Atlantic Union will have a reasonable opportunity to comment on such documents (which comments will be considered in good faith by Sandy Spring). Prior to the closing date, Sandy Spring will provide Atlantic Union with the final documentation evidencing that any such plan termination has been effectuated.
The merger agreement also provides that, prior to making any written communications to any service provider of Sandy Spring or any of its subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by the merger agreement or employment with Atlantic Union following the effective time, Sandy Spring or any of its subsidiaries will provide Atlantic Union with a copy of the intended communication, and Atlantic Union will have a reasonable period of time to review and comment on the communication. Sandy Spring or any of its subsidiaries will give reasonable and good faith consideration to any comments made by Atlantic Union.
Director and Officer Indemnification and Insurance
The merger agreement provides that, from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the fullest extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Sandy Spring pursuant to the Sandy Spring articles of incorporation, the Sandy Spring bylaws, the governing or organizational documents of any subsidiary of Sandy Spring and certain indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of Sandy Spring and its subsidiaries (in each case, when acting in such capacity) (collectively, the “Sandy Spring indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Sandy Spring or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any Sandy Spring indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sandy Spring indemnified party is not entitled to indemnification.
The surviving corporation is required to cause to be maintained in effect for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Sandy Spring (provided that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former directors and officers of Sandy Spring or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the approval of the transactions contemplated by the merger agreement); provided, however, that the surviving corporation will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by Sandy Spring for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Atlantic Union or Sandy Spring, in consultation with, but only upon the consent of Atlantic Union, may (and at the request of Atlantic Union, Sandy Spring will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under Sandy Spring’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Dividends
Atlantic Union and Sandy Spring will coordinate with the other the declaration of any dividends in respect of Atlantic Union common stock and Sandy Spring common stock and the record dates and payment dates relating thereto, it being the intention of the parties to the merger agreement that holders of Sandy Spring common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sandy Spring common stock and any shares of Atlantic Union common stock any such holder receives in exchange therefor in the merger.
Advisory Client Consents
The merger agreement provides that Sandy Spring will, and will cause each of its registered investment adviser subsidiaries to, use commercially reasonable efforts to obtain, as promptly as reasonably practicable after the date of the merger agreement, the consent of each investment advisory client, as applicable, to the deemed assignment of such client’s advisory agreement to the extent required by applicable law or by such advisory agreement as a result of the transactions contemplated by the merger agreement.
In connection with obtaining the consents and other actions described above, at all times prior to the closing, Sandy Spring will keep Atlantic Union promptly informed of the status of obtaining such consents and will, upon Atlantic Union’s reasonable request, make available to Atlantic Union copies of all such executed consents, related materials and other records relating to the consent process. Without limiting the foregoing, in connection with obtaining such consents, Atlantic Union will have the right to review in advance of distribution any notices or other materials to be distributed by Sandy Spring or any of its representatives to Sandy Spring’s advisory clients and Sandy Spring will consider in good faith any reasonable comments provided by Atlantic Union.
CRE Loan Portfolio Sale
The merger agreement provides that Atlantic Union may determine, in its sole discretion, to sell a portfolio of commercial real estate loans (including loans held by Sandy Spring) (the “CRE loan portfolio”) concurrent with or after the closing. Sandy Spring has agreed to, and to cause Sandy Spring Bank and its other subsidiaries and its and their respective representatives to, use reasonable best efforts to assist and cooperate with Atlantic Union in connection with any sale process proposed by Atlantic Union with respect to the commercial real estate loan portfolio, including (a) providing all relevant financial and other documents and information requested by Atlantic Union, (b) preparing materials related to the CRE loan portfolio sale, in customary form and substance (including an offering memorandum), (c) identifying, locating and contacting potential purchasers of the CRE loan portfolio, (d) making appropriate representatives available, as reasonably requested by Atlantic Union, (e) entering into a sale agreement in respect of the CRE loan portfolio sale and such other customary documents as necessary to effect the CRE loan portfolio sale, in each case, on terms approved and directed by Atlantic Union (provided that such agreement will provide that Sandy Spring will not be required to consummate the CRE loan portfolio sale unless the closing has occurred) and (f) using commercially reasonable efforts to promptly consummate the CRE loan portfolio sale on the closing date (or such later date as Atlantic Union determines).
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Atlantic Union common stock to be issued in the merger, confidentiality, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the treatment of Sandy Spring indebtedness, public announcements with respect to the transactions contemplated by the merger agreement and cooperation with respect to receipt of the U.S. federal tax opinions that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and cooperation between Sandy Spring and Atlantic Union in connection with planning for the efficient and orderly combination of the companies and operation of the surviving corporation.
Surviving Corporation Governance Matters
Under the merger agreement, Atlantic Union and Sandy Spring have agreed to certain provisions relating to the governance of the surviving corporation, including composition of the Atlantic Union board of directors. For a more detailed description of the governance matters relating to the surviving corporation, see the section entitled “The Merger — Governance of the Atlantic Union After the Merger.”
Special Meetings and Recommendation of the Atlantic Union and Sandy Spring Boards of Directors
Each of Atlantic Union and Sandy Spring agreed to call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively, for the purpose of obtaining (a) in the case of Atlantic Union, the required vote of the holders of Atlantic Union common stock to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Atlantic Union common stock in the merger (the “requisite Atlantic Union vote”) and

(b) in the case of Sandy Spring, the required vote of the holders of Sandy Spring common stock to approve the merger agreement (the “requisite Sandy Spring vote”), and if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Atlantic Union and Sandy Spring will use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.
Each of Atlantic Union and Sandy Spring and their respective boards of directors will use its reasonable best efforts to obtain from the shareholders of Atlantic Union and the stockholders of Sandy Spring, as applicable, the requisite Atlantic Union vote and the requisite Sandy Spring vote, as applicable, including by communicating to the shareholders of Atlantic Union and the stockholders of Sandy Spring, as applicable, its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of Atlantic Union, the shareholders of Atlantic Union approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Atlantic Union common stock pursuant to the merger agreement (the “Atlantic Union board recommendation”), and, in the case of Sandy Spring, the stockholders of Sandy Spring approve the merger agreement and the transactions contemplated thereby (the “Sandy Spring board recommendation”). Subject to specified exceptions, each of Atlantic Union and Sandy Spring and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Atlantic Union board recommendation, in the case of Atlantic Union, or the Sandy Spring board recommendation, in the case of Sandy Spring, (ii) fail to make the Atlantic Union board recommendation, in the case of Atlantic Union, or the Sandy Spring board recommendation, in the case of Sandy Spring, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “— Agreement Not to Solicit Other Offers”) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Atlantic Union board recommendation, in the case of Atlantic Union, or the Sandy Spring board recommendation, in the case of Sandy Spring, in each case within ten (10) business days (or such fewer number of days as remains prior to the Atlantic Union special meeting or the Sandy Spring special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
However, subject to certain termination rights in favor of the other party as described in the section entitled “— Termination of the Merger Agreement,” if the board of directors of Atlantic Union or Sandy Spring, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Atlantic Union board recommendation or the Sandy Spring board recommendation, as applicable, such board of directors may, in the case of Atlantic Union, prior to the receipt of the requisite Atlantic Union vote, and in the case of Sandy Spring, prior to the receipt of the requisite Sandy Spring vote, effect a recommendation change, including by submitting the merger agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event such board of directors may communicate the basis for such recommendation change to its shareholders or stockholders, as applicable, in this joint proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law; provided that such board of directors may not take any actions under this provision unless (a) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event that such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail of such other event or circumstances) and (b) at the end of such notice period, takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Atlantic Union board recommendation or Sandy

Spring board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the merger agreement and will require a new notice period.
Notwithstanding any recommendation change by the board of directors of Atlantic Union or Sandy Spring, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the merger agreement to a vote of such shareholders or stockholders, as applicable.
Agreement Not to Solicit Other Offers
Each of Atlantic Union and Sandy Spring will not, and will cause each of its subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such provisions of the merger agreement), (iv) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), or (v) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to Atlantic Union or Sandy Spring, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, 25% or more of any class of equity or voting securities of a party or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.
In the event that after the date of the merger agreement and prior to the receipt of the requisite Atlantic Union vote, in the case of Atlantic Union, or the requisite Sandy Spring vote, in the case of Sandy Spring, a party receives an unsolicited bona fide written acquisition proposal that did not result from or arise in connection with a breach of such party’s obligations relating to non-solicitation of acquisition proposals, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if the Atlantic Union board of directors or Sandy Spring board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to the merger agreement, such party provides such information to the other party and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Atlantic Union and Sandy Spring, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party or otherwise prevent the party from providing any information to the other party in accordance with the merger agreement or otherwise comply with its obligations under the merger agreement, and provided the other with at least one business day prior notice of taking any such action.
Each of Atlantic Union and Sandy Spring will, and will cause its representatives to, (x) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Sandy Spring or Atlantic Union, as applicable, with respect to any acquisition proposal and (y) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its representatives) that has made or indicated an intention to make an acquisition proposal. Each party will promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any request for nonpublic information or any other inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised promptly (and in any event within 24 hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each of Atlantic Union and Sandy Spring will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Conditions to Completion of the Merger
Atlantic Union’s and Sandy Spring’s respective obligations to effect the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
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(i) approval of the merger agreement and the Atlantic Union share issuance by the holders of Atlantic Union common stock by the requisite Atlantic Union vote and (ii) approval of the merger agreement by the holders of Sandy Spring common stock by the requisite Sandy Spring vote;

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the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Atlantic Union common stock that will be issuable pursuant to the merger agreement;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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(i) the specified governmental consents and approvals, including from the Federal Reserve Board, certain state banking, securities and/or insurance regulatory authorities and under the HSR Act, having been received and remaining in full force and effect, and, the termination or expiration of all statutory waiting periods in respect thereof, and (ii) in each case that have not resulted in a materially burdensome regulatory condition;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger or the bank merger;

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the accuracy of the representations and warranties of Sandy Spring, on the one hand, and Atlantic Union, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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the performance by Sandy Spring, on the one hand, and Atlantic Union, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and;

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receipt by Atlantic Union and Sandy Spring of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Atlantic Union nor Sandy Spring can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite Atlantic Union vote or the requisite Sandy Spring vote (except as indicated below), in the following circumstances:
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by mutual written consent of Atlantic Union and Sandy Spring;

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by either Atlantic Union or Sandy Spring if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

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by either Atlantic Union or Sandy Spring if the merger has not been consummated on or before the termination date, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

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by either Atlantic Union or Sandy Spring (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Sandy Spring, in the case of a termination by Atlantic Union, or Atlantic Union, in the case of a termination by Sandy Spring, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Sandy Spring, prior to the receipt of the requisite Atlantic Union vote, if (i) Atlantic Union or the Atlantic Union board of directors has made a recommendation change or (ii) Atlantic Union or the Atlantic Union board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the Atlantic Union shareholders and the Atlantic Union board recommendation;

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by Atlantic Union, prior to the receipt of the requisite Sandy Spring vote, if (i) Sandy Spring or the Sandy Spring board of directors has made a recommendation change or (ii) Sandy Spring or the Sandy Spring board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the Sandy Spring stockholders and the Sandy Spring board recommendation; or

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by either Atlantic Union or Sandy Spring, if (i) the requisite Atlantic Union vote has not been obtained upon a vote thereon taken at the Atlantic Union special meeting (including any adjournment or postponement thereof) or (ii) the requisite Sandy Spring vote has not been obtained upon a vote thereon taken at the Sandy Spring special meeting (including any adjournment or postponement thereof).

Neither Atlantic Union nor Sandy Spring is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Atlantic Union common stock or Sandy Spring common stock.
Effect of Termination
If the merger agreement is terminated by either Atlantic Union or Sandy Spring, as provided in the section entitled “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Atlantic Union, Sandy Spring, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated by the merger agreement, except that (a) neither Atlantic Union nor Sandy Spring will be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement (including the loss to the shareholders of Atlantic Union or the stockholders of Sandy Spring, as applicable, of the benefits of the transactions contemplated by the merger agreement, including, in the case of Sandy Spring, the loss of premium offered to the stockholders of Sandy Spring) and (b) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements and the effect of termination, including the termination fees described below.
Termination Fees
Sandy Spring will pay Atlantic Union a termination fee equal to $56 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that (a) the merger agreement is terminated by Atlantic Union pursuant to the sixth bullet set forth in the section entitled “— Termination of the Merger Agreement” above or (b) the merger agreement is terminated by Atlantic Union or Sandy Spring pursuant to the seventh bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of the requisite Sandy Spring vote not having been obtained upon a vote taken thereon at the Sandy Spring special meeting (including any adjournment or postponement thereof), at a time when Atlantic Union could have terminated the merger agreement pursuant to the sixth bullet set forth in the section entitled “— Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to Atlantic Union within two business days of the date of termination.

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In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Sandy Spring board of directors or Sandy Spring’s senior management or has been made directly to Sandy Spring stockholders, or any person has publicly announced (and not withdrawn at least two business days prior to the Sandy Spring special meeting) an acquisition proposal, in each case, with respect to Sandy Spring, and (a) (i) thereafter the merger agreement is terminated by either Atlantic Union or Sandy Spring pursuant to the third bullet set forth in the section entitled “— Termination of the Merger Agreement” above without the requisite Sandy Spring vote having been obtained (and all other conditions to Sandy Spring’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by Atlantic Union pursuant to the fourth bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by Sandy Spring or (iii) thereafter the merger agreement is terminated by either Sandy Spring or Atlantic Union pursuant to the seventh bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of the requisite Sandy Spring vote not having been obtained upon a vote taken thereon at the Sandy Spring special meeting (including any adjournment or postponement thereof), and (b) prior to the date that is twelve (12) months after the date of such termination, Sandy Spring enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Atlantic Union on the earlier of the date Sandy Spring enters into such definitive agreement and the date of consummation of such transaction.
Atlantic Union will pay Sandy Spring the termination fee by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:
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In the event that (a) the merger agreement is terminated by Sandy Spring pursuant to the fifth bullet set forth in the section entitled “— Termination of the Merger Agreement” above or (b) the merger agreement is terminated by Atlantic Union or Sandy Spring pursuant to the seventh bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of the requisite Atlantic Union vote not having been obtained upon a vote taken thereon at the Atlantic Union special meeting (including any adjournment or postponement thereof), at a time when Sandy Spring could have terminated the merger agreement pursuant to the fifth bullet set forth in the section entitled “— Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to Sandy Spring within two business days of the date of termination.

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In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Atlantic Union board of directors or Atlantic Union’s senior management or has been made directly to Atlantic Union shareholders, or any person has publicly announced (and not withdrawn at least two business days prior to the Atlantic Union special meeting) an acquisition proposal, in each case, with respect to Atlantic Union, and (a) (i) thereafter the merger agreement is terminated by either Atlantic Union or Sandy Spring pursuant to the third bullet set forth in the section entitled “— Termination of the Merger Agreement” above without the requisite Atlantic Union vote having been obtained (and all other conditions to Atlantic Union’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by Sandy Spring pursuant to the fourth bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by Atlantic Union or (iii) thereafter the merger agreement is terminated by either Sandy Spring or Atlantic Union pursuant to the seventh bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of the requisite Atlantic Union vote not having been obtained upon a vote taken thereon at the Atlantic Union special meeting (including any adjournment or postponement thereof) and (b) prior to the date that is 12 months after the date of such termination, Atlantic Union enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Sandy Spring on the earlier of the date Atlantic Union enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with transactions contemplated by the merger agreement, including the merger and the bank merger, will be borne equally by Atlantic Union and Sandy Spring.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Atlantic Union vote or the requisite Sandy Spring vote, except that after the receipt of the requisite Atlantic Union vote or the requisite Sandy Spring vote, there may not be, without further approval of the shareholders of Atlantic Union or stockholders of Sandy Spring, as applicable, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided that after the receipt of the requisite Atlantic Union vote or the requisite Sandy Spring vote, there may not be, without such further approval of the shareholders of Atlantic Union or stockholders of Sandy Spring, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that (i) matters relating to the fiduciary duties of the Atlantic Union board of directors will be subject to the laws of the Commonwealth of Virginia and (ii) matters relating to the fiduciary duties of the board of directors of Sandy Spring will be subject to the laws of the State of Maryland).
Specific Performance
Atlantic Union and Sandy Spring will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both Atlantic Union and Sandy Spring waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

DESCRIPTION OF THE SUPPORT AGREEMENTS
This section of the joint proxy statement/prospectus describes certain material terms of (i) the support agreement entered into between Sandy Spring and each of the members of the board of directors of Atlantic Union and (ii) the support agreement entered into between Atlantic Union and each of the members of the board of directors of Sandy Spring. The following summary is qualified in its entirety by reference to the complete text of the Atlantic Union support agreement and the Sandy Spring support agreement, which are attached as Annex B and Annex C, respectively, to, and incorporated by reference into, this joint proxy statement/prospectus. We urge you to read the support agreements in their entirety.
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Atlantic Union entered into a support agreement with Sandy Spring pursuant to which, among other things, each of the members of the board of directors of Atlantic Union agreed, subject to the terms of the support agreement, to (i) vote the shares of Atlantic Union common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger proposal, and against any competing transaction and (ii) not transfer any such shares of Atlantic Union common stock prior to the Atlantic Union special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Atlantic Union special meeting, the members of the board of directors of Atlantic Union owned and held the sole dispositive and voting power over shares of Atlantic Union common stock representing approximately 0.65% of the voting power represented by all issued and outstanding shares of Atlantic Union common stock.
Concurrently with the execution and delivery of the merger agreement, each of the members of the board of directors of Sandy Spring entered into a support agreement with Atlantic Union pursuant to which, among other things, each of the members of the board of directors of Sandy Spring agreed, subject to the terms of the support agreement, to (i) vote the shares of Sandy Spring common stock over which he or she has the sole power to vote or direct the voting of in favor of the approval of the merger proposal, and against any competing transaction and (ii) not transfer any such shares of Sandy Spring common stock prior to the Sandy Spring special meeting, with certain limited exceptions. The support agreements will terminate upon the earlier of the termination of the merger agreement or the effective time. As of December 12, 2024, the record date for the Sandy Spring special meeting, the members of the board of directors of Sandy Spring owned and held the sole dispositive and voting power over shares of Sandy Spring common stock representing approximately 0.8% of the voting power represented by all issued and outstanding shares of Sandy Spring common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Sandy Spring common stock that exchange their shares of Sandy Spring common stock for shares of Atlantic Union common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.
The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For the avoidance of doubt, the discussion does not apply to any holders of Sandy Spring Equity Awards that are cancelled and converted into the right to receive the merger consideration in connection with the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of tax accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Sandy Spring common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired Sandy Spring common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of Sandy Spring common stock or who hold shares of both Atlantic Union and Sandy Spring).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sandy Spring common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Sandy Spring common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Sandy Spring common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Atlantic Union or Sandy Spring. You should consult your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws and of changes, if any, in those laws.
Tax Consequences of the Merger Generally
It is a condition to the closing of the merger that Atlantic Union receive an opinion from Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, an opinion of

Kilpatrick Townsend & Stockton LLP) and Sandy Spring receive an opinion from Kilpatrick Townsend & Stockton LLP (or, if of Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, an opinion of Davis Polk & Wardwell LLP), dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Atlantic Union and Sandy Spring to be delivered at the closing of the merger, and on certain customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. Atlantic Union and Sandy Spring have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Accordingly, and on the basis that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Sandy Spring common stock for Atlantic Union common stock, you generally will not recognize gain or loss, except with respect to any cash received instead of a fractional share of Atlantic Union common stock (as discussed below). The aggregate tax basis in the Atlantic Union common stock that you receive in the merger (including any fractional shares deemed received and sold for cash as described below) will equal your aggregate adjusted tax basis in the Sandy Spring common stock you surrender in the merger. Your holding period for the Atlantic Union common stock that you receive in the merger (including any fractional share deemed received and sold for cash as described below) will include your holding period of the Sandy Spring common stock that you surrender in the merger. If you acquired different blocks of Sandy Spring common stock at different times or at different prices, the Atlantic Union common stock you receive will be allocated pro rata to each block of Sandy Spring common stock, and the tax basis and holding period of each block of Atlantic Union common stock you receive will be determined on a block-for-block basis depending on the tax basis and holding period of the blocks of Sandy Spring common stock exchanged for such block of Atlantic Union common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Atlantic Union common stock, you will be treated as having received such fractional share of Atlantic Union common stock pursuant to the merger and then as having sold such fractional share of Atlantic Union common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to your fractional share of Atlantic Union common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of Sandy Spring common stock surrendered therefor) exceeds one year. The ability of individuals to deduct capital losses is subject to limitations.
Information Reporting and Backup Withholding
If you are a non-corporate Sandy Spring stockholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Sandy Spring stockholders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF ATLANTIC UNION CAPITAL STOCK
As a result of the merger, holders of Sandy Spring common stock will receive shares of Atlantic Union common stock and all Sandy Spring stockholders will become Atlantic Union shareholders. The following description summarizes the terms of Atlantic Union’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing financial holding companies, Virginia law, the Atlantic Union articles and the Atlantic Union bylaws. The Atlantic Union articles and the Atlantic Union bylaws currently in effect are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
As of the date of this joint proxy statement/prospectus, Atlantic Union’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.33 per share, and 500,000 shares of serial preferred stock, par value $10.00 per share (“Atlantic Union preferred stock”). As of December 12, 2024, there were 89,770,848 shares of Atlantic Union common stock issued and outstanding and 17,250 shares of Atlantic Union preferred stock issued and outstanding. All outstanding shares of Atlantic Union capital stock are fully paid and non-assessable.
Atlantic Union Common Stock
Voting Rights.   Subject to the prior rights of any holders of Atlantic Union preferred stock, holders of Atlantic Union common stock have all voting rights on matters that are required or decided to be submitted to them under applicable law, the Atlantic Union articles of incorporation or the Atlantic Union bylaws. Each holder of Atlantic Union common stock has one vote for each share of stock in that person’s name on Atlantic Union’s books as of the record date. In the election of directors, each holder of Atlantic Union common stock has the right to cast a total number of votes equal to the holder’s number of shares as of the record date, and the votes may be cast for one director candidate or distributed among two or more director candidates. In any matter other than the election of directors, every decision of a majority of the shares of Atlantic Union common stock cast at a meeting at which a quorum is present is valid as an act of the Atlantic Union shareholders, unless a larger vote is required by applicable law, the Atlantic Union articles of incorporation or the Atlantic Union bylaws. Directors are elected by a plurality of the votes of the shares of Atlantic Union common stock entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present.
Dividend Rights.   Holders of Atlantic Union common stock are entitled to ratably receive such dividends, if any, as the Atlantic Union board of directors in its discretion may from time to time declare out of assets legally available for that purpose, subject to any rights of the holders of Atlantic Union preferred stock.
Liquidation Rights.   In the event of any dissolution, liquidation or winding up of Atlantic Union, holders of Atlantic Union common stock are entitled to receive ratably Atlantic Union’s remaining assets that remain legally available for distribution after Atlantic Union has paid or provided for all of its debts and liabilities after satisfaction of all liquidation preferences applicable to any preferred stock.
Other.   Holders of Atlantic Union common stock do not have any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Atlantic Union common stock does not contain any redemption or sinking fund provisions or conversion rights.
Forward Sale Agreement
Atlantic Union entered into forward sale agreements on October 21, 2024, in each case with the forward purchaser, relating to an aggregate of 11,338,028 shares of Atlantic Union common stock (such agreements together, the “forward sale agreement”). In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 11,338,028 shares of Atlantic Union common stock.
The forward sale price was initially $34.08 per share, which is the price at which the underwriters bought the shares of Atlantic Union common stock offered. The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to the specified rate less a spread and will be decreased on each of the dates specified in the forward sale agreement by amounts related to expected dividends on shares of Atlantic Union common stock during its term. The forward sale price will also be subject to decrease if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of Atlantic Union common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.
Before any issuance of shares of Atlantic Union common stock upon physical or net share settlement of the forward sale agreement, Atlantic Union expects that the shares issuable upon settlement of the forward sale agreement will be reflected in Atlantic Union’s diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of Atlantic Union common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of Atlantic Union common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of Atlantic Union common stock that could be purchased by Atlantic Union in the market (based on the average market price of Atlantic Union common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).
Consequently, before physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, Atlantic Union anticipates that there will be no dilutive effect on its earnings per share except during periods when the average market price of shares of Atlantic Union common stock is above the applicable adjusted forward sale price, which was initially $34.08 per share, subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on Atlantic Union common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of Atlantic Union common stock underlying the forward sale agreement exceeds a specified amount. However, if Atlantic Union decides to physically settle or net share settle the forward sale agreement, then delivery of shares of Atlantic Union common stock to the forward purchaser on any such physical or (to the extent Atlantic Union is obligated to deliver shares of its common stock) net share settlement of the forward sale agreement would result in dilution to Atlantic Union’s earnings per share.
The forward purchaser has the right to accelerate the forward sale agreement and require Atlantic Union to physically settle on a date specified by the forward purchaser if:
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the forward purchaser (or its affiliate) (i) is unable to borrow a number of shares of Atlantic Union common stock equal to the number of shares of Atlantic Union common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

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certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

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Atlantic Union declares any dividend or distribution on Atlantic Union common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by Atlantic Union as a result of a spin-off or similar transaction or (iii) any other type of securities (other than Atlantic Union common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

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there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and that includes certain mergers (other than the merger or the bank merger) and tender offers and the delisting of Atlantic Union common stock); or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by Atlantic Union in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).
The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of Atlantic Union’s need for capital. In such cases, Atlantic Union could be required to issue and deliver shares of Atlantic Union common stock under the physical settlement provisions of the forward sale agreement irrespective of Atlantic Union’s capital needs, which would result in dilution to Atlantic Union’s earnings per share and return on equity. In addition, upon certain events of bankruptcy or insolvency related to Atlantic Union, the forward sale agreement will automatically terminate without further liability of any party. Following any such termination, Atlantic Union would not issue any shares of Atlantic Union common stock or receive any proceeds pursuant to the forward sale agreement.
Atlantic Union expects to physically settle the forward sale agreement (by the delivery of shares of Atlantic Union common stock) and receive proceeds from the sale of those shares of Atlantic Union common stock upon one or more forward settlement dates within approximately 18 months from the date of the forward sale agreement. Atlantic Union may also elect cash settlement or net share settlement for all or a portion of its obligations under the forward sale agreement. Upon physical settlement or, if Atlantic Union so elects, net share settlement of the forward sale agreement, delivery of shares of Atlantic Union common stock in connection with such physical settlement or (to the extent Atlantic Union is obligated to deliver shares of its common stock) net share settlement will result in dilution to Atlantic Union’s earnings per share and return on equity. If Atlantic Union elects cash settlement or net share settlement with respect to all or a portion of the shares of its common stock underlying the forward sale agreement, then Atlantic Union expects that the forward purchaser (or an affiliate thereof) will purchase a number of shares of Atlantic Union common stock necessary to satisfy its or its affiliate’s obligation to return the shares of Atlantic Union common stock borrowed from third parties in connection with sales of shares of Atlantic Union common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of Atlantic Union common stock to Atlantic Union. If the market value of Atlantic Union common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then Atlantic Union would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of Atlantic Union common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant. Conversely, if the market value of Atlantic Union’s common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is below the forward sale price under the forward sale agreement at that time, the forward purchaser will pay or deliver, as the case may be, to Atlantic Union under the forward sale agreement, an amount in cash, or a number of shares of Atlantic Union common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference.
In addition, the purchase of shares of Atlantic Union common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of Atlantic Union common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash Atlantic Union would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe Atlantic Union) upon a cash settlement of the forward sale agreement or increasing the number of shares of Atlantic Union common stock Atlantic Union would deliver to the forward purchaser (or decreasing the number of shares of Atlantic Union common stock that the forward purchaser would deliver to Atlantic Union) upon net share settlement of the forward sale agreement. Atlantic Union will not be able to control the manner in which the forward purchaser (or its affiliate) unwinds its hedge positions.
Limitation of Liability and Indemnification of Officers and Directors
The Atlantic Union articles of incorporation provide that, to the full extent permitted by the VSCA, in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal brought by a shareholder in the right of Atlantic Union or brought by or on behalf of shareholders of Atlantic Union, no director or officer of Atlantic Union will be liable to Atlantic Union or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for an obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or expenses incurred with respect to a proceeding, resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
The Atlantic Union articles of incorporation further provide that, to the full extent permitted by the VSCA, Atlantic Union will indemnify (i) any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including a proceeding brought by a shareholder in the right of Atlantic Union or brought by or on behalf of shareholders of Atlantic Union, by reason of the fact that he or she is or was a director or officer of Atlantic Union, or (ii) any director or officer who is or was serving at the request of Atlantic Union as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not of itself create a presumption that the applicant did not meet the standard of conduct described in this paragraph or the preceding paragraph.
The Atlantic Union articles of incorporation further provide that Atlantic Union may indemnify or contract in advance to indemnify any person not specified above against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been an employee, agent or consultant of Atlantic Union, whether or not then continuing so to be, and against all expenses (including counsel fees) incurred by him or her in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted pursuant to the first paragraph of this section.
The Atlantic Union articles of incorporation further provide that authorizations for indemnification will be determined:
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if there are two or more disinterested directors, by the Atlantic Union board of directors by a majority vote of disinterested directors, a majority of whom will constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

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by special legal counsel:

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selected by the Atlantic Union board of directors or its committee; or

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if there are fewer than two disinterested directors, selected by the Atlantic Union board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

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by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

The Atlantic Union articles of incorporation further provide that Atlantic Union will pay for or reimburse the expenses incurred by any director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes Atlantic Union with a signed, written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification or advancement of expenses. The undertaking will be an unlimited general obligation of its maker and need not be secured and may be accepted by Atlantic Union without reference to financial ability of its maker to make repayment. Authorizations of payments will be made by the persons specified as making the determinations in the preceding paragraph. Authorizations of indemnification or payments will be made in the same manner as the determination that indemnification is proper, except that if the determination is made by special legal counsel, such authorizations of indemnification or payments under will be made by those entitled under subsection to select counsel as described in the preceding paragraph.
The Atlantic Union articles of incorporation further provide that, in the event there has been a change in the composition of a majority of the Atlantic Union board of directors after the date of the alleged act or omission with respect to which indemnification is claimed, and notwithstanding subsection the determination procedures described above, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this will be made by special legal counsel agreed upon by the Atlantic Union board of directors and the applicant. If the Atlantic Union board of directors and the applicant are unable to agree upon such special legal counsel, the board of directors and the applicant each will select a nominee, and the nominees will select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel will be selected upon application to a court of competent jurisdiction.
The Atlantic Union articles of incorporation further provide that the indemnification provided by the Atlantic Union articles and provided pursuant to the power conferred by the Atlantic Union articles of incorporation on the Atlantic Union board of directors will not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by Atlantic Union or others, with respect to claims, issues or matters in relation to which Atlantic Union would not have the power to indemnify such person under the provisions of the articles. Such rights will not prevent or restrict the power of Atlantic Union to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Atlantic Union board of directors (whether or not any of the directors of Atlantic Union is a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements will not be effective if and to the extent that it is determined to be contrary to the articles or applicable Virginia law.
The Atlantic Union articles of incorporation further provide that the above references to directors, officers, employees or agents will include former directors, officers, employees and agents and their respective heirs, executors and administrators, and that every reference to directors or officers shall also include every person who served at the request of Atlantic Union or one of its subsidiaries as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and their respective heirs, executors and administrator
The Atlantic Union articles of incorporation further provide that no amendment or repeal of the Atlantic Union articles of incorporation shall have any effect on the rights provided under the Atlantic Union articles of incorporation with respect to any act or omission occurring before the adoption of such amendment or repeal.
Transfer Agent and Registrar
The transfer agent and registrar for Atlantic Union common stock is Computershare.
Listing
Atlantic Union common stock is listed on the NYSE under the symbol “AUB.”

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Sandy Spring common stock will receive shares of Atlantic Union common stock and will cease to be stockholders of Sandy Spring. Atlantic Union is organized under the laws of the Commonwealth of Virginia and Sandy Spring is organized under the laws of the State of Maryland. The following is a summary of the material differences between (1) the current rights of holders of Sandy Spring common stock under Maryland law and the Sandy Spring articles of incorporation and Sandy Spring bylaws and (2) the current rights of holders of Atlantic Union common stock under the VSCA and the Atlantic Union articles of incorporation and Atlantic Union bylaws.
Atlantic Union and Sandy Spring believe that this summary describes the material differences between the rights of holders of Atlantic Union common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Sandy Spring common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Atlantic Union’s and Sandy Spring’s governing documents, which we urge you to read carefully and in their entirety. Copies of Atlantic Union’s and Sandy Spring’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”
	Atlantic Union	Sandy Spring
Authorized and Outstanding Capital Stock:	The Atlantic Union articles of incorporation currently authorizes Atlantic Union to issue up to (i) 200,000,000 shares of common stock, par value $1.33 per share and (ii) 500,000 shares of preferred stock, par value $10.00 per share.	The Sandy Spring articles of incorporation currently authorizes Sandy Spring to issue up to (i) 100,000,000 shares of Sandy Spring common stock, par value $1.00 per share.
	As of December 12, 2024, the record date for the Atlantic Union special meeting, there were 89,770,848 shares of Atlantic Union common stock outstanding and 17,250 shares of Atlantic Union preferred stock outstanding.	As of December 12, 2024, the record date for the Sandy Spring special meeting, there were 45,151,453 shares of Sandy Spring common stock outstanding.
Preferred Stock:	Upon authorization from the Atlantic Union board of directors, Atlantic Union has the authority to issue up to 500,000 shares of preferred stock, par value par value $10.00 per share, without shareholder approval.	Upon authorization from the Sandy Spring board of directors, Sandy Spring may classify or reclassify any unissued shares of capital stock into a class of preferred stock.
The Atlantic Union articles authorizes the Atlantic Union board of directors to provide for the issuance of shares of preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.
The Sandy Spring articles of incorporation authorizes the Sandy Spring board of directors to provide for the issuance of shares of preferred stock in a series, and to establish the number of shares constituting any such series (up to the number of unissued shares of Sandy Spring common stock), and to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

	Atlantic Union	Sandy Spring
Voting Rights:
Atlantic Union shareholders are entitled to one vote for each share on all matters with respect to which Atlantic Union shareholders are entitled to vote.
Atlantic Union shareholders do not have the right to cumulate their votes with respect to the election of Atlantic Union directors.

Sandy Spring stockholders are entitled to one vote for each share on all matters with respect to which Sandy Spring stockholders are entitled to vote.
Sandy Spring stockholders do not have the right to cumulate their votes with respect to the election of Sandy Spring directors.

Qualification of Directors:
Within 30 days after election to the board of directors of Atlantic Union, each director, if not already a shareholder of record or beneficial shareholder of Atlantic Union, is required to become a shareholder of record or beneficial owner of shares of Atlantic Union stock. If a director of Atlantic Union also serves as a director of Atlantic Union Bank, such stock shall have a book value of not less than $5,000.
No person is eligible to serve on the Atlantic Union board of directors after the annual meeting of shareholders following his or her 72nd birthday, subject to exemptions determined by the Atlantic Union board of directors.
Each member of the board of directors of Sandy Spring must be the holder of unencumbered or unhypothecated shares of Sandy Spring common stock of the having an aggregate par value of $1,000 or a fair market value of $1,000. No person is eligible for election to the Sandy Spring board of directors if such person is under age 21 or has attained the age of 72 prior to the date of the Sandy Spring stockholders’ meeting at which Sandy Spring directors are to be elected.
Size of Board of Directors:
The VSCA requires that a corporation have at least one director and permits the number of directors to be specified in or fixed in accordance with the bylaws or articles of incorporation.
The Atlantic Union bylaws provide that the number of directors is fixed, from time to time, by the Atlantic Union board of directors in accordance with the Atlantic Union articles. The Atlantic Union board of directors may increase or decrease the size of the Atlantic Union board of directors by resolution adopted by the affirmative vote of a majority of the directors then in office.
There are currently 14 directors serving on the Atlantic Union board of directors.
Pursuant to the merger agreement, the surviving corporation’s board will

The number of members of the Sandy Spring board of directors must be at least one and not more than 15. The Sandy Spring board of directors may increase or decrease the size of the Sandy Spring board of directors within that range by resolution of not less than a majority of the Sandy Spring board of directors immediately prior to such proposed change.
There are currently 12 directors serving on the Sandy Spring board of directors.

	Atlantic Union	Sandy Spring

consist of 17 directors, of which (i) 14 will be members of the Atlantic Union board of directors as of immediately prior to the effective time, and (ii) three will be members of the Sandy Spring board of directors as of immediately prior to the effective time.

Election of Directors:
Under the VSCA, unless otherwise provided in the articles of incorporation or the bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Atlantic Union bylaws provide directors are elected by a majority of the votes cast, provided, that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.
Each director holds office until the next annual meeting of Atlantic Union shareholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

Under the MGCL, unless otherwise provided in the articles of incorporation or the bylaws, directors are elected by a plurality of all of the votes cast at a meeting at which a quorum is present. The Sandy Spring bylaws provide that, except in a contested election, directors are elected by a majority of the votes cast. In a contested election, directors are elected by a plurality of the votes cast. An election is considered contested if (i) the Secretary of Sandy Spring receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Sandy Spring bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before Sandy Spring first mails its notice of meeting for the applicable stockholder meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.
Each director holds office until the next annual meeting of Sandy Spring stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.

Vacancies on the Board of Directors:
Vacancies on the Atlantic Union board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or the shareholders may fill the vacancy. Any director elected to fill a vacancy will hold office until the next annual meeting of Atlantic Union shareholders and until his or her successor is duly elected and qualified
Any vacancies in the Sandy Spring board of directors for any reason, and any directorships resulting from any increase in the number of directors on the Sandy Spring board of directors, may be filled by the affirmative vote of a majority of the Sandy Spring directors then in office, whether or not a quorum, or by the affirmative vote of the holders of a majority of

	Atlantic Union	Sandy Spring
	or until his or her earlier death, resignation or removal from office.	the outstanding shares of Sandy Spring common stock of the entitled to vote generally in the election of Sandy Spring directors, and any directors so chosen will hold office until the next election and until their successors will be elected and qualified.
Removal of Directors:	Any director or the entire Atlantic Union board of directors may be removed from office only for cause, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock then entitled to vote in elections of directors.	Any director or the entire Sandy Spring board of directors may only be removed for cause (as defined in the Sandy Spring articles of incorporation) and only by the affirmative vote of the holders of a majority of the outstanding shares of Sandy Spring common stock entitled to vote generally in the election of Sandy Spring directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.
Amendments to Organizational Documents:
The Atlantic Union articles of incorporation provide that an amendment to the Atlantic Union articles must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.
Under the VSCA, unless another process is set forth in a corporation’s articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the VSCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
The Sandy Spring articles of incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of Sandy Spring common stock entitled to vote generally in the election of directors cast at a meeting of the holders of Sandy Spring common stock called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

	Atlantic Union	Sandy Spring
	The Atlantic Union bylaws may be amended, altered, or repealed by the board of directors. Atlantic Union shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by the Atlantic Union board of directors.	The Sandy Spring bylaws may be amended by (i) a majority vote of the Sandy Spring board of directors or; or (ii) the holders of not less than 80% of the outstanding shares of Sandy Spring common stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).
Shareholder Action by Written Consent:	Under the VSCA, any action required or permitted to be taken by the holders of Atlantic Union common stock may be effected by unanimous written consent in writing by such holders.	Any action required or permitted to be taken at a meeting of stockholders by the holders of Sandy Spring common stock may be taken without a meeting if a unanimous written consent which sets forth the action is provided in writing or by electronic transmission by each such holder entitled to vote on the matter.
Special Meetings of Shareholders:
The Atlantic Union bylaws provide that except as otherwise specifically provided by applicable law, any special meeting of the shareholders will be held only upon the call of the chair or vice chair of the Atlantic Union board of directors, if any, the chief executive officer, the president, the Atlantic Union board of directors or the Atlantic Union board of directors’ executive committee.
Written notice stating the place, date, and time of any special meeting of the shareholders, and the purpose or purposes for which the meeting is called, will be given to each holder of Atlantic Union common stock of record entitled to vote at the meeting not less than ten nor more than 60 days previous thereto (except as otherwise required or permitted by law) either personally, by mail, or by such other manner as permitted or required by applicable law, by or at the direction of the chair or vice chair of the Atlantic Union board of directors, the chief executive officer, the president, the secretary, or by the persons calling the meeting.

The Sandy Spring articles of incorporation provide that a special meeting may be called at any time only (i) by the chief executive officer, the chair of the board of directors, or the Sandy Spring board of directors in accordance with the provisions of the Sandy Spring articles, or (ii) by the secretary upon the written request of the holders of not less than 25% of all the votes entitled to be cast at the meeting.
Written notice stating (i) the time of the meeting, the place of the meeting, if any, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting; and (ii) the purpose of the meeting, if the meeting is a special meeting or notice of the purpose is required by any other provision of the MGCL will be given to each holder of Sandy Spring common stock not less than 10 nor more than 90 days before each stockholders’ meeting.

	Atlantic Union	Sandy Spring
Record Date:	The Atlantic Union board of directors may fix a record date that is not more than 70 days before any meeting of the Atlantic Union shareholders. If the record date is not fixed, the record date will be the close of business on the day before the first notice is delivered to Atlantic Union shareholders.	The Sandy Spring board of directors may fix a record date that is not more than 90 days before nor less than 10 days before any meeting of Sandy Spring stockholders. If no record date has been fixed, the record date shall be at the close of business on the day on which notice of the meeting is mailed or the 30th day before the meeting.
Quorum:	The VSCA provides that, unless a corporation’s articles of incorporation or the VSCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. The Atlantic Union articles do not modify this requirement for quorum.	A majority of all votes of Sandy Spring common stock entitled to be cast at the meeting, represented in person or by proxy, will constitute a quorum at any meeting of Sandy Spring stockholders; provided, however, that if less than a majority of the outstanding shares of Sandy Spring entitled to vote are represented at said meeting, a majority of the shares of Sandy Spring common stock entitled to vote may adjourn the meeting. At any adjourned meeting of the Sandy Spring stockholders at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.
Notice of Shareholder Actions/Meetings:	Written notice stating the place, date, and time of any special meeting of the Atlantic Union shareholders, and the purpose or purposes for which the meeting is called, will be given to each Atlantic Union shareholder of record entitled to vote at the meeting not less than ten nor more than 60 days previous thereto (except as otherwise required or permitted by law) either personally, by mail, or by such other manner as permitted or required by applicable law, by or at the direction of the chair or vice chair of the Atlantic Union board of directors, the chief executive officer, the president, the secretary, or by the persons calling the meeting.	Not less than 10 nor more than 90 days before each Sandy Spring stockholders’ meeting, the secretary of Sandy Spring will give, or cause to be given, notice in writing or by electronic transmission of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting.
Advance Notice Requirements for Shareholder Nominations and Other Proposals:	The Atlantic Union bylaws provide that any shareholder of record on the record date of such meeting entitled to vote thereat or a duly authorized proxy for such shareholder may propose business to be brought before	For a Sandy Spring stockholder proposal for the election of directors or other business to be properly brought before a special or annual meeting by a Sandy Spring stockholder, the Sandy Spring

Atlantic Union	Sandy Spring

an annual meeting of shareholders, but only if written notice is delivered or mailed to and received by Atlantic Union’s corporate secretary at the principal office of Atlantic Union not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Atlantic Union.
Such notice must set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of such shareholder and beneficial owner, if any, in such business, (ii) the complete text of any resolutions intended to be presented at the meeting, and in the event that such business includes a proposal to amend the Atlantic Union bylaws, the language of the proposed amendment; and (iii) a description of all agreements, arrangements and understandings between such shareholder, beneficial owner, if any, and any (a) affiliate or person acting in concert with such shareholder or beneficial owner and (b) director, officer, employee, general partner or manager of such shareholder or beneficial owner or any such affiliate or person with which such shareholder or beneficial owner is acting in concert of such shareholder or beneficial owner, if any and any stockholder must have given timely notice thereof in writing to the secretary of Sandy Spring. To be timely, a Sandy Spring a stockholders’ notice must be delivered to or mailed and received at the principal executive offices of Sandy Spring not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Sandy Spring.
Such stockholder’s notice will set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (A) the full name, age and date of birth of each nominee proposed in the notice, (B) the business and residence addresses and telephone numbers of each such nominee, (C) the educational background and business experience of each such nominee, including a list of positions held for at least the preceding five years, and (D) such other information concerning each such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring

Atlantic Union	Sandy Spring
other person or persons (including their names) in connection with the proposal of such business by such shareholder.	before the meeting; (A) a brief description of the business and the reasons for conducting such business at the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Sandy Spring bylaws, the language of the proposed amendment) and (C) any material interest of the stockholder in such business, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on Sandy Spring’s books, and of such beneficial owner, (B) the class and number of shares of capital stock of Sandy Spring which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of Sandy Spring common stock, and (E) a representation that the stockholder is a holder of record of stock of Sandy Spring entitled to vote at such

	Atlantic Union	Sandy Spring
meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business.
Limitation of Liability of Directors and Officers:	The Atlantic Union articles of incorporation provide that, in any proceeding brought by a shareholder in the right of Atlantic Union or brought by or on behalf of shareholders of the Atlantic Union to the full extent permitted by the VSCA, a director or officer of Atlantic Union will not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct, provided that such limitation on liability is not applicable if the director or officer engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.	The Sandy Spring articles of incorporation provide that a Sandy Spring officer or director will not be personally liable to Sandy Spring or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless: (i) it is proved that the individual officer or director actually received an improper benefit or profit in money, property or services from Sandy Spring, or (ii) a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If Maryland law is amended to further eliminate or limit the personal liability of officers and directors, then the liability of Sandy Spring officers and directors will be eliminated or limited to the fullest extent permitted by Maryland law, as so amended.
Indemnification of Directors and Officers:
The VSCA provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if the director conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interests, and in all other cases, that his or her conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails
Subject to applicable provisions of federal law, Sandy Spring will indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee, or agent of Sandy Spring, and any individual who serves or served at Sandy Spring’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of the individual’s service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of

Atlantic Union	Sandy Spring

in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law.
Atlantic Union will indemnify, to the fullest extent permitted by the VSCA, (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Atlantic Union or brought by or on behalf of shareholders of Atlantic Union, by reason of the fact that he or she is or was a director or officer of Atlantic Union, or (ii) any director or officer who is or was serving at the request of Atlantic Union as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. The Atlantic Union articles also provide that Atlantic Union will advance or reimburse the expenses incurred by any director or officer to whom indemnification is provided in such circumstances, provided that the individual signs an undertaking to repay any funds if it is ultimately determined that he or she is not entitled to indemnification or advancement of expenses. Atlantic Union may indemnify or contract in advance to indemnify any person not specified in the preceding sentence against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a Sandy Spring director, Sandy Spring is authorized to advance all expenses needed by the director to defend the lawsuit. There will be no obligation to repay the expenses forwarded, unless it is determined by Sandy Spring, in accordance with the provisions of the Sandy Spring articles of incorporation and the MGCL, that the director will not be entitled to indemnification.

	Atlantic Union	Sandy Spring

of having been an employee, agent or consultant of Atlantic Union whether or not then continuing so to be, and against all expenses (including counsel fees) incurred by him or her in connection therewith, to the same extent as set forth above.

Anti-Takeover Provisions:
Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.
The Affiliated Transaction Statute of the VSCA contains provisions governing “affiliated transactions” entered into by a public corporation or corporation with over 300 shareholders. These include various transactions such as merger, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the disinterested directors (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
•
the transaction is approved by

Sandy Spring has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirors of 10% or more of Sandy Spring’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Sandy Spring for a period of five years after such acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.
Sandy Spring’s articles of incorporation provide that a business combination with an interested stockholder or “controlling party” (generally defined as a person that owns or controls 20% or more of the outstanding voting stock) must be approved by the holders of (a) at least 80% of the outstanding shares of voting stock and (b) at least 67% of the outstanding shares of voting stock held by stockholders other than such interested stockholder. The

Atlantic Union	Sandy Spring

the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;
•
the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the VSCA’s Control
Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•
among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than supermajority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements.
Sandy Spring is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Sandy Spring’s officers or employee directors).
The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Sandy Spring, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock.
Under certain circumstances, Sandy Spring may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.
In addition, Sandy Spring’s articles of incorporation require a supermajority vote of 80% of the outstanding shares of voting stock to authorize a merger or consolidation of Sandy Spring with, or a sale, exchange or lease of all or substantially all of the assets of Sandy Spring to, any person or entity unless approval of any such transaction is recommended by at least a majority of the entire board of directors. “Substantially all of the assets” is defined to mean assets having a fair market value or book value, whichever is greater, of 25% or more of the total assets of Sandy Spring.

Atlantic Union	Sandy Spring

50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute.
Atlantic Union has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute, and the Atlantic Union bylaws provide that it may, but is not required to, redeem shares of its common stock which have been the subject of a “control share acquisition” as defined in the Control Share Acquisitions Statute.

Additionally, Sandy Spring’s articles of incorporation also require that the presence in person or by proxy of 80% of the outstanding shares is required to constitute a quorum at any meeting at which a vote in favor of a reverse stock split or merger or consolidation of Sandy Spring with, or a sale, exchange or lease of substantially all of the assets of Sandy Spring to, any person or entity that is not recommended by the board of directors by the required vote applicable to the proposed transaction under the articles of Sandy Spring will be considered. Such a meeting may not be adjourned with notice if a quorum is not present.
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for: (i) a classified board; (ii) a two-thirds vote (of all stock entitled to vote thereon) requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or (v) a majority requirement for the calling of a special meeting of stockholders. Sandy Spring has not elected to be subject to any of the provisions of Subtitle 8. Through provisions in the articles unrelated to Subtitle 8, Sandy Spring already requires a classified board and that the number of directors be fixed by a vote of the board of directors.

	Atlantic Union	Sandy Spring
Rights of Dissenting Shareholders:
Under the VSCA, a shareholder of a Virginia corporation is generally entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of a merger to which the corporation is a party if shareholder approval is required for the merger, except that appraisal rights are not available with respect to shares of a class or series that remain outstanding after consummation of the merger, and also in the event of (i) a share exchange in which the corporation is the acquired entity, and (ii) certain dispositions of assets that would leave the corporation without a significant continuing business activity.
The VSCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange or is traded in an organized market, held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if: the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception; in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or the merger is an “affiliated transaction,” as described in “— Virginia Anti-Takeover Statutes” below, and it has not been approved by a majority of the disinterested directors.

Under the MGCL, a stockholder of a Maryland corporation is generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such stockholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified procedural requirements.
However, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.
Notwithstanding such exemption, a stockholder may demand the fair value of the stockholder’s stock if, among other things, the directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock of the corporation at any time within the one-year period ending on the day stockholders voted on the transaction or any stock held by such persons will be or was converted into or exchanged for stock on terms that are not available to all holders of stock of the same class or series (other than stock is held in accordance with a compensatory plan or arrangement approved by the board of directors and the treatment of the stock in the transaction is approved by the board of directors).
Because the shares of Sandy Spring common stock are publicly listed and because Sandy Spring directors and officers will not receive preferential treatment with respect to their shares

	Atlantic Union	Sandy Spring
	The Atlantic Union articles of incorporation do not authorize such special appraisal or dissenters’ rights and the Atlantic Union common stock is listed on the NYSE; therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of Atlantic Union are not entitled to appraisal or dissenters’ rights.	of Sandy Spring common stock in connection with the merger, Sandy Spring stockholders are not entitled to appraisal rights.
Exclusive Forum:	Neither the Atlantic Union articles of incorporation nor the Atlantic Union bylaws contain an exclusive forum provision.	The Sandy Spring articles of incorporation provide that, unless Sandy Spring consents in writing to the selection of an alternative forum, a state court located within the State of Maryland (or, if no state court located within the State of Maryland has jurisdiction, the United States District Court for the District of Maryland) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Sandy Spring, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Sandy Spring to Sandy Spring or Sandy Spring’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, and (iv) any action asserting a claim governed by the internal affairs doctrine.

LEGAL MATTERS
The validity of the shares of Atlantic Union common stock in connection with the merger will be passed upon for Atlantic Union by Troutman Pepper Hamilton Sanders LLP.
Certain federal income tax consequences of the merger will be passed upon for Atlantic Union by Davis Polk & Wardwell LLP, counsel for Atlantic Union, and for Sandy Spring by Kilpatrick Townsend & Stockton LLP, counsel for Sandy Spring.

EXPERTS
The consolidated financial statements of Atlantic Union Bankshares Corporation appearing in Atlantic Union’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Atlantic Union’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of Atlantic Union for the three and nine-month periods ended September 30, 2024 and 2023 incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 5, 2024, included in Atlantic Union’s Quarterly Reports on Form 10-Q for the quarter September 30, 2024, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
The consolidated financial statements of Sandy Spring Bancorp, Inc. appearing in Sandy Spring’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Sandy Spring’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Atlantic Union
Stockholder Proposals (Rule 14a-8).   If an Atlantic Union shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in Atlantic Union’s proxy statement for its 2025 annual meeting of shareholders (the “Atlantic Union 2025 annual meeting”), Atlantic Union must have received such proposal and support statements, if any, at its principal executive offices no later than November 26, 2024, unless the date of the Atlantic Union 2025 annual meeting of shareholders is changed by more than 30 days from May 7, 2025 (the one year anniversary date of Atlantic Union’s 2024 annual meeting of shareholders), in which case the proposal must be received a reasonable time before Atlantic Union begins to print and mail its proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in Atlantic Union’s proxy statement for the Atlantic Union 2025 annual meeting.
Other Business Proposals or Nominations.   Under the Atlantic Union bylaws, to be properly brought before any annual meeting, nominations or other business, if brought by a shareholder, must have been identified in a notice in writing that complies with applicable law and that is given to the secretary of Atlantic Union at the principal office of Atlantic Union and received by the secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Atlantic Union.
Sandy Spring
Upon the completion of the merger, Sandy Spring will be merged with and into Atlantic Union and, consequently, will no longer hold annual meetings of Sandy Spring stockholders. Sandy Spring does not anticipate holding a 2025 annual meeting of stockholders (the “Sandy Spring 2025 annual meeting”) if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame, or at all, Sandy Spring may hold the Sandy Spring 2025 annual meeting. Any stockholder nominations or proposals for other business intended to be presented at the “Sandy Spring 2025 annual meeting must be submitted to Sandy Spring as set forth below.
Stockholder Proposals (Rule 14a-8).   If a Sandy Spring stockholder wishes to submit a proposal pursuant to Rule 14a-8, a stockholder desiring to make a proposal to be included in the proxy statement for the Sandy Spring 2025 annual meeting must submit such proposal to the following address: Corporate Secretary, Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Proposals must be received no later than the close of business on December 11, 2024, and must comply with Rule 14a-8 in order for the proposal to be considered for inclusion in the Sandy Spring 2025 annual meeting proxy statement. Simply submitting a proposal does not guarantee that it will be included.
Other Business Proposals or Nominations.   For proposals to be made by a Sandy Spring stockholder outside of Rule 14a-8 and to be brought before the Sandy Spring 2025 annual meeting, if a stockholder wishes to present nominations for director candidates for election to the board of directors or other business for consideration at an annual meeting of stockholders, the stockholder must give the Corporate Secretary written notice of the stockholder’s intent to do so. The notice must be received by the Corporate Secretary no later than 90 days and no earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then the notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of the 90 days prior to such annual meeting or the 10 days following the day on which public announcement of the date of the annual meeting is first made by Sandy Spring. To be in proper form, the notice must contain the information required by Article II, Section 13 of Sandy Spring’s Bylaws.

If the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted.
To comply with the universal proxy rules, stockholders who intend to solicit in support of director nominees other than Sandy Spring’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than March 23, 2025.

WHERE YOU CAN FIND MORE INFORMATION
Atlantic Union and Sandy Spring file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Atlantic Union and Sandy Spring, which can be accessed at http://www.sec.gov. In addition, documents filed by Atlantic Union with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the investor relations page of Atlantic Union’s website at https://investors.atlanticunionbank.com/ or, alternatively, by directing a request by telephone or mail to the Corporate Secretary, Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060, (804) 633-5031, and documents filed by Sandy Spring with the SEC will be available free of charge by accessing the investor relations page of Sandy Spring’s website at https://sandyspringbancorp.q4ir.com/overview/default.aspx or, alternatively, by directing a request by mail to Sandy Spring Bancorp, Inc., Attention: Corporate Secretary, 17801 Georgia Avenue, Olney, Maryland 20832, (301) 774-6400.
The web addresses of the SEC, Atlantic Union and Sandy Spring are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
Atlantic Union has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Atlantic Union’s securities to be issued in the merger. This document constitutes the prospectus of Atlantic Union filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Atlantic Union and Sandy Spring to incorporate by reference into this document documents filed with the SEC by Atlantic Union and Sandy Spring. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. Atlantic Union and Sandy Spring incorporate by reference the documents listed below and any documents filed by Atlantic Union or Sandy Spring under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as between the date of this joint proxy statement/prospectus and the date on which the Atlantic Union special meeting is held and the date on which the Sandy Spring special meeting is held:
Atlantic Union Filings (SEC File No. 001-39325)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2023, filed February 22, 2024
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2024, filed May 2, 2024; quarter ended June 30, 2024, filed August 6, 2024; and quarter ended September 30, 2024, filed November 5, 2024
Definitive Proxy Statement on Schedule 14A	Filed March 26, 2024
Current Reports on Form 8-K	Filed October 1, 2024, October 21, 2024 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2), October 21, 2024 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2), October 22, 2024 and October 24, 2024

Sandy Spring Filings (SEC File No. 000-19065)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2023, filed February 20, 2024
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2024, filed May 3, 2024; quarter ended June 30, 2024, filed August 9, 2024; and quarter ended September 30, 2024, filed November 8, 2024
Current Reports on Form 8-K	Filed January 23, 2024, May 23, 2024, and October 21, 2024
Definitive Proxy Statement on Schedule 14A	Filed April 10, 2024
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
• if you are an Atlantic Union shareholder: Atlantic Union Bankshares Corporation 4300 Cox Road Glen Allen, Virginia 23060 (804) 633-5031 Attention: Corporate Secretary	• if you are a Sandy Spring stockholder: Sandy Spring Bancorp, Inc. 17801 Georgia Avenue Olney, Maryland 20832 (301) 774-6400 Attention: Corporate Secretary
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Atlantic Union was provided by Atlantic Union and the information contained in this document with respect to Sandy Spring was provided by Sandy Spring.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
SANDY SPRING BANCORP, INC.
and
ATLANTIC UNION BANKSHARES CORPORATION

Dated as of October 21, 2024

A-i

A-ii

Exhibit A – Form of Plan of Merger
Exhibit B – Form of Bank Merger Agreement
Exhibit C – Form of SASR Support Agreement
Exhibit D – Form of AUB Support Agreement

A-iii

INDEX OF DEFINED TERMS
Page
ACL	19
Acquisition Proposal	76
Adviser Compliance Policies	37
affiliate	88
Agreement	1
Anti-Money Laundering Laws	39
Applicable Performance Level	5
Articles of Merger	3
Assumed Dividend Equivalent Unit	5
Assumed Equity Awards	5
Assumed PSU Award	5
Assumed RSU Award	4
AUB	1
AUB Articles	42
AUB Benefit Plans	50
AUB Board Recommendation	68
AUB Bylaws	42
AUB Common Stock	3
AUB Contract	52
AUB Designated Shareholders	2
AUB Disclosure Schedule	42
AUB Equity Awards	43
AUB Meeting	67
AUB Options	43
AUB Owned Properties	54
AUB PSU Awards	43
AUB Real Property	54
AUB Regulatory Agencies	46
AUB Reports	50
AUB Restricted Stock Awards	43
AUB Share Issuance	44
AUB Subsidiary	42
AUB Subsidiary Bank	8
AUB Supervisory Action	53
AUB Support Agreement	2
Bank Merger	8
Bank Merger Act	16
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	12
business day	88

A-iv

Page
Call Reports	19
CARES Act	27
Chosen Courts	89
Client Consent	78
Closing	2
Closing Date	2
Code	1
Collective Bargaining Agreement	25
Confidentiality Agreement	67
Continuing Employee	69
CRE Loan Portfolio	78
CRE Loan Portfolio Sale	78
DOL	23
Effective Time	3
Eligibility Criteria	74
Employee Benefit Plan	22
Enforceability Exceptions	16
Environmental Laws	31
ERISA	22
ERISA Affiliate	23
Exchange Act	18
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	3
FCPA	38
FDIC	13
Federal Reserve Board	16
GAAP	12
Governmental Entity	17
HSR Act	17
Intellectual Property	33
Intended Tax Treatment	1
Investment Advisers Act	36
Investment Advisory Services	36
IRS	23
IT Assets	33
Joint Proxy Statement/Prospectus	17
Key Employee	60
knowledge	88
Liens	15
Loans	34
made available	88
Material Adverse Effect	12

A-v

Page
Materially Burdensome Regulatory Condition	66
Merger	2
Merger Consideration	3
MGCL	2
MSDAT	3
Multiemployer Plan	22
Multiple Employer Plan	24
NYSE	10
OFAC	39
Old Certificate	3
Permitted Encumbrances	32
person	88
Personal Data	27
Plan of Merger	2
Premium Cap	72
Recommendation Change	68
Representatives	75
Requisite SASR Vote	16
Requisite AUB Vote	44
Requisite Regulatory Approvals	65
Riegle-Neal Act	16
S-4	17
Sanctioned Country	39
Sanctions	39
SASR	1
SASR Advisory Agreement	38
SASR Advisory Client	38
SASR Advisory Entity	36
SASR Articles	13
SASR Bank Directors	74
SASR Benefit Plans	22
SASR Board Recommendation	68
SASR Bylaws	13
SASR Common Stock	3
SASR Contract	29
SASR Designated Stockholders	1
SASR Directors	74
SASR Disclosure Schedule	12
SASR Dividend Equivalent Unit	5
SASR Equity Awards	6
SASR ESPP	7
SASR Indemnified Parties	72
SASR Insiders	78

A-vi

Page
SASR Meeting	67
SASR Option	6
SASR Option Consideration	6
SASR Owned Properties	32
SASR PSU Award	5
SASR Qualified Plans	23
SASR Real Property	32
SASR Regulatory Agencies	17
SASR Reports	26
SASR Restricted Stock	3
SASR RSU Award	4
SASR Securities	15
SASR Stock Plan	4
SASR Subsidiary	13
SASR Subsidiary Bank	8
SASR Subsidiary Securities	15
SASR Supervisory Action	30
SASR Support Agreement	1
SASR Terminating Award Consideration	7
SASR Terminating PSU Award	6
SASR Terminating PSU Award Consideration	6
SASR Terminating RSU Award	5
SASR Terminating RSU Award Consideration	5
Sarbanes-Oxley Act	18
SEC	17
Securities Act	26
Series A Preferred Stock	4
Subsidiary	13
Surviving Bank	8
Surviving Corporation	2
Takeover Statutes	40
Tax	22
Tax Return	22
Taxes	22
Termination Date	82
Termination Fee	84
Title IV Plan	23
VSCA	2
VSCC	3

A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2024 (this “Agreement”), is by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of SASR has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SASR and SASR’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by SASR of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of AUB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of AUB and AUB’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by AUB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of SASR, subject to the terms of this Agreement, has resolved to recommend that SASR’s stockholders approve this Agreement and to submit this Agreement to SASR’s stockholders for approval;
WHEREAS, the Board of Directors of AUB, subject to the terms of this Agreement, has resolved to recommend that AUB’s shareholders approve this Agreement and to submit this Agreement to AUB’s shareholders for approval;
WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and (ii) the Bank Merger shall qualify as a “reorganization” within the meaning of the Code, and this Agreement is intended to be adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code (clauses (i) and (ii) collectively, the “Intended Tax Treatment”);
WHEREAS, each of the members of the Board of Directors of SASR (such individuals, the “SASR Designated Stockholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form of Exhibit C hereto (the “SASR Support Agreement”), pursuant to which, among other things, each of the SASR Designated Stockholders is agreeing, subject to the terms of the SASR Support Agreement, to vote all shares of SASR Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the SASR Support Agreement is further a condition and inducement for AUB to enter into this Agreement;
WHEREAS, each of the members of the Board of Directors of AUB (such individuals, the “AUB Designated Shareholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form of Exhibit D hereto (the “AUB Support Agreement”), pursuant to which, among other things, each of the AUB Designated Shareholders is agreeing, subject to the terms of the AUB Support Agreement, to vote all shares of AUB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the AUB Support Agreement is further a condition and inducement for SASR to enter into this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (as amended from time to time, the “MGCL”) and the Virginia Stock Corporation Act (as amended from time to time, the “VSCA”), at the Effective Time, SASR shall merge with and into AUB (the “Merger”) pursuant to the Plan of Merger, substantially in the form of Exhibit A hereto (the “Plan of Merger”), with AUB surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of SASR shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the first day of the calendar month immediately following the calendar month in which all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (provided, that, if such satisfaction or waiver occurs on or after the twentieth (20th) day of a calendar month, the Closing will take place on the first day of the calendar month that is the second calendar month from the month in which such satisfaction or waiver occurs), unless another date, time or place is agreed to in writing by SASR and AUB. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Effective Time.   On or (if agreed by SASR and AUB) prior to the Closing Date, AUB and SASR, respectively, shall cause to be filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger, with the Virginia Stock Corporation Commission (the “VSCC”) and Section 3-109 of the MGCL with the Maryland State Department of Assessments and Taxation (“MSDAT”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the VSCA and the MGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA, the MGCL and this Agreement.
1.5   Conversion of SASR Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of AUB, SASR or the holder of any securities of AUB or SASR:
(a)   Subject to Section 2.2(e), each share of common stock, par value $1.00 per share, of SASR (“SASR Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of restricted SASR Common Stock (“SASR Restricted Stock”) and shares of SASR Common Stock owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted), shall be converted into the right to receive 0.900 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.33 per share, of AUB (the “AUB Common Stock”).
(b)   All of the shares of SASR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SASR Common Stock) previously representing any such shares of SASR Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of AUB Common Stock which such shares of SASR Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of AUB Common Stock or SASR Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give AUB and the holders of shares of SASR Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit SASR or AUB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of SASR Common Stock that are owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no AUB Common Stock or other consideration shall be delivered in exchange therefor.
1.6   AUB Stock.   At and after the Effective Time, (a) each share of AUB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger and (b) each share of AUB’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) shall remain an issued and outstanding share of Series A Preferred Stock of the Surviving Corporation and shall not be affected by the Merger.
1.7   Treatment of SASR Equity Awards.
(a)   Restricted Stock Units.
(i)   At the Effective Time, except as set forth in Section 1.7(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based conditions) in respect of shares of SASR Common Stock granted under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan, Sandy Spring Bancorp, Inc. 2024 Equity Plan, 2008 Revere Bank Equity Compensation Plan or 2013 Revere Bank Equity Compensation Plan (each, a “SASR Stock Plan” and each such restricted stock unit award, a “SASR RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR RSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR RSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR RSU Award immediately prior to the Effective Time (including, as applicable, (A) any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger and (B) any terms relating to the right to receive cash dividend equivalents in connection with or following the Merger upon settlement).
(ii)   At the Effective Time, each SASR RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR, or (y) a non-employee member of the Board of Directors of SASR, in each case, whether or not vested immediately prior to the Effective Time (each SASR RSU Award described in the foregoing clauses (A) and (B), a “SASR Terminating RSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating

RSU Award, the Merger Consideration as if such SASR Terminating RSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating RSU Award Consideration”), plus, if applicable, an amount in cash equal to any dividend equivalents with respect thereto.
(b)   Performance-Based Restricted Stock Units.
(i)   At the Effective Time, except as set forth in Section 1.7(b)(ii), each restricted stock unit award in respect of shares of SASR Common Stock granted under a SASR Stock Plan that vests based on the achievement of a combination of time- and performance-based vesting conditions (each, a “SASR PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR PSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award” and, together with the Assumed RSU Awards, “Assumed Equity Awards”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR PSU Award immediately prior to the Effective Time (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the greater of target performance and actual performance as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of SASR in good faith consultation with AUB (such applicable performance level the “Applicable Performance Level”)), multiplied by the Exchange Ratio, rounded down to the nearest whole share. In addition, except as set forth in Section 1.7(b)(ii), each accrued dividend equivalent unit with respect to a SASR PSU Award (each, a “SASR Dividend Equivalent Unit”) shall be assumed by AUB and shall be converted into a dividend equivalent unit award (each, an “Assumed Dividend Equivalent Unit”) that settles (subject to the achievement of the applicable time-based vested conditions) in an amount in cash equal to the fair market value (determined by reference to the closing price of a share of AUB Common Stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR Dividend Equivalent Unit immediately prior to the Effective Time (based on target performance), multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed PSU Award (and corresponding Assumed Dividend Equivalent Unit) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) (other than performance-based vesting conditions) immediately prior to the Effective Time (including, as applicable, any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger). For the avoidance of doubt, any portion of the SASR PSU Awards (and corresponding SASR Dividend Equivalent Units) that are not converted into Assumed PSU Awards (and corresponding Assumed Dividend Equivalent Units) pursuant to this Section 1.7(b) (i.e., that portion of the SASR PSU Awards representing performance in excess of the Applicable Performance Level) shall be forfeited and cancelled at the Effective Time for no consideration.
(ii)   At the Effective Time, each SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR (each, a “SASR Terminating PSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating PSU Award, shall fully vest (based on the Applicable Performance Level) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating PSU Award, the Merger Consideration (or, in the case of each applicable accrued SASR Dividend Equivalent Unit with respect thereto, in an equivalent cash amount to the fair market value of SASR Common Stock at the Effective Time), as if such SASR Terminating PSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating PSU Award Consideration”).
(c)   Restricted Stock.   At the Effective Time, shares of SASR Restricted Stock granted under a SASR Stock Plan that are outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Restricted Stock, shall fully vest and be converted automatically into the right to receive, with respect to each share of SASR Restricted Stock, the Merger Consideration, less applicable tax withholding which shall be satisfied in shares of AUB Common Stock, unless otherwise determined by the parties.
(d)   Stock Options.   At the Effective Time, each stock option in respect of shares of SASR Common Stock (each such stock option, a “SASR Option” and, collectively with the SASR RSU Awards, the SASR PSU Awards and SASR Restricted Stock, the “SASR Equity Awards”) granted under the SASR Stock Plan that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Option, shall be cancelled and converted automatically into the right to receive, a number of shares of AUB Common Stock (if any) equal to (x) the Exchange Ratio, multiplied by (y) the number of shares of SASR Common Stock underlying the SASR Option less a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such SASR Option (the “SASR Option Consideration” and, collectively with the SASR Terminating RSU Consideration and the SASR Terminating PSU Consideration, the “SASR Terminating Award Consideration”). For the avoidance of doubt, each SASR Option for which the applicable per-share exercise price exceeds the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.
(e)   The SASR Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the SASR Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 1.7 to the contrary, with respect to any SASR Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 1.7 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the SASR Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(f)   Prior to the Effective Time, SASR, the Board of Directors of SASR or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB), to effectuate the provisions of this Section 1.7.
(g)   AUB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to this Section 1.7, including the reservation, issuance and listing of AUB Common Stock as necessary to effect the transactions contemplated by this Section 1.7. Within five (5) business days following the Effective Time, AUB shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of AUB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.
1.8   SASR ESPP.   Prior to the Effective Time, the SASR Board of Directors or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB) with respect to the SASR Employee Stock Purchase Plan (the “SASR ESPP”) to: (i) cause the offering period (as defined in the SASR ESPP) ongoing as of the date of this Agreement to be the final offering period under the SASR ESPP and the options under the SASR ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and

(y) the date that is ten (10) business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of SASR Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the SASR ESPP as of the date of this Agreement from commencing participation in the SASR ESPP following the date of this Agreement, (iii) prohibit participants in the SASR ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the SASR ESPP as of, and subject to, the Effective Time.
1.9   Certificate of Incorporation of Surviving Corporation.   At the Effective Time, the articles of incorporation of AUB in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10   Bylaws of Surviving Corporation.   At the Effective Time, the bylaws of AUB in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.11   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.12   Bank Merger.
(a)   Immediately following the Merger, AUB shall cause Sandy Spring Bank, a Federal Reserve member bank chartered under the laws of the State of Maryland and a wholly owned Subsidiary of SASR (“SASR Subsidiary Bank”), to merge (the “Bank Merger”) with and into Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly owned Subsidiary of AUB (“AUB Subsidiary Bank”), with AUB Subsidiary Bank as the surviving entity (the “Surviving Bank”). Promptly after the date of this Agreement, SASR Subsidiary Bank shall enter into an agreement and plan of merger with AUB Subsidiary Bank in substantially the form set forth in Exhibit B (the “Bank Merger Agreement”). The Board of Directors of SASR Subsidiary Bank and the Board of Directors of AUB Subsidiary Bank shall approve the Bank Merger Agreement, and each of SASR and AUB shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder and sole shareholder of SASR Subsidiary Bank and AUB Subsidiary Bank, respectively, and SASR and AUB shall, and shall cause SASR Subsidiary Bank and AUB Subsidiary Bank, respectively, to, execute articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
(b)   It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II
EXCHANGE OF SHARES
2.1   AUB to Make Consideration Available.   At or prior to the Effective Time, AUB shall deposit, or shall cause to be deposited, with Computershare or such other exchange agent as mutually agreed by AUB and SASR (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of AUB Common Stock to be issued pursuant to Section 1.5, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) and shares of AUB Common Stock to be issued pursuant to Section 1.5, respectively, together with any dividends or distributions with respect to shares of AUB Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SASR Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive AUB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of AUB Common Stock and any cash in lieu of fractional shares, which the shares of SASR Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of SASR Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, (i) that number of whole shares of AUB Common Stock to which such holder of SASR Common Stock shall have become entitled pursuant to the provisions of Section 1.5(a) and (ii) a check or other method of payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of AUB Common Stock which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to AUB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of AUB Common Stock that the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any share of AUB Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of AUB Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of SASR of the shares of SASR Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of AUB Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II, as applicable.
(e)   Notwithstanding anything to the contrary contained herein, no fractional shares of AUB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to AUB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of AUB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of SASR Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of AUB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by AUB and SASR) by (ii) the fraction of a share (after taking into account all shares of SASR Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of AUB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of SASR for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of SASR Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of AUB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the AUB Common Stock deliverable in respect of each former share of SASR Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of AUB, SASR, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SASR Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of SASR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g)   The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of AUB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of SASR Common Stock or SASR Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SASR Common Stock or SASR Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SASR
Except (a) as disclosed in the corresponding section of the disclosure schedule delivered by SASR to AUB concurrently herewith (the “SASR Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the SASR Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SASR that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced in such disclosure and (B) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any SASR Reports filed with or furnished to the SEC by SASR since December 31, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 3.1, 3.2(a) and (b), 3.3(b), 3.7 and 3.8), SASR hereby represents and warrants to AUB as follows:
3.1   Corporate Organization.
(a)   SASR is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). SASR has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. SASR is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR. As used in this Agreement, the term “Material Adverse Effect” means, with respect to AUB, SASR or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the banking and financial services industry, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the banking and financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement or consummation of the transactions contemplated hereby (including any effect on such person’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this subclause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the certificate of incorporation of SASR (the “SASR Articles”) and the bylaws of SASR (the “SASR Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by SASR to AUB.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, each Subsidiary of SASR (a “SASR Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of SASR or any Subsidiary of SASR to pay dividends or distributions except, in the case of SASR or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of SASR Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of SASR, threatened. Section 3.1(b) of the SASR Disclosure Schedule sets forth a true and complete list of all Subsidiaries of SASR as of the date hereof. No Subsidiary of SASR is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of SASR. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of SASR other than the SASR Subsidiaries.
3.2   Capitalization.
(a)   The authorized capital stock of SASR consists of 100,000,000 shares of SASR Common Stock. As of the date of this Agreement, there are (i) 45,134,670 shares of SASR Common Stock issued and outstanding, of which 12,013 shares constitute SASR Restricted Stock, (ii) no shares of SASR Common Stock held in treasury, (iii) 408,077 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR RSU Awards, (iv) 159,111 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR PSU Awards assuming performance goals are satisfied at the target level or 238,667 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR PSU Awards assuming performance goals are satisfied at the maximum level, (v) 9,290 shares of SASR Common Stock underlying SASR Dividend Equivalent Units with respect to outstanding SASR PSU Awards assuming performance goals are satisfied at the target level or 13,995 shares of SASR Common Stock underlying SASR Dividend Equivalent Units with respect to outstanding SASR PSU Awards assuming performance goals are satisfied at the maximum level, (vi) 62,575 shares of SASR Common Stock reserved for issuance upon the exercise and settlement of outstanding SASR Options, (vii) 671,277 shares of SASR Common Stock reserved for issuance under the SASR Stock Plans (other than any shares of SASR Common Stock reserved for issuance upon settlement of any SASR Equity Award listed in clauses (iii) through (vi)), (viii) 490,008 shares of SASR Common Stock reserved for issuance under the SASR ESPP (including 9,963 shares of SASR Common Stock reserved for issuance upon settlement of outstanding purchase rights under the SASR ESPP (determined by reference to the closing price of a share of SASR Common Stock on the trading date immediately prior to the date hereof)), and (ix) no other shares of capital stock or other voting securities or equity interests of SASR issued, reserved for issuance or outstanding. All of the issued and outstanding shares of SASR Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of SASR may vote. Other than the SASR Equity Awards issued prior to the date of this Agreement and shares of SASR Common Stock issuable pursuant to the SASR ESPP, in each case as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in SASR, or contracts, commitments, understandings or arrangements by which SASR may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in SASR, or that otherwise obligate SASR or any SASR Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “SASR Securities”). No SASR Subsidiary owns any capital stock of SASR. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which SASR or any of its Subsidiaries is a party with respect to the voting or transfer of SASR Common Stock, capital stock or other voting or equity securities or ownership interests of SASR or granting any stockholder or other person any registration rights.
(b)   SASR owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SASR Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any SASR Subsidiary, or contracts, commitments, understandings or arrangements by which any SASR Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such SASR Subsidiary, or otherwise obligating SASR or any SASR Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “SASR Subsidiary Securities”).
(c)   Section 3.2(c) of the SASR Disclosure Schedule sets forth, for each SASR Equity Award as of the date hereof, the holder, type of award, grant date, number of shares, exercise price, expiration date and vesting schedule (including any acceleration provisions). Within five (5) days prior to the Closing Date, SASR will provide AUB with a revised version of Section 3.2(c) of the SASR Disclosure Schedule, updated as of such date. Each SASR Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable SASR Stock Plan and other applicable contracts. No award of SASR Restricted Stock is subject to an election under Code section 83(b).
3.3   Authority; No Violation.
(a)   SASR has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of SASR. The Board of Directors of SASR, acting with the approval of not less than a majority of the members of the Board of Directors, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of SASR and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to SASR’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of 66 2/3% of all votes entitled to be cast at a meeting called therefor (the “Requisite SASR Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of SASR Subsidiary Bank and SASR as SASR Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of SASR are necessary to approve this

Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of SASR of an advisory (non-binding) vote on the compensation that may be paid or become payable to SASR’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by SASR and (assuming due authorization, execution and delivery by AUB) constitutes a valid and binding obligation of SASR, enforceable against SASR in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by SASR nor the consummation by SASR of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by SASR with any of the terms or provisions hereof, will (i) violate any provision of the SASR Articles or the SASR Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any SASR Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SASR or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SASR or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SASR or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Lien creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the Riegle-Neal Interstate Banking and Branching Efficiency Act, 12 U.S.C. § 1831u (the “Riegle-Neal Act”), and (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule or Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing by SASR with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement/prospectus in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to be filed with the SEC by AUB in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration by the SEC of the effectiveness of the S-4, (d) the filing of the Articles of Merger with the MSDAT pursuant to the MGCL and the VSCC pursuant to the VSCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of AUB Common Stock pursuant to this Agreement and the approval of the listing of such AUB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by SASR of this Agreement or (y) the consummation by SASR of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of SASR, there is no reason why the necessary regulatory approvals and consents will not be received by SASR to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5   Reports.   SASR and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each of the state bank regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC and (v) any self-regulatory organization (clauses (i)  – (v), collectively, “SASR Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any SASR Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Subject to Section 9.14, except for normal examinations conducted by a SASR Regulatory Agency in the ordinary course of business of SASR and its Subsidiaries, no SASR Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SASR, investigation into the business or operations of SASR or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any SASR Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SASR or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any SASR Regulatory Agency with respect to the business, operations, policies or procedures of SASR or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.
3.6   Financial Statements.
(a)   The financial statements of SASR and its Subsidiaries included (or incorporated by reference) in the SASR Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SASR and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SASR and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of SASR has resigned (or informed SASR that it intends to resign) or been dismissed as independent public accountants of SASR as a result of or in connection with any disagreements with SASR on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SASR included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of SASR and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SASR or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SASR. SASR (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to SASR, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SASR by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SASR’s outside auditors and the audit committee of SASR’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect SASR’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in SASR’s internal controls over financial reporting. These disclosures were made in writing by management to SASR’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by SASR to AUB. As of the date hereof, neither SASR nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. SASR has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2022, (i) neither SASR nor any of its Subsidiaries, nor, to the knowledge of SASR, any Representative of SASR or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SASR or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SASR or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing SASR or any of its Subsidiaries, whether or not employed by SASR or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SASR or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of SASR or any committee thereof or the Board of Directors or similar governing body of any SASR Subsidiary or any committee thereof.
(e)   The financial statements contained in the Consolidated Reports of Condition and Income (“Call Reports”) of SASR Subsidiary Bank for the periods ended on or after January 1, 2022, (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of SASR Subsidiary Bank, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows and consolidated balance sheets of SASR Subsidiary Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations with respect thereto, and (v) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(f)   The allowance for credit losses (“ACL”) reflected in the financial statements of SASR and its Subsidiaries was, as of the date of each of the financial statements, in compliance with SASR’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate as of the date thereof.

(g)   The independent registered public accounting firm engaged to express its opinion with respect to the financial statements of SASR and its Subsidiaries included in the SASR Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.
3.7   Broker’s Fees.   With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither SASR nor any SASR Subsidiary nor any of their respective officers or directors on behalf of SASR has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. SASR has disclosed to AUB as of the date hereof the aggregate fees provided for in connection with the engagement by SASR of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.
(b)   Since December 31, 2023, (i) SASR and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by SASR or its Subsidiaries whether or not covered by insurance, (iii) SASR and its Subsidiaries have not purchased any securities (other than investment securities in the ordinary course of business consistent with past practice), or made any acquisition of equity interest or assets of any person other than SASR Subsidiary Bank, or otherwise acquired direct or indirect control over any person, or entered into a plan of consolidation, merger, share exchange, reorganization, recapitalization, liquidation or dissolution, (iv) there has not been any commencement of any construction of new structures or purchase or lease of any real property in respect of any branch of SASR Subsidiary Bank (other than lease renewals in the ordinary course of business consistent with past practice), or submission of any application to open relocate or close any branch of SASR Subsidiary Bank, (v) SASR and its Subsidiaries have not made, changed or revoked any material Tax election, (vi) there has not been any change in any of SASR’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax laws, regulatory accounting requirements or GAAP, and (vii) there has not been any increase in the compensation payable or that could become payable by SASR or its Subsidiaries to officers of SASR or its Subsidiaries or any amendment of any of the SASR Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.
3.9   Legal Proceedings.
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of SASR, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SASR or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon SASR, any of its Subsidiaries or the assets of SASR or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).
3.10   Taxes and Tax Returns.
(a)   Each of SASR and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither SASR nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of SASR and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SASR and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither SASR nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither SASR nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of SASR, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SASR and its Subsidiaries or the assets of SASR and its Subsidiaries. SASR has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither SASR nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SASR and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither SASR nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was SASR) or (B) has any liability for the Taxes of any person (other than SASR or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither SASR nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SASR nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither SASR nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither SASR nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(b)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a tax and imposed by a Governmental Entity with jurisdiction over taxes, together with all penalties and additions to tax and interest thereon.
(c)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees.
(a)   Section 3.11(a) of the SASR Disclosure Schedule sets forth a true and complete list of all material SASR Benefit Plans. For purposes of this Agreement, the term “SASR Benefit Plans” means an Employee Benefit Plan to which SASR, any Subsidiary of SASR or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by SASR, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of SASR, any of its Subsidiaries or any of their ERISA Affiliates, or for which SASR, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written. For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
(b)   SASR has heretofore made available to AUB true and complete copies of each material SASR Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each SASR Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any SASR Benefit Plan, and neither SASR nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Section 3.11(d) of the SASR Disclosure Schedule identifies each SASR Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SASR Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter or opinion with respect to each SASR Qualified Plan and the related trust, which letter or opinion has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of SASR, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SASR Qualified Plan or the related trust. Each trust created under any SASR Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e)   None of SASR, its Subsidiaries nor any of their ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or incurred any liability with respect to, any (i) single employer defined benefit plan subject to Title IV of ERISA (a “Title IV Plan”), (ii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iii) self-funded health or welfare benefit plan. None of the following events has occurred in connection with any Title IV Plan: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC, or (ii) any event described in Section 4062 or 4063 of ERISA. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has (i) engaged in any transaction described in Section 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur, any liability under (x) Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or (y) Section 4971 of the Code.
(f)   None of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g)   Neither SASR nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any Employee Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(h)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, all contributions required to be made to any SASR Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SASR Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SASR.
(i)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to SASR’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the SASR Benefit Plans, any fiduciaries thereof with respect to their duties to the SASR Benefit Plans or the assets of any of the trusts under any of the SASR Benefit Plans that would reasonably be expected to result in any material liability of SASR or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a SASR Benefit Plan, or any other party.
(j)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, none of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the SASR Benefit Plans or their related trusts, SASR, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that SASR or any of its Subsidiaries has an obligation to indemnify, to any material Tax, penalty or other liability imposed under Section 4975 of the Code or Section 502 of ERISA.
(k)   To the knowledge of SASR, each SASR Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and SASR and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.
(l)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of SASR or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any SASR Benefit Plan, or (iii) result in any limitation on the right of SASR or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SASR Benefit Plan or related trust. Section 3.11(l) of the SASR Disclosure Schedule sets forth preliminary calculations with respect to each individual who has a contractual right to severance pay based upon the assumptions set forth in such calculations triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code.

(m)   The transactions contemplated by this Agreement will not cause or require SASR or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(n)   No SASR Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither SASR or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.
(o)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, there are no pending or, to SASR’s knowledge, threatened labor grievances or unfair labor practice claims or charges against SASR or any of its Subsidiaries, or any strikes, or other labor disputes against SASR or any of its Subsidiaries. Neither SASR nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of SASR or any of its Subsidiaries and, to the knowledge of SASR, there are no organizing efforts by any union or other group seeking to represent any employees of SASR or any of its Subsidiaries.
(p)   SASR and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Neither SASR nor any of its Subsidiaries has taken any action that would reasonably be expected to cause AUB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
3.12   SEC Reports.   SASR has previously made available to AUB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by SASR pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “SASR Reports”) and (b) communication mailed by SASR to its stockholders since December 31, 2022 and prior to the date hereof, and no such SASR Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all SASR Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SASR has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SASR Reports.
3.13   Compliance with Applicable Law.
(a)   SASR and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, and to the knowledge of SASR, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. SASR has not elected to be treated as a financial holding company under the BHC Act and SASR and each of its Subsidiaries other than SASR Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, SASR and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SASR or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)   SASR Subsidiary Bank received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d)   SASR maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by SASR and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SASR, to the knowledge of SASR, since December 31, 2021, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by SASR and its Subsidiaries.
(e)    As of the date hereof, each of SASR and SASR Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither SASR nor SASR Subsidiary Bank has received any indication from a Governmental Entity that its status as “well-capitalized” or that the Community Reinvestment Act rating of SASR Subsidiary Bank will change within one (1) year from the date of this Agreement.
(f)   No SASR Subsidiary Bank has a branch outside of the state that issued its bank charter.
(g)   Since January 1, 2023, SASR Subsidiary Bank has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable laws.
3.14   Certain Contracts.
(a)   Except as set forth on Section 3.14(a) of the SASR Disclosure Schedule, as of the date hereof, neither SASR nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) but excluding any SASR Benefit Plan:

(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   which contains a provision that limits (or purports to limit) in any material respect the ability of SASR or any of its Subsidiaries (or after the Merger, the ability of the Surviving Corporation or any of its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);
(iii)   with or to a labor union or guild (including any Collective Bargaining Agreement);
(iv)   which (other than extensions of credit, other customary banking products offered by SASR or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;
(v)   that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of SASR or its Subsidiaries, taken as a whole;
(vi)   which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a SASR Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to SASR and its Subsidiaries, taken as a whole;
(vii)   that provides for contractual indemnification to any director, officer or employee;
(viii)   (A) that relates to the incurrence of indebtedness by SASR or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by SASR or any of its Subsidiaries of, or any similar commitment by SASR or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more;
(ix)   with any record or beneficial owner of five percent (5%) or more of the outstanding shares of SASR Common Stock;
(x)   which is a settlement, consent or similar agreement and contains any material continuing obligations of SASR or any of its Subsidiaries;
(xi)   entered into by SASR or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $1,000,000;
(xii)   which limits the payment of dividends by SASR or any of its Subsidiaries;
(xiii)   that is an employment, severance, termination, consulting or retirement contract;
(xiv)   between SASR or its Subsidiaries, on the one hand, and (A) any executive officer or director of SASR or its Subsidiaries other than related party transactions that have been reported in any SASR Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, or (B) any (x) record or beneficial owner of five percent (5%) or more of the voting securities of SASR, (y) affiliate or family member of any such officer, director or record or beneficial owner, or (z) any other affiliate of SASR, on the other hand, except those of a type available to employees of SASR generally and except for Regulation O loans disclosed in Section 3.22(e) of the SASR Disclosure Schedule;

(xv)   containing any standstill or similar agreement pursuant to which SASR or its Subsidiaries have agreed not to acquire assets or equity interests of another person; or
(xvi)   that is material to SASR or its Subsidiaries or their respective businesses or assets and not otherwise entered into in the ordinary course of business.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any SASR Benefit Plan), whether or not set forth in the SASR Disclosure Schedule, is referred to herein as a “SASR Contract.” SASR has made available to AUB true, correct and complete copies of each SASR Contract in effect as of the date hereof.
(b)   (i) Each SASR Contract is valid and binding on SASR or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (ii) SASR and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each SASR Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (iii) to the knowledge of SASR, each third-party counterparty to each SASR Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such SASR Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (iv) neither SASR nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any SASR Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of SASR or any of its Subsidiaries, or to the knowledge of SASR, any other party thereto, of or under any such SASR Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR.
3.15   SASR Supervisory Actions.   Subject to Section 9.14, neither SASR nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any SASR Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the SASR Disclosure Schedule, a “SASR Supervisory Action”), nor has SASR or any of its Subsidiaries been advised since January 1, 2022, of any SASR Supervisory Action by any SASR Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SASR Supervisory Action.
3.16   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of SASR or any of its Subsidiaries or for the account of a customer of SASR or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any SASR Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of SASR or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). SASR and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to SASR’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, SASR and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of SASR, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SASR or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against SASR, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. To the knowledge of SASR, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. SASR is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, SASR Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.
3.18   Investment Securities and Commodities.
(a)   Each of SASR and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) free and clear of any Lien, except (i) to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of SASR or its Subsidiaries and (ii) as would not be material to Crecent and its Subsidiaries, taken as a whole. Such securities and commodities are valued on the books of SASR in accordance with GAAP in all material respects.
(b)   SASR and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that SASR believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, SASR has made available to AUB the material terms of such policies, practices and procedures.
3.19   Real Property.   SASR or a SASR Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the SASR Reports as being owned by SASR or a SASR Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “SASR Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SASR Reports or acquired after the date thereof which are material to SASR’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the SASR Owned Properties, the “SASR Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of SASR, the lessor. There are no pending or, to the knowledge of SASR, threatened condemnation proceedings against the SASR Real Property.
3.20   Intellectual Property.
(a)   Section 3.20(a) of the SASR Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all Intellectual Property owned (or purported to be owned) by SASR and each of its Subsidiaries as of the date hereof. SASR and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR: (i) the use of any Intellectual Property by SASR and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which SASR or any SASR Subsidiary acquired the right to use any Intellectual Property, (ii) no person has asserted in writing to SASR that SASR or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of SASR, no person is challenging, infringing on or otherwise violating any right of SASR or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to SASR or its Subsidiaries, (iv) neither SASR nor any SASR Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by SASR or any SASR Subsidiary, and SASR and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SASR and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by SASR and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof and (v) SASR and its Subsidiaries have entered into written agreements with all current and former employees and independent contractors who have participated in the development of any Intellectual Property for or on behalf of SASR or any of its Subsidiaries whereby such employees and independent contractors presently assign to SASR or its applicable Subsidiary any ownership interest and right they may have in all such Intellectual Property.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, none of the software owned or purported to be owned by SASR or any of its Subsidiaries, or distributed by or otherwise used in the business of, SASR or any of its Subsidiaries (i) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routing which can cause software to be erased, inoperable or otherwise incapable of being used or (ii) contains any software code that is licensed under any terms or conditions that require that any software containing such code be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.
(d)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, the IT Assets of SASR operate and perform in a manner that permits SASR and its Subsidiaries to conduct their business as currently conducted and there has been no breach, or unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
(e)   For purposes of this Agreement, (i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world and (ii) “IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, SASR or any of its Subsidiaries.

3.21   Customer Relationships.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each trust or wealth management customer of SASR or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of SASR and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable laws and SASR’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of SASR or any of its Subsidiaries has been duly and validly executed and delivered by SASR and each Subsidiary and, to the knowledge of SASR, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and SASR and its Subsidiaries and, to the knowledge of SASR, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and SASR and its Subsidiaries and, to the knowledge of SASR, such other contracting parties are in material compliance with each of the terms thereof.
(b)   Since January 1, 2021, none of SASR, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of SASR or any of its Subsidiaries. Since January 1, 2021, none of SASR or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.
3.22   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.22(a) of the SASR Disclosure Schedule, neither SASR nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SASR or any Subsidiary of SASR is a creditor that, as of June 30, 2024, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of June 30, 2024 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of SASR or any of its Subsidiaries, or to the knowledge of SASR, any affiliate of any of the foregoing. Set forth in Section 3.22(a) of the SASR Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of SASR and its Subsidiaries that, as of June 30, 2024, had an outstanding balance of $500,000 and were classified by SASR as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of SASR or any of its Subsidiaries that, as of June 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each Loan of SASR or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SASR and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each outstanding Loan of SASR or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SASR and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   None of the agreements pursuant to which SASR or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)   There are no outstanding Loans made by SASR or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of SASR or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Entity or SASR Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to SASR’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by SASR or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.
3.23   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SASR, (a) SASR and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SASR reasonably has determined to be prudent and consistent with industry practice, and SASR and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SASR and its Subsidiaries, SASR or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by SASR or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither SASR nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.24   Investment Advisory Matters.
(a)   Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, each Subsidiary of SASR that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) that involve acting as an “investment adviser” (within the meaning of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) (“Investment Advisory Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act (each such Subsidiary, a “SASR Advisory Entity”), is, and since January 1, 2021 has been, at all times required by applicable law, duly registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2022 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. Except for the SASR Advisory Entities, neither SASR nor any of its Subsidiaries is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.
(b)   The current Form ADV of each SASR Advisory Entity is, and any amended versions of such forms of each SASR Advisory Entity filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Investment Advisers Act and the rules promulgated thereunder, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole.
(c)   With respect to the SASR Advisory Entities, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, (i) none of the SASR Advisory Entities or their respective control persons, partners, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor any person controlling or controlled by such SASR Advisory Entity, is subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act), unless such SASR Advisory Entity or person associated with a SASR Advisory Entity has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of SASR, threatened in writing by any Governmental Entity, that would reasonably be expected to result in the ineligibility or disqualification of a SASR Advisory Entity, or any of its persons associated with an investment adviser, to serve in such capacities or that would provide a basis for such ineligibility or disqualification.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, , there are no unresolved issues with the SEC with respect to any SASR Advisory Entity. Each SASR Advisory Entity is not and, since January 1, 2022, has not been subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity.
(e)   Each SASR Advisory Agreement (as defined below) includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. No SASR Advisory Client (as defined below) is registered or required to be registered as an investment company under the Investment Company Act. Each SASR Advisory Entity and each of its affiliates has complied with all applicable obligations, requirements and conditions of each SASR Advisory Agreement, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. Each SASR Advisory Entity provides Investment Advisory Services to SASR Advisory Clients solely pursuant to written SASR Advisory Agreements. No SASR Advisory Entity provides Investment Advisory Services to any person other than the SASR Advisory Clients. Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, , since January 1, 2022, no SASR Advisory Entity has received any written complaint, claim, demand, notice or other similar communication from any counterparty to an SASR Advisory Agreement alleging breach of fiduciary duty or violation of the Investment Advisers Act.
(f)   Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, the SASR Advisory Entities have each established and maintained in effect at all times required by applicable law, since January 1, 2022, written policies and procedures reasonably designed to achieve compliance with the Investment Advisers Act and the rules thereunder, including a code of ethics (the “Adviser Compliance Policies”). There have been no violations of, or written allegations of violations of, the Adviser Compliance Policies since January 1, 2022, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. True, correct and complete current copies of the Adviser Compliance Policies have been made available to AUB. Each SASR Advisory Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each SASR Advisory Entity has and continues to maintain all books and records as required by Rule 204-2 under the Investment Advisers Act and under any other applicable law.
(g)   No SASR Advisory Entity sponsors, manages or advises any public or private investment funds. The accounts of each SASR Advisory Client that are subject to ERISA or Section 4975 of the Code have been managed by such SASR Advisory Entity in compliance with the applicable requirements of ERISA or Section 4975 of the Code, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole.
(h)   For purposes of this Section 3.24, (i) “SASR Advisory Agreement” means an investment advisory agreement entered into by a SASR Advisory Entity with a SASR Advisory Client for the purpose of providing Investment Advisory Services to such SASR Advisory Client and (ii) “SASR Advisory Client” means any client or customer of a SASR Advisory Entity for Investment Advisory Services, including unaffiliated third-party investment advisers for which any SASR Advisory Entity acts as a sub-adviser.
3.25   Sanctions, Anti-Money Laundering and Anti-Corruption Laws.
(a)   SASR and its Subsidiaries, and each of their respective directors, officers, employees and, to the knowledge of SASR, agents or representatives or any other person acting on behalf of SASR and its Subsidiaries, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery applicable law, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SASR.
(b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SASR, none of SASR nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of SASR, agents or representatives or other persons acting on behalf of SASR and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of SASR or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SASR or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of SASR or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of SASR or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for SASR or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SASR or any of its Subsidiaries.
(c)   None of SASR nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of SASR, agents or representatives or other persons acting on their behalf is or was a non-U.S. government official or a close family member of a non-U.S. government official.
(d)   None of SASR nor any of its Subsidiaries, nor any of their respective directors and officers, nor, to the knowledge of SASR and its Subsidiaries, any of their respective employees, agents or representatives or other persons acting on their behalf, is, or is fifty percent (50%) or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom, or other relevant sanctions authority with jurisdiction over any party hereto (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine) (each, a “Sanctioned Country”). Neither SASR nor any of its Subsidiaries has engaged or is engaged in business in or with any country or territory that, at the time of such business, is or was a Sanctioned Country, or with any person that, at the time of such business, is or was the target of Sanctions. Since April 24, 2019, SASR and its Subsidiaries have complied in all material respects with applicable Sanctions.
(e)   SASR and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with (i) the FCPA, and other anti-corruption and anti-bribery applicable laws, (ii) Sanctions and (iii) anti-money laundering and countering the financing of terrorism laws, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (“Anti-Money Laundering Laws”).
(f)   No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of SASR, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, SASR or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions or applicable Anti-Money Laundering Laws.
(g)   In the past five (5) years: (i) SASR and its Subsidiaries have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, (ii) SASR and its Subsidiaries have maintained a written anti-money laundering compliance program that complies with all applicable Anti-Money Laundering Laws; (iii) neither SASR nor its Subsidiaries has (A) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity or (B) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential material violation of any Anti-Money Laundering Laws.
3.26   Deposits.
(a)   All of the deposits held by SASR Subsidiary Bank (including the records and documentation pertaining to such deposits) are held in compliance, in all material respects, with (a) all applicable policies, practices and procedures of SASR Subsidiary Bank and (b) all applicable laws, including Anti-Money Laundering Laws and Sanctions. All deposit account applications for deposits held by SASR Subsidiary Bank have been solicited, taken and evaluated and applicants notified in a manner that complied, in all material respects, with all applicable laws. All deposit accounts for deposits held by SASR Subsidiary Bank have been, in all material respects, maintained and serviced by SASR Subsidiary Bank or its affiliates in accordance with the deposit account agreements and SASR’s applicable policies, practices and procedures.
(b)   Since January 1, 2022, SASR Subsidiary Bank has not reclassified any deposit reported on its Call Reports from a “brokered deposit,” as such term is used in the Call Reports, to a deposit that is not classified as a “brokered deposit.”
3.27   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between SASR or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SASR or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding SASR Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of SASR) on the other hand, of the type required to be reported in any SASR Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
3.28   State Takeover Laws.   The Board of Directors of SASR has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the SASR Articles or SASR Bylaws (collectively, with any similar provisions of the AUB Articles or AUB Bylaws, “Takeover Statutes”). In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of SASR Common Stock in connection with the Merger. The directors and executive officers of SASR were not the beneficial owners, in the aggregate, of five percent (5%) or more of the outstanding voting stock of SASR (as contemplated by the MGCL) at any time within the one — year period ending on the date of this Agreement and will not be the beneficial owners, in the aggregate, of five percent (5%) or more of the outstanding voting stock of SASR (as contemplated by the MGCL) at any time within the one-year period ending on the date of the SASR Meeting.
3.29   Reorganization.   SASR has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment.
3.30   Opinion.   Prior to the execution of this Agreement, the Board of Directors of SASR has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of SASR Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.31   SASR Information.   The information relating to SASR and its Subsidiaries or that is provided by SASR or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any other document filed with any SASR Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement/Prospectus relating to SASR and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to SASR or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
3.32   No Other Representations or Warranties
(a)   Except for the representations and warranties made by SASR in this Article III, neither SASR nor any other person makes any express or implied representation or warranty with respect to SASR, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SASR hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SASR nor any other person makes or has made any representation or warranty to AUB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SASR, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to AUB or any of its affiliates or Representatives in the course of their due diligence investigation of SASR, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by SASR in this Article III.
(b)   SASR acknowledges and agrees that neither AUB nor any other person on behalf of AUB has made or is making, and SASR has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AUB
Except (a) as disclosed in the corresponding section of the disclosure schedule delivered by AUB to SASR concurrently herewith (the “AUB Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the AUB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by AUB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced in such disclosure and (B) any other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any AUB Reports filed with or furnished to the SEC by AUB since December 31, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 4.1, 4.2(a) and (b), 4.3(b), 4.7 and 4.8), AUB hereby represents and warrants to SASR as follows:
4.1   Corporate Organization.
(a)   AUB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act. AUB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. AUB is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB. True and complete copies of the articles of incorporation of AUB (the “AUB Articles”) and the bylaws of AUB (the “AUB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by AUB to SASR.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, each Subsidiary of AUB (a “AUB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of AUB or any Subsidiary of AUB to pay dividends or distributions except, in the case of AUB or a Subsidiary of AUB that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of AUB Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of AUB, threatened. No Subsidiary of AUB is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of AUB.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of AUB consists of 200,000,000 shares of AUB Common Stock and 500,000 shares of serial preferred stock, par value $10.00 per share. As of the date of this Agreement, there are (i) 89,777,867 shares of AUB Common Stock issued and outstanding, including 672,292 shares of AUB Common Stock granted in respect of outstanding restricted stock awards (“AUB Restricted Stock Awards”), (ii) no shares of AUB Common Stock held in treasury, (iii) no shares of AUB Common Stock reserved for issuance upon the exercise of outstanding options with respect to AUB Common Stock (“AUB Options”), (iv) 262,040 shares of AUB Common Stock (assuming performance goals are satisfied at the target level) or 524,080 shares of AUB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding restricted stock unit awards with respect to AUB Common Stock that vest based on the achievement of performance goals (“AUB PSU Awards”), (v) 17,250 shares of Series A Preferred Stock issued and outstanding and 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Series A Preferred Stock, issued and outstanding and (vi) no other shares of capital stock or other voting securities or equity interests of AUB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of AUB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of AUB may vote. Other than AUB Restricted Stock Awards, AUB PSU Awards and AUB Options (collectively, “AUB Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in AUB, or contracts, commitments, understandings or arrangements by which AUB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in AUB or that otherwise obligate AUB or any AUB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.
(b)   AUB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the AUB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any AUB Subsidiary, or contracts, commitments, understandings or arrangements by which any AUB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such AUB Subsidiary, or otherwise obligating AUB or any AUB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing. No AUB Subsidiary owns any capital stock of AUB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which AUB or any of its Subsidiaries is a party with respect to the voting or transfer of AUB Common Stock, capital stock or other voting or equity securities or ownership interests of AUB or granting any stockholder or other person any registration rights.
4.3   Authority; No Violation.
(a)   AUB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of AUB. The Board of Directors of AUB, acting with the approval of not less than 66 2/3% of the number of members of the Board of Directors, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of AUB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the shares of AUB Common Stock constituting the Merger Consideration pursuant to this Agreement (the “AUB Share Issuance”), and has directed that this Agreement and the AUB Share Issuance) be submitted to AUB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement (including the AUB Share Issuance) by the affirmative vote of holders of a majority of all votes entitled to be cast at a meeting called therefor (the “Requisite AUB Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of AUB Subsidiary Bank and AUB as AUB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of AUB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AUB and (assuming due authorization, execution and delivery by SASR) constitutes a valid and binding obligation of AUB, enforceable against AUB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of AUB Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite AUB Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of AUB will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by AUB, nor the consummation by AUB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by AUB with any of the terms or provisions hereof, will (i) violate any provision of the AUB Articles or the AUB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any AUB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AUB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of AUB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which AUB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Lien creations that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on AUB.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act, and (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule or Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing by AUB with the SEC of the Joint Proxy Statement/Prospectus and the S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (d) the filing of the Articles of Merger with the MSDAT pursuant to the MGCL and the VSCC pursuant to the VSCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (e) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of AUB Common Stock pursuant to this Agreement and the approval of the listing of such AUB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by AUB of this Agreement or (y) the consummation by AUB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of AUB, there is no reason why the necessary regulatory approvals and consents will not be received by AUB to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5   Reports.   AUB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (clauses (i)  – (v), collectively, “AUB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any AUB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. Subject to Section 9.14, except for normal examinations conducted by a AUB Regulatory Agency in the ordinary course of business of AUB and its Subsidiaries, no AUB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of AUB, investigation into the business or operations of AUB or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any AUB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of AUB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any AUB Regulatory Agency with respect to the business, operations, policies or procedures of AUB or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.
4.6   Financial Statements.
(a)   The financial statements of AUB and its Subsidiaries included (or incorporated by reference) in the AUB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of AUB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of AUB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of AUB has resigned (or informed AUB that it intends to resign) or been dismissed as independent public accountants of AUB as a result of or in connection with any disagreements with AUB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of AUB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024(including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of AUB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of AUB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on AUB. AUB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to AUB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of AUB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley

Act and (y) has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect AUB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in AUB’s internal controls over financial reporting. As of the date hereof, neither AUB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. AUB has no reason to believe that AUB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2022, (i) neither AUB nor any of its Subsidiaries, nor, to the knowledge of AUB, any Representative of AUB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of AUB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that AUB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing AUB or any of its Subsidiaries, whether or not employed by AUB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by AUB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of AUB or any committee thereof or the Board of Directors or similar governing body of any AUB Subsidiary or any committee thereof.
4.7   Broker’s Fees.   With the exception of the engagement of Morgan Stanley & Co. LLC, neither AUB nor any AUB Subsidiary nor any of their respective officers or directors on behalf of AUB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.
(b)   Since December 31, 2023 and until the date of this Agreement, AUB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal Proceedings.
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of AUB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against AUB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon AUB, any of its Subsidiaries or the assets of AUB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).
4.10   Taxes and Tax Returns.   Each of AUB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither AUB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of AUB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of AUB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither AUB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither AUB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of AUB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of AUB and its Subsidiaries or the assets of AUB and its Subsidiaries. AUB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither AUB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among AUB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither AUB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was AUB) or (B) has any liability for the Taxes of any person (other than AUB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither AUB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither AUB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither AUB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither AUB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
4.11   Employees.
(a)   AUB has heretofore made available to SASR true and complete copies of each material AUB Benefit Plan. For purposes of this Agreement, the term “AUB Benefit Plans” means an Employee Benefit Plan to which AUB, any Subsidiary of AUB or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by AUB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of AUB, any of its Subsidiaries or any of their ERISA Affiliates, or for which AUB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, each AUB Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any AUB Benefit Plan, and neither AUB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(c)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of AUB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any AUB Benefit Plan, or (iii) result in any limitation on the right of AUB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any AUB Benefit Plan or related trust.
(d)   AUB and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.
4.12   SEC Reports.   AUB has previously made available to SASR an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by AUB pursuant to the Securities Act or the Exchange Act (the “AUB Reports”) and (b) communication mailed by AUB to its shareholders since December 31, 2022 and prior to the date hereof, and no such AUB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all AUB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of AUB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the AUB Reports.
4.13   Compliance with Applicable Law.
(a)   AUB and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, and to the knowledge of AUB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, AUB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to AUB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c)   AUB Subsidiary Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d)   AUB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by AUB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on AUB, to the knowledge of AUB, since December 31, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of AUB and its Subsidiaries.
(e)   As of the date hereof, each of AUB and AUB Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither AUB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that AUB Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
4.14   Certain Contracts.
(a)   Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which AUB or any of its Subsidiaries is a party or by which AUB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by AUB (or a Current Report on Form 8-K subsequent thereto) (each, a “AUB Contract”).
(b)   (i) Each AUB Contract is valid and binding on AUB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (ii) AUB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each AUB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (iii) to the knowledge of AUB, each third-party counterparty to each AUB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such AUB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (iv) neither AUB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any AUB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of AUB or any of its Subsidiaries or, to the knowledge of AUB, any other party thereto, of or under any such AUB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB.
4.15   AUB Supervisory Actions.   Subject to Section 9.14, neither AUB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any AUB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the AUB Disclosure Schedule, a “AUB Supervisory Action”), nor has AUB or any of its Subsidiaries been advised since January 1, 2022, of any AUB Supervisory Action by any AUB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such AUB Supervisory Action.
4.16   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of AUB or any of its Subsidiaries or for the account of a customer of AUB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any AUB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of AUB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). AUB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to AUB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
4.17   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, AUB and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of AUB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on AUB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against AUB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. To the knowledge of AUB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. AUB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, AUB Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.
4.18   Real Property.   AUB or a AUB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the AUB Reports as being owned by AUB or a AUB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “AUB Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such AUB Reports or acquired after the date thereof which are material to AUB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the AUB Owned Properties, the “AUB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of AUB, the lessor. There are no pending or, to the knowledge of AUB, threatened condemnation proceedings against the AUB Real Property.
4.19   Intellectual Property.   AUB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB: (a)(i) to the knowledge of AUB, the use of any Intellectual Property by AUB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which AUB or any AUB Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of AUB, no person has asserted in writing to AUB that AUB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of AUB, no person is challenging, infringing on or otherwise violating any right of AUB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to AUB or its Subsidiaries, and (c) neither AUB nor any AUB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by AUB or any AUB Subsidiary, and AUB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by AUB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by AUB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.
4.20   Loan Portfolio.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, each Loan of AUB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of AUB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or AUB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.21   Insurance.   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on AUB, AUB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of AUB reasonably has determined to be prudent and consistent with industry practice, and AUB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of AUB and its Subsidiaries, AUB or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, there is no claim for coverage by AUB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and neither AUB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.22   State Takeover Laws.   The Board of Directors of AUB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of AUB Common Stock in connection with the Merger.
4.23   Reorganization.   AUB has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment.
4.24   Opinion.   Prior to the execution of this Agreement, AUB has received an opinion of Morgan Stanley & Co. LLC (which if initially rendered orally, has been or will be confirmed by delivery of a written opinion dated on or prior to the date hereof) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger was fair from a financial point of view, to AUB. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25   AUB Information.   The information relating to AUB and its Subsidiaries or that is provided by AUB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any other document filed with any AUB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement/Prospectus relating to AUB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to SASR or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.26   Sanctions, Anti-Money Laundering and Anti-Corruption Laws.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to be material to AUB and its Subsidiaries, taken as a whole, AUB and its Subsidiaries, and each of their respective directors, officers, employees and, to the knowledge of AUB, agents or representatives or any other person action on behalf of AUB and its Subsidiaries, acting alone or together, is and has been in compliance with the FCPA and any other anti-corruption or anti-bribery applicable law.
(b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on AUB, none of AUB nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of AUB, agents or representatives or other persons acting on behalf of AUB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of AUB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of AUB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of AUB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of AUB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for AUB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for AUB or any of its Subsidiaries.
(c)   None of AUB nor any of its Subsidiaries, nor, to the knowledge of AUB, any of their respective directors and officers, is, or is fifty percent (50%) or more owned or controlled by one or more persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.
(d)   AUB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA and other anti-corruption and anti-bribery applicable Anti-Money Laundering Laws.
(e)   Except as would not reasonably be expected to impair the transaction contemplated by this Agreement, in the past five (5) years, no Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of AUB, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, AUB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and Anti-Money Laundering Laws.
4.27   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by AUB in this Article IV, neither AUB nor any other person makes any express or implied representation or warranty with respect to AUB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AUB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither AUB nor any other person makes or has made any representation or warranty to SASR or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to AUB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to SASR or any of its affiliates or Representatives in the course of their due diligence investigation of AUB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by AUB in this Article IV.
(b)   AUB acknowledges and agrees that neither SASR nor any other person on behalf of SASR has made or is making, and AUB has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses by SASR Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the SASR Disclosure Schedule), required by law or as consented to in writing by AUB (such consent not to be unreasonably withheld, conditioned or delayed), SASR shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either AUB or SASR to obtain any necessary approvals of any AUB Regulatory Agency, SASR Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   Forbearances of SASR.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the SASR Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.2 shall be deemed to qualify (1) any other subsection of this Section 5.2 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.2 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law, SASR shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of AUB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   (i) incur any indebtedness for borrowed money in excess of $25,000,000, other than (A) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (B) deposits in the ordinary course of business consistent with past practice and (C) indebtedness of SASR or any of its wholly owned Subsidiaries to SASR or any of its wholly owned Subsidiaries; provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of SASR or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of SASR or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of SASR, the Surviving Corporation or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
(i)   adjust, split, combine or reclassify any capital stock of SASR (or any shares thereof);
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the SASR Disclosure Schedule and with record and payment dates consistent with past practice (and corresponding dividends or dividend equivalents in respect of SASR Equity Awards), (B) dividends paid by any wholly owned Subsidiaries of SASR or (C) the acceptance of shares of SASR Common Stock as payment for withholding Taxes incurred in connection with the forfeiture, vesting or settlement of SASR Equity Awards, in each case, outstanding as of, and in accordance with the terms of such awards as of, the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the SASR Disclosure Schedule;
(iii)   grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any SASR Securities under a SASR Stock Plan or otherwise, except for SASR Dividend Equivalent Units that accrue in accordance with SASR PSU Awards outstanding on the date of this Agreement and determined consistent with past practice and clause (A) of Section 5.2(b)(ii); or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities, except pursuant to the vesting, settlement or satisfaction of any SASR Equity Awards outstanding as of, and in accordance with the terms of such awards as of, the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the SASR Disclosure Schedule;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of SASR;
(e)   in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any SASR Contract (or any contract entered into after the date hereof that would be a SASR Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to SASR, or (ii) enter into any contract that would constitute a SASR Contract, if it were in effect on the date of this Agreement, except in each case of the foregoing clause (i) or (ii), for transactions in the ordinary course of business consistent with past practice; provided that SASR will consult with AUB prior to entering into any contract that would constitute a SASR Contract under Section 3.14(a)(iv) if it were in effect on the date of this Agreement and shall consider in good faith any feedback provided by AUB regarding such contract;
(f)   except as required by the terms of any SASR Benefit Plan in effect as of the date of this Agreement or as set forth in SASR Disclosure Schedule 5.2(f) (or entered into, established or adopted after the date of this Agreement in a manner not inconsistent with this Section 5.2(f)) or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar plan, program, agreement or arrangement, other than offer letters (with standard terms and substantially in the form made available to AUB prior to the date hereof) in with respect to employees other than employees with a title of Senior Vice President or above (each, a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice, with respect to any individual employee, up to the percentage set forth in Section 5.2(f) of the SASR Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation (except as set forth in Section 5.2(f) of the SASR Disclosure Schedule), (v) grant or accelerate the vesting or payment of any equity or equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause or take any action which would entitle a Key Employee to resign with “good reason” or similar term of import, (viii) hire any employees, other than to fill vacancies arising due to the termination of employment of any employee who was not a Key Employee or (ix) engage in any reduction in force, group termination, furlough or similar action with respect to any employees;
(g)   settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate that is not material to SASR, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment;
(i)   amend the SASR Articles, the SASR Bylaws or comparable governing documents of its Subsidiaries;
(j)   other than in prior consultation with AUB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices, methods or systems and internal accounting controls or disclosure controls, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;
(l)   enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and practices and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m)   make or acquire any new Loan or issue a commitment (including a letter of credit) for any new Loan or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (i) Loans for which a commitment to make or acquire was entered into prior to the date of this Agreement; (ii) Loans or commitments for Loans with a principal balance less than $30,000,000 in full compliance with SASR Subsidiary Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit SASR or its Subsidiaries to acquire any such Loans), and (iii) amendments or modifications of any existing Loan in full compliance with SASR Subsidiary Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies; provided, that if AUB does not respond to a written request that is directed to the attention of its Chief Credit Officer (and otherwise in accordance with the notice procedures set forth in Section 9.5) for consent pursuant to this Section 5.2(m) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;
(n)   make any new Loans to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of SASR or its Subsidiaries;
(o)   cancel, compromise, waive, or release any material Loans, except for (i) sales of Loans in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any SASR Contract in force at the date of the Agreement;
(p)   enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;
(q)   make, or commit to make, any capital expenditures that exceed the amounts set forth in SASR’s capital expenditure budget set forth in Section 5.2(q) of the SASR Disclosure Schedule;
(r)   (i) purchase any securities (other than investment securities in the ordinary course of business consistent with past practice) or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), any person other than SASR Subsidiary Bank, or otherwise acquire direct or indirect control over any person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of SASR), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
(s)   (i) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or (ii) make any application to open, relocate or close any branch or other facility;
(t)   except for non-exclusive licenses and the expiration of Intellectual Property in the ordinary course of business consistent with past practice, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of SASR or its Subsidiaries;
(u)   materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;
(v)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(w)   take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination

Date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or
(x)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   Conduct of Businesses by AUB Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the AUB Disclosure Schedule), required by law or as consented to in writing by SASR (such consent not to be unreasonably withheld, conditioned or delayed), AUB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either AUB or SASR to obtain any necessary approvals of any AUB Regulatory Agency, SASR Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.4   Forbearances of AUB.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.4 of the AUB Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.4 shall be deemed to qualify (1) any other subsection of this Section 5.4 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law, AUB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SASR (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   adjust, split, combine or reclassify any capital stock of AUB (or any shares thereof) or make, declare or pay any extraordinary dividend or distribution on any AUB Common Stock;
(b)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment;
(c)   amend the AUB Articles, the AUB Bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of SASR Common Stock, or materially and adversely affect the holders of AUB Common Stock;
(d)   take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement;
(e)   take any action that is intended or would reasonably be expected to result in a material delay in the ability of AUB or SASR to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of AUB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or
(f)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, AUB and SASR shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and AUB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement/Prospectus will be included, and the parties shall use reasonable best efforts to make such filings within 45 days after the date of this Agreement. Each of AUB and SASR shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and AUB and SASR shall thereafter mail or deliver the Joint Proxy Statement/Prospectus to their respective shareholders or stockholders, as applicable. AUB and SASR shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. AUB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SASR shall furnish all information concerning SASR and the holders of SASR Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, AUB and SASR shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. AUB and SASR shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. AUB and SASR shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SASR or AUB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that SASR shall not have the right to review portions of materials filed by AUB or AUB Subsidiary Bank with a Governmental Entity that contain competitively sensitive business information or confidential supervisory information, in which case, to the extent reasonably practicable, AUB or AUB Subsidiary Bank will make appropriate substitute disclosure arrangements to SASR. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act, (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule and Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (iii) if required by the HSR Act, under the HSR Act and (iv) from any Governmental Entity (x) necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Mergers) or (y) the non-receipt of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, except, in the case of subclause (ii) above, for any such permits, consents, orders, approvals, waivers, non-objections and authorizations the failure of which to be obtained would not be material to the Surviving Corporation or the Surviving Bank following the Effective Time.
(c)   Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require AUB or SASR or any of their respective Subsidiaries, and neither AUB nor SASR nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of SASR and its Subsidiaries, taken as a whole, without AUB and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).
(d)   AUB and SASR shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of AUB, SASR or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
(e)   AUB and SASR shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws, each of SASR and AUB, for the purposes of enabling SASR and AUB to verify the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each party shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of SASR and AUB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SASR or AUB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither AUB nor SASR nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of AUB’s or SASR’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of SASR and AUB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 6, 2024, by and between AUB and SASR (as it may be amended in accordance with its terms) (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Stockholder and Shareholder Approvals.   Each of AUB and SASR shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “AUB Meeting” and the “SASR Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of SASR, the Requisite SASR Vote, and in the case of AUB, the Requisite AUB Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of SASR and AUB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.3, each of AUB and SASR and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of AUB and the stockholders of SASR, as applicable, the Requisite AUB Vote and the Requisite SASR Vote, as applicable, including by communicating to the shareholders of AUB and the stockholders of SASR, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement/Prospectus) that, in the case of AUB, the shareholders of AUB adopt and approve this Agreement and the transactions contemplated hereby (including the issuance of shares of AUB Common Stock pursuant to this Agreement) (the “AUB Board Recommendation”), and, in the case of SASR, the stockholders of SASR adopt and approve this Agreement and the transactions contemplated hereby (the “SASR Board Recommendation”). Subject to the remainder of this Section 6.3, each of AUB and SASR and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, (ii) fail to make the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, in the Joint Proxy Statement/Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, in each case within ten (10) business days (or such fewer number of days as remains prior to the AUB Meeting or the SASR Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of AUB or SASR, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the AUB Board Recommendation or the SASR Board Recommendation, as applicable, such Board of Directors may, in the case of AUB, prior to the receipt of the Requisite AUB Vote, and in the case of SASR, prior to the receipt of the Requisite SASR Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the AUB Board Recommendation or SASR Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Neither AUB nor SASR shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, except that AUB or SASR (1) shall be permitted to adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of AUB or the Board of Directors of SASR, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the AUB Meeting or the SASR Meeting, as the case may be and (2) shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of AUB Common Stock or SASR Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting SASR or AUB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite SASR Vote or the Requisite AUB Vote; provided that, without the prior written consent of the other party, neither AUB nor SASR shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate. If the SASR Meeting or the AUB Meeting is adjourned or postponed, AUB or SASR, respectively, may elect to cause the AUB Meeting or the SASR Meeting, respectively, to also be adjourned such that the meetings occur on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the AUB Meeting shall be convened and this Agreement shall be submitted to the shareholders of AUB at the AUB Meeting and (y) the SASR Meeting shall be convened and this Agreement shall be submitted to the stockholders of SASR at the SASR Meeting, and nothing contained herein shall be deemed to relieve either AUB or SASR of such obligation.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of AUB and SASR shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by SASR or AUB or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
6.5   Stock Exchange Listing.   AUB shall cause the shares of AUB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Matters.
(a)   For a period commencing at the Effective Time and ending on the first anniversary of the Effective Time, AUB shall provide, or cause to be provided, to each individual who is employed by

SASR or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”): (i) a base salary or base wage rate that is no less than the base salary or base wage provided by SASR or any of its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than those provided (x) to similarly situated employees of AUB or any of its Subsidiaries or (y) to each such Continuing Employee immediately prior to the Effective Time; (iii) target long term incentive opportunities that are no less favorable than those provided to similarly situated employees of AUB or any of its Subsidiaries; and (iv) other employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of AUB and its Subsidiaries (in the case of clause (iv) of this Section 6.6(a), excluding defined benefit pension, non-qualified deferred compensation, change in control, retention, equity and equity-based, severance and retiree medical benefits). For purposes of clarification, and not by way of limitation, any Continuing Employee who is on short-term disability or other short-term leave as of the Effective Time shall continue to be eligible for short-term disability pay and for long-term disability insurance coverage, respectively, under the AUB Benefit Plans, notwithstanding that such Continuing Employee was not actively employed by AUB at the onset of the disability.
(b)   Continuing Employees, except for those eligible for severance benefits under the SASR Executive Severance Plan or pursuant to any individual agreement with SASR or any of its Subsidiaries, who experience an involuntary termination of employment without cause, or other qualifying termination, shall receive severance benefits equal to the benefits set forth in SASR Disclosure Schedule 6.6(b).With respect to any AUB Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, AUB or the Surviving Corporation shall: (i) use commercially reasonable efforts to waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such AUB Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous SASR Benefit Plan immediately prior to the Closing Date, (ii) use commercially reasonable efforts to provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such AUB Benefit Plan) under such AUB Benefit Plan (to the same extent that such credit was given under the analogous SASR Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such AUB Benefit Plans, and (iii) recognize service of such employees with SASR and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous SASR Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any AUB Benefit Plan that is a defined benefit pension plan, for purposes of any AUB Benefit Plan that provides retiree welfare benefits, for purposes of vesting of equity-based compensation (other than Assumed RSU Awards and Assumed PSU Awards), or to any AUB Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.
(c)   If directed in writing by AUB at least ten (10) business days prior to the Effective Time, SASR shall terminate any SASR Qualified Plan, in each case effective as of, and contingent upon, the Effective Time. In connection with the termination of such SASR Qualified Plan, AUB shall take any and all actions as may be required to permit each affected SASR employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan (including any outstanding participant loans) to a AUB Qualified Plan. If a SASR Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a AUB Qualified Plan.
(d)   Upon request by AUB in writing at least ten (10) days prior to the Closing Date, SASR and its Subsidiaries shall cooperate in good faith with AUB prior to the Closing Date to amend, freeze, terminate or modify any SASR Benefit Plan to the extent and in the manner determined by AUB effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable law. SASR shall provide AUB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(d), as applicable, and give AUB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, SASR shall provide AUB with the final documentation evidencing that the actions contemplated herein have been effectuated.
(e)   On the Closing Date, SASR shall provide AUB with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least fifty percent (50%) in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity, and facility location.
(f)   Prior to making any written communications to any service provider of SASR or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with AUB following the Effective Time, SASR or any of its Subsidiaries shall provide AUB with a copy of the intended communication, and AUB shall have a reasonable period of time to review and comment on the communication, and SASR or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by AUB with respect thereto; provided that, after AUB has reviewed and commented on a communication, SASR or any of its Subsidiaries shall not have any obligation to provide to AUB subsequent communications that are substantially similar in all respects.
(g)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of SASR or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, SASR, AUB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, SASR, AUB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of SASR or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any SASR Benefit Plan, AUB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as set forth in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of AUB or SASR or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by SASR pursuant to the SASR Articles, the SASR Bylaws, the governing or organizational documents of any Subsidiary of SASR and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the SASR Disclosure Schedule, each present and former director or officer of SASR and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “SASR Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of SASR or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any SASR Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such SASR Indemnified Party is not entitled to indemnification.

(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by SASR (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former directors and officers of SASR or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by SASR for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, AUB or SASR, in consultation with, but only upon the consent of AUB, may (and at the request of AUB, SASR shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under SASR’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)   The obligations of the Surviving Corporation, AUB or SASR under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any SASR Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected SASR Indemnified Party or affected person.
(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each SASR Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of AUB, on the one hand, and a Subsidiary of SASR, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the Surviving Corporation.
6.9   Advice of Changes.   AUB and SASR shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Dividends.   After the date of this Agreement, each of AUB and SASR shall coordinate with the other the declaration of any dividends in respect of AUB Common Stock and SASR Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SASR Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of SASR Common Stock and any shares of AUB Common Stock any such holder receives in exchange therefor in the Merger.
6.11   Shareholder Litigation.   Each party shall give the other party prompt notice of any shareholder litigation, subpoena or summons against such party or its directors or officers relating to the transactions contemplated by this Agreement, and SASR shall give AUB the opportunity to participate (at AUB’s expense) in the defense or settlement of any such litigation, subpoena or summons. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. SASR shall not agree to settle any such litigation without AUB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that AUB shall not be obligated to consent to any settlement which does not include a full release of AUB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
6.12   Corporate Governance.   Effective as of the Effective Time, in accordance with the AUB Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be seventeen (17). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time, (a) fourteen (14) shall be the members of the Board of Directors of AUB as of immediately prior to the Effective Time, and (b) an additional three (3) shall be members of the Board of Directors of SASR as of immediately prior to the Effective Time (the “SASR Directors”), one of whom shall be Daniel J. Schrider; provided that any SASR Director must meet (i) the written director qualification and eligibility criteria of the Corporate Governance and Nominating Committee of the Board of Directors of AUB, a true, complete, and current copy of which has been provided by AUB to SASR and (ii) any applicable requirements or standards that may be imposed by a AUB Regulatory Agency for service on the Board of Directors of AUB, and shall otherwise be reasonably acceptable to the Corporate Governance and Nominating Committee of the Board of Directors of AUB (collectively, the “Eligibility Criteria”). In addition, the SASR Directors shall be appointed to the Board of Directors of the Surviving Bank (the “SASR Bank Directors”); provided that any such director must meet the Eligibility Criteria with respect to services on the Board of Directors of the Surviving Bank. Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of SASR and AUB) shall cooperate in good faith to mutually agree on the selection of the SASR Directors and SASR Bank Directors who will join the Board of Directors of the Surviving Corporation and Surviving Bank, respectively, and their respective committee appointments.
6.13   Acquisition Proposals.
(a)   Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13(a)), (iv) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), or (v) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite AUB Vote, in the case or AUB, or the Requisite SASR Vote, in the case of SASR, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’

Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party and entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or otherwise prevent the party from providing any information to the other party in accordance with this Agreement or otherwise comply with its obligations under this Agreement, and provided the other with at least one (1) business day prior notice of taking any such action. Each party will, and will cause its Representatives to, (x) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SASR or AUB, as applicable, with respect to any Acquisition Proposal and (y) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its Representatives) that has made or indicated an intention to make an Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any request for nonpublic information or any other inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised promptly (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to AUB or SASR, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(c)   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or Representative of SASR or AUB shall constitute a breach of this Section 6.13 by SASR or AUB, respectively.
6.14   Public Announcements.   SASR and AUB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall, subject to applicable law, consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14, (iii) with respect to any Acquisition Proposal (subject to Section 6.3 and Section 6.13) and (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement.
6.15   Change of Method.   SASR and AUB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of SASR and AUB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of AUB Common Stock received by holders of SASR Common Stock in exchange for each share of SASR Common Stock, (ii) adversely affect the Tax treatment of SASR’s stockholders or AUB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of SASR or AUB pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.16   Takeover Statutes.   SASR and its Board of Directors shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, SASR and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17   Treatment of SASR Indebtedness.   Upon the Effective Time, AUB shall assume the due and punctual performance and observance of the covenants to be performed by SASR under the indentures set forth in Section 6.17 of the SASR Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) AUB and SASR shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) SASR shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.
6.18   Exemption from Liability Under Section 16(b).   SASR and AUB agree that, in order to most effectively compensate and retain SASR Insiders, both prior to and after the Effective Time, it is desirable that SASR Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of SASR Common Stock into shares of AUB Common Stock in the Merger and the conversion of any SASR Equity Awards into corresponding AUB Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. SASR shall deliver to AUB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of SASR subject to the reporting requirements of Section 16(a) of the Exchange Act (the “SASR Insiders”), and the Board of Directors of AUB and of SASR, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of SASR) any dispositions of

SASR Common Stock or SASR Equity Awards by the SASR Insiders, and (in the case of AUB) any acquisitions of AUB Common Stock or AUB Equity Awards by any SASR Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19   Tax Cooperation.   AUB and SASR shall cooperate and use their respective reasonable best efforts in order for (i) AUB to receive the opinion described in Section 7.2(c) and (ii) SASR to receive the opinion described in Section 7.3(c).
6.20   Client Consents.   SASR shall, and shall cause the SASR Advisory Entities to, use commercially reasonable efforts to obtain, as promptly as reasonably practicable after the date of this Agreement, the consent of each SASR Advisory Client to the deemed assignment of such SASR Advisory Client’s SASR Advisory Agreement to the extent required by applicable law or by such SASR Advisory Client’s SASR Advisory Agreement as a result of the transactions contemplated by this Agreement (each such consent, a “Client Consent”).
(b)   In connection with obtaining the consents and other actions required by this Section 6.20, at all times prior to the Closing, SASR shall keep AUB promptly informed of the status of obtaining such consents and shall, upon AUB’s reasonable request, make available to AUB copies of all such executed consents, related materials and other records relating to the consent process. Without limiting the foregoing, in connection with obtaining the consents required under this Section 6.20, AUB shall have the right to review in advance of distribution any notices or other materials to be distributed by SASR or any of its Representatives to SASR Advisory Clients and SASR shall consider in good faith any reasonable comments provided by AUB.
6.21   CRE Loan Portfolio Sale.   SASR acknowledges that AUB may determine, in its sole discretion, to sell a portfolio of commercial real estate loans (including loans held by SASR) (the “CRE Loan Portfolio”) concurrent with or after the Closing (the “CRE Loan Portfolio Sale”). SASR hereby agrees to, and to cause SASR Subsidiary Bank and its other Subsidiaries and its and their respective Representatives to, use reasonable best efforts to assist and cooperate with AUB in connection with any sale process proposed by AUB with respect to the CRE Loan Portfolio, including (a) providing all relevant financial and other documents and information with respect to the CRE Loan Portfolio requested by AUB, the investment bank or broker engaged by AUB to manage the CRE Loan Portfolio Sale and any potential purchaser of the CRE Loan Portfolio, including preparation of a virtual data room containing such documents and information, (b) preparing materials related to the CRE Loan Portfolio Sale, in customary form and substance (including an offering memorandum), (c) identifying, locating and contacting potential purchasers of the CRE Loan Portfolio, (d) making appropriate Representatives available, as reasonably requested by AUB or the investment bank or broker engaged by AUB to manage the CRE Loan Portfolio Sale, at all reasonable times during normal business hours and upon reasonable advance notice, for the purpose of providing additional information and materials, including diligence responses and management presentations, to potential purchasers of the CRE Loan Portfolio, (e) entering into a sale agreement in respect of the CRE Loan Portfolio Sale and such other customary documents as necessary to effect the CRE Loan Portfolio Sale, in each case, on terms approved and directed by AUB (provided that such agreement shall provide that SASR shall not be required to consummate the CRE Loan Portfolio Sale unless the Closing has occurred) and (f) using commercially reasonable efforts to promptly consummate the CRE Loan Portfolio Sale on the Closing Date (or, if AUB determines to consummate the CRE Loan Portfolio Sale after the Closing Date, to prepare for the consummation of the CRE Loan Portfolio Sale on such date). Notwithstanding the foregoing, prior to the Effective Time, SASR shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.22   Operating Functions.   SASR and SASR Subsidiary Bank shall cooperate with AUB and AUB Subsidiary Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as AUB may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally. Notwithstanding the foregoing, prior to the

Effective Time, each party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder and Stockholder Approvals.   (i) This Agreement and the AUB Share Issuance shall have been approved by the shareholders of AUB by the Requisite AUB Vote and (ii) this Agreement shall have been approved by the stockholders of SASR by the Requisite SASR Vote.
(b)   NYSE Listing.   The shares of AUB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(c)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in a Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.
7.2   Conditions to Obligations of AUB.   The obligation of AUB to effect the Merger is also subject to the satisfaction, or waiver by AUB, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of SASR set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of SASR set forth in Section 3.1(a), Section 3.1(b) (but only with respect to SASR Subsidiary Bank), Section 3.2(b) (but only with respect to SASR Subsidiary Bank), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of SASR set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SASR or the Surviving Corporation. AUB shall have received a certificate dated as of the Closing Date and signed on behalf of SASR by the Chief Executive Officer or the Chief Financial Officer of SASR to the foregoing effect.
(b)   Performance of Obligations of SASR.   SASR shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and AUB shall have received a certificate dated as of the Closing Date and signed on behalf of SASR by the Chief Executive Officer or the Chief Financial Officer of SASR to such effect.
(c)   Federal Tax Opinion.   AUB shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Kilpatrick Townsend & Stockton LLP), in form and substance reasonably satisfactory to AUB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AUB and SASR, reasonably satisfactory in form and substance to such counsel.
7.3   Conditions to Obligations of SASR.   The obligation of SASR to effect the Merger is also subject to the satisfaction, or waiver by SASR, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of AUB set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of AUB set forth in Section 4.1(a), Section 4.1(b) (but only with respect to AUB Subsidiary Bank), Section 4.2(b) (but only with respect to AUB Subsidiary Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of AUB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on AUB. SASR shall have received a certificate dated as of the Closing Date and signed on behalf of AUB by the Chief Executive Officer or the Chief Financial Officer of AUB to the foregoing effect.
(b)   Performance of Obligations of AUB.   AUB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and SASR shall have received a certificate dated as of the Closing Date and signed on behalf of AUB by the Chief Executive Officer or the Chief Financial Officer of AUB to such effect.
(c)   Federal Tax Opinion.   SASR shall have received the opinion of Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to SASR, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AUB and SASR, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite SASR Vote or the Requisite AUB Vote:
(a)   by mutual written consent of AUB and SASR;
(b)   by either AUB or SASR if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;
(c)   by either AUB or SASR if the Merger shall not have been consummated on or before January 21, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;
(d)   by either AUB or SASR (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SASR, in the case of a termination by AUB, or AUB, in the case of a termination by SASR, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by AUB, or Section 7.3, in the case of a termination by SASR, and which is not cured within forty-five (45) days following written notice to SASR, in the case of a termination by AUB, or AUB, in the case of a termination by SASR, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by SASR, prior to the receipt of the Requisite AUB Vote, if (i) AUB or the Board of Directors of AUB shall have made a Recommendation Change or (ii) AUB or the Board of Directors of AUB shall have breached any of its obligations under Section 6.3 or 6.13 in any material respect;
(f)   by AUB, prior to the receipt of the Requisite SASR Vote, if (i) SASR or the Board of Directors of SASR shall have made a Recommendation Change or (ii) SASR or the Board of Directors of SASR shall have breached any of its obligations under Section 6.3 or 6.13 in any material respect; or
(g)   by either AUB or SASR, if (i) the Requisite AUB Vote shall not have been obtained upon a vote thereon taken at the AUB Meeting (including any adjournment or postponement thereof) or (ii) the Requisite SASR Vote shall not have been obtained upon a vote thereon taken at the SASR Meeting (including any adjournment or postponement thereof).
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either AUB or SASR as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of AUB, SASR,

any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (but, in the case of Section 9.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither AUB nor SASR shall be relieved or released from any liabilities or damages arising out of Fraud or its willful and material breach of any provision of this Agreement (including the loss to the stockholders of SASR or the shareholders of AUB, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of SASR, the loss of the premium (if any) to which the stockholders of SASR would have been entitled). “Fraud” shall mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)   (i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of SASR or shall have been made directly to the stockholders of SASR or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the SASR Meeting) an Acquisition Proposal, in each case with respect to SASR and (A)(x) thereafter this Agreement is terminated by either AUB or SASR pursuant to Section 8.1(c) without the Requisite SASR Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by AUB pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either SASR or AUB pursuant to Section 8.1(g) as a result of the Requisite SASR Vote not having been obtained upon a vote taken thereon at the SASR Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, SASR enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SASR shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay AUB, by wire transfer of same-day funds, a fee equal to $56,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)   In the event that this Agreement is terminated by (x) AUB pursuant to Section 8.1(f) or (y) either AUB or SASR pursuant to Section 8.1(g) as a result of the Requisite SASR Vote not having been obtained upon a vote taken thereon at the SASR Meeting (including any adjournment or postponement thereof) and at such time AUB could have terminated this Agreement pursuant to Section 8.1(f), then SASR shall pay AUB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(c)   (i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of AUB or shall have been made directly to the shareholders of AUB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the AUB Meeting) an Acquisition Proposal, in each case with respect to AUB and (A)(x) thereafter this Agreement is terminated by either AUB or SASR pursuant to Section 8.1(c) without the Requisite AUB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by SASR pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either SASR or AUB pursuant to Section 8.1(g) as a result of the Requisite AUB Vote not having been obtained upon a vote taken thereon at the AUB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, AUB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then AUB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SASR the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)   In the event that this Agreement is terminated by (x) SASR pursuant to Section 8.1(e), or (y) either AUB or SASR pursuant to Section 8.1(g) as a result of the Requisite AUB Vote not having been obtained upon a vote taken thereon at the AUB Meeting (including any adjournment or postponement thereof) and at such time SASR could have terminated this Agreement pursuant to Section 8.1(e), then AUB shall pay SASR, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.
(e)   Each of AUB and SASR acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if AUB or SASR, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if AUB or SASR, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite AUB Vote or the Requisite SASR Vote; provided that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
9.2   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7(a) and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
9.4   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by AUB and SASR.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)   if to SASR, to:
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
Attention:
Aaron M. Kaslow

E-mail:
AKaslow@SandySpringBank.com

with a copy (which shall not constitute notice) to:
Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue NW, Suite 200
Washington, DC 20004
Attention:
Edward G. Olifer
Stephen F. Donahoe

E-mail:
eolifer@ktslaw.com
sdonahoe@ktslaw.com

and
(b)   if to AUB, to:
Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
Attention:
Rachael R. Lape, General Counsel
Robert M. Gorman, Chief Financial Officer

E-mail:
rachael.lape@atlanticunionbank.com
robert.gorman@atlanticunionbank.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:
Margaret E. Tahyar
Lee Hochbaum
David L. Portilla

E-mail:
margaret.tahyar@davispolk.com
lee.hochbaum@davispolk.com
david.portilla@davispolk.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of SASR means the actual knowledge of any of the officers of SASR listed on Section 9.6 of the SASR Disclosure Schedule, and the “knowledge” of AUB means the actual knowledge of any of the officers of AUB listed on Section 9.6 of the AUB Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least three (3) days prior to the date hereof, (b) included in the virtual data room of a party at least three (3) days prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least three (3) days prior to the date hereof, (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Richmond, Virginia or Olney, Maryland are authorized by law or executive order to be closed and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The SASR Disclosure Schedule and the AUB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that (i) matters relating to the fiduciary duties of the Board of Directors of AUB shall be subject to the laws of the Commonwealth of Virginia and (ii) matters relating to the fiduciary duties of the Board of Directors of SASR shall be subject to the laws of the State of Maryland).
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 6.7 and (ii) the rights of AUB, on behalf of the AUB shareholders (which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable but without any rights to directly enforce any rights under this Agreement), and SASR, on behalf of the SASR stockholders (which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable but without any rights to directly enforce any rights under this Agreement), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such AUB shareholders or SASR stockholders, including, in the case of SASR, the loss of the premium (if any) to which the SASR stockholders would have been entitled) in accordance with Section 8.2 in the event of a willful and material breach of any provision of this Agreement, it being agreed that in no event shall any AUB shareholder or SASR stockholder be entitled to enforce any of their respective rights, or AUB’s or SASR’s obligations, under this Agreement in the event of any such breach, but rather that (x) AUB shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the AUB shareholders and (y) SASR shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the SASR stockholders, and AUB or SASR may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1))) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Sandy Spring Bancorp, Inc. and Atlantic Union Bankshares Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SANDY SPRING BANCORP, INC.
By:
/s/ Daniel J. Schrider

Name: Daniel J. Schrider
Title:    President and Chief Executive Officer
ATLANTIC UNION BANKSHARES CORPORATION
By:
/s/ John C. Asbury

Name: John C. Asbury
Title:    President and Chief Executive Officer
[Agreement and Plan of Merger]

EXHIBIT A
Form of Plan of Merger
[Attached]

PLAN OF MERGER
merging
SANDY SPRING BANCORP, INC.,
a Maryland corporation
with and into
ATLANTIC UNION BANKSHARES CORPORATION,
a Virginia corporation

ARTICLE 1
TERMS OF THE MERGER
Section 1.1.   The Merger.   In accordance with the Virginia Stock Corporation Act (as amended from time to time, the “VSCA”) and the Maryland General Corporation Law (as amended from time to time, the “MGCL”), Sandy Spring Bancorp, Inc.,, a Maryland corporation (“SASR”), shall, at such time as specified in the filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including this Plan of Merger (collectively, the “Articles of Merger”), with the Virginia State Corporation Commission (“VSCC”) or at such later time as shall be provided by applicable law (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). AUB shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of SASR shall terminate.
Section 1.2.   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA and MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SASR and AUB shall be vested in the Surviving Corporation, and all debts, liabilities and duties of SASR and AUB shall be the debts, liabilities and duties of the Surviving Corporation.
ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.1.   Manner and Basis of Converting Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of AUB, SASR or the holder of any securities of AUB or SASR:
(a)   Each share of capital stock of AUB issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of AUB and shall not be affected by the Merger.
(b)   Subject to Section 2.6, each share of common stock, par value $1.00 per share, of SASR (“SASR Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of restricted SASR Common Stock (“SASR Restricted Stock”) and shares of SASR Common Stock owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted), shall be converted into the right to receive 0.900 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.33 per share, of AUB (the “AUB Common Stock”).
(c)   All of the shares of SASR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SASR Common Stock) previously representing any such shares of SASR Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of AUB Common Stock which such shares of SASR Common Stock have been converted into the right to receive pursuant to this Article 2, (ii) cash in lieu of fractional shares which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 2.1 and Section 2.6, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6, in each case, without any interest thereon.
(d)   If, prior to the Effective Time, the outstanding shares of AUB Common Stock or SASR Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give AUB and the holders of shares of SASR Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event; provided that nothing contained in this sentence shall be construed to permit SASR or AUB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Plan of Merger or the Agreement and Plan of Merger by and between SASR and AUB dated as of October 21, 2024 (the “Agreement”).
(e)   Notwithstanding anything in this Plan of Merger to the contrary, at the Effective Time, all shares of SASR Common Stock that are owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no AUB Common Stock or other consideration shall be delivered in exchange therefor.
Section 2.2.   Exchange Procedures.
(a)   Prior to the Effective Time, AUB shall designate Computershare or an exchange agent as mutually agreed by AUB and SASR (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b)   At or prior to the Effective Time, AUB shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of AUB Common Stock to be issued pursuant to Section 2.6, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.6 (such cash and shares of AUB Common Stock, together with any dividends or distributions with respect to shares of AUB Common Stock payable in accordance with Section 2.3(b), being referred to herein as the “Exchange Fund”).
(c)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SASR Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive AUB Common Stock pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of AUB Common Stock and any cash in lieu of fractional shares, which the shares of SASR Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Plan of Merger as well as any dividends or distributions to be paid pursuant to Section 2.3(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares).
Section 2.3.   Exchange of Shares.
(a)   Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of SASR Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, (i) that number of whole shares of AUB Common Stock to which such holder of SASR Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check or other method of payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate surrendered pursuant to the provisions of this Article 2 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3(b), and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.3, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of AUB Common Stock which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(b)   No dividends or other distributions declared with respect to AUB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of AUB Common Stock that the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any share of AUB Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of AUB Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of SASR for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of SASR Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of AUB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the AUB Common Stock deliverable in respect of each former share of SASR Common Stock such holder holds as determined pursuant to this Plan of Merger without any interest thereon. Notwithstanding the foregoing, none of AUB, SASR, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SASR Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of SASR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(e)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Plan of Merger.
Section 2.4.   Rights of Former Holders of SASR Common Stock.   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Plan of Merger.
Section 2.5.   Treatment of SASR Equity Awards.
(a)   Restricted Stock Units.
(i)   At the Effective Time, except as set forth in Section 2.5(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based conditions) in respect of shares of SASR Common Stock granted under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan, Sandy Spring Bancorp, Inc. 2024 Equity Plan, 2008 Revere Bank Equity Compensation Plan or 2013 Revere Bank Equity Compensation Plan (each, a “SASR Stock Plan” and each such restricted stock unit award, a “SASR RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR RSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR RSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR RSU Award immediately prior to the Effective Time (including, as applicable, (A) any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger) and (B) any terms relating to the right to receive cash dividend equivalents in connection with or following the Merger upon settlement).
(ii)   At the Effective Time, each SASR RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR, or (y) a non-employee member of the Board of Directors of SASR, in each case, whether or not vested immediately prior to the Effective Time (each SASR RSU Award described in the foregoing clauses (A) and (B), a “SASR Terminating RSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating RSU Award, the Merger Consideration as if such SASR Terminating RSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating RSU Award Consideration”), plus, if applicable, an amount in cash equal to any dividend equivalents with respect thereto.
(b)   Performance-Based Restricted Stock Units.
(i)   At the Effective Time, except as set forth in Section 2.5(b)(ii), each restricted stock unit award in respect of shares of SASR Common Stock granted under a SASR Stock Plan that vests based on the achievement of a combination of time- and performance-based vesting conditions (each, a “SASR PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR PSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award” and, together with the Assumed RSU Awards, “Assumed Equity Awards”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR PSU Award immediately prior to the Effective Time (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the greater of target performance and actual performance as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of SASR in good faith consultation with AUB (such applicable performance level the “Applicable Performance Level”)), multiplied by the Exchange Ratio, rounded down to the nearest whole share. In addition, except as set forth in Section 2.5(b)(ii), each accrued dividend equivalent unit with respect to a SASR PSU Award (each, a “SASR Dividend Equivalent Unit”) shall be assumed by AUB and shall be converted into a dividend equivalent unit award (each, an “Assumed Dividend Equivalent Unit”) that settles (subject to the achievement of the applicable time-based vested conditions) in an amount in cash equal to the fair market value (determined by reference to the closing price of a share of AUB Common Stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR Dividend Equivalent Unit immediately prior to the Effective Time (based on target performance), multiplied by the Exchange

Ratio, rounded down to the nearest whole share. Each Assumed PSU Award (and corresponding Assumed Dividend Equivalent Unit) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) (other than performance-based vesting conditions) immediately prior to the Effective Time (including, as applicable, any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger). For the avoidance of doubt, any portion of the SASR PSU Awards (and corresponding SASR Dividend Equivalent Units) that are not converted into Assumed PSU Awards (and corresponding Assumed Dividend Equivalent Units) pursuant to this Section 2.5(b) (i.e., that portion of the SASR PSU Awards representing performance in excess of the Applicable Performance Level) shall be forfeited and cancelled at the Effective Time for no consideration.
(ii)   At the Effective Time, each SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR (each, a “SASR Terminating PSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating PSU Award, shall fully vest (based on the Applicable Performance Level) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating PSU Award, the Merger Consideration (or, in the case of each applicable accrued SASR Dividend Equivalent Unit with respect thereto, in an equivalent cash amount to the fair market value of SASR Common Stock at the Effective Time), as if such SASR Terminating PSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating PSU Award Consideration”).
(c)   Restricted Stock.   At the Effective Time, shares of SASR Restricted Stock granted under a SASR Stock Plan that are outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Restricted Stock, shall fully vest and be converted automatically into the right to receive, with respect to each share of SASR Restricted Stock, the Merger Consideration, less applicable tax withholding which shall be satisfied in shares of AUB Common Stock, unless otherwise determined by the parties.
(d)   Stock Options.   At the Effective Time, each stock option in respect of shares of SASR Common Stock (each such stock option, a “SASR Option” and, collectively with the SASR RSU Awards, the SASR PSU Awards and SASR Restricted Stock, the “SASR Equity Awards”) granted under the SASR Stock Plan that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Option, shall be cancelled and converted automatically into the right to receive, a number of shares of AUB Common Stock (if any) equal to (x) the Exchange Ratio, multiplied by (y) the number of shares of SASR Common Stock underlying the SASR Option less a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such SASR Option (the “SASR Option Consideration” and, collectively with the SASR Terminating RSU Consideration and the SASR Terminating PSU Consideration, the “SASR Terminating Award Consideration”). For the avoidance of doubt, each SASR Option for which the applicable per-share exercise price exceeds the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.
(e)   The SASR Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the SASR Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 2.5 to the contrary, with respect to any SASR Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 2.5 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the SASR Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(f)   Prior to the Effective Time, SASR, the Board of Directors of SASR or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB), to effectuate the provisions of this Section 2.5.
(g)   AUB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to this Section 2.5, including the reservation, issuance and listing of AUB Common Stock as necessary to effect the transactions contemplated by this Section 2.5. Within five (5) business days following the Effective Time, AUB shall file with the Securities and Exchange Commision a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of AUB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.
Section 2.6.   No Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fractional shares of AUB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to AUB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of AUB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of SASR Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (a) the average of the closing-sale prices of AUB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by AUB and SASR) by (b) the fraction of a share (after taking into account all shares of SASR Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of AUB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
Section 2.7.   Withholding Rights.   The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of AUB Common Stock, cash dividends or distributions payable pursuant to this Section 2.7 or any other amounts otherwise payable pursuant to this Plan of Merger to any holder of SASR Common Stock or SASR Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of SASR Common Stock or SASR Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.
Section 2.8.   Appraisal Rights.   In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights shall be available to the holders of AUB Common Stock in connection with the Merger. In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of SASR Common Stock in connection with the Merger.

ARTICLE 3
ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION
At the Effective Time, the Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of AUB, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with applicable law.
ARTICLE 4
AMENDMENT
Subject to compliance with applicable law, this Plan of Merger may be amended by the parties hereto at any time before or after the receipt of the the Requisite AUB Vote (as defined in the Agreement) or the Requisite SASR Vote (as defined in the Agreement); provided, that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any amendment of this Plan of Merger that requires such further approval under applicable law. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE 5
ABANDONMENT
At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action by a majority vote of the Boards of Directors of each of AUB and SASR. Written notice of such abandonment shall be filed with the VSCC and Maryland State Department of Assessments and Taxation prior to the Effective Time.

EXHIBIT B
Form of Bank Merger Agreement
[Attached]

AGREEMENT AND PLAN OF MERGER
OF
SANDY SPRING BANK
WITH AND INTO
ATLANTIC UNION BANK
This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of October 21, 2024, is by and between Atlantic Union Bank, Glen Allen, Virginia (“Atlantic Union Bank”) and Sandy Spring Bank, Olney, Maryland (“Sandy Spring Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”), dated as of October 21, 2024, between Atlantic Union Bankshares Corporation (“AUB”) and Sandy Spring Bancorp, Inc. (“SASR”).
WHEREAS, Sandy Spring Bank is a Federal Reserve member bank and trust company chartered under the laws of the State of Maryland and a wholly-owned subsidiary of SASR with its principal office at 17801 Georgia Avenue, Olney, Maryland 20832, with an authorized capitalization of 5,000,000 shares of common stock, par value $10.00 per share (“Sandy Spring Bank Common Stock”), of which 3,100,000 shares are issued and outstanding;
WHEREAS, Atlantic Union Bank is a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of AUB with its principal office at 4300 Cox Road, Glen Allen, Virginia 23060, with an authorized capitalization of 5,000 shares of common stock, par value $1.00 per share (“Atlantic Union Bank Common Stock”), of which 5,000 shares are issued and outstanding;
WHEREAS, AUB and SASR have entered into the Parent Merger Agreement, pursuant to which SASR will merge with and into AUB, with AUB surviving (the “Parent Merger”); and
WHEREAS, Atlantic Union Bank and Sandy Spring Bank desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and the Board of Directors of each of Atlantic Union Bank and Sandy Spring Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”).
WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:
1.   The Bank Merger.   Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Bank Merger Effective Time (as defined herein), Sandy Spring Bank shall merge with and into Atlantic Union Bank pursuant to the Plan of Merger (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Section 3-712 of the Maryland Financial Institutions Code and Section 3-114 of the Maryland General Corporation Law (the “MGCL”). Atlantic Union Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822C of the Virginia Banking Act and in accordance with 12 U.S.C. § 1828(c) and 12 U.S.C. § 321. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA and Section 3-109 of the MGCL (the “Articles of Merger”) with the Virginia State Corporation Commission (the “VSCC”) and the Maryland State Department of Assessments and Taxation (“MSDAT”).
2.   Effects of the Bank Merger.   Upon consummation of the Bank Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the VSCA,

Section 3-712 of the Maryland Financial Institutions Code and Section 3-114 of the MGCL and the provisions of other applicable law:
(a)   The separate existence of Sandy Spring Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia chartered banking corporation. At the Bank Merger Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Sandy Spring Bank and Atlantic Union Bank with all the rights, powers and duties of each of Sandy Spring Bank and Atlantic Union Bank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Banking Act or applicable regulations;
(b)   All assets, interests, rights and appointments of Sandy Spring Bank and Atlantic Union Bank as they exist immediately prior to the Bank Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and
(c)   The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Sandy Spring Bank and Atlantic Union Bank.
3.   Closing; Effective Time.   The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time of the Parent Merger as Atlantic Union may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Sandy Spring Bank and Atlantic Union Bank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Bank Merger Effective Time”) upon the issuance of a certificate of merger by the VSCC, or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the VSCC.
4.   Articles of Incorporation; Bylaws.   The articles of incorporation and bylaws of Atlantic Union Bank in effect immediately prior to the Bank Merger Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.
5.   Corporate Title; Offices.   The name of the Surviving Bank shall be “Atlantic Union Bank.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Atlantic Union Bank and Sandy Spring Bank as of the Bank Merger Effective Time, and at all other offices and facilities of Atlantic Union Bank and Sandy Spring Bank established as of the Bank Merger Effective Time.
6.   Directors and Executive Officers.   The directors of Atlantic Union Bank immediately prior to the Bank Merger Effective Time shall constitute the directors of the Surviving Bank, subject to Section 6.12 of the Parent Merger Agreement. The officers of Atlantic Union Bank immediately prior to the Bank Merger Effective Time shall constitute the officers of the Surviving Bank immediately following the Bank Merger Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the Surviving Bank or an appropriately authorized committee thereof.
7.   Effect on Shares of Capital Stock.
(a)   Each share of Atlantic Union Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. No additional shares of Atlantic Union Bank Common Stock will be issued pursuant to the Parent Merger Agreement. The authorized capital stock of the Surviving Bank shall consist of 5,000 shares of Atlantic Union Bank Common Stock immediately following the Bank Merger Effective Time.

(b)   At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Sandy Spring Bank, each share of Sandy Spring Bank Common Stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Bank Merger Effective Time, certificates evidencing shares of Sandy Spring Bank Common Stock shall not evidence any interest in Sandy Spring Bank or the Surviving Bank. The stock transfer book of Sandy Spring Bank shall be closed as of the Bank Merger Effective Time and, thereafter, no transfer of any shares of Sandy Spring Bank Common Stock shall be recorded therein.
8.   Conditions Precedent.   The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Bank Merger Effective Time:
(a)   This Bank Merger Agreement has been approved by Atlantic Union, as the sole shareholder of Atlantic Union Bank, and by Sandy Spring, as the sole stockholder of Sandy Spring Bank, each at meetings duly called and held or by written consent or consents in lieu thereof.
(b)   Approvals of the Bank Merger shall have been obtained from the VSCC (including the Virginia Bureau of Financial Institutions), the Maryland Office of Financial Regulation and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and shall be in full force and effect and all related waiting periods shall have expired, and all consents, approvals, waivers, non-objections, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.
(c)   The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Bank Merger Effective Time.
(d)   No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.
9.   Covenants.   From the date of this Bank Merger Agreement to the Bank Effective Time, Atlantic Union Bank and Sandy Spring Bank agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Atlantic Union Bank and Sandy Spring Bank shall proceed expeditiously and in accordance with Section 6.1 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), the Virginia Bureau of Financial Institutions, the Maryland Office of Financial Regulation and the District of Columbia Department of Insurance, Securities and Banking, as may be required by applicable laws and regulations.
10.   Additional Actions.   If, at any time after the Bank Merger Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Sandy Spring Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Sandy Spring Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Sandy Spring Bank or otherwise to take any and all such action.
11.   Authorization; Binding Effect.   Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
12.   Amendment.   Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Bank Merger Effective Time; provided, that after approval of this Bank Merger Agreement by the respective shareholders of Sandy Spring Bank and Atlantic Union Bank, there may not be, without further approval of such shareholders, an amendment to this Bank Merger Agreement that requires further approval of such shareholders under applicable law.
13.   Waiver.   Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.
14.   Assignment.   This Bank Merger Agreement may not be assigned by either Atlantic Union Bank or Sandy Spring Bank (whether by operation of law or otherwise) without the prior written consent of the other.
15.   Termination.   This Bank Merger Agreement may be terminated by written mutual agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Bank Merger Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.
16.   Governing Law.   This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.
17.   Counterparts.   This Bank Merger Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Bank Merger Agreement and any signed agreement or instrument entered into in connection with this Bank Merger Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation of a contract and each party forever waives any such defense.
18.   Severability.   In the event that any provision of this Bank Merger Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Bank Merger Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Bank Merger Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers, as of the day and year first above written.
ATLANTIC UNION BANK
By:

Name:
Title:
SANDY SPRING BANK
By:

Name:
Title:
[Agreement and Plan of Merger]

EXHIBIT A
PLAN OF MERGER
merging
SANDY SPRING BANK,
a Maryland chartered banking corporation
with and into
ATLANTIC UNION BANK,
a Virginia chartered banking corporation
1.   Merger.   Sandy Spring Bank, a Federal Reserve member bank chartered under the laws of the State of Maryland (“Sandy Spring Bank”), shall, at the time of issuance of the certificate of merger by the Virginia Stock Corporation Commission (the “VSCC”) (or at such later time as may be specified in the articles of merger filed with the VSCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia (“Atlantic Union Bank”). Atlantic Union Bank shall be the surviving corporation (the “Surviving Bank”) in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia, and the separate existence of Sandy Spring Bank shall cease.
2.   Effects of the Merger.   At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Section 6.2-822C of the Virginia Banking Act, Section 3-712 of the Maryland Financial Institutions Law and Section 3-114 of the Maryland General Corporation Law (the “MGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Sandy Spring Bank and Atlantic Union Bank shall be vested in the Surviving Bank, and all debts, liabilities and duties of Sandy Spring Bank and Atlantic Union Bank shall be the debts, liabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Banking Act or applicable regulations.
3.   Manner and Basis of Converting Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of Atlantic Union Bank or Sandy Spring Bank or the holder of any of the following securities:
(a)   Each share of Atlantic Union Bank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, shall remain issued and outstanding, and no additional shares of Atlantic Union Bank common stock will be issued.
(b)   Each share of Sandy Spring Bank common stock issued and outstanding prior to the Effective Time shall be automatically cancelled and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
(c)   Certificates evidencing shares of Sandy Spring Bank common stock shall not evidence any interest in Sandy Spring Bank or the Surviving Bank, the stock transfer book of Sandy Spring Bank shall be closed and no transfer of any shares of Sandy Spring Bank common stock shall be recorded therein.
4.   Articles of Incorporation and Bylaws.   As of the Effective Time, the articles of incorporation and bylaws of Atlantic Union Bank, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.
5.   Amendment.   Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Effective Time; provided, that after approval of this Plan of Merger and the Merger by the shareholder of Atlantic Union Bank and Sandy Spring Bank, there may not be, without further approval of such shareholder, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.
6.   Abandonment.   At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Parent Merger Agreement, without further shareholder action by a majority vote of the Boards of Directors of each of Sandy Spring Bank and Atlantic Union Bank. Written notice of such abandonment shall be filed with the VSCC and Maryland State Department of Assessments and Taxation (“MSDAT”) and other appropriate regulatory agencies prior to the Effective Time.

EXHIBIT C
Form of SASR Support Agreement
[Attached]

SASR SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”), and each of the undersigned stockholders (each, a “Stockholder”, and collectively, the “Stockholders”) of Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”). The obligations of each Stockholder hereunder shall be several and not joint.
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;
WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of SASR (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of SASR has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SASR and SASR’s stockholders and declared the Merger Agreement advisable, and has resolved to recommend that SASR’s stockholders approve the Merger Agreement and submit the Merger Agreement to SASR’s stockholders for approval; and
WHEREAS, the Stockholders are supportive of the Merger Agreement and the transactions contemplated thereby and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for AUB to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.
Definitions.   Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.   This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) SASR or the Board of Directors of SASR having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Stockholders, in each case, without the consent of the Stockholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement.   From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of SASR’s stockholders, however called, and in connection with any written consent of SASR’s stockholders, each Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any SASR Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of SASR’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the SASR Articles of Incorporation or SASR Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of SASR contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of SASR at the request of the SASR Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the SASR stockholders. Each Stockholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.
Transfer Restrictions Prior to the Merger.   Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of SASR by the Requisite SASR Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Stockholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom AUB has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of such Stockholder and/or any Family Member of such Stockholder or (B) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Stockholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to AUB, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of SASR Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of SASR Equity Awards held by Stockholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Stockholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Stockholder: (I) such Stockholder and Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).
5.
Representations of each Stockholder.   Each Stockholder represents and warrants as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Stockholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Stockholder and over which such Stockholder, directly or indirectly, has sole voting and dispositive authority; (e) such Stockholder beneficially owns such Stockholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Stockholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.
Publicity.   Each Stockholder hereby authorizes SASR and AUB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Stockholder’s identity and ownership of such Stockholder’s Shares and the nature of such Stockholder’s obligations under this Agreement.

7.
Stock Dividends, Etc.   In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
8.
Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.
Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.
Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.
Governing Law; Jurisdiction; Venue.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Maryland shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.
Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Stockholder, to its address set forth on Schedule A hereto, and if to AUB, to the following addresses:
Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
Attention:
Rachael R. Lape, General Counsel

Robert
M. Gorman, Chief Financial Officer

Telephone:
(804) 633-5031

E-mail:
rachael.lape@atlanticunionbank.com
robert.gorman@atlanticunionbank.com

With a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:
Margaret E. Tahyar
Lee Hochbaum
David Portilla

E-mail:
margaret.tahyar@davispolk.com
lee.hochbaum@davispolk.com
david.portilla@davispolk.com

13.
Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.
Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.
Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.
No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies solely to each Stockholder in such Stockholder’s capacity as a stockholder of SASR, and, to the extent a Stockholder serves as a member of the board of directors or as an officer of SASR, nothing in this Agreement shall limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as a director or officer and not as a stockholder.

17.
Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
ATLANTIC UNION BANKSHARES CORPORATION
By:

Name:
Title:
[SASR Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
STOCKHOLDERS:

Name:
[SASR Support Agreement]

Schedule A
Existing Share Information
Name of Record Holder	Total Existing Shares	Address for Notices
RALPH F. BOYD	14,319	[***]
KENNETH C. COOK	75,151	[***]
MARK E. FRIIS	19,164	[***]
BRIAN J. LEMEK	22,422	[***]
PAMELA A. LITTLE	32,047	[***]
MARK C. MICHAEL	5,787	[***]
MARK C. MICKLEM	19,070	[***]
CHRISTINA B. O’MEARA	6,553	[***]
ROBERT L. ORNDORFF	11,663	[***]
CRAIG A. RUPPERT	141,386	[***]
DANIEL J. SCHRIDER	9,922	[***]
MONA ABUTALEB STEPHENSON	9,408	[***]

EXHIBIT D
Form of AUB Support Agreement
[Attached]

AUB SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and each of the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). The obligations of each Shareholder hereunder shall be several and not joint.
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;
WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.33 per share, of AUB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of AUB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of AUB and AUB’s shareholders and declared the Merger Agreement advisable, and has resolved to recommend that AUB’s shareholders approve the Merger Agreement and the AUB Share Issuance and submit the Merger Agreement and the AUB Share Issuance to AUB’s shareholders for approval; and
WHEREAS, the Shareholders are supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger and the AUB Share Issuance, and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for SASR to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.
Definitions.   Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.   This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) AUB or the Board of Directors of AUB having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Shareholders, in each case, without the consent of the Shareholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement.   From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of AUB’s shareholders, however called, and in connection with any written consent of AUB’s shareholders, each Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any AUB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the AUB Share Issuance, (B) in favor of any proposal to adjourn or postpone such meeting of AUB’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and the AUB Share Issuance, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the AUB Articles of Incorporation or AUB Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of AUB contained in the Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of AUB at the request of the AUB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the AUB shareholders. Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.
Transfer Restrictions Prior to the Merger.   Each Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement and the AUB Share Issuance by the shareholders of AUB by the Requisite AUB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom SASR has consented with respect to a Transfer by such Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Shareholder or to a trust solely for the benefit of such Shareholder and/or any Family Member of such Shareholder or (B) upon the death of such Shareholder pursuant to the terms of any trust or will of such Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to SASR, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of AUB Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and

(vi) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of AUB Equity Awards held by Shareholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Shareholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Shareholder: (I) such Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of such Shareholder or such Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).
5.
Representations of each Shareholder.   Each Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and over which such Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) such Shareholder beneficially owns such Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.
Publicity.   Each Shareholder hereby authorizes AUB and SASR to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Shareholder’s identity and ownership of such Shareholder’s Shares and the nature of such Shareholder’s obligations under this Agreement.

7.
Stock Dividends, Etc.   In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.
Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.
Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.
Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.
Governing Law; Jurisdiction; Venue.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the Commonwealth of Virginia shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.
Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Shareholder, to its address set forth on Schedule A hereto, and if to SASR, to the following addresses:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
Attention:
Aaron M. Kaslow

Email:
AKaslow@SandySpringBank.com

With a copy (which shall not constitute notice) to:
Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue
NW Suite 200
Washington, DC 20004
Attention:
Edward G. Olifer

E-mail:
eolifer@ktslaw.com

13.
Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.
Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.
Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.
No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in such Shareholder’s capacity as a shareholder of AUB, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of AUB, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.
17.
Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SANDY SPRING BANCORP, INC.
By:

Name:
Title:
[AUB Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SHAREHOLDERS:

Name:
[AUB Support Agreement]

Schedule A
Existing Share Information
Name of Record Holder	Total Existing Shares	Address for Notices
Donald R. Kimble, Jr.	8,968	[***]
F. Blair Wimbush	5,957	[***]
Frank Russell Ellett	58,439	[***]
Joel R. Shepherd	109,463	[***]
John C. Asbury	229,281	[***]
Keith L. Wampler	16,671	[***]
Linda V. Schreiner	20,553	[***]
Michelle A. O’Hara	1,968	[***]
Nancy Howell Agee	32,800	[***]
Patrick E. Corbin	30,824	[***]
Patrick J. McCann	29,682	[***]
Paul Engola	1,968	[***]
Rilla S. Delorier	4,927	[***]
Ronald L. Tillett	32,638	[***]

Annex B
EXECUTION VERSION
Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. The excluded information is indicated by inserting the caption “[Redacted]” where such information is omitted.
AUB SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and each of the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). The obligations of each Shareholder hereunder shall be several and not joint.
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;
WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.33 per share, of AUB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of AUB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of AUB and AUB’s shareholders and declared the Merger Agreement advisable, and has resolved to recommend that AUB’s shareholders approve the Merger Agreement and the AUB Share Issuance and submit the Merger Agreement and the AUB Share Issuance to AUB’s shareholders for approval; and
WHEREAS, the Shareholders are supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger and the AUB Share Issuance, and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for SASR to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.
Definitions.   Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.   This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) AUB or the Board of Directors of AUB having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Shareholders, in each case, without the consent of the Shareholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement.   From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of AUB’s shareholders, however called, and in connection with any written consent of AUB’s shareholders, each

Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any AUB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the AUB Share Issuance, (B) in favor of any proposal to adjourn or postpone such meeting of AUB’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and the AUB Share Issuance, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the AUB Articles of Incorporation or AUB Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of AUB contained in the Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of AUB at the request of the AUB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the AUB shareholders. Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.
Transfer Restrictions Prior to the Merger.   Each Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement and the AUB Share Issuance by the shareholders of AUB by the Requisite AUB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom SASR has consented with respect to a Transfer by such Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Shareholder or to a trust solely for the benefit of such Shareholder and/or any Family Member of such Shareholder or (B) upon the death of such Shareholder pursuant to the terms of any trust or will of such Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of

Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to SASR, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of AUB Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of AUB Equity Awards held by Shareholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Shareholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Shareholder: (I) such Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of such Shareholder or such Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).
5.
Representations of each Shareholder.   Each Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and over which such Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) such Shareholder beneficially owns such Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and

“beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.
Publicity.   Each Shareholder hereby authorizes AUB and SASR to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Shareholder’s identity and ownership of such Shareholder’s Shares and the nature of such Shareholder’s obligations under this Agreement.

7.
Stock Dividends, Etc.   In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.
Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.
Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.
Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.
Governing Law; Jurisdiction; Venue.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the Commonwealth of Virginia shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.
12.
Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Shareholder, to its address set forth on Schedule A hereto, and if to SASR, to the following addresses:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832
Attention:
Aaron M. Kaslow

Email:
AKaslow@SandySpringBank.com

With a copy (which shall not constitute notice) to:
Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue
NW Suite 200
Washington, DC 20004
Attention:
Edward G. Olifer

E-mail:
eolifer@ktslaw.com

13.
Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.
Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.
Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.
No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in such Shareholder’s capacity as a shareholder of AUB, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of AUB, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.

17.
Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SANDY SPRING BANCORP, INC.
By:
/s/ Daniel J. Schrider

Name:
Daniel J. Schrider

Title:
President and Chief Executive Officer

[AUB Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SHAREHOLDERS:
/s/ Donald R. Kimble, Jr.

Name: Donald R. Kimble, Jr.
/s/ F. Blair Wimbush

Name: F. Blair Wimbush
/s/ Frank Russell Ellett

Name: Frank Russell Ellett
/s/ Joel R. Shepherd

Name: Joel R. Shepherd
/s/ John C. Asbury

Name: John C. Asbury
/s/ Keith L. Wampler

Name: Keith L. Wampler
/s/ Linda V. Schreiner

Name: Linda V. Schreiner
/s/ Michelle A. O’Hara

Name: Michelle A. O’Hara
/s/ Nancy Howell Agee

Name: Nancy Howell Agee
/s/ Patrick E. Corbin

Name: Patrick E. Corbin
/s/ Patrick J. McCann

Name: Patrick J. McCann
/s/ Paul Engola

Name: Paul Engola
/s/ Rilla S. Delorier

Name: Rilla S. Delorier
/s/ Ronald L. Tillett

Name: Ronald L. Tillett
[Support Agreement Signature Page]

Schedule A
Existing Share Information
Name of Record Holder	Total Existing Shares	Address for Notices
Donald R. Kimble, Jr.	8,968	[Redacted]
F. Blair Wimbush	5,957	[Redacted]
Frank Russell Ellett	58,439	[Redacted]
Joel R. Shepherd	109,463	[Redacted]
John C. Asbury	229,281	[Redacted]
Keith L. Wampler	16,671	[Redacted]
Linda V. Schreiner	20,553	[Redacted]
Michelle A. O’Hara	1,968	[Redacted]
Nancy Howell Agee	32,800	[Redacted]
Patrick E. Corbin	30,824	[Redacted]
Patrick J. McCann	29,682	[Redacted]
Paul Engola	1,968	[Redacted]
Rilla S. Delorier	4,927	[Redacted]
Ronald L. Tillett	32,638	[Redacted]

Annex C
EXECUTION VERSION
Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. The excluded information is indicated by inserting the caption “[Redacted]” where such information is omitted.
SASR SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”), and each of the undersigned stockholders (each, a “Stockholder”, and collectively, the “Stockholders”) of Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”). The obligations of each Stockholder hereunder shall be several and not joint.
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;
WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of SASR (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of SASR has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SASR and SASR’s stockholders and declared the Merger Agreement advisable, and has resolved to recommend that SASR’s stockholders approve the Merger Agreement and submit the Merger Agreement to SASR’s stockholders for approval; and
WHEREAS, the Stockholders are supportive of the Merger Agreement and the transactions contemplated thereby and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for AUB to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.   Effectiveness; Termination.   This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) SASR or the Board of Directors of SASR having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Stockholders, in each case, without the consent of the Stockholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.
3.   Support Agreement.   From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of SASR’s stockholders, however called, and in connection with any written consent of SASR’s stockholders, each Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any SASR Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of SASR’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the SASR Articles of Incorporation or SASR Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of SASR contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of SASR at the request of the SASR Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the SASR stockholders. Each Stockholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.   Transfer Restrictions Prior to the Merger.   Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of SASR by the Requisite SASR Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Stockholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom AUB has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of such Stockholder and/or any Family Member of such Stockholder or (B) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Stockholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to AUB, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of SASR Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of SASR Equity Awards held by Stockholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Stockholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Stockholder: (I) such Stockholder and Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).
5.   Representations of each Stockholder.   Each Stockholder represents and warrants as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Stockholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Stockholder and over which such Stockholder, directly or indirectly, has sole voting and dispositive authority; (e) such Stockholder beneficially owns such Stockholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Stockholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.   Publicity.   Each Stockholder hereby authorizes SASR and AUB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Stockholder’s identity and ownership of such Stockholder’s Shares and the nature of such Stockholder’s obligations under this Agreement.

7.   Stock Dividends, Etc.   In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
8.   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
9.   Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
10.   Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
11.   Governing Law; Jurisdiction; Venue.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Maryland shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.
12.   Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Stockholder, to its address set forth on Schedule A hereto, and if to AUB, to the following addresses:
Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
Attention:
Rachael R. Lape, General Counsel
Robert M. Gorman, Chief Financial Officer

Telephone:
(804) 633-5031

E-mail:
rachael.lape@atlanticunionbank.com
robert.gorman@atlanticunionbank.com

With a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:
Margaret E. Tahyar
Lee Hochbaum
David Portilla

E-mail:
margaret.tahyar@davispolk.com
lee.hochbaum@davispolk.com
david.portilla@davispolk.com

13.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
14.   Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
15.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.   No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies solely to each Stockholder in such Stockholder’s capacity as a stockholder of

SASR, and, to the extent a Stockholder serves as a member of the board of directors or as an officer of SASR, nothing in this Agreement shall limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as a director or officer and not as a stockholder.
17.   Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
ATLANTIC UNION BANKSHARES CORPORATION
By:
/s/ John C. Asbury

Name:
John C. Asbury

Title:
President & Chief Executive Officer

[SASR Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
STOCKHOLDERS:
/s/ Ralph F. Boyd

Name: Ralph F. Boyd
/s/ Kenneth C. Cook

Name: Kenneth C. Cook
/s/ Mark E. Friis

Name: Mark E. Friis
/s/ Brian J. Lemek

Name: Brian J. Lemek
/s/ Pamela A. Little

Name: Pamela A. Little
/s/ Mark C. Michael

Name: Mark C. Michael
/s/ Mark C. Micklem

Name: Mark C. Micklem
/s/ Christina B. O’Meara

Name: Christina B. O’Meara
/s/ Robert L. Orndorff

Name: Robert L. Orndorff
/s/ Craig A. Ruppert

Name: Craig A. Ruppert
/s/ Daniel J. Schrider

Name: Daniel J. Schrider
/s/ Mona Abutaleb Stephenson

Name: Mona Abutaleb Stephenson
[SASR Support Agreement]

Schedule A
Existing Share Information
Name of Record Holder	Total Existing Shares	Address for Notices
RALPH F. BOYD	14,319	[Redacted]
KENNETH C. COOK	75,151	[Redacted]
MARK E. FRIIS	19,164	[Redacted]
BRIAN J. LEMEK	22,422	[Redacted]
PAMELA A. LITTLE	32,047	[Redacted]
MARK C. MICHAEL	5,787	[Redacted]
MARK C. MICKLEM	19,070	[Redacted]
CHRISTINA B. O’MEARA	6,553	[Redacted]
ROBERT L. ORNDORFF	11,663	[Redacted]
CRAIG A. RUPPERT	141,386	[Redacted]
DANIEL J. SCHRIDER	9,922	[Redacted]
MONA ABUTALEB STEPHENSON	9,408	[Redacted]

Annex D
1585 Broadway New York, NY 10036
October 20, 2024
Board of Directors
Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
Members of the Board:
We understand that Sandy Spring Bancorp Inc. (“Sandy Spring”) and Atlantic Union Bankshares Corporation (“Atlantic Union”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 19, 2024 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Sandy Spring with and into Atlantic Union, with Atlantic Union being the surviving corporation in the merger. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of Sandy Spring (“Sandy Spring Common Stock”), other than shares of restricted Sandy Spring Common Stock and shares of Sandy Spring Common Stock owned by Sandy Spring or Atlantic Union (in each case other than shares of Sandy Spring Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sandy Spring or Atlantic Union in respect of debts previously contracted) will be converted into the right to receive 0.900 shares (the “Exchange Ratio”) of common stock, par value $1.33 per share, of Atlantic Union (“Atlantic Union Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Atlantic Union.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of Sandy Spring and Atlantic Union, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning Sandy Spring and Atlantic Union, respectively;

3)
Reviewed information relating to certain strategic, financial and operational benefits, including associated costs, anticipated from the Merger (the “Synergy Estimates”) prepared by the management of Atlantic Union;

4)
Discussed the past and current operations and financial condition and the prospects of Sandy Spring, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Sandy Spring;

5)
Discussed the past and current operations and financial condition and the prospects of Atlantic Union, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Atlantic Union;

6)
Reviewed the pro forma impact of the Merger on Atlantic Union’s earnings per share, tangible book value per share and certain financial ratios, taking into account assumptions and estimates prepared by management of Atlantic Union of the terms and financial implications of an equity forward sale agreement to be entered into by Atlantic Union in connection with the Transaction (the “Forward Sale Agreement”);

1585 Broadway New York, NY 10036

7)
Reviewed the reported prices and trading activity for Sandy Spring Common Stock and Atlantic Union Common Stock;

8)
Compared the financial performance of Sandy Spring and Atlantic Union and the prices and trading activity of Sandy Spring Common Stock and Atlantic Union Common Stock with that of certain other publicly-traded companies comparable with Sandy Spring and Atlantic Union, respectively, and their securities;

9)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)
Participated in certain discussions and negotiations among representatives of Sandy Spring and Atlantic Union and their financial and legal advisors;

11)
Reviewed the Merger Agreement;

12)
Reviewed a draft of the Forward Sale Agreement, dated October 20, 2024; and

13)
Performed such other analyses reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Sandy Spring and Atlantic Union, and formed a substantial basis for this opinion.
At your direction, our analysis relating to the business and financial prospects for Sandy Spring and Atlantic Union for purposes of this opinion have been made on the basis of certain financial projections furnished to us by the managements of Sandy Spring and Atlantic Union, respectively, which were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the managements of Sandy Spring and Atlantic Union, which forecasts were extrapolated for certain fiscal years based on guidance from management of Atlantic Union (such forecasts and extrapolations thereof, the “Street Forecasts”). We have been advised by management of Atlantic Union, and have assumed, with your consent, that the Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Sandy Spring and Atlantic Union, respectively. We express no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Street Forecasts were derived. With respect to the Synergies Estimates anticipated to result from the Merger, we have assumed, with your consent that the Synergy Estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlantic Union as to the matters addressed thereby. We note that the Synergy Estimates take into account assumptions made by management of Atlantic Union regarding the impact of a potential sale of a portion of the combined company’s commercial real state loan portfolio (the “Potential CRE Sale”) following the Merger but that the consummation of the Merger is not contingent upon completion of the Potential CRE Sale.
In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement and Forward Sale Agreement will not differ in any material respect from the drafts thereof furnished to us. We have also assumed that the transactions contemplated by the Forward Sale Agreement will be consummated concurrently with the Merger on terms consistent in all material respect with the assumptions provided to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be

1585 Broadway New York, NY 10036
imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for credit losses, and we have neither made an independent evaluation of the adequacy of the allowance for credit losses at Sandy Spring or Atlantic Union, nor have we examined any individual loan credit files of Sandy Spring or Atlantic Union or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for credit losses of Sandy Spring and Atlantic Union are adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of Sandy Spring and Atlantic Union and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Atlantic Union or Sandy Spring, or any class of such persons whether relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of Sandy Spring or Atlantic Union, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of Atlantic Union in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger and a portion of which became payable upon delivery of this opinion. In the two years prior to the date hereof, we have not provided financial advisory or financing services to Sandy Spring or Atlantic Union and have not received fees for any such services. Morgan Stanley may seek to provide financial advisory and financing services to Sandy Spring and Atlantic Union and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley will be acting as the forward purchaser pursuant to the Forward Sale Agreement and as lead bookrunner in connection with the offering of Atlantic Union Common Stock issued pursuant thereto.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Sandy Spring, Atlantic Union, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Atlantic Union only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Atlantic Union is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other business or financial strategies that might be available to Atlantic Union, nor does it address the underlying business decision of Atlantic Union to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. In addition, this opinion does not in any manner address the prices at which Atlantic Union Common Stock or Sandy Spring Common Stock will trade at any time, including following announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Atlantic Union or Sandy Spring should vote at the shareholders’ meetings to be held in connection with the Merger.

1585 Broadway New York, NY 10036
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Atlantic Union.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ W. Grant Gregory, Jr.

W. Grant Gregory, Jr.
Managing Director

Annex E
October 20, 2024
The Board of Directors
Sandy Spring Bancorp, Inc.
17801 Georgia Ave
Olney, MD 20832
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Sandy Spring Bancorp, Inc. (“Sandy Spring”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Sandy Spring with and into Atlantic Union Bankshares Corporation (“AUB”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Sandy Spring and AUB. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of AUB, Sandy Spring or the holder of any securities of AUB or Sandy Spring, each share of the common stock, par value $1.00 per share, of Sandy Spring (“Sandy Spring Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of restricted Sandy Spring Common Stock and shares of Sandy Spring Common Stock owned by Sandy Spring or AUB (in each case other than shares of Sandy Spring Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sandy Spring or AUB in respect of debts previously contracted), shall be converted into the right to receive 0.900 of a share of common stock, par value $1.33 per share, of AUB (“AUB Common Stock”). The ratio of 0.900 of a share of AUB Common Stock for one share of Sandy Spring Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that, immediately following the Merger, AUB shall cause Sandy Spring Bank, a wholly-owned subsidiary of Sandy Spring, to merge with and into Atlantic Union Bank, a wholly-owned subsidiary of AUB (the “Bank Merger”). In addition, representatives of AUB have advised Sandy Spring that (a) concurrently with the public announcement of the Merger, AUB expects to announce and promptly consummate an offering of AUB Common Stock (the “Concurrent AUB Common Stock Offering”) and (b) as contemplated by the Agreement, AUB expects to sell a portfolio of commercial real estate loans (including loans held by Sandy Spring) concurrent with or after the closing of the Merger (the “CRE Loan Portfolio Sale”). With the consent of Sandy Spring, we have assumed for purposes of certain of our analyses the occurrence of the Concurrent AUB Common Stock Offering and the CRE Loan Portfolio Sale.
KBW has acted as financial advisor to Sandy Spring and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Sandy Spring and AUB), may from time to time purchase securities from, and sell securities to, Sandy Spring and AUB. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sandy Spring or AUB for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Sandy Spring (the “Board”) in rendering this opinion and will
Keefe, Bruyette & Woods, A Stifel Company

receive a fee from Sandy Spring for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Sandy Spring has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Sandy Spring during the past two years. In the past two years, KBW has not provided investment banking or financial advisory services to AUB. We may in the future provide investment banking and financial advisory services to Sandy Spring or AUB and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sandy Spring and AUB and bearing upon the Merger, including among other things, the following: (i) a proposed execution version of the Agreement dated as of October 21, 2024 (the most recent version made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Sandy Spring; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Sandy Spring; (iv) certain draft and unaudited financial results for the fiscal quarter ended September 30, 2024 of Sandy Spring (provided by Sandy Spring); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of AUB; (vi) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of AUB; (vii) certain draft and unaudited financial results for the fiscal quarter ended September 30, 2024 of AUB (provided by AUB); (viii) certain regulatory filings of Sandy Spring and AUB and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 as well as the quarters ended March 31, 2024 and June 30, 2024; (ix) certain other interim reports and other communications of Sandy Spring and AUB to their respective stockholders and shareholders; and (x) other financial information concerning the businesses and operations of Sandy Spring and AUB furnished to us by Sandy Spring and AUB or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Sandy Spring and AUB; (ii) the assets and liabilities of Sandy Spring and AUB; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Sandy Spring and AUB with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Sandy Spring, as well as assumed Sandy Spring long-term growth rates provided to us by Sandy Spring management, all of which information was discussed with us by such management and used and relied upon by us at the direction of Sandy Spring management and with the consent of the Board; (vi) publicly available consensus “street estimates” of AUB, as well as assumed AUB long-term growth rates provided to us by AUB management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Sandy Spring management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on AUB (including, without limitation, the cost savings expected to result or be derived from the Merger) that were prepared by AUB management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Sandy Spring management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Sandy Spring and AUB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Sandy Spring, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Sandy Spring.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Sandy Spring as to the reasonableness and achievability of the publicly available consensus “street estimates” of Sandy Spring and the assumed Sandy Spring long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Sandy Spring “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Sandy Spring management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Sandy Spring, upon AUB management as to the reasonableness and achievability of the publicly available consensus “street estimates” of AUB, the assumed AUB long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on AUB (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the AUB “street estimates” referred to above that such estimates are generally consistent with, the best currently available estimates and judgments of AUB management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Sandy Spring and AUB that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Sandy Spring and AUB referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Sandy Spring and AUB and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Sandy Spring or AUB since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Sandy Spring and AUB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sandy Spring or AUB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Sandy Spring or AUB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of Sandy Spring and AUB of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Sandy Spring and AUB, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the proposed execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Sandy Spring Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Sandy Spring, AUB or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Sandy Spring that Sandy Spring has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sandy Spring, AUB, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Sandy Spring Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger, the Concurrent AUB Common Stock Offering and the CRE Loan Portfolio Sale), including, without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Sandy Spring, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Sandy Spring to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sandy Spring or the Board; (iii) the fairness of the amount or nature of any compensation to any of Sandy Spring’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Sandy Spring Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Sandy Spring (other than the holders of Sandy Spring Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of AUB or any other party to any transaction contemplated by the Agreement; (v) the actual value of AUB Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which Sandy Spring Common Stock or AUB Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which AUB Common Stock will trade following the consummation of the Merger; (vii) the portion (if any) of the portfolio to be sold in the CRE Loan Portfolio Sale that will consist of loans held by Sandy Spring and the consideration to be received by AUB in the CRE Loan Portfolio Sale that will be attributable to such loans, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Sandy Spring, AUB, their respective stockholders or shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not each of the Merger and the Bank Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Sandy Spring Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder or shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder or shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Sandy Spring Common Stock.
Very truly yours,
/s/ Keefe, Brutette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Sandy Spring Bancorp

VOTE

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Small steps mai% an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SASR V IF VOTING BY MAIL. SIGH. DETACH AND RETURN THE BOTTOM PORTION. IN THE ENCLOSED Ern ELOID E. V Sandy Spring Bancorp, Inc. Notice of 2025 Special Meeting of Shareholders Proxy Solicited b1 Board of Directors for Special Meeting Daniel J. Schrider and Aaron H. Kaslow or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the special meeting of shareholders of Sandy Spring Bancorp, Inc. to be held on February 5, 2025 at 10:00 a.m., Eastern Time, or at any postponement or adjournment thereof. Employee shareholders. If you hold shares in the Sandy Spring Bank 401(k) Plan (the 11401(k) plan"), this proxy card covers all shares for which you have right to give voting instructions to Principal Trust Company, the trustee for the 401(k) plan. Your voting instructions to the trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the 401(k) plan is January 31, 2025 at 11:59 p.m., Eastern Time. If you do not direct the trustee how to vote the shares in your 401(k) plan account, the trustee will vote the shares in the 401(k) plan in the same proportion as the voting instructions it receives from other participants as cif the voting instruction deadline. Shares represented by this proxy will be voted as directed by the shareholder. If no such 'directions are indicated, the proxy holders will have authority to vote FOR all proposals. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) El Non-Voting Items Change of Address — Please print new address below. Comments — Please print yOU1 comments below.